As filed with the Securities and Exchange Commission on September
          30, 1998                             Registration No. 333-_______
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                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549
                                     -----------
                                       FORM S-4
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                     -----------
                            TUCSON ELECTRIC POWER COMPANY
                (Exact name of registrant as specified in its charter)
                       ARIZONA                        86-0062700
           (State or other jurisdiction         (I.R.S. Employer
           of incorporation or                  Identification No.)
           organization)
                                220 WEST SIXTH STREET
                               TUCSON, ARIZONA,  85701
                                    (520) 571-4000
            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               Dennis R. Nelson, Esq.         J. Anthony Terrell, Esq.
           Tucson Electric Power Company         John T. Hood, Esq.
               220 West Sixth Street          Thelen Reid & Priest LLP
              Tucson, Arizona,  85701           40 West 57th Street
                   (520) 571-4000             New York, New York 10019
                                                   (212) 603-2000
          (Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)
                                 -------------------

               Approximate date of commencement of proposed sale of the securities to the public:
           AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES effective.
                                 -------------------
               If the securities being registered on this Form are being
          offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
               If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
               If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
          [ ]

                               -----------------------

                           CALCULATION OF REGISTRATION FEE

                                                          PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF         AMOUNT        OFFERING PRICE
           SECURITIES TO BE REGISTERED TO BE REGISTERED    PER UNIT (1)
          First Collateral Trust
          Bonds,
          7-1/2% Series B Due 2008       $140,000,000           100%



                Proposed maximum
               aggregate offering            Amount of
                    price (1)            registration fee

                  $140,000,000                $41,300

          (1) Determined solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) promulgated under the Securities Act of 1933, as amended.

               THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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                   Subject to completion, dated September __, 1998

                            TUCSON ELECTRIC POWER COMPANY
                                  OFFER TO EXCHANGE
                                      ANY OR ALL
                  FIRST COLLATERAL TRUST BONDS, 7 1/2% SERIES A DUE 2008
                                         FOR
                 FIRST COLLATERAL TRUST BONDS, 7 1/2% SERIES B DUE 2008
                                          OF
                            TUCSON ELECTRIC POWER COMPANY

                     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.
                 NEW YORK CITY TIME, __________, 1998 UNLESS EXTENDED

               Tucson Electric Power Company, an Arizona corporation (the "Company"), hereby offers upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal") to exchange (the "Exchange Offer") its newly issued First Collateral Trust Bonds, 7-1/2% Series B Due 2008 (the "New Bonds"), for any and all outstanding First Collateral Trust Bonds, 7-1/2% Series A Due 2008 (The "Old Bonds"), of which an aggregate of $140,000,000 in principal amount is outstanding. The form and terms of the New Bonds will be the same as the form and terms of the Old Bonds, except that the New Bonds have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and will not be subject to restrictions on the transfer thereof. The New Bonds and the Old Bonds are sometimes referred to herein collectively as the "Bonds."

               The New Bonds will bear interest from _______________ and interest on the New Bonds will be payable semiannually on February 1 and August 1 (each an "Interest payment Date"), commencing February 1, 1999. The New Bonds will mature on August 1, 2008. The New Bonds will be redeemable at the option of the Company, in whole at any time or in part from time to time, at a redemption price equal to the greater of (a) 100% of the principal amount thereof and (b) the sum of the present values of the remaining scheduled payments of principal and interest in respect thereof discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 50 basis points, plus, in either case, accrued interest to the date of redemption. The New Bonds will have no sinking fund provisions. See "Description Of The New Bonds".
                                                   (continued on next page)

                               -----------------------

          THE NEW BONDS INVOLVE A SIGNIFICANT DEGREE OF INVESTMENT RISK. SEE "RISK FACTORS" ON PAGE 7 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED (IN ADDITION TO OTHER MATTERS SET FORTH HEREIN) IN CONNECTION WITH THE EXCHANGE OFFER AND IN EVALUATING THE INVESTMENT QUALITY OF THE NEW BONDS.

                               -----------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
                 SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE
                  SECURITIES COMMISSION NOR HAS THE SECURITIES AND
            EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
               UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                         REPRESENTATION TO THE CONTRARY IS A
                                  CRIMINAL OFFENSE.

          Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.
          These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.


               Until the Collateral Release Date (as defined herein), the New Bonds will enjoy the benefit of an equal aggregate principal amount of the Company's first mortgage bonds delivered to and held by the Trustee. On the Collateral Release Date, such first mortgage bonds will be surrendered, and thereafter the New Bonds will be unsecured obligations and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company. See
          "DESCRIPTION OF THE INDENTURE   SECURITY".

               Based on a previous interpretation any the staff of the Securities and Exchange Commission (the "SEC") set forth in no-action letters to third parties, the Company believes that New Bonds acquired in the Exchange Offer may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such New Bonds directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company (within the meaning of Rule 405 under the Securities Act)) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder or any other such person is acquiring the New Bonds in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Bonds. Holders of Old Bonds wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.

               Each broker-dealer that receives New Bonds for its own account in the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such New Bonds. The Letter of Transmittal states that by so acknowledging and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter," within the meaning of the Securities Act, in connection with resales of New Bonds received in exchange for Old Bonds where such Old Bonds were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "PLAN OF DISTRIBUTION."

               Prior to this Exchange Offer, there has been no public market for the Old Bonds. The Company does not intend to list the New Bonds on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the New Bonds will develop. To the extent that a market for the New Bonds does develop, the market value of the New Bonds will depend on market conditions (including yields on alternative investments), general economic conditions, the Company's financial condition and other conditions. The Company has not entered into any arrangement or understanding with any person to distribute the New Bonds to be received in the Exchange Offer.

               The Company will not receive any proceeds from the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

               The Company will accept for exchange any and all Old Bonds which are properly tendered to Bank of Montreal Trust Company, as Exchange Agent, in the Exchange Offer prior to 5:00 p.m., New
          York City time, on              , unless the Exchange Offer is
                        --------------
          extended by the Company at its sole discretion (if and as extended, the "Expiration Date"). Tenders of Old Bonds may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "THE EXCHANGE OFFER."

               Holders of Old Bonds not tendered and accepted in the Exchange Offer will continue to hold such Old Bonds and will continue to be entitled to all the rights and benefits of, and be subject to the limitations under, Indenture, dated as of August 1, 1998 (the "Original Indenture") between the Company and Bank of Montreal Trust Company, as trustee (the "Trustee"), the Original Indenture, as amended and supplemented from time to time being hereinafter referred to as the "Indenture." See "THE EXCHANGE OFFER1."

                  The date of this Prospectus is            , 1998.
                                                 ----------

                                  TABLE OF CONTENTS
                                                                       Page
                                                                       ----

          AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . .   1

          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . .   2

          SELECTED INFORMATION  . . . . . . . . . . . . . . . . . . . .   3

          RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . .   7

          THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . .   8

          USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . .   9

          THE EXCHANGE OFFER  . . . . . . . . . . . . . . . . . . . . .  10

          DESCRIPTION OF THE NEW BONDS  . . . . . . . . . . . . . . . .  17

          DESCRIPTION OF THE INDENTURE  . . . . . . . . . . . . . . . .  21

          DESCRIPTION OF THE 1941 MORTGAGE  . . . . . . . . . . . . . .  31

          DESCRIPTION OF THE 1992 MORTGAGE  . . . . . . . . . . . . . .  41

          CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS  . . . . . . .  51

          PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . .  55

          LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . .  56

          EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . .  56


                APPENDIX A -  Annual Report on Form 10-K for
                              the year ended December 31, 1997, as
                              amended by Form 10-K/A, dated MArch 5, 1998

                APPENDIX B -  Quarterly Report on form 10-Q for the quarter ended March 31, 1998

                APPENDIX C -  Quarterly Report on Form 10-Q for the quarter ended June 30, 1998


               No person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of such information. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus or an offer to sell or the solicitation of any offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.


                                AVAILABLE INFORMATION

               The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the SEC located at 500 West Madison Street, 14th Floor, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such documents can be obtained from the Public Reference Section of the SEC at prescribed rates by writing to it at 450 Fifth

          Street, N.W., Washington, D.C. 20549. The SEC maintains a web site on the Internet that contains reports and other information regarding the Company; the address of such site is http://www.sec.gov. Reports and other information concerning the Company are also available for inspection and copying at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A, dated March 5, 1998 (as so amended, the "1997 10-K"), Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 (the "First Quarter 10-Q") and June 30, 1998 (the "Second Quarter 10-Q") and Current Reports on Form 8-K dated June 26, 1998, July 16, 1998, July 22, 1998 and August 28, 1998 (the "August 28 8-K"), which have been filed by the Company with the SEC pursuant to the Exchange Act, are incorporated in this Prospectus by reference and copies of the 1997 10-K, the First Quarter 10-Q and the Second Quarter 10-Q, excluding the exhibits thereto, are attached hereto as Appendices A, B and C, respectively. All documents subsequently filed by the Company pursuant to Section 13 or 14 of the Exchange Act, prior to the termination of the offering made by this Prospectus, shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing thereof. All documents incorporated herein by reference are hereinafter referred to as the "Incorporated Documents". Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in any subsequently filed Incorporated Document modifies or replaces such statement.

               THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON THE REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, EXCLUDING THE EXHIBITS THERETO. REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO KEVIN P. LARSON, VICE PRESIDENT AND TREASURER, BY MAIL AT 220 WEST SIXTH STREET, TUCSON, ARIZONA 85702, OR BY TELEPHONE AT (520) 884-3660.

                                 SELECTED INFORMATION

               The following information, which is presented herein solely to furnish limited introductory information regarding the Exchange Offer, is selected from or based upon the more detailed information contained in this Prospectus, is qualified in its entirety by reference thereto and, accordingly, should be read together therewith.

                                     THE COMPANY

               The Company is an operating public utility engaged in delivering energy services to retail customers primarily in the Tucson, Arizona metropolitan area and to wholesale customers throughout the Western United States.

                                  THE EXCHANGE OFFER

          The Exchange Offer ..............  The Company is offering to exchange $1,000 in principal
                                             amount of New Bonds for each
                                             $1,000 in principal amount of
                                             Old Bonds that are properly
                                             tendered and accepted. The
                                             Company will issue the New
                                             Bonds on or promptly after the
                                             Expiration Date. There are
                                             $140,000,000 aggregate
                                             principal amount of Old Bonds
                                             outstanding. See "THE EXCHANGE
                                             OFFER."

          Resale of New Bonds .............  Based on an interpretation by the staff of the SEC set forth
                                             in no-action letters issued to
                                             third parties, including
                                             "Exxon Capital Holdings
                                             Corporation" (available May
                                             13, 1988), "Morgan Stanley &
                                             Co. Incorporated" (available
                                             June 5, 1991), "Mary Kay
                                             Cosmetics, Inc." (available
                                             June 5, 1991), "Warnaco, Inc."
                                             (available October 11, 1991)
                                             and "K-III Communications
                                             Corp." (available May 14,
                                             1993), the Company believes
                                             that New Bonds issued in the
                                             Exchange Offer in exchange for
                                             Old Bonds may be offered for
                                             resale, resold and otherwise
                                             transferred by any holder
                                             thereof (other than any such
                                             holder which is an "affiliate"
                                             of the Company within the
                                             meaning of Rule 405 under the
                                             Securities Act) without
                                             compliance with the
                                             registration and prospectus
                                             delivery provisions of the
                                             Securities Act, provided that
                                             such New Bonds are acquired in
                                             the ordinary course of such
                                             holder's or any other such
                                             person's business and that
                                             such holder or any other such
                                             person has no arrangement or
                                             understanding with any person
                                             to participate in the
                                             distribution of such New
                                             Bonds.  Under no circumstances
                                             may this Prospectus be used
                                             for an offer to resell or
                                             other retransfer of New Bonds,
                                             except as set forth below. In
                                             the event that the Company's
                                             belief is inaccurate, holders
                                             of New Bonds who transfer New
                                             Bonds in violation of the
                                             prospectus delivery provisions
                                             of the Securities Act and
                                             without an exemption from
                                             registration thereunder may
                                             incur liability thereunder.
                                             The Company does not assume or
                                             indemnify holders against such
                                             liability. The Exchange Offer
                                             is not being made to, nor will
                                             the Company accept tenders for
                                             exchange from, holders of Old
                                             Bonds (i) in any jurisdiction
                                             in which the Exchange Offer or
                                             the acceptance thereof would
                                             not be in compliance with the
                                             securities or blue sky laws of
                                             such jurisdiction or (ii) who
                                             are engaged or intend to
                                             engage in a distribution of
                                             the New Bonds. Each broker-
                                             dealer that receives New Bonds
                                             for its own account in
                                             exchange for Old Bonds, where
                                             such Old Bonds were acquired
                                             by such broker-dealer as a
                                             result of market-making
                                             activities or other trading
                                             activities, must acknowledge
                                             that it will deliver a
                                             prospectus in connection with
                                             any resale of such New Bonds.
                                             The Company has not entered
                                             into any arrangement or
                                             understanding with any person
                                             to distribute the New Bonds to
                                             be received in the Exchange
                                             Offer. See "PLAN OF
                                             DISTRIBUTION."

          Expiration Date ................   The Exchange Offer will expire
                                             at 5:00 p.m., New York City
                                             time, on            , 1998
                                                      -----------
                                             unless extended, in which case
                                             the term "Expiration Date"
                                             shall mean the latest date and
                                             time to which the Exchange
                                             Offer is extended. The Company
                                             will accept for exchange any
                                             and all Old Bonds which are
                                             properly tendered in the
                                             Exchange Offer prior to 5:00
                                             p.m., New York City time, on
                                             the Expiration Date. The New
                                             Bonds issued in the Exchange
                                             Offer will be delivered on or
                                             promptly after the Expiration
                                             Date.

          Conditions to the Exchange


               Offer ....................    The Company may terminate the
                                             Exchange Offer if it
                                             determines that its ability to
                                             proceed with the Exchange
                                             Offer could be materially
                                             impaired due to any legal or
                                             governmental action, any new
                                             law, statute, rule or
                                             regulation, or any
                                             interpretation by the staff of
                                             the SEC of any existing law,
                                             statute, rule or regulation.
                                             Upon any such determination
                                             prior to the Expiration Date,
                                             the Company will not be
                                             required to exchange any New
                                             Bonds for Old Bonds and may
                                             terminate the Exchange Offer.
          Procedures for Tendering Old
               Bonds .....................   Each registered holder of Old
                                             Bonds and each participant in
                                             the Depositary Trust Company
                                             ("DTC") wishing to participate
                                             in the Exchange Offer must
                                             complete, sign and date the
                                             Letter of Transmittal, or a
                                             facsimile thereof (or in the
                                             case of DTC participants,
                                             cause an Agent's Message, as
                                             hereinafter defined, to be
                                             transmitted), in accordance
                                             with the instructions
                                             contained herein and therein,
                                             and mail or otherwise deliver
                                             such Letter of Transmittal, or
                                             such facsimile (or in the case
                                             of DTC participants, cause an
                                             Agent's Message to be
                                             transmitted), together with
                                             such Old Bonds and any other
                                             required documentation to the
                                             Bank of Montreal Trust
                                             Company, as exchange agent for
                                             the Bonds (the "Exchange
                                             Agent"), at the address set
                                             forth herein. By executing the
                                             Letter of Transmittal (or in
                                             the case of DTC participants,
                                             causing an Agent's Message to
                                             be transmitted), each holder
                                             will represent to the Company
                                             that, among other things, the
                                             New Bonds to be acquired in
                                             the Exchange Offer are being
                                             acquired in the ordinary
                                             course of business of the
                                             person receiving such New
                                             Bonds, whether or not such
                                             person has an arrangement or
                                             understanding with any person
                                             to participate in the
                                             distribution of such New Bonds
                                             and that neither the holder
                                             nor any such other person is
                                             an "affiliate," as defined in
                                             Rule 405 under the Securities
                                             Act, of the Company.
          Special Procedures for Beneficial
               Owners .....................  Any beneficial owner whose Old
                                             Bonds are registered in the
                                             name of a broker, dealer,
                                             commercial bank, trust company
                                             or other nominee and who
                                             wishes to tender such Old
                                             Bonds in the Exchange Offer
                                             should contact such registered
                                             holder promptly and instruct
                                             such registered holder to
                                             tender on such beneficial
                                             owner's behalf.  SUCH
                                             BENEFICIAL HOLDERS SHOULD
                                             FOLLOW THE INSTRUCTIONS
                                             RECEIVED FROM THEIR BROKER OR
                                             NOMINEE WITH RESPECT TO
                                             TENDERING PROCEDURES AND
                                             SHOULD CONTACT THEIR BROKER OR
                                             NOMINEE DIRECTLY.
          Guaranteed Delivery
               Procedures .................  Holders of Old Bonds who wish to tender their Old Bonds and
                                             whose Old Bonds are not
                                             immediately available or who
                                             cannot deliver their Old Bonds
                                             or the Letter of Transmittal
                                             to the Exchange Agent prior to
                                             the Expiration Date, must
                                             tender their Old Bonds
                                             according to the guaranteed
                                             delivery procedures set forth
                                             in "THE EXCHANGE OFFER
                                             GUARANTEED Delivery
                                             Procedures."

          Withdrawal Rights ................ Tenders of Old Bonds may be
                                             withdrawn at any time prior to
                                             5:00 p.m., New York City time,
                                             on the Expiration Date.

          Certain Federal Income Tax
               Considerations .............. The exchange of New Bonds for
                                             Old Bonds will not constitute
                                             a taxable event for U.S.
                                             federal income tax purposes.
                                             As a result, holders of New
                                             Bonds will not recognize any
                                             income, gain or loss with
                                             respect to such exchange. For
                                             a discussion of the material
                                             U.S. federal income tax
                                             considerations relating to the
                                             exchange of the New Bonds for
                                             the Old Bonds, which are
                                             addressed in the opinion of
                                             Thelen Reid & Priest LLP, see
                                             "CERTAIN UNITED STATES FEDERAL
                                             INCOME TAX CONSIDERATIONS."

          Exchange Agent ..................  Bank of Montreal Trust Company
                                             is the Exchange Agent. Its
                                             telephone number is (212)
                                             701-7624.  The address of
                                             Exchange Agent is 88 Pine
                                             Street, Wall Street Plaza,
                                             19th Floor, New York, New York
                                             10005.


                                    THE NEW BONDS

          Offered Securities .............   $140,000,000 principal amount
                                             of First Collateral Trust
                                             Bonds, 7-1/2% Series B due
                                             2008

          Maturity Date...................   August 1, 2008

          Interest Payment Dates ........... February 1 and August 1 of
                                             each year, commencing _______

          Optional Redemption .............. The New Bonds will be
                                             redeemable at the option of
                                             the Company, in whole at any
                                             time or in part from time to
                                             time, at redemption prices as
                                             set forth herein under
                                             DESCRIPTION OF THE NEW BONDS
                                             "Redemption".

          Security; Ranking................  The New Bonds will not be secured by a direct mortgage
                                             or other lien on property of
                                             the Company.  However, until
                                             the Collateral Release Date
                                             (as hereinafter defined), the
                                             New Bonds will enjoy the
                                             benefit of an equal aggregate
                                             principal amount of the
                                             Company's first mortgage bonds
                                             ("Class A Bonds") delivered to
                                             and held by the Trustee.

                                             At the date of this
                                             Prospectus, the Class A Bonds
                                             are bonds issued under the
                                             1941 Mortgage (as hereinafter
                                             defined) which, currently, is
                                             the Company's first mortgage
                                             bond indenture.  When the 1941
                                             Mortgage is to be satisfied
                                             and discharged, the Trustee
                                             will surrender the Class A
                                             Bonds issued under the 1941
                                             Mortgage.  If the 1992
                                             Mortgage (as hereinafter
                                             defined) remains in effect at
                                             that time, the Company will
                                             deliver to the Trustee, in
                                             exchange for the Class A Bonds
                                             so surrendered, an equal
                                             aggregate principal amount of
                                             Class A Bonds issued under the
                                             1992 Mortgage.  The 1992
                                             Mortgage is, currently, the
                                             Company's second mortgage bond
                                             indenture but, upon the
                                             satisfaction and discharge of
                                             the 1941 Mortgage, will become
                                             the Company's first mortgage
                                             bond indenture.  When both the
                                             1941 Mortgage and the 1992
                                             Mortgage have been or are to
                                             be satisfied and discharged
                                             and if at that time the
                                             Company has no Secured Debt
                                             except Permitted Secured Debt
                                             (as such terms are hereinafter
                                             defined) the Trustee will
                                             surrender the Class A Bonds
                                             then held by it (the date of
                                             this surrender being the
                                             "Collateral Release Date").

                                             After the Collateral Release
                                             Date, the New Bonds will be
                                             unsecured obligations and will
                                             be pari passu with all other
                                             unsecured and unsubordinated
                                             indebtedness of the Company.

                                             See DESCRIPTION OF THE
                                             INDENTURE - "SECURITY",
                                             DESCRIPTION OF THE 1941
                                             MORTGAGE - "SECURITY" AND
                                             DESCRIPTION OF THE 1992
                                             MORTGAGE - "SECURITY".

          Limitation on Secured Debt........ After the Collateral Release
                                             Date, the Indenture will
                                             impose limitations on the
                                             issuance or assumption by the
                                             Company of Secured Debt except

                                             Permitted Secured Debt. See
                                             DESCRIPTION OF THE INDENTURE -
                                             "Limitation on Secured Debt".

                                     RISK FACTORS

               The New Bonds are subject to certain material risks. The following summary of such risks is qualified in its entirety by reference to the detailed information contained elsewhere herein and in the Incorporated Documents. Prior to deciding whether or not to make an investment in the New Bonds, investors should consider carefully all the information contained herein and in the Incorporated Documents.

          OVERVIEW

               The financial prospects of Tucson Electric Power Company (the "Company") are subject to significant regulatory, economic, and other uncertainties, some of which are beyond the Company's control. These uncertainties include the extent to which the Company, in light of its continued high financial and operating leverage, can alter operations and reduce costs in response to industry changes or unanticipated economic downturns. The Company's success will depend, in part, on its ability to contain and/or reduce the costs of serving retail customers and the level of sales to such customers. In a deregulated environment, revenues from sales of energy may become less certain.

          RETAIL COMPETITION

               In December 1996, the Arizona Corporation Commission (the "ACC") adopted rules that require a phase-in of retail electric competition in Arizona beginning January 1, 1999. The rules were adopted as a framework to implement competition. On August 5, 1998, the ACC adopted amendments to the rules which, in part, provide a two-year phase-in schedule in which all retail customers will have access to competitive generation by January 1, 2001. Among other things, the rules state that "all competitive generation assets and services shall be separated from an Affected Utility prior to January 1, 2001. Such separation shall either be to an unaffiliated party or to a separate corporate affiliate or affiliates. If an Affected Utility chooses to transfer its competitive generation assets or competitive services to a competitive electric affiliate, such transfer shall be at a value determined by the ACC to be fair and reasonable." It is difficult to predict the outcome of this process and the ultimate impact of increased retail competition on the Company's future sales, revenues or profitability. See
          ITEM 2. - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - "COMPETITION, RETAIL" AND "ACCOUNTING FOR THE EFFECTS OF REGULATION" IN THE SECOND QUARTER 10-Q.

               As discussed in the Second Quarter 10-Q, the ACC has issued an order concerning stranded cost quantification and recovery. The order provides the Company with two methods for quantifying and recovering stranded costs: (1) Divestiture/Auction Methodology and (2) Transition Revenues Methodology. The order encourages, but does not require, full divestiture of generating assets through an auction to unaffiliated third parties. The order states that only those Affected Utilities choosing divestiture through the Divestiture/Auction Methodology shall have the opportunity to recover 100% of unmitigated stranded costs. The Company filed a plan for stranded cost recovery (the "Plan") with the ACC on August 21, 1998. Under the Plan, the Company would seek to divest all of its generating assets and associated property. In its filing with the ACC, the Company estimated its stranded costs may range from $600 million to $1.1 billion. The Company expects the ACC to make a decision and issue a final order regarding the Plan by year-end 1998. See the August 28 8-K.

               It is likely that any divested assets subject to the lien of the 1941 Mortgage and the 1992 Mortgage would have to be released from such liens as described in DESCRIPTION OF THE 1941 MORTGAGE
          - "Release of Property" and DESCRIPTION OF THE 1992 MORTGAGE - "Release of Property".

          DEBT LEVERAGE

               The Company's capital structure is highly leveraged. Although the Company was able to refinance and extend the maturities of certain debt obligations at favorable rates and terms in 1997 and 1998, there can be no assurance that continued access to the capital markets at such rates and terms will be available. Despite a reduction in variable rate debt obligations in 1997 and 1998, the Company's earnings and cash flow would still be affected by changes in interest rate levels on its remaining variable rate debt. As of June 30, 1998, the Company had $329 million aggregate principal amount of variable rate debt obligations. See ITEM 8. - CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA in the 1997 10-K, and ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - "OVERVIEW" IN THE SECOND QUARTER 10-Q.

          TAX EXEMPT LOCAL FURNISHING BONDS

               A substantial portion of utility plant assets qualify as "facilities for the local furnishing of electric energy" within the meaning of the Internal Revenue Code, and have been financed with the proceeds from the issuance of industrial development revenue bonds (approximately $580 million at the date of this Prospectus). The interest on these bonds is, generally, excluded from gross income for federal income tax purposes. Should the Company's local furnishing system become disqualified, in whole or in part, due to asset divestitures or unanticipated changes in tax laws, industry structure or system operations, it likely would be necessary for some or all of these bonds to be redeemed or defeased. See ITEM 7. - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - "Liquidity and Capital Resources, Tax Exempt Local Furnishing Bonds," in the 1997 10-K.

          OTHER RISKS

               See "Certain Risks" in ITEM 1. - BUSINESS of the 1997 10-K, for a discussion of certain other risk factors that should be considered in evaluating the investment quality of the New Bonds.


                                     THE COMPANY

               Tucson Electric Power Company, an Arizona corporation, is an operating public utility engaged in delivering energy services to retail customers primarily in the Tucson, Arizona metropolitan area and to wholesale customers throughout the Western United States. As a public utility, the Company falls under the jurisdiction of the ACC which has the authority to approve rates and certain corporate actions. The Company is a wholly-owned subsidiary of UniSource Energy Corporation, whose stock is traded on the New York Stock Exchange and the Pacific Exchange under the ticker symbol UNS.

               The Company provides electric power to approximately 317,000 retail customers. In 1997, the Company generated and sold more than 7,400 gigawatt hours of energy to retail customers and 3,400 gigawatt hours to other customers at wholesale. Operating revenues from such sales exceeded $729 million. The Company owns or leases approximately 1,896 MW of generating capacity located in Arizona and New Mexico. The Company also has transmission and distribution assets to transmit electricity from the Company's remote generating facilities to the Tucson area for use by the Company's retail customers and to provide interconnections to neighboring utilities.

               In 1997, earnings for the Company declined relative to 1996 primarily due to the lower recognition of non-cash income tax benefits in 1997. Net income was $83.6 million in 1997, compared with $120.9 million recorded in 1996 and $54.9 million recorded in 1995. Income tax benefits related to prior period net operating losses totaled $43.4 million in 1997, $88.6 million in 1996 and $23.3 million in 1995, accounting for the majority of the fluctuation in reported net income for the last three years. See ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS "Income Tax Position," in the 1997 10-K. The Company's common stock equity was $216.9 million at year-end, compared to $133.3 million as of December 31, 1996, benefiting from a fourth consecutive year of profitability.

               In addition to the reduction in income tax benefits described above, items having a one-time effect on earnings resulted in net reductions to earnings of $2.4 million in 1997 and $6.1 million in 1996. Excluding each of these one-time items from the periods in which they were recorded, ongoing net income increased by 11% to $42.6 million in 1997 from $38.3 million in 1996. See ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -"Overview" and
          ITEM 8. CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA Notes 4, 7 and 9 of Notes to Consolidated Financial Statements in the 1997 10-K for information pertaining to certain of these items.

               Net cash flows from operating activities were $124.4 millon in 1997, $151.3 million in 1996 and $119.4 million in 1995.
          After capital expenditures, scheduled debt maturities and payments to retire capital lease obligations, net cash flows available for other investing and financing activities were $38.1 million in 1997, $36.9 million in 1996, and $25.9 million in 1995.

               The Company recorded net income of $8.1 million for the second quarter of 1998, compared with net income of $29.9 million in the second quarter of 1997. The second quarter earnings decrease was primarily attributable to lower tax benefit recognition, nonrecurring items, lower retail sales due to mild weather conditions, lower non-cash regulatory revenues and higher interest expense from refinancings. Earnings for the six-months ended June 30, 1998 were $6.5 million, compared with net income of $41.4 million for the same period in 1997. Earnings for the six-month period were affected by the same factors as discussed above for the second quarter. SEE ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS "Overview", "Earnings", and "Results of Operations" in the Second Quarter 10-Q.

               Net cash flows from operating activities increased in aggregate by $32.9 million in the first six months of 1998 compared with the same period in 1997. This increase was due mainly to the payment of $30 million in contract termination fees to the coal supplier at the Company's Springerville Generating Station in the first half of 1997 compared to only $10.0 million paid in the first half of 1998 and the receipt of $11.3 million in June 1998 from the sale of emission allowances. SEE ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS "Liquidity and Capital Resources, Cash Flows on the Second Quarter 10-Q. During the remainder of 1998 the Company expects to be able to fund operating activities and construction expenditures with internal cash flows, existing cash balances, and, if necessary, borrowings under a revolving credit facility.

               On June 23, 1998, James S. Pignatelli was elected Chairman, President and Chief Executive Officer of the Company and its parent holding company, UniSource Energy Corporation, replacing Charles E. Bayless, who accepted the positions of Chairman, President and CEO of Illinova Corporation. Mr. Pignatelli, 54, had been Executive Vice President and Chief Operating Officer of the Company since 1996. He was named UniSource Energy Senior Vice President and Chief Operating Officer upon formation of UniSource Energy as the Company's holding company. In 1998, he was named Executive Vice President of the Company and elected to the Company's Board of Directors.

               Additionally, Ira R. Adler, previously the Company's Executive Vice President and Chief Financial Officer and UniSource Energy Corporation's Senior Vice President and Chief Financial Officer, was named Executive Vice President of UniSource Energy and elected to UniSource Energy's Board of Directors. George W. Miraben, the Company's Senior Vice President of Policy and Human Resources, was named Executive Vice President of the Company and elected to the Company's Board of Directors.

               See RISK FACTORS for a discussion of certain risks that should be considered (in addition to other matters set forth herein) in evaluating the investment quality of the New Bonds.

               The principal executive office of the Company is located at 220 West Sixth Street, Tucson, Arizona 85702, where the telephone number is (520) 571-4000.


                                   USE OF PROCEEDS

               The net proceeds of the Old Bonds were used to redeem $105 million in aggregate principal amount of the 1941 Mortgage Bonds (as hereinafter defined) maturing in 1999, 2001, 2002 and 2003, which have interest rates ranging from 7.55% to 8.5% per annum, as well as $31.9 million in aggregate principal amount of the 1941 Mortgage Bonds, 12.22% Series due 2000.

                                  THE EXCHANGE OFFER

          PURPOSE AND EFFECT OF THE EXCHANGE OFFER

               The Old Bonds were sold by Morgan Stanley & Co. Incorporated, TD Securities (USA) Inc., Prudential Securities Incorporated, Salomon Brothers Inc and BNY Capital Markets, Inc. (the "Initial Purchasers") on August 1, 1998 to a limited number of institutional investors (the "Purchasers"). In connection with the sale of the Old Bonds, the Company and the Initial Purchasers entered into a Registration Rights Agreement, dated August 1, 1998 (the "Registration Rights Agreement"), which requires, among other things, the Company (i) to register the Old Bonds under the Securities Act or (ii) file with the SEC a registration statement under the Securities Act with respect to New Bonds identical in all material respects to the Old Bonds and use its reasonable effort to cause such registration statement to be declared effective under the Securities Act. The Company is further obligated, upon the effectiveness of that registration statement, to offer the holders of the Old Bonds the opportunity to exchange their Old Bonds for a like principal amount of New Bonds which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder. The term "Holder" with respect to the Exchange Offer means any person in whose name Old Bonds are registered on the Company's books or any other person who has obtained a properly completed assignment from the registered holder. At the date of this Prospectus, the sole Holder of Old Bonds is DTC.

               In participating in the Exchange Offer, a Holder is deemed to represent to the Company, among other things, that (i) the New Bonds acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Bonds, whether or not such person is the Holder, (ii) neither the Holder nor any such other person is engaging in or intends to engage in a distribution of such New Bonds, (iii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Bonds, and (iv) neither the Holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company.

               Based on a previous interpretation by the staff of the Commission set forth in no-action letters issued to third-parties, including "Exxon Capital Holdings Corporation" (available May 13, 1988), "Morgan Stanley & Co. Incorporated" (available June 5, 1991), "Mary Kay Cosmetics, Inc." (available June 5, 1991), "Warnaco, Inc." (available October 11, 1991) and "K-III Communications Corp." (available May 14, 1993), the Company believes that the New Bonds issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any Holder of such New Bonds (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Bonds are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution of such New Bonds. Any Holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Bonds cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Under no circumstances may this Prospectus be used for an offer to resell, resale or other retransfer of the New Bonds. In the event that the Company's belief is inaccurate, Holders of the New Bonds who transfer New Bonds in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability thereunder. The Company does not assume or indemnify Holders against such liability. The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, Holders of Old Bonds in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Each broker-dealer that receives New Bonds for its own account in exchange for Old Bonds, where such Old Bonds were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Bonds. The Company has not entered into any arrangement or understanding with any person to distribute the New Bonds to be received in the Exchange Offer. See "Plan of Distribution."

          TERMS OF THE EXCHANGE OFFER

               Upon the terms and subject to the conditions set forth in this Prospectus and in the Letters of Transmittal, the Company will accept any and all Old Bonds validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 in principal amount of New Bonds in exchange for each $1,000 in principal amount of outstanding Old Bonds surrendered in the Exchange Offer. However, Old Bonds may be tendered only in integral multiples of $1,000.

               The form and terms of the New Bonds will be the same as the form and terms of the Old Bonds except that the New Bonds will be registered under the Securities Act and hence will not be subject to restrictions on the transfer thereof. The New Bonds will evidence the same debt as the Old Bonds. The New Bonds will be issued under and entitled to the benefits of the Indenture, which also authorized the issuance of the Old Bonds, such that both series will be treated as a single class of debt securities under the Indenture.

               As of the date of this Prospectus, $140,000,000 in aggregate principal amount of the Old Bonds is outstanding. This
          Prospectus, together with the Letter of Transmittal, is being sent to all registered Holders of the Old Bonds.

               The Company will be deemed to have accepted validly tendered Old Bonds when, as and if the Company shall have given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purposes of receiving the New Bonds from the Company.

               Old Bonds that are not tendered for exchange in the Exchange Offer will remain outstanding and will be entitled to the rights and benefits such Holders have under the Indenture. If any tendered Old Bonds are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Bonds will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

               Holders who tender Old Bonds in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "- Fees and Expenses."

          EXPIRATION DATE; EXTENSIONS; AMENDMENTS

               The term "Expiration Date," shall mean 5:00 p.m., New York City time on __________, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

               In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered Holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the then Expiration Date.

               The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Bonds, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-Conditions" shall not have been satisfied by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptances, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered Holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders of the Old Bonds, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.
                                       11

               Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

               Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Bonds properly tendered and will issue the New Bonds promptly after acceptance of the Old Bonds. See "- Conditions." For purposes of the Exchange Offer, the Company will be deemed to have accepted properly tendered Old Bonds for exchange when, as and if the Company shall have given oral or written notice thereof to the Exchange Agent.

               In all cases, issuance of the New Bonds for Old Bonds that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed Letter of Transmittal and all other required documents; provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Bonds are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Bonds are submitted for a greater principal amount or a greater principal amount, respectively, than the Holder desires to exchange, then such unaccepted or non-exchanged Old Bonds evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

          CONDITIONS

               Notwithstanding any other term of the Exchange Offer, the Company will not be required to exchange any New Bonds for any Old Bonds and may terminate the Exchange Offer before the acceptance of any Old Bonds for exchange, if:

               (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the Company's reasonable judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

               (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the SEC, which, in the Company's reasonable judgment, might materially impair the ability of the Company to proceed with the Exchange Offer.

               If the Company determines in its sole discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Old Bonds and return all tendered Old Bonds to the tendering Holders, (ii) extend the Exchange Offer and retain all Old Bonds tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders who tendered such Old Bonds to withdraw their tendered Old Bonds or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Bonds which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

          PROCEDURES FOR TENDERING-REGISTERED HOLDERS AND DTC PARTICIPANTS

               REGISTERED HOLDERS OF OLD BONDS, AS WELL AS BENEFICIAL OWNERS WHO ARE DIRECT PARTICIPANTS IN DTC, WHO DESIRE TO PARTICIPATE IN THE EXCHANGE OFFER SHOULD FOLLOW THE DIRECTIONS SET FORTH BELOW AND IN THE LETTER OF TRANSMITTAL.

               ALL OTHER BENEFICIAL OWNERS SHOULD FOLLOW THE INSTRUCTIONS RECEIVED FROM THEIR BROKER OR NOMINEE AND SHOULD CONTACT THEIR BROKER OR NOMINEE DIRECTLY. THE INSTRUCTIONS SET FORTH BELOW AND IN THE LETTER OF TRANSMITTAL DO NOT APPLY TO SUCH BENEFICIAL OWNERS.

               To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent prior to the Expiration Date. In addition, either (i) certificates for such Old Bonds must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Old Bonds, if such procedure is available, into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfer described below must be received by the Exchange Agent prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "-Exchange Agent" prior to the Expiration Date.

               The tender by a Holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

               THE METHOD OF DELIVERY OF OLD BONDS AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD BONDS SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

               Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Bonds tendered pursuant thereto is tendered (i) by a registered Holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
          (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

               If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Bonds listed therein, such Old Bonds must be endorsed or accompanied by a properly completed bond power signed by such registered Holder as such registered Holder's name appears on such Old Bonds.

               If the Letter of Transmittal or any Old Bonds or bond or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

               All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Bonds and withdrawal of tendered Old Bonds will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Bonds not properly tendered or any Old Bonds the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Bonds. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Bonds must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Old Bonds, none of the Company, the Exchange Agent, or any other person shall incur any liability for failure to give such notification. Tenders of Old Bonds will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Bonds received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

               In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Bonds that remain outstanding subsequent to the Expiration Date or, as set forth above under "-Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Bonds in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

               By tendering, each Holder or the Person receiving the New Bonds, as the case may be will be deemed to represent to the Company that, among other things, (i) the New Bonds acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the Person receiving such New Bonds, whether or not such person is the Holder, (ii) neither the Holder nor any such other person is engaging in or intends to engage in a distribution of such New Bonds, (iii) neither the Holder nor any such other person has an arrangement or understanding with any Person to participate in the distribution of such New Bonds, and (iv) neither the Holder nor any such other Person is an "affiliate," as defined in Rule 405 of the Securities Act, of the Company.

               In all cases, issuance of New Bonds that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Bonds or a timely Book-Entry Confirmation of such Old Bonds into the Exchange Agent's account at DTC, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Bonds are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Bonds are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Bonds will be returned without expense to the tendering Holder thereof (or, in the case of Old Bonds tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged Old Bonds will be credited to an account maintained with such DTC) as promptly as practicable after the expiration or termination of the Exchange Offer.

          BOOK-ENTRY TRANSFER

               The Exchange Agent each will make a request to establish an account with respect to the Old Bonds at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the DTC's systems may make book-entry delivery of Old Bonds by causing DTC to transfer such Old Bonds into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of Old Bonds may be effected through book-entry transfer at DTC, such delivery must be accompanied be either (i) the Letter of Transmittal or facsimile thereof, with any required signature guarantees or (ii) an Agent's Message (as hereinafter defined) in connection with a book-entry delivery of Old Bonds, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

               The term "Agent's Message" means a message, transmitted by DTC, received by the Exchange Agent and forming part of a book-entry transfer where a tender is initiated, which states that DTC has received an express acknowledgement from a participant tendering Old Bonds that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

          GUARANTEED DELIVERY PROCEDURES

               Holders who wish to tender their Old Bonds and (i) whose Old Bonds are not immediately available or (ii) who cannot deliver their Old Bonds, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

                    (a)  The tender is made through an Eligible
          Institution;

                    (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Old Bonds and the principal amount of Old Bonds tendered stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Bonds and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

                    (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Bonds in proper form for transfer (or a Book-Entry Confirmation) and other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

               Upon request to the Exchange Agent a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Old Bonds according to the guaranteed delivery procedures set forth above.

          WITHDRAWAL OF TENDERS

               Except as otherwise provided herein, tenders of Old Bonds may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

               To withdraw a tender of Old Bonds in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Bonds to be withdrawn (the "Depositor"), (ii) identify the Old Bonds to be withdrawn (including the certificate number or), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Bonds were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Bonds register the transfer of such Old Bonds in the name of the person withdrawing the tender and (iv) specify the name in which any such Old Bonds are to be registered, if different from that of the Depositor. If Old Bonds have been tendered pursuant to book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Bonds, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by any method of delivery described in this paragraph. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Bonds so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Bonds will be issued with respect thereto unless the Old Bonds so withdrawn are validly retendered. Any Old Bonds which have been tendered but which are not accepted for payment will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Bonds may be retendered by following one of the procedures described above under "- Procedures for Tendering" at any time prior to the Expiration Date.

          EXCHANGE AGENT

               Bank of Montreal Trust Company has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery with respect to the exchange of the Old Bonds should be directed to the Exchange Agent addressed as follows:

               Bank of Montreal Trust Company
               88 Pine Street
               Wall Street Plaza
               19th Floor
               New York, New York  10005

          By Telephone:

          (212) 701-7624

          By Facsimile:

          (212) 701-7640

          FEES AND EXPENSES

               The expenses of soliciting tenders will be paid by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by officers and regular employees of the Company and its affiliates.

               The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers-dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses in connection therewith.

               The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $100,000. Such expenses include registration fees, fees and expenses of the Exchange Agent accounting and legal fees and printing costs, among others.

               The Company will pay all transfer taxes, if any, applicable to the exchange of the Old Bonds pursuant to the Exchange Offer. If, however, certificates representing New Bonds for principal amounts or number of shares not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of Old Bonds tendered, or if tendered the Old Bonds are registered in the name of, any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Old Bonds pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

                             DESCRIPTION OF THE NEW BONDS

          GENERAL

               The New Bonds will be issued under the Indenture. See DESCRIPTION OF THE INDENTURE. The terms of the New Bonds will include those stated therein and those stated or incorporated in the Indenture. The following summary of certain terms of the New Bonds does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the New Bonds and the Indenture.

          PAYMENT AND PAYING AGENTS

               Interest on the New Bonds, at the rate of 7 1/2% per annum, will be payable on February 1 and August 1 of each year, commencing February 1, 1999, and will be paid to the person in whose name such New Bond is registered as of the close of business on the January 15 or July 15 next preceding each such Interest Payment Date; provided, however, that interest payable at maturity (whether at stated maturity, upon redemption or otherwise, hereinafter "Maturity") will be paid to the person to whom principal is paid. However, if there has been a default in the payment of interest on any New Bond, such defaulted interest may be payable to the holder of such New Bond as of the close of business on a date selected by the Trustee which is not more than 15 days and not less than 10 days prior to the date proposed by the Company for payment of such defaulted interest or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such New Bond may be listed, if the Trustee deems such manner of payment practicable. Interest on the New Bonds will be computed on the basis of a 360-day year consisting of twelve 30-day months.

               The principal of and premium, if any, and interest on the New Bonds at Maturity will be payable upon presentation of the New Bonds at the corporate trust office of Bank of Montreal Trust Company in New York, New York, as paying agent for the Company. The Company may change, may appoint one or more additional paying agents (including the Company) and may remove any paying agent, all at its discretion.

          REGISTRATION AND TRANSFER

               The transfer of New Bonds may be registered, and New Bonds may be exchanged for other New Bonds of authorized denominations and of like tenor and aggregate principal amount, at the corporate trust office of Bank of Montreal Trust Company in New York, New York, as Security Registrar. The Company may change the place for registration of transfer and exchange of the New Bonds and may designate one or more additional places for such registration and exchange, all at its discretion. No service charge will be made for any transfer or exchange of the New Bonds, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the New Bonds. The Company will not be required to execute or to provide for the registration of transfer of or the exchange of
          (a) any New Bond during a period of 15 days prior to giving any notice of redemption or (b) any New Bond selected for redemption in whole or in part, except the unredeemed portion of any New Bond being redeemed in part.

          REDEMPTION

               The New Bonds will be redeemable at the option of the Company, in whole at any time or in part from time to time, at a redemption price equal to the greater of (a) 100% of the principal amount of the New Bonds to be redeemed and (b) the sum of the present values of the remaining scheduled payments of principal of and interest on the New Bonds discounted to the date fixed for redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 50 basis points, plus, in either case, accrued interest to the date of redemption. For this purpose:

                    "Comparable Treasury Issue" means the United States
               Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term to the Stated Maturity of the New Bonds that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the New Bonds.

                    "Comparable Treasury Price" means, with respect to the
               redemption of any New Bonds, the Reference Treasury Dealer Quotation (expressed as a percentage of principal amount) on the third Business Day next preceding the date fixed for such redemption or, if such New Bonds are to be defeased as described in DESCRIPTION OF THE INDENTURE "Satisfaction and Discharge" prior to such redemption date, then on the third Business Day next preceding the date of such defeasance; provided, however, that if more than one Reference Treasury Dealer has been appointed, "Comparable Treasury Price" means the arithmetical mean of the Reference Treasury Dealer Quotations.

                    "Independent Investment Banker" means an independent
               investment banking institution of national standing appointed by the Company.

                    "Reference Treasury Dealer" means each primary United
               States government securities dealer in The City of New York appointed by the Company.

                    "Reference Treasury Dealer Quotation" means, with
               respect to a Reference Treasury Dealer and the redemption of any New Bonds, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day next preceding the date fixed for such redemption or, if such New Bonds are to be defeased prior to such redemption date, then on the third Business Day next preceding such defeasance).

                    "Treasury Rate" means, with respect to any date fixed
               for the redemption of any New Bonds or, if such New Bonds are to be defeased prior to such redemption date, the date of such defeasance (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities", for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Stated Maturity of the New Bonds, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date or defeasance date, as the case may be. The Treasury Rate will be calculated on the third Business Day preceding such redemption date or defeasance date, as the case may be.

               The New Bonds will be redeemable only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption, and, if less than all the New Bonds are to be redeemed, the particular New Bonds to be redeemed will be selected by such method as the Security Registrar deems fair and appropriate.

               Any notice of redemption at the option of the Company may state that such redemption will be conditional upon receipt by the Paying Agent, on or prior to the dates fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest on such New Bonds and that if such money has not been so received, such notice will be of no force or effect and the Company will not be required to redeem such New Bonds.

          BOOK-ENTRY SYSTEM

               The Depository Trust Company ("DTC") will act as securities depositary for the New Bonds. At the request of the holder, the New Bonds may be issued as fully-registered securities registered in the name of Cede & Co., as nominee of DTC, and deposited with DTC or a custodian acting on behalf of DTC.

               The following is based upon information furnished by DTC:

                    DTC is a limited-purpose trust company organized under
               the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
               Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

                    Purchases of New Bonds within the DTC system must be
               made by or through Direct Participants, which will receive a credit for the New Bonds on DTC's records. The ownership interest of each actual purchaser of each New Bond ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners entered into the transaction. Transfers of ownership interests in the New Bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the New Bonds, except in the event that use of the book-entry system for the New Bonds is discontinued, as discussed below.

               The deposit of New Bonds with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts such New Bonds are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

                    The delivery of notices and other communications by DTC
               to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

                    Redemption notices will be sent to Cede & Co., as
               registered Holder of the New Bonds. If less than all of the New Bonds are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

                    Neither DTC nor Cede & Co. will itself consent or vote
               with respect to New Bonds. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the New Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

                    Payments on the New Bonds will be made to DTC. DTC's
               practice is to credit the accounts of Direct Participants on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participants and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC will be the responsibility of the Company, disbursement of payments to Direct Participants will be the responsibility of DTC, and further disbursement of payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.


               DTC may discontinue providing its services as securities depositary with respect to the New Bonds at any time by giving notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates representing New Bonds will be delivered to the Beneficial Owners. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, certificates representing the New Bonds will be delivered.

               The information in this section concerning DTC and DTC's book-entry system and procedures has been obtained from sources considered to be reliable, but the Company takes no responsibility for the accuracy thereof. None of the Company, the Trustee or the Initial Purchasers will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the New Bonds or for maintaining, supervising or reviewing any records relating thereto maintained by DTC or any of its Direct or Indirect Participants or for any other matter relating to the actions and practices of DTC or any of its Direct or Indirect Participants.

                             DESCRIPTION OF THE INDENTURE

          GENERAL

               The New Bonds will be issued under the Indenture, dated as of August 1, 1998 (the "Original Indenture"), between the Company and Bank of Montreal Trust Company, as trustee (the "Trustee"), the Original Indenture, as amended and supplemented from time to time, being hereinafter referred to as the "Indenture". The terms of the New Bonds will include those stated in the Indenture and those made part of the Indenture by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain terms of the Indenture does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Indenture, and the Trust Indenture Act. Capitalized terms used under this heading which are not otherwise defined in this Prospectus shall have the meanings ascribed thereto in the Indenture. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein.

               The Indenture provides for the issuance thereunder of multiple series of debt securities, in addition to the New Bonds. The New Bonds and all other debt securities issued under the Indenture are collectively referred to herein as the "Indenture Securities". Each series of Indenture Securities will rank pari passu with all other series of Indenture Securities, except as otherwise provided in the Indenture.

          SECURITY

               General

               The Indenture does not constitute a direct mortgage or other lien on properties of the Company. However, as described below, until the Collateral Release Date (as hereinafter defined) the Trustee will hold, for the benefit of the Holders of all Indenture Securities, Class A Bonds (as hereinafter defined) equal in aggregate principal amount to the Outstanding Indenture Securities. The Class A Bonds, in turn, are secured by a first mortgage lien on substantially all the utility plant assets of the Company. See DESCRIPTION OF THE 1941 MORTGAGE and DESCRIPTION OF THE 1992 MORTGAGE. However, after the Collateral Release Date, the Indenture Securities will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. As described under "Limitation on Secured Debt", after the Collateral Release Date the Indenture will impose a limitation on the issuance or assumption by the Company of Secured Debt (as hereinafter defined).

               "Class A Bonds" means (a) as of any time while the 1941 Mortgage remains in effect, bonds or other obligations now or hereinafter issued under the 1941 Mortgage and (b) as of any time after the 1941 Mortgage has been satisfied and discharged and while the 1992 Mortgage remains in effect, bonds or other obligations now or hereinafter issued under the 1992 Mortgage.

               "Class A Mortgage" means either the 1941 Mortgage or the 1992 Mortgage;

               "1941 Mortgage" means the Indenture, dated as of April 1, 1941, of the Company to The Chase Manhattan Bank, as trustee, as such indenture has been heretofore and is hereafter amended and supplemented. The 1941 Mortgage secures the Company's outstanding 1941 Mortgage Bonds.

               "1992 Mortgage" means the Indenture of Mortgage and Deed of Trust, dated as of December 1, 1992, of the Company to Bank of Montreal Trust Company, as trustee, as such indenture has been heretofore and is hereafter amended and supplemented. The 1992 Mortgage secures the Company's outstanding 1992 Mortgage Bonds. (See Sec. 101.)

               Class A Bonds

               Except as otherwise contemplated below under this heading and under "Defeasance", all Outstanding Indenture Securities, equally and ratably, will enjoy the benefit of Class A Bonds delivered to the Trustee as the basis for the authentication and delivery of an equal principal amount of Indenture Securities.

               So long as the Collateral Release Date (as hereinafter defined) has not occurred, prior to the authentication and delivery of Indenture Securities of any series the Company will issue a corresponding series of Class A Bonds. Such Class A Bonds (a) will be delivered to, and registered in the name of, the Trustee or its nominee and will be owned and held by the Trustee, subject to the provisions of the Indenture, for the benefit of the Holders of all Indenture Securities Outstanding from time to time; (b) will mature (or be redeemed) on the same dates, and in the same principal amounts, as such Indenture Securities; (c) will contain, in addition to any mandatory redemption provisions applicable to all Class A Bonds Outstanding under the related Class A Indenture, mandatory redemption provisions correlative to provisions for mandatory redemption, or redemption at the option of the Holder, of such Indenture Securities; and (d)(i) may, but need not, bear interest and (ii) may, but need not, contain provisions for the redemption thereof at the option of the Company, any such redemption to be made at a redemption price or prices not less than the principal amount of such Class A Bonds. To the extent that Class A Bonds do not bear interest, Holders of Indenture Securities will not have the benefit of the lien of a Class A Mortgage in respect of an amount equal to accrued interest, if any, on the Indenture Securities. The Class A Bonds delivered in connection with the authentication and delivery of the New Bonds will not bear interest. (See Sec. 312.)

               Any payment by the Company of principal of or premium or interest on the Class A Bonds delivered to and held by the Trustee will be applied by the Trustee to the payment of any principal, premium or interest, as the case may be, in respect of the Indenture Securities which is then due and, to the extent of such payment, the obligation of the Company under the Indenture to make such payment in respect of the Indenture Securities will be deemed satisfied and discharged. If, at the time of any such payment of principal of Class A Bonds, there is no principal then due in respect of the Indenture Securities, such payment will be held by the Trustee, in trust, and applied to the payment of the principal of an equal principal amount of Indenture Securities at Maturity. Pending such application, the proceeds of such payment will be invested, at the direction of the Company, in Investment Securities. If, at the time of any such payment of premium or interest on Class A Bonds, there is no premium or interest then due in respect of the Indenture Securities, such payment will be remitted to the Company at its request. Any payment by the Company of principal of or premium or interest on Indenture Securities authenticated and delivered on the basis of the delivery to the Trustee of Class A Bonds (other than by application of the proceeds of a payment in respect of such Class A Bonds) will, to the extent thereof, be deemed to satisfy and discharge the obligation of the Company, if any, to make a payment of principal, premium or interest, as the case may be, in respect of such Class A Bonds which is then due. (See Sec. 314.)

               The Trustee may not sell, assign or otherwise transfer any Class A Bonds except to a successor trustee under the Indenture. At the time any Indenture Securities which have been authenticated and delivered upon the basis of Class A Bonds cease to be outstanding (other than as a result of the application of the proceeds of the payment or redemption of such Class A Bonds), and upon the satisfaction of certain conditions, the Trustee will surrender to, or upon the order of, the Company an equal principal amount of such Class A Bonds having the same Stated Maturity and mandatory redemption provisions as such Indenture Securities. (See Secs. 315 and 316.)

               Release of Class A Bonds

               When no Class A Bonds are outstanding under a Class A Mortgage except for Class A Bonds delivered to and held by the Trustee, then, at the request of the Company and subject to the satisfaction of certain conditions, the Trustee will surrender such Class A Bonds for cancellation, the related Class A Mortgage will be satisfied and discharged and the lien of such Class A Mortgage on the Company's property subject thereto will cease to exist; provided, however, if, at the time of any such surrender of Class A Bonds outstanding under the 1941 Mortgage, any Class A Bonds are outstanding under the 1992 Mortgage, the Company will deliver to the Trustee Class A Bonds outstanding under the 1992 Mortgage in the same aggregate principal amount or amounts, bearing interest at the same rate or rates and having the same Stated Maturity or Maturities as the Class A Bonds to be surrendered. (See Sec. 318.)

               On and after the date on which the Trustee surrenders all Class A Bonds then held by it as contemplated in the preceding paragraph without any new Class A Bonds being delivered in substitution therefor (such date being sometimes herein called the "Collateral Release Date"), the Indenture Securities will be unsecured obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. However, on and after the Collateral Release Date, the Indenture will impose limitations on the issuance or assumption by the Company of Secured Debt. See "Limitation on Secured Debt".

          Limitation on Secured Debt

               The Indenture provides that, on and after the Collateral Release Date, the Company will not create, issue, incur or assume any Secured Debt other than Permitted Secured Debt (as hereinafter defined) without the consent of the Holders of a majority in principal amount of the Outstanding Indenture Securities of all series and Tranches, considered as one class; provided, however, that the foregoing covenant will not prohibit the creation, issuance, incurrence or assumption of any Secured Debt if either (a) the Company shall make effective provision whereby all Indenture Securities then Outstanding will be secured equally and ratably with such Secured Debt; or (b) the Company delivers to the Trustee bonds, notes or other evidences of indebtedness secured by the Lien (as hereinafter defined) which secures such Secured Debt in an aggregate principal amount equal to the aggregate principal amount of the Indenture Securities then Outstanding and meeting certain other requirements set forth in the Indenture.

               "Debt", with respect to any Person, means (a) indebtedness of such Person for borrowed money evidenced by a bond, debenture, note or other written instrument or agreement by which such Person is obligated to repay such borrowed money and (b) any guaranty by such Person of any such indebtedness of another Person. "Debt" does not include, among other things, (x) indebtedness of such Person under any installment sale or conditional sale agreement or any other agreement relating to indebtedness for the deferred purchase price of property or services, (y) obligations of such Person under any lease agreement (including any lease intended as security), whether or not such obligations are required to be capitalized on the balance sheet of such Person under generally accepted accounting principles, or (z) liabilities secured by any Lien on any property owned by such Person if and to the extent that such Person has not assumed or otherwise become liable for the payment thereof.

               "Excepted Property" includes, among other things, cash, deposit accounts, securities; contracts, leases and other agreements of all kinds; contract rights, bills, notes and other instruments; revenues, accounts and accounts receivable and unbilled revenues, claims, demands and judgments; governmental and other licenses, permits, franchises, consents and allowances; certain intellectual property rights and other general intangibles; vehicles, movable equipment and aircraft; all goods, stock in trade, wares, merchandise and inventory held for sale or lease in the ordinary course of business; materials, supplies, inventory and other personal property consumable in the operation of any property of the Company; fuel; portable tools and equipment; furniture and furnishings; computers and data processing, telecommunications and other facilities used primarily for administrative or clerical purposes or otherwise not used in connection with the operation or maintenance of electric, gas or water utility facilities; coal, ore, gas, oil and other minerals and timber; electric energy, gas (natural or artificial), steam, water and other products generated, produced, manufactured, purchased or otherwise acquired by the Company; real property, gas wells, pipe lines, and other facilities used primarily for the production or gathering of natural gas; all property which is the subject of a lease agreement designating the Company as lessee and the Company's interest in such property and such lease agreement, whether or not such lease agreement is intended as security.

               "Lien" means any mortgage, deed of trust, pledge, security interest, conditional sale or other title retention agreement or any lease in the nature thereof.

               "Permitted Secured Debt" means, as of any particular time,
          (a) Secured Debt which matures less than one year from the date of the issuance or incurrence thereof and is not extendible at the option of the issuer; and any refundings, refinancings and/or replacements of any such Secured Debt by or with similar Secured Debt; (b) Secured Debt secured by Purchase Money Liens or any other Liens existing or placed upon property at the time of, or within one hundred eighty (180) days after, the acquisition thereof by the Company, and any refundings, refinancings and/or replacements of any such Secured Debt; provided, however, that no such Purchase Money Lien or other Lien shall extend to or cover any property of the Company other than (i) the property so acquired and improvements, extensions and additions to such property and renewals, replacements and substitutions of or for such property or any part or parts thereof and (ii) with respect to Purchase Money Liens, other property subsequently acquired by the Company; (c) Secured Debt relating to governmental obligations the interest on which is not included in gross income for purposes of federal income taxation pursuant to Section 103 of the Internal Revenue Code of 1986, as amended (or any successor provision of law), for the purpose of financing or refinancing, in whole or in part, costs of acquisition or construction of property to be used by the Company, to the extent that the Lien which secures such Secured Debt is required either by applicable law or by the issuer of such governmental obligations or is otherwise necessary in order to establish or maintain such exclusion from gross income; and any refundings, refinancings and/or replacements of any such Secured Debt by or with similar Secured Debt; (d) Secured Debt (i) which is related to the construction or acquisition of property not previously owned by the Company or (ii) which is related to the financing of a project involving the development or expansion of property of the Company and (iii) in either case, the obligee in respect of which has no recourse to the Company or any property of the Company other than the property constructed or acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (or the proceeds of such property or such project); and any refundings, refinancings and/or replacements of any such Secured Debt by or with Secured Debt described in clause (iii) above; (e) Secured Debt permitted as described in the first paragraph under this heading; and (f) in addition to the Permitted Secured Debt described in clauses (a) through (e) above, Secured Debt not otherwise so permitted in an aggregate principal amount not exceeding 10% of the Consolidated Tangible Net Worth (as defined in the Indenture, which term, as so defined, includes utility regulatory assets) of the Company and its consolidated subsidiaries, as shown on the latest balance sheet of the Company and its consolidated subsidiaries, audited by independent certified public accountants, dated prior to the date of the creation, issuance, incurrence or assumption of such Secured Debt.

               "Purchase Money Lien" means, with respect to any property being acquired by the Company, a Lien on such property which (a) is taken or retained by the transferor of such property to secure all or part of the purchase price thereof; (b) is granted to one or more Persons other than the transferor which, by making advances or incurring an obligation, give value to enable the grantor of such Lien to acquire rights in or the use of such property; (c) is held by a trustee or agent for the benefit of one or more Persons described in clause (a) or (b) above, provided that such Lien may be held, in addition, for the benefit of one or more other Persons which shall have theretofore given, or may thereafter give, value to or for the benefit or account of the grantor of such Lien for one or more other purposes; or (d) otherwise constitutes a purchase money mortgage or a purchase money security interest under applicable law; and, without limiting the generality of the foregoing, for purposes of the Indenture, the term Purchase Money Lien will be deemed to include any Lien described above whether or not such Lien (x) shall permit the issuance or other incurrence of additional indebtedness secured by such Lien on such property, (y) shall permit the subjection to such Lien of additional property and the issuance or other incurrence of additional indebtedness on the basis thereof and/or (z) shall have been granted prior to the acquisition of such property, shall attach to or otherwise cover property other than the property being acquired and/or shall secure obligations issued prior and/or subsequent to the issuance of the obligations delivered in connection with such acquisition.

               "Secured Debt", with respect to any Person, means Debt created, issued, incurred or assumed by such Person which is secured by a Lien upon any property (other than Excepted Property) of the Company, real, personal or mixed, of whatever kind or nature and wherever located, whether owned at the date of the initial authentication and delivery of the Indenture Securities or thereafter acquired.
          (See Sec. 508.)

          MODIFICATION OF INDENTURE

               Without the consent of any Holders of Indenture Securities, the Company and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

                    (a) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Indenture Securities; or

                    (b) to add one or more covenants of the Company or other provisions for the benefit of all Holders of Indenture Securities or for the benefit of the Holders of, or to remain in effect only so long as there shall be Outstanding, Indenture Securities of one or more specified series, or one or more Tranches thereof, or to surrender any right or power conferred upon the Company by the Indenture; or

                    (c) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture, provided that if such change, elimination or addition adversely affects the interests of the Holders of the Indenture Securities of any series or Tranche in any material respect, such change, elimination or addition will become effective with respect to such series or Tranche only when no Indenture Security of such series or Tranche remains Outstanding; or

                    (d) to provide additional collateral security for the Indenture Securities; or

                    (e) to establish the form or terms of the Indenture Securities of any series or Tranche as permitted by the Indenture; or

                    (f) to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and for any and all other matters incidental thereto; or

                    (g) to evidence and provide for the acceptance of appointment by a successor trustee, co-trustee or separate trustee; or

                    (h) to provide for the procedures required to permit the utilization of a non-certificated system of registration for all, or any series or Tranche of, the Indenture Securities; or

                    (i) to change any place or places where (1) the principal of and premium, if any, and interest, if any, on all or any series of Indenture Securities, or any Tranche thereof, will be payable, (2) all or any series of Indenture Securities, or any Tranche thereof, may be surrendered for registration of transfer, (3) all or any series of Indenture Securities, or any Tranche thereof, may be surrendered for exchange and (4) notices and demands to or upon the Company in respect of all or any series of Indenture Securities, or any Tranche thereof, and the Indenture may be served; or

                    (j) to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any other changes to the provisions thereof or to add other provisions with respect to matters and questions arising under the Indenture, so long as such other changes or additions do not adversely affect the interests of the Holders of Indenture Securities of any series or Tranche in any material respect.

               (See Sec. 1101.)

               Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the Original Indenture in such a way as to require changes to the Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Original Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and the Company and the Trustee may, without the consent of any Holders of Indenture Securities, enter into one or more supplemental indentures to evidence or effect such amendment.

               Except as provided above, the consent of the Holders of a majority in aggregate principal amount of the Indenture Securities of all series then Outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of Indenture Securities Outstanding are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of Outstanding Indenture Securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the Indenture Securities of any series have been issued in more than one Tranche and if the proposed supplemental indenture directly affects the rights of the Holders of one or more, but less than all, of such Tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Indenture Securities of all Tranches so directly affected, considered as one class, will be required; and provided, further, that no such supplemental indenture may
          (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Indenture Security other than pursuant to the terms thereof, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of any Discount Security that would be due and payable upon a declaration of acceleration of Maturity or change the coin or currency (or other property) in which any Indenture Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of any Indenture Security (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the Holder of such Indenture Security, (b) permit the creation of any Lien ranking prior to the Lien of the Indenture with respect to any Class A Bond, or (except in accordance with the Indenture) terminate the Lien of the Indenture or any Class A Bond or deprive the Holders of the benefit of the Lien of the Indenture on any Class A Bond without, in any such case the consent of the Holders of all Indenture Securities then Outstanding, (c) reduce the percentage in principal amount of the Outstanding Indenture Securities of any series, or any Tranche thereof, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the Indenture or of any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of each Outstanding Indenture Security of such series or Tranche, or (d) modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Indenture Securities of any series, or any Tranche thereof, without the consent of the Holder of each Outstanding Indenture Security of such series or Tranche.

               A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of the Holders of, or which is to remain in effect only so long as there shall be Outstanding, Indenture Securities of one or more specified series, or one or more Tranches thereof, or modifies the rights of the Holders of Indenture Securities of such series or Tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the Holders of the Indenture Securities of any other series or Tranche.

               If the supplemental indenture or other document establishing any series or Tranche of Indenture Securities so provides the Holders of such Indenture Securities will be deemed to have consented, by virtue of their purchase of such Indenture Securities, to a supplemental indenture containing the additions, changes or eliminations to or from the Indenture which are specified in such supplemental indenture or other document, no Act of such Holders will be required to evidence such consent and such consent may be counted in the determination of whether the Holders of the requisite principal amount of Indenture Securities have consented to such supplemental indenture. (See Sec. 1102.)

          EVENTS OF DEFAULT

               The Indenture provides that any one or more of the following described events that has occurred and is continuing constitutes an "Event of Default":

                    (a) failure to pay any interest on any Indenture Security within 60 days after the same becomes due and payable if such failure shall occur prior to the Collateral Release Date, or within a period of 30 days after the same becomes due and payable if such failure shall occur on or after the Collateral Release Date; provided, however, that no such failure shall constitute an Event of Default if the Company shall have made a valid extension of the interest payment period with respect to the Indenture Securities of the series of which such Indenture Security is a part, if so provided with respect to such series; or

                    (b) failure to pay any principal or premium, if any, on any Indenture Security when due; provided, however, that no such failure shall constitute an Event of Default if the Company shall have made a valid extension of the maturity of Indenture Securities of the series of which such Indenture Security is a part, if so provided with respect to such series; or

                    (c) failure to perform, or breach of, any covenant or warranty of the Company contained in the Indenture for 90 days after written notice to the Company from the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Indenture Securities then Outstanding as provided in the Indenture unless the Trustee, or the Trustee and the Holders of a principal amount of Indenture Securities not less than the principal amount of Indenture Securities the Holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration; provided, however, that the Trustee, or the Trustee and the Holders of such principal amount of Indenture Securities, as the case may be, will be deemed to have agreed to an extension of such period if corrective action is initiated by the Company within such period and is being diligently pursued; or

                    (d) default under any bond, debenture, note or other evidence of Debt of the Company or under any mortgage, indenture, or other instrument to secure or evidence any Debt of the Company, which default (1) shall constitute a failure to make any payment in excess of $5,000,000 of the principal of, or interest on, such Debt or (2) shall have resulted in such Debt in an amount in excess of $10,000,000 becoming or being declared due and payable prior to the date it would otherwise have become due and payable, without such payment having been made, such Debt having been discharged, or such acceleration having been rescinded or annulled, within a period of 90 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Indenture Securities then Outstanding, as provided in the Indenture; it being understood, however, that no event described in this clause (d) will constitute an "Event of Default" prior to the Collateral Release Date; or

                    (e) certain events in bankruptcy, insolvency or reorganization of the Company.

                    (f) so long as the Trustee holds any Outstanding Class A Bonds which were delivered to the Trustee as the basis for the authentication and delivery of Indenture Securities which remain outstanding, the occurrence of a matured event of default under the Class A Mortgage under which such Class A Bonds were delivered (other than any such matured event of default which is of similar kind or character to the Event of Default described in (c) above and which has not resulted in the acceleration of the Class A Bonds Outstanding under such Class A Mortgage); provided that the waiver or cure of any such event of default and the rescission and annulment of the consequences thereof shall constitute a cure of the corresponding Event of Default under the Indenture and a rescission and annulment of the consequences thereof. (See Sec. 701.)

          REMEDIES

               If an Event of Default occurs and is continuing, then either the Trustee or the Holders of not less than 33% in aggregate principal amount of the Indenture Securities then Outstanding may declare the principal amount (or if any of the Indenture Securities are Discount Securities, such portion of the principal amount thereof as may be specified in the terms thereof) of all of such Indenture Securities, together with premium, if any, and accrued interest, if any, thereon, to be due and payable immediately by written notice to the Company (and to the Trustee if given by the Holders of Indenture Securities).

               At any time after such a declaration of acceleration of the Maturity of the Indenture Securities then Outstanding, but before a judgment or decree for payment of the money due has been obtained, such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

                    (a) the Company has paid or deposited with the Trustee a sum sufficient to pay

                         (1)  all overdue interest, if any, on all
                    Indenture Securities then Outstanding;

                         (2) the principal of and premium, if any, on any Indenture Securities then Outstanding which have become due otherwise than by such declaration of acceleration and interest, if any, thereon at the rate or rates prescribed therefor in such Indenture Securities;

                         (3) interest, if any, upon overdue interest, if any, at the rate or rates prescribed therefor in such Indenture Securities, to the extent that payment of such interest is lawful; and

                         (4) all amounts due to the Trustee under the Indenture; and

                    (b) all Events of Default with respect to Indenture Securities of such series, other than the non-payment of the principal of the Indenture Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.
               (See Sec. 702.)

               If an Event of Default occurs and is continuing, the Holders of a majority in principal amount of the Outstanding Indenture Securities will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; provided, however, that (a) such direction does not conflict with any rule of law or with the Indenture, and could not involve the Trustee in personal liability in circumstances where indemnity would not, in the Trustee's sole discretion, be adequate and (b) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction. (See Sec. 712.)

               The Indenture provides that no Holder of any Indenture Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or for any other remedy thereunder unless (a) such Holder has previously given to the Trustee written notice of a continuing Event of Default; (b) the Holders of a majority in aggregate principal amount of the Outstanding Indenture Securities have made written request to the Trustee to institute proceedings in respect of such Event of Default and have offered the Trustee reasonable indemnity against costs and liabilities to be incurred in complying with such request; and
          (c) for 60 days after receipt of such notice, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such 60 day period by the Holders of a majority in aggregate principal amount of Indenture Securities then Outstanding. Furthermore, no Holder of any Indenture Securities will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of any other Holders of Indenture Securities. Notwithstanding that the right of a Holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, each Holder of an Indenture Security will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such Indenture Security when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired or affected without the consent of such Holder. The Indenture provides that the Trustee give the Holders notice of any default under the Indenture to the extent required by the Trust Indenture Act, unless such default shall have been cured or waived, except that no such notice to Holders of a default of the character described in clause (c) under " Events of Default" may be given until at least 75 days after the occurrence thereof. For purposes of the preceding sentence, the term "default" means any event which is, or after notice or lapse of time, or both, would become, an Event of Default. The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in,good faith determines the withholding of such notice to be in the interests of the Holders. (See Secs. 707, 708 and 802.).

               In addition to every other right and remedy provided in the Indenture, the Trustee may exercise any right or remedy available to the Trustee in its capacity as owner and holder of Class A Bonds which arises as a result of a default or matured event of default under Class A Mortgage, whether or not an Event of Default under the Indenture has occurred and is continuing. (See Sec. 716.)

               The Company is required to file annually with the Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.


          CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

               The Indenture provides that the Company shall not consolidate with or merge into any other Person, or convey or otherwise transfer, or lease, all of its properties, as or substantially as an entirety, to any Person, unless the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or other transfer, or which leases (for a term extending beyond the last Stated Maturity of the Indenture Securities then Outstanding), all of the properties of the Company, as or substantially as an entirety, shall be a Person organized and existing under the laws of the United States, any State or Territory thereof or the District of Columbia or under the laws of Canada or any Province thereof and shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest, if any, on all the Indenture Securities then Outstanding and the performance and observance of every covenant and condition of the Indenture to be performed or observed by the Company. In the case of the conveyance or other transfer, or lease, of all of the properties of the Company, as or substantially as an entirety, to any Person as contemplated above, the Company would be released and discharged from all obligations under the Indenture and on all Indenture Securities then Outstanding unless the Company elects to waive such release and discharge. Upon any such consolidation or merger or any such conveyance, transfer or lease of properties of the Company, the successor, transferee or lessee shall succeed to, and be substituted for, and may exercise every power and right of, the Company under the Indenture. For purposes of the Indenture, the conveyance, other transfer, or lease by the Company of all of its facilities (a) for the generation of electric energy, (b) for the transmission of electric energy or
          (c) for the distribution of electric energy, in each case considered alone, or all of its facilities described in clauses
          (a) and (b), considered together, or all of its facilities described in clauses (b) and (c), considered together, shall in no event be deemed to constitute a conveyance or other transfer of all the properties of the Company, as or substantially as an entirety, unless, immediately following such conveyance, transfer or lease, the Company shall own no unleased properties in the other such categories of property not so conveyed or otherwise transferred or leased. (See Sec. 1001.)

               If, at any time after the Collateral Release Date, the Company shall convey or otherwise transfer any part of its properties which does not constitute the entirety, or substantially the entirety, thereof to another Person meeting the requirements set forth in the preceding paragraph, and if
          (a) such transferee shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest, if any, on all Indenture Securities then Outstanding and the performance and observance of every covenant and condition of the Indenture to be performed or observed by the Company, and
          (b) there shall be delivered to the Trustee an independent expert's certificate (i) describing the property so conveyed or transferred and identifying the same as facilities for the generation, transmission or distribution of electric energy and
          (ii) stating that the aggregate principal amount of the Indenture Securities then Outstanding does not exceed 70% of the fair value of such property, then the Company shall be released and discharged from all obligations and covenants under the Indenture and on all Indenture Securities then Outstanding unless the Company elects to waive such release and discharge. In such event, the transferee shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture. (See Sec. 1005.)

          SATISFACTION AND DISCHARGE

               Any Indenture Securities, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the Indenture and, at the Company's election, the entire indebtedness of the Company in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the Trustee or any Paying Agent (other than the Company), in trust: (a) money in an amount which will be sufficient, or (b) in the case of a deposit made prior to the maturity of such Indenture Securities, Eligible Obligations, which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the Trustee or such Paying Agent, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Indenture Securities. For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof and such other obligations or instruments as shall be specified with respect to the Indenture Securities of any particular series. (See Sec. 601.)

               The Indenture will be deemed to have been satisfied and discharged when no Indenture Securities remain Outstanding thereunder and the Company has paid or caused to be paid all other sums payable by the Company under the Indenture. (See Sec. 602.)

          INFORMATION CONCERNING THE TRUSTEE

               The Trustee will have, and will be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Trustee will be under no obligation to exercise any of the powers vested in it by the Indenture at the request of any Holder of Indenture Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (See Secs. 801 and 803.)

               The Trustee may resign at any time by giving written notice thereof to the Company or may be removed at any time by Act of the Holders of a majority in principal amount of the Indenture Securities then outstanding delivered to the Trustee and the Company. No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing, if the Company has delivered to the Trustee an instrument appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (See Sec. 810.)

          EVIDENCE TO BE FURNISHED TO THE TRUSTEE

               Compliance with the Indenture provisions is evidenced by written statements of Company officers or persons selected or paid by the Company. In certain cases, opinions of counsel and certifications of an engineer, appraiser or other expert (who in some cases must be independent) must be furnished. In addition, the Indenture requires that the Company give the Trustee, not less than annually, a brief statement as to the Company's compliance with the conditions and covenants under the Indenture. (See Sec. 507.)

          GOVERNING LAW

               The Indenture and the Indenture Securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act shall be applicable. (See Sec. 112.)


                           DESCRIPTION OF THE 1941 MORTGAGE


          GENERAL

               Class A Bonds may be issued under the Indenture, dated as of April 1, 1941 (the "Original 1941 Mortgage"), between the Company and The Chase Manhattan Bank, as trustee (the "1941 Mortgage Trustee"), the Original 1941 Mortgage, as amended and supplemented from time to time, being hereinafter referred to as the "1941 Mortgage". The terms of such Class A Bonds will include those stated therein and in the 1941 Mortgage and those made part of the 1941 Mortgage by the Trust Indenture Act. The following summary of certain terms of the 1941 Mortgage does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the 1941 Mortgage, and the Trust Indenture Act. Capitalized terms used under this heading which are not otherwise defined in this Prospectus have the meanings ascribed thereto in the 1941 Mortgage. Whenever particular provisions or defined terms in the 1941 Mortgage are referred to herein, such provisions or defined terms are incorporated by reference herein.

               The 1941 Mortgage provides for the issuance thereunder of multiple series of bonds, as discussed below under "Issuance of Additional 1941 Mortgage Bonds". All bonds issued under the 1941 Mortgage are collectively referred to herein as the "1941 Mortgage Bonds".

               At the date of this Prospectus, approximately $305 million in aggregate principal amount of 1941 Mortgage Bonds are Outstanding. The Company's Credit Agreement, referred to under DESCRIPTION OF THE 1992 MORTGAGE "General", limits the aggregate principal amount of 1941 Mortgage Bonds which may be Outstanding under the 1941 Mortgage at any time to approximately $411 million.
                                       31

          SECURITY

               General

               The 1941 Mortgage constitutes a lien on substantially all the real property and tangible personal property of the Company, other than property excepted from the lien thereof and such property as may have been released from the lien thereof in accordance with the terms thereof, subject to no liens prior to the lien of the 1941 Mortgage other than Permitted Encumbrances and certain other liens permitted to exist.

               The 1941 Mortgage provides that after-acquired property (other than excepted property) will be subject to the lien of the 1941 Mortgage except as otherwise set forth under "Consolidation, Merger, Etc." In addition, after-acquired property may be subject to liens existing or placed thereon at the time of acquisition thereof, including, but not limited to, purchase money liens and, in certain circumstances, to liens attaching to such property prior to the recording and/or filing of an instrument specifically subjecting such property to the lien of the 1941 Mortgage.

               Excepted Property

               There are excepted from the lien of the 1941 Mortgage, among other things (a) bills, notes and accounts receivable, cash, choses in action, operating agreements and leases in which the Company is the lessor; (b) shares of stock, bonds and other securities (except those specifically subjected to such lien or required to be pledged); (c) goods and merchandise acquired for the purpose of sale in the ordinary course of business; and fuel, materials, supplies and other personal property which are consumable in their use in the operation of, or are not in use in connection with or connected as fixtures to, the plants and systems of the Company; (d) the Company's franchise to be a corporation; and (e) other property excepted as described under "Consolidation, Merger, Etc." (See Granting Clauses.)

               Properties held by subsidiaries of the Company, as well as properties leased from other Persons, are not subject to the lien of the 1941 Mortgage.

               Permitted Encumbrances

               For purposes of the 1941 Mortgage, Permitted Encumbrances and such other liens include, without limitation (a) liens for taxes or governmental charges which are not delinquent; (b) liens for taxes or governmental charges which are being contested in good faith and by appropriate proceedings; (c) liens, securing obligations neither assumed nor paid by the Company, on real estate acquired for transmission or distribution purposes; (d) easements or reservations in property of the Company for roads, railroads, telephone lines, pipelines, gas transportation lines, transmission lines and other like purposes, water rights, building and use restrictions, and defects in title to, and leases of, minor parts or the trust estate which do not in the opinion of counsel materially impair the use of the affected property in the Utility Business; (e) undetermined liens and charges incidental to current construction or current operation;
          (f) duties or contractual obligations to any municipality or public authority; (g) defects in title to rights-of-way for transmission or distribution lines which, in the opinion of counsel, do not materially impair the operation of the Utility Business; or may be remedied without undue burden or expense; (h) rights reserved to or vested in any municipality or public authority to terminate any right, power, franchise, grant, license, or permit, or to purchase or recapture or designate a purchaser of any property of the Company; (i) leases existing at April 1, 1941 and renewals thereof; and (j) rights granted or created or burdens assumed by the Company under joint use and similar agreements or under any law or governmental regulation or permit relating to the Company's occupancy of or interference with public lands, rivers, streams, navigable waters, bridges or highways.(See Art. I, Sec. 3.)

               Trustee's Lien

               The 1941 Mortgage provides that the 1941 Mortgage Trustee will have a lien, prior to the lien on behalf of the holders of 1941 Mortgage Bonds, upon the Mortgaged Property for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (See Art. XII, Sec. 8.).

          ISSUANCE OF ADDITIONAL 1941 MORTGAGE BONDS

               General

               The aggregate principal amount of 1941 Mortgage Bonds which may be authenticated and delivered under the 1941 Mortgage is effectively unlimited. 1941 Mortgage Bonds of any series may be issued from time to time on the basis of, and in an aggregate principal amount not exceeding:

                    (a) 60% of the Cost or fair value to the Company (whichever is less) of Net Property Additions (as described below) which do not constitute Funded Property;

                    (b)  the aggregate principal amount of Retired Bonds;
               and

                    (c) an amount of cash deposited with the 1941 Mortgage Trustee.

          (See Art. III.)

               Property Additions generally include any property which is properly chargeable to the utility plant accounts of the Company and is used or useful or to be used in the Utility Business. Net Property Additions means, generally, Property Additions (not theretofore funded by use as the basis for the authentication and delivery of 1941 Mortgage Bonds, the withdrawal of cash or the release of Funded Property) after deducting the amount of Property Retirements not previously deducted (net of cash, obligations and other property delivered to the 1941 Mortgage Trustee in connection with such Property Retirements). (See Art. I, Sec. 4.)

               Retired Bonds means 1941 Mortgage Bonds which have been retired (but not by use of certain cash proceeds including proceeds of the release of or insurance on Funded Property) and have not theretofore been used for any purpose under the 1941 Mortgage.

               Net Earnings Test

               In general, the issuance of 1941 Mortgage Bonds is subject to the delivery to the 1941 Mortgage Trustee of a Net Earnings Certificate showing net earnings of the Company for 12 consecutive months within the preceding 15 months to be at least two times the annual interest requirements on all 1941 Mortgage Bonds at the time Outstanding (except any to be retired in connection with the new issue), new 1941 Mortgage Bonds then applied for and all other indebtedness (with certain exceptions) secured by a lien prior to the lien of the 1941 Mortgage. Net earnings are calculated before, among other things, provisions for income taxes. The calculation of net earnings also does not take into account profits or losses from the sale or disposal of capital assets or securities, and, for purposes of the Net Earnings Certificate, not more than 15% of net earnings may consist of net nonoperating income and/or net operating revenue from sources other than the Utility Business. (See Art. I, Sec. 5 and Art. III, Sec. 5.)

               The Company is not required to deliver a Net Earnings Certificate prior to issuance of 1941 Mortgage Bonds on the basis of Retired Bonds unless (a)(i) the new 1941 Mortgage Bonds are issued within one year after the issuance of, or more than two years prior to the stated maturity of, the Retired Bonds and (ii) the new 1941 Mortgage Bonds bear a greater rate of interest than such Retired Bonds or (b) the new 1941 Mortgage Bonds are issued in respect of Retired Bonds the interest charges on which have been excluded from any Net Earnings Certificate filed with the 1941 Mortgage Trustee since the retirement of such 1941 Mortgage Bonds.

               1941 Mortgage Bonds Issuable

               As of August 31, 1998, there was no material amount of Net Property Additions available to be used as the basis for the authentication and delivery of 1941 Mortgage Bonds; and as of September 3, 1998, the amount of Retired Bonds was $445 million. Such Retired Bonds would permit, and the net earnings test would not prohibit, the authentication and delivery of $445 million in aggregate principal amount of 1941 Mortgage Bonds at an assumed interest rate of 7.5% per annum.

               Net Property Additions and Retired Bonds may also be made the basis of the withdrawal of cash deposited in connection with the release of property from the lien of the 1941 Mortgage, as discussed in "Withdrawal of Cash".

          RELEASE OF PROPERTY

               Unless a Default has happened and is continuing, the Company may obtain the release from the lien of the 1941 Mortgage of any property (except for cash, obligations or other personal property held by the 1941 Mortgage Trustee) upon delivery to the 1941 Mortgage Trustee of, among other things, cash and purchase money obligations having an aggregate fair value at least equal to the fair value of the property to be released; provided, however, that the aggregate principal amount of such purchase money obligations will not exceed 66 2/3% of the fair value of such property; and provided, further, that the aggregate principal amount of purchase money obligations and governmental obligations delivered in connection with a taking of Company property by eminent domain at any one time held as part of the Trust Estate, shall not exceed 15% of the aggregate principal amount of 1941 Mortgage Bonds then Outstanding. (See Art. VII, Sec. 3.)

               The 1941 Mortgage provides simplified procedures for the release of minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the 1941 Mortgage Trustee.


          WITHDRAWAL OF CASH

               Unless a Default has happened and has not been remedied, all or any part of the moneys received by the 1941 Mortgage Trustee in consideration of any release, including payments on account of purchase money obligations or governmental obligations so received, at the election of the Company, shall

                    (a) be withdrawn from time to time by the Company (i) in an amount equal to 166 2/3% of the principal amount of 1941 Mortgage Bonds to the authentication and delivery of which the Company is entitled on the basis of Net Property Additions and/or (ii) in an amount equal to the principal amount of 1941 Mortgage Bonds to the authentication and delivery of which the Company is entitled on the basis of Retired Bonds; or

                    (b) be applied by the 1941 Mortgage Trustee to the purchase or redemption of 1941 Mortgage Bonds, as directed by the Company, but subject to the deposit by the Company of certain additional moneys to pay premium and accrued interest. (See Art. VII, Secs. 9 and 10.)

               See "Issuance of Additional 1941 Mortgage Bonds 1941 Mortgage Bonds Issuable" for information regarding available Net Property Additions and Retired Bonds.

          CONSOLIDATION, MERGER, ETC.

               Nothing in the 1941 Mortgage prevents any consolidation or merger of the Company or of any successor company with or into which it has been lawfully consolidated or merged, with or into any corporation, or any conveyance, transfer or lease, subject to the 1941 Mortgage, of the Mortgaged Property as an entirety or substantially as an entirety to any corporation lawfully entitled to acquire or lease and operate the same; provided, however, that any such lease shall be made expressly subject to immediate termination by the Company or by the 1941 Mortgage Trustee at any time during the continuance of a Default, and also by the purchaser of the property so leased at any sale thereof under the 1941 Mortgage; and provided, further, that upon any such consolidation, merger, conveyance or transfer, or upon any such lease the term of which extends beyond the date of maturity of any of the 1941 Mortgage Bonds then Outstanding, the payment of the principal, premium, if any, and interest, if any, on all of the 1941 Mortgage Bonds then Outstanding, and the performance of all the covenants in the 1941 Mortgage shall be assumed by the corporation formed by such consolidation or into which such merger shall have been made, or by the lessee under any such lease the term of which extends beyond the date of maturity of any of the 1941 Mortgage Bonds. (See Art. XI, Sec. 1.)

               In case the Company is so consolidated with or merged into any other corporation, or shall so convey or transfer, subject to the 1941 Mortgage, the Mortgaged Property as aforesaid, the 1941 Mortgage will not (unless the successor corporation elects otherwise) become and be a lien upon any of the properties and franchises of the successor corporation owned or acquired at the time of such merger, consolidation, conveyance or transfer, or thereafter, except those acquired by it from the Company and except, among other things (a) betterments, extensions, improvements, additions, repairs, renewals, replacements, substitutions and alterations to, upon, for and of the Mortgaged Property, (b) property acquired or constructed with the proceeds of any insurance on any part of the Mortgaged Property or with the proceeds of any part of the Mortgaged Property released from the lien of the 1941 Mortgage or taken by the exercise of the power of eminent domain, and (c) property acquired to maintain and preserve and keep the Mortgaged Property in good condition, repair and working order. (See Art. XI, Sec. 3.)

          MODIFICATION OF 1941 MORTGAGE

               Without the consent of any holders of 1941 Mortgage Bonds, the Company and the 1941 Mortgage Trustee may enter into one or more supplemental indentures for any of the following purposes:

                    (a) to correct the description of any property mortgaged or pledged or to subject to the lien of the 1941 Mortgage, additional property then owned by the Company;

                    (b) to add to the limitations specified in the 1941 Mortgage on the authorized amount, issue and purposes of issue of the 1941 Mortgage Bonds, or of any series thereof, other limitations thereafter to be observed;

                    (c) to provide for creation of any series of 1941 Mortgage Bonds specifying the form and provisions thereof;

                    (d) to provide for the creation of a sinking amortization, improvement, renewal or other fund for the benefit of all or any of the 1941 Mortgage Bonds of any one or more series specifying the terms and conditions thereof;

                    (e) to vary the basic redemption provisions contained in the Original 1941 Mortgage, or to fix new provisions, in respect of the redemption of 1941 Mortgage Bonds of any series;

                    (f) to evidence the succession of another corporation to the Company or successive successions, and assumption by a successor corporation of the covenants and obligations of the Company under the 1941 Mortgage;

                    (g) to provide for the issue under the 1941 Mortgage, of particular series of 1941 Mortgage Bonds convertible, at the option of the holders thereof, into other obligations or into capital stock of any class of the Company, specifying the terms and conditions of such conversion;

                    (h) to add further covenants for the protection of the mortgaged premises and of the holders of 1941 Mortgage Bonds, and to make the occurrence and continuance of a default in any of such additional covenants an event of default permitting the enforcement of all or any of the several remedies provided in the 1941 Mortgage.

                    (i) to cure any ambiguity, or correct or supplement any inconsistent or defective provision contained in the 1941 Mortgage;

                    (j) to make such provision in regard to matters or questions arising under the 1941 Mortgage or to add to the 1941 Mortgage such other provisions as may be necessary of desirable and not inconsistent with the 1941 Mortgage;

                    (k) to give effect to action taken by bondholders at a meeting or by consent; and

                    (l) to alter, amend or add to any and all the provisions of the 1941 Mortgage in any particular whatsoever as shall be required to qualify the 1941 Mortgage and any supplemental indenture under the Trust Indenture Act.

          (See Art. XIII, Sec. 1)

               Except as provided above, any change or alteration of the 1941 Mortgage requires the consent of the holders of not less than 75% in principal amount of the 1941 Mortgage Bonds then Outstanding and of not less than 75% in principal amount of the Outstanding 1941 Mortgage Bonds of any one or more series which may be affected by any such modification differently from other series; except that the bondholders, without the consent of the holder of each 1941 Mortgage Bond affected, have no power to (a) extend the maturity of any 1941 Mortgage Bonds, (b) reduce the premium, if any, or the rate of interest thereon or otherwise modify the terms of payment of principal, premium or interest,
          (c) permit the creation of any lien ranking prior or on a parity with the lien of the 1941 Mortgage with respect to any of the Mortgaged Property, (d) deprive any nonassenting bondholder of a lien upon the Mortgaged Property for the security of his 1941 Mortgage Bonds, or (e) reduce the percentage of bondholders authorized to take such action. The Company has reserved the right to amend the 1941 Mortgage, without any consent or other action by holders of the 1941 Mortgage Bonds of any series created after July 31, 1976 to reduce the required consent of bondholders as described above from 75% to 60%.

          (See Art XIV, Sec. 6.)

               The Trustee, as holder of the Class A Bonds delivered to it under the Indenture, and possibly the holders of additional 1941 Mortgage Bonds issued subsequent to the date of this Prospectus, will be deemed to have consented to the execution and delivery of a supplemental indenture containing one or more, or all, of the amendments to the 1941 Mortgage described below:

                    (a) to expand the definition of property additions to eliminate geographical restrictions to certain states and allow the inclusion of properties located anywhere in the United States and in Canada and Mexico, or their coastal waters; to include space satellites and stations, solar power satellites and other analogous facilities; and to delete the requirement that property additions have been acquired or constructed within five years;

                    (b) to remove the requirement that certificates delivered to the 1941 Mortgage Trustee be verified;

                    (c) to eliminate the dividend and redemption restriction;

                    (d) (i) to eliminate the provisions for the replacement reserve; or, in the alternative

                         (ii) to change the amount required to be credited to replacement reserve to an amount not less than 10% of the Company's gross operating revenues from the Utility Business (remaining after deducting the cost to the Company of fuel used in the Utility Business and of electricity purchased for resale or exchange) less the amounts expended for maintenance of the property of the Company pertaining to the Utility Business; or, in the alternative

                         (iii) to change the amount required to be credited to replacement reserve to an amount not less than the lower of (A) (i) 2% of the cost of the depreciable property of the Company subject to the lien of the 1941 Mortgage less (ii) the amounts expended for maintenance of the property of the Company pertaining to the Utility Business or (B) 10% of the Company's gross operating revenues from the Utility Business (remaining after deducting the cost to the Company of fuel used in the Utility Business and of electricity purchased for resale or exchange) less the amounts expended for maintenance of the property of the Company pertaining to the Utility Business;

                    (e) to change the opinion of counsel required to be delivered upon the certification of property additions to delete the requirement that the Company have all necessary permission from governmental authorities to use and operate such property additions;

                    (f) to specifically allow the inclusion of earnings collected subject to refund in net earnings for purposes of the interest coverage requirement for the issuance of 1941 Mortgage Bonds;

                    (g) to specifically permit the debt component, in addition to the equity component, of the allowance for funds used during construction to be included in net earnings for purposes of the interest coverage requirement for the issuance of 1941 Mortgage Bonds;

                    (h) to increase the maximum percentage of net non-operating income in relation to total net earnings, in the application of the interest coverage test, from 15% to 25%;

                    (i) to change the interest coverage requirement for the issuance of 1941 Mortgage Bonds to a requirement that net earnings be at least equal to the lower of (A) 2 (or any higher amount) times interest charges on, or (B) 15% (or any higher percentage) of the principal amount of, Outstanding 1941 Mortgage Bonds, including the 1941 Mortgage Bonds applied for, and prior lien indebtedness;

                    (j) to raise the minimum dollar amount of fire and other losses that must be payable to the 1941 Mortgage Trustee from $10,000 to 5% (or any lower percentage) of the principal amount of Outstanding 1941 Mortgage Bonds; and to specifically permit the Company to carry insurance policies with deductible provisions equal to 5% (or any lower percentage) of the principal amount of Outstanding 1941 Mortgage Bonds or any higher deductible amount usually contained in the policies of other companies owning and operating similar properties;

                    (k) to modify the special release provision of the 1941 Mortgage to increase the amount of the fair value of property which may be released from the lien of the 1941 Mortgage without compliance with all the conditions of the general release provision from $15,000 to the greater of $25,000 or 1% of the aggregate principal amount of Outstanding 1941 Mortgage Bonds and to eliminate the requirement that a certified resolution of the Board of Directors of the Company be delivered to the 1941 Mortgage Trustee in connection with a release of property under such provision;

                    (l) to qualify the covenant of the Company to "observe and conform to all valid requirements of any governmental authority relative to any of the mortgaged property" so as not to require such observance and conformance so long as the Company is doing all things technologically and economically feasible toward such observance and compliance;

                    (m) to modify the general release provision to allow property, the ownership of which (rather than the use of which) by the Company is no longer desirable in the judicious management and maintenance of the mortgaged property or in the conduct of the business of the Company, to be released from the lien of the 1941 Mortgage;

                    (n) to add a definition of the term "fair value", providing, among other things, that "fair value" with respect to any property will be determined by reference to
               (i) the amount which would be likely to be obtained in an arm's length transaction with respect to such property between an informed and willing buyer and an informed and willing seller, under no compulsion, respectively, to buy or sell, (ii) the amount of investment with respect to such property which, together with a reasonable return thereon, would be likely to be recovered through ordinary business operations or otherwise, (iii) the cost, accumulated depreciation and replacement cost with respect to such property and (iv) any other relevant factors;

                    (o) to add a definition of the term "purchase money mortgage" to mean, generally, a lien on the property being acquired or disposed of by the Company or being released from the lien of the 1941 Mortgage which is retained by the transferor of such property or granted to one or more persons in connection with the transfer or release thereof, or granted to or held by a trustee or agent for any such persons, and which would include, among other things, liens which (i) permit the incurrence of indebtedness secured thereby in addition to indebtedness incurred in connection with the transfer of specific property, (ii) permit the subjection of other property to the lien thereof and/or
               (iii) were granted prior to any particular transfer of property, which cover other property and/or which secure other obligations issued prior or subsequent to the obligations delivered in connection with any particular acquisition, disposition or release of property; and to add a definition of the term "purchase money obligation" to mean an obligation secured by a purchase money mortgage;

                    (p)  to modify the provision described in clause
               (a)(ii) in the first paragraph under "Withdrawal of Cash" to refer to 166 2/3% of the principal amount of 1941 Mortgage Bonds in lieu of the principal amount thereof;

                    (q) to modify the provisions described in the second proviso to the first paragraph under "Release of Property"
               (i) to delete such provisions or to provide that the same may be disregarded upon specified conditions; or (ii) to delete from such provisions the limitation of 15%; or (iii) to change such percentage to any higher percentage not exceeding 100%; and/or

                    (r) to eliminate any requirement to deliver a Net Earnings Certificate in connection with the authentication and delivery of 1941 Mortgage Bonds on the basis of Retired Bonds.
               (See Art. IV, Sec.3 of Thirty-Fourth Supplemental
               Indenture.)

               The prospective amendments described in clauses (o), (p) and
          (q) in the preceding paragraph, if adopted, would have the effect, among other things, of facilitating transactions which would result in a disaggregation of the generation, transmission and/or distribution segments of the Company's business, including transfers to other entities whether or not affiliated with the Company. See RISK FACTORS "Retail Competition" for information regarding the possible divestiture by the Company of its generation assets.


          DEFAULTS

               The following events are defined for all purposes of the 1941 Mortgage as "Defaults":

                    (a) failure to pay the interest on any 1941 Mortgage Bond, or to make any sinking fund payment required hereunder in respect of 1941 Mortgage Bonds of any series, for a period of 60 days after such interest or sinking fund payment, as the case may be, shall have become due and payable; or

                    (b) failure to pay the principal of or premium, if any, on any 1941 Mortgage Bond when and as the same shall become due and payable, whether at stated maturity, upon redemption or otherwise; or

                    (c) failure to perform or observe any other covenant or condition required to be performed or observed by the Company (except in respect of the refund or reimbursement of taxes, assessments or other governmental charges, for which the holders of 1941 Mortgage Bonds may look only to the Company), for a period of 90 days after written notice thereof shall have been given to the Company by the 1941 Mortgage Trustee or to the Company and the 1941 Mortgage Trustee by the holders of at least 10% in principal amount of the 1941 Mortgage Bonds at the time Outstanding; or

                    (d) certain events relating to the bankruptcy, insolvency or reorganization of the Company or the appointment of a receiver or trustee for its property; or

                    (e) so long as the Trustee under the Indenture holds any 1941 Mortgage Bonds as Class A Bonds under the
               Indenture, an "Event of Default" under the Indenture; provided, however, that the waiver or cure of such "Event of

               Default" under the Indenture will constitute a cure of the corresponding Default under the 1941 Mortgage and a rescission and annulment of the consequences thereof.

          (See Art. VIII, Sec. 1 of Original 1941 Mortgage, and Art. IV, Sec. 1 of Thirty-Fourth Supplemental Indenture).

          REMEDIES

               Upon the occurrence of a Default under the 1941 Mortgage, the 1941 Mortgage Trustee may, and upon the written request of the holders of a majority in aggregate principal amount of the 1941 Mortgage Bonds then Outstanding shall, by notice in writing given to the Company, declare the principal of all 1941 Mortgage Bonds then Outstanding and the interest accrued thereon, if any, immediately due and payable. If, at any time after such declaration, and prior to the stated maturity of the latest maturing 1941 Mortgage Bonds then Outstanding, and before any judgment or decree for the payment of the moneys due shall have been entered, all arrears of interest upon all 1941 Mortgage Bonds then Outstanding, with interest (if and to the extent permitted by law) on the overdue installments of interest at the respective rates borne by such 1941 Mortgage Bonds, and the reasonable expenses of the 1941 Mortgage Trustee and all other sums payable under the 1941 Mortgage (except the principal of 1941 Mortgage Bonds so declared to be due and payable, unless such 1941 Mortgage Bonds shall in the meantime have matured by their terms, and except interest accrued thereon since the last preceding interest payment date) shall have been duly paid, and all other Defaults, if any, have been cured or adequate arrangements have been made therefor, then in every such case the holders of at least a majority in aggregate principal amount of the 1941 Mortgage Bonds then Outstanding may waive the Default by reason of which the principal of the 1941 Mortgage Bonds shall have so become due and payable, and may rescind and annul such declaration and its consequences, but no such waiver or rescission or annulment shall extend to or affect any subsequent or other then existing Default or impair any right or remedy consequent thereon. (See Art. VIII, Sec. 3.)

               The 1941 Mortgage provides that, in case one or more Defaults have happened and have not been remedied, the Company, upon demand of the 1941 Mortgage Trustee, will forthwith surrender to the 1941 Mortgage Trustee possession of, and, to the extent permitted by law, the 1941 Mortgage Trustee, may enter and take possession of, the Trust Estate, and may use, operate, manage and control the same and conduct the business thereof or, with or without entry, may sell the same to the highest bidder. (See Art. VIII, Secs. 4 and 5.) In case of any sale of the Trust Estate or any part thereof, whether made under power of sale or by virtue of judicial proceedings, the principal of and interest, if any, on all 1941 Mortgage Bonds then Outstanding, if not
          already due, will immediately become due and payable.   (See Art.
          VIII, Sec. 1)

               The holders of not less than a majority in aggregate principal amount of the 1941 Mortgage Bonds at the time Outstanding may, during the continuance of a Default, (a) require the 1941 Mortgage Trustee to take all such steps for the protection and enforcement of its rights and the rights of the holders of 1941 Mortgage Bonds or to take appropriate judicial proceedings as the 1941 Mortgage Trustee shall deem most expedient; and (b) direct the time, method, and place of conducting any proceeding for any remedy available to the 1941 Mortgage Trustee, or exercise any trust or power conferred upon the 1941 Mortgage Trustee or (c) on behalf of the holders of all the 1941 Mortgage Bonds, consent to the waiving of any past Default and its consequences except a Default with respect to the payment of principal or interest; provided, however, that (x) such direction shall not be otherwise than in accordance with law or the 1941 Mortgage, and that the 1941 Mortgage Trustee may decline to follow any such direction which, in its opinion, or as it may be advised, would be prejudicial to the holders of 1941 Mortgage Bonds not parties thereto. (See Art. VIII, Sec. 6 and 21.)

               The 1941 Mortgage provides that no holder of any 1941 Mortgage Bond will have any right to institute any proceeding in equity or at law for the collection of any sum due from the Company on account of principal, and premium, if any, or interest, or for the appointment of a receiver or trustee, or for any other remedy, unless (a) such holder previously has given to the 1941 Mortgage Trustee written notice of Default and of the continuance thereof, and (b) the holders of not less than a majority in aggregate principal amount of the 1941 Mortgage Bonds then Outstanding have made written request upon the 1941 Mortgage Trustee to institute such proceeding and shall have offered to the 1941 Mortgage Trustee reasonable indemnity and security against the costs, expenses and liabilities to be incurred therein or thereby, (c) the 1941 Mortgage Trustee for 60 days after receipt of such notice, request and offer of indemnity has failed to institute such proceeding, and (d) no directions inconsistent with such request have been given by other holders; it being understood that no one or more holders of 1941 Mortgage Bonds will have any right to affect, disturb or prejudice the rights of the holders of any other 1941 Mortgage Bonds. (See Art. VIII, Sec. 16.)

               Nothing contained in the 1941 Mortgage will affect or impair the right of action, which is absolute and unconditional, of the holders of the 1941 Mortgage Bonds to institute suit to enforce the payment of the principal thereof and the premium, if any, and interest, if any, thereon. (See Art. VIII, Sec. 16.)

               The 1941 Mortgage provides that the 1941 Mortgage Trustee will, within 90 days after the occurrence thereof, give to the bondholders notice of all defaults under the 1941 Mortgage (without regard to periods of grace or notices) known to the 1941 Mortgage Trustee, unless such defaults have been cured or waived, except that no notice of a default of the character described in clause (a) or (c) under "Defaults", or certain events of the character referred to in clause (d), will be given until at least 60 days after the occurrence thereof; provided, that, except in the case of a default of the character described in clause (a) or
          (b) under "Defaults", the 1941 Mortgage Trustee may withhold such notice if the 1941 Mortgage Trustee in good faith determines that the withholding of such notice is in the interests of the bondholders. (See Art. VIII, Sec. 2.)

               As a condition precedent to certain actions by the 1941 Mortgage Trustee in the enforcement of the lien of the 1941 Mortgage and/or the institution of action on the 1941 Mortgage Bonds, the 1941 Mortgage Trustee may require reasonable indemnity against costs, expenses and liabilities to be incurred therein or thereby. (See Art. VIII, Sec. 16; Art XII, Sec. 8.)

               The laws of the States of Arizona and New Mexico, being the states in which the Mortgaged Property is located, may limit or deny the ability of the 1941 Mortgage Trustee or the bondholders to enforce certain rights and remedies provided in the 1941 Mortgage in accordance with their terms.

          RESIGNATION OR REMOVAL OF THE 1941 MORTGAGE TRUSTEE

               The 1941 Mortgage Trustee may resign at anytime by giving written notice thereof to the Company or may be removed at any time by the holders of a majority in principal amount of 1941 Mortgage Bonds then Outstanding. (See Art XII, Sec. 14 and 15.)

          EVIDENCE TO BE FURNISHED TO THE 1941 MORTGAGE TRUSTEE

               Compliance with the provisions of the 1941 Mortgage is evidenced by written statements of Company officers or persons selected or paid by the Company. In certain cases, opinions of counsel and certification of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. In addition, the Trust Indenture Act currently requires that the Company give the 1941 Mortgage Trustee, not less often than annually, a brief statement as to the Company's compliance with the conditions and covenants under the 1941 Mortgage.

          GOVERNING LAW

               The duties, liabilities, rights, privileges and immunities of the 1941 Mortgage Trustee in relation to the holders of the 1941 Mortgage Bonds are governed by the laws of the State of New York except to the extent that the Trust Indenture Act is applicable. (See Art. XII, Sec. 20)

                           DESCRIPTION OF THE 1992 MORTGAGE

          GENERAL

               Class A Bonds may be issued under the Indenture of Mortgage and Deed of Trust, dated as of December 1, 1992 (the "Original 1992 Mortgage"), between the Company and Bank of Montreal Trust Company, as trustee (the "1992 Mortgage Trustee"), the Original 1992 Mortgage, as amended and supplemented from time to time, being hereinafter referred to as the "1992 Mortgage." The terms of such Class A Bonds will include those stated therein and in the 1992 Mortgage and those made part of the 1992 Mortgage by the Trust Indenture Act. The following summary of certain terms of the 1992 Mortgage does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the 1992 Mortgage, and the Trust Indenture Act. Capitalized terms used under this heading which are not otherwise defined in this Prospectus have the meanings ascribed thereto in the 1992 Mortgage. Whenever particular provisions or defined terms in the 1992 Mortgage are referred to herein, such provisions or defined terms are incorporated by reference herein.

               The 1992 Mortgage provides for the issuance thereunder of multiple series of bonds, as discussed below under "Issuance of Additional 1992 Mortgage Bonds". All bonds issued under the 1992 Mortgage are collectively referred to herein as the "1992 Mortgage Bonds".

               At the date of this Prospectus, $441 million in aggregate principal amount of 1992 Mortgage Bonds are Outstanding. All of such 1992 Mortgage Bonds were issued and are held as collateral security for the obligations of the Company under the Credit Agreement, dated as of December 30, 1997 (the "Credit Agreement"), among the Company, the lenders party thereto, the issuing banks party thereto, the syndication and documentation agents thereunder and Toronto Dominion (Texas), Inc., as Administrative Agent. Letters of credit issued pursuant to the Credit Agreement secure $328.6 million in aggregate principal amount of industrial development revenue bonds issued for the benefit of the Company (together with amounts in respect of accrued interest thereon). In addition, the Credit Agreement provides for a $100 million revolving credit facility under which, at the date of this Prospectus, there were no borrowings outstanding.

          SECURITY

               General

               The 1992 Mortgage constitutes a lien on substantially all the real property and tangible personal property of the Company, other than property excepted from the lien thereof and such property as may have been released from the lien thereof in accordance with the terms thereof, subject to no liens prior to the lien of the 1992 Mortgage other than the lien of the 1941 Mortgage, other Permitted Encumbrances and certain other liens permitted to exist.

               The 1992 Mortgage provides that after-acquired property (other than excepted property) will be subject to the lien of the 1992 Mortgage except as otherwise set forth under "Consolidation, Merger, Etc." In addition, after-acquired property may be subject to liens existing or placed thereon at the time of acquisition thereof, including, but not limited to, purchase money liens and, in certain circumstances, to liens attaching to such property prior to the recording and/or filing of an instrument specifically subjecting such property to the lien of the 1992 Mortgage.

               Excepted Property

               There are excepted from the lien of the 1992 Mortgage, among other things (a) bills, notes and accounts receivable, cash, choses in action, operating agreements and leases in which the Company is the lessor; (b) shares of stock, bonds and other securities (except those specifically subjected to such lien or required to be pledged); (c)(i) goods and merchandise acquired for the purpose of sale in the ordinary course of business; and fuel, materials, supplies and other personal property which are consumable in their use in the operation of, or are not in use in connection with or connected as fixtures to, the plants and systems of the Company; (ii) automobiles, buses, trucks, tractors, trailers and similar vehicles and rolling stock and other railroad equipment; and (iii) to the extent not properly chargeable to the utility plant accounts of the Company, hand tools, furniture, and computers, machinery and equipment used exclusively for corporate administrative or clerical purposes;
          (d) the Company's franchise to be a corporation; and (e) other property excepted as described under "Consolidation, Merger, Etc.".
          (See Granting Clauses.)

               Properties held by subsidiaries of the Company, as well as properties leased from other Persons, are not subject to the lien of the 1992 Mortgage.

               Permitted Encumbrances

               For purposes of the 1992 Mortgage, Permitted Encumbrances and such other liens include, without limitation (a) liens for taxes or governmental charges which are not delinquent; (b) liens for taxes or governmental charges which are being contested in good faith and by appropriate proceedings, and certain liens of mechanics, materialmen and suppliers; (c) liens, securing obligations neither assumed nor paid by the Company, on real estate acquired for transmission, distribution or communications purposes; (d) easements, leases and other rights of others in respect of the Mortgaged Property, and laws and regulations affecting, and defects or irregularities in title to, the Mortgaged Property; provided, however, that such easements, leases, rights, laws, regulations, defects and irregularities (i) to the extent that the same existed at December 15, 1992, did not in the aggregate materially impair the use by the Company of the Mortgaged Property considered as a whole in the Utility Business or (ii) to the extent that the same arose after such date, or relate to or affect any part of the Mortgaged Property acquired after such date, do not materially impair the use by the Company of such part of the Mortgaged Property in the Utility Business;
          (e) undetermined liens and charges incidental to current construction or current operation; (f) duties or contractual obligations to any municipality or public authority; (g) defects or irregularities in title to rights-of-way or properties held under lease, easement or similar right, including without limitation rights-of-way or properties held under lease, easement or similar right from Indian Tribes, which do not materially impair the use by the Company of the Mortgaged Property considered as a whole or which may be remedied without undue burden or expense; (h) rights reserved to or vested in any municipality or public authority to terminate any right, power, franchise, grant, license, easement or permit, or to purchase or recapture or designate a purchaser of any property, or to impose controls, restrictions or obligation upon any property; (i) leases existing at December 15, 1992 and renewals thereof; (j) rights granted or created or burdens assumed by the Company under joint use and similar agreements or under any law or governmental regulation or permit relating to the Company's occupancy of or interference with public lands, rivers, streams, navigable waters, bridges or highways; (k) laws in respect of judgments or awards being appealed which have been stayed pending appeal; and
          (l) the lien of the 1941 Mortgage and "permitted encumbrances" as therein defined. (See Art. I, Sec. 3.)

               Trustee's Lien

               The 1992 Mortgage provides that the 1992 Mortgage Trustee will have a lien, prior to the lien on behalf of the holders of 1992 Mortgage Bonds, upon the Mortgaged Property for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (See Art. XII, Sec. 6.).

               1941 Mortgage

               The lien of the 1992 Mortgage is junior, subject and subordinate to the lien of the 1941 Mortgage.

          ISSUANCE OF ADDITIONAL 1992 MORTGAGE BONDS

               General

               The aggregate principal amount of 1992 Mortgage Bonds which may be authenticated and delivered under the 1992 Mortgage is effectively unlimited. 1992 Mortgage Bonds of any series may be issued from time to time on the basis of, and in an aggregate principal amount not exceeding:

                    (a) 70% of the Cost or fair value to the Company (whichever is less) of Net Property Additions (as described below) which do not constitute Funded Property;

                    (b)  the aggregate principal amount of Retired Bonds;
               and

                    (c) an amount of cash deposited with the 1992 Mortgage Trustee.

          (See Art. III.)

               Property Additions generally include any property which is properly chargeable to the utility plant accounts of the Company and is used or useful or to be used in the Utility Business. Net Property Additions means, generally, Property Additions (not theretofore funded by use as the basis for the authentication and delivery of 1992 Mortgage Bonds, the withdrawal of cash or the release of Funded Property) after deducting the amount of Property Retirements not previously deducted (net of cash, obligations and other property delivered to the 1992 Mortgage Trustee in connection with such Property Retirements). (See Art. I, Sec. 4.)

               Retired Bonds means 1992 Mortgage Bonds and 1941 Mortgage Bonds (a) which have been retired (but not by use of certain cash proceeds including proceeds of the release of or insurance on Funded Property), (b) which have not theretofore been used for any purpose under either of such mortgages and (c) with respect to 1992 Mortgage Bonds retired prior to the first certification of Net Property Additions and to be used as Retired Bonds after such certification, which have been reflected in such certification and matched by an appropriate amount of Net Property Additions. 1941 Mortgage Bonds used as Retired Bonds under the 1992 Mortgage may not thereafter be used as such under the 1941 First Mortgage.

               Net Earnings Test

               In general, the issuance of 1992 Mortgage Bonds is subject to the delivery to the 1992 Mortgage Trustee of a Net Earnings Certificate showing net earnings of the Company for 12 consecutive months within the preceding 16 months to be at least 1 3/4 times the annual interest requirements on all 1992 Mortgage Bonds at the time Outstanding (except any to be retired in connection with the new issue), new 1992 Mortgage Bonds then applied for, all 1941 Mortgage Bonds then outstanding and all other indebtedness (with certain exceptions) secured by a lien prior to the lien of the 1992 Mortgage, except that no such net earnings requirement need be met if the additional 1992 Mortgage Bonds to be issued are not stated by their terms to bear simple interest. Net earnings are calculated before, among other things, provisions for income taxes; depreciation or amortization of property; interest and amortization of debt discount or expense; any non-recurring charge to income of whatever kind or nature (including without limitation the recognition of expense due to the non-recoverability of investment), whether or not recorded as a non-recurring item in the Company's books of account; and any refund of revenues previously collected or accrued by the Company subject to possible refund. The calculation of net earnings also does not take into account profits or losses from the sale or disposal of capital assets or securities or extraordinary items of any kind or nature, and for purposes of the net Earnings Certificate, not more than 20% of net earnings, may consist of net non-operating income and/or net operations revenue from sources other than the Utility Business. (See Art. I, Sec. 5 and Art. III, Sec. 5.)

               The Company is not required to deliver a Net Earnings Certificate prior to issuance of 1992 Mortgage Bonds on the basis of Retired Bonds unless (a)(i) the new 1992 Mortgage Bonds are issued within one year after the issuance of, or more than two years prior to the stated maturity of, the Retired Bonds and (ii) the new 1992 Mortgage Bonds bear a greater rate of interest than such Retired Bonds or (b) the new 1992 Mortgage Bonds are issued in respect of Retired Bonds the interest charges on which have been excluded from any Net Earnings Certificate filed with the 1992 Mortgage Trustee since the retirement of such 1992 Mortgage Bonds. In general, the interest requirement with respect to variable interest rate indebtedness, if any, is determined with reference to the rate or rates in effect on the date immediately preceding such determination or the rate to be in effect upon initial authentication. (See Art. I, Sec. 5 and Art. III,
          Sec. 7.)

               1992 Mortgage Bonds Issuable

               As of September 3, 1998, the amount of Net Property Additions, as recorded at Cost, available to be used as the basis for the authentication and delivery of 1992 Mortgage Bonds was approximately $722 million (assuming that no 1992 Mortgage Bonds are issued on the basis of Retired Bonds, as set forth below, and that no additional 1941 Mortgage Bonds are issued). Such Net Property Additions would permit (on the basis of such assumption), and the net earnings test would not prohibit, the authentication and delivery of approximately $505 million in aggregate principal amount of 1992 Mortgage Bonds at an assumed interest rate of 7.5% per annum. As of September 3, 1998, the amount of Retired 1992 Mortgage Bonds was $153 million and the amount of Retired 1941 Mortgage Bonds was $445 million (assuming that no 1992 Mortgage Bonds are issued on the basis of Net Property Additions, as set forth above, and that no additional 1941 Mortgage Bonds are issued). Such Retired Bonds would permit (on the basis of such assumption), and the net earnings test would not prohibit, the authentication and delivery of $598 million in aggregate principal amount of 1992 Mortgage Bonds at an assumed interest rate of 7.5% per annum.

               Net Property Additions and Retired Bonds may also be made the basis of the withdrawal of cash deposited in connection with the release of property from the lien of the 1992 Mortgage, as discussed in "Withdrawal of Cash."

          RELEASE OF PROPERTY

               Unless a Default has happened and is continuing, the Company may obtain the release from the lien of the 1992 Mortgage of any property (except for cash, obligations or other personal property held by the 1992 Mortgage Trustee) upon delivery to the 1992 Mortgage Trustee of, among other things, cash and purchase money obligations having an aggregate fair value at least equal to the fair value of the property to be released; provided, however, that the aggregate principal amount of such purchase money obligations will not exceed 70% of the fair value of such property; and provided, further, that the aggregate principal amount of purchase money obligations and governmental obligations delivered in connection with a taking of Company property by eminent domain at any one time held as part of the Trust Estate, and/or the trust estate under the 1941 Mortgage, shall not exceed 15% of the sum of (x) the aggregate principal amount of 1992 Mortgage Bonds then Outstanding and (y) the aggregate principal amount of 1941 Mortgage Bonds then outstanding. (See Art. VII, Sec. 3.)

               The 1992 Mortgage provides simplified procedures for the release of minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the 1992 Mortgage Trustee.

               So long as the 1941 Mortgage is in effect, in lieu of other release provisions, unless a Default has happened and is continuing, the Company may in the alternative obtain the release from the lien of the 1992 Mortgage of any property (except cash, obligations or personal property held by the 1992 Mortgage Trustee) by delivery to the 1992 Mortgage Trustee of, among other things, (a) a copy of the release of such property from the lien of the 1941 Mortgage and (b) a certificate or receipt of the 1941 Mortgage Trustee stating that the cash constituting any part of the consideration received in payment for the property to be released is held by 1941 Mortgage Trustee under an irrevocable order of the Company directing 1941 Mortgage Trustee to pay over the same to the 1992 Mortgage Trustee if and to the extent that the Company shall become entitled to withdraw such cash from 1941 Mortgage Trustee on the basis of property additions, as contemplated in the 1941 Mortgage.

          WITHDRAWAL OF CASH

               Unless a Default has happened and has not been remedied, all or any part of the moneys received by the 1992 Mortgage Trustee in consideration of any release, including payments on account of purchase money obligations or governmental obligations so received, at the election of the Company, shall

                    (a) be withdrawn from time to time by the Company (i) in an amount equal to 10/7 of the principal amount of 1992 Mortgage Bonds to the authentication and delivery of which the Company is entitled on the basis of Net Property Additions and/or (ii) in an amount equal to the principal amount of 1992 Mortgage Bonds to the authentication and delivery of which the Company is entitled on the basis of Retired Bonds; or

                    (b) be applied by the 1992 Mortgage Trustee to the purchase or redemption of 1992 Mortgage Bonds, as directed by the Company, but subject to the deposit by the Company of certain additional moneys to pay premium and accrued interest. (See Art. VII, Secs. 9, 10 and 11.)

               See "Issuance of Additional 1992 Mortgage Bonds - 1992 Mortgage Bonds Issuable" for information regarding available Net Property Additions and Retired Bonds.

          CONSOLIDATION, MERGER, ETC.

               Nothing in the 1992 Mortgage prevents any consolidation or merger of the Company or of any successor company with or into which it has been lawfully consolidated or merged, with or into any corporation, or any conveyance, transfer or lease, subject to the 1992 Mortgage, of the Mortgaged Property as an entirety or substantially as an entirety to any corporation lawfully entitled to acquire or lease and operate the same; provided, however, that any such lease shall be made expressly subject to immediate termination by the Company or by the 1992 Mortgage Trustee at any time during the continuance of a Default, and also by the purchaser of the property so leased at any sale thereof under the 1992 Mortgage; and provided, further, that upon any such consolidation, merger, conveyance or transfer, or upon any such lease the term of which extends beyond the date of maturity of any of the 1992 Mortgage Bonds then Outstanding, the payment of the principal, premium, if any, and interest, if any, on all of the 1992 Mortgage Bonds then Outstanding, and the performance of all the covenants in the 1992 Mortgage shall be assumed by the corporation formed by such consolidation or into which such merger shall have been made, or by the lessee under any such lease the term of which extends beyond the date of maturity of any of the 1992 Mortgage Bonds. (See Art. XI, Sec. 1.)

               In case the Company is so consolidated with or merged into any other corporation, or shall so convey or transfer, subject to the 1992 Mortgage, the Mortgaged Property as aforesaid, the 1992 Mortgage will not (unless the successor corporation elects otherwise) become and be a lien upon any of the properties and franchises of the successor corporation owned or acquired at the time of such merger, consolidation, conveyance or transfer, or thereafter, except those acquired by it from the Company and except, among other things (a) betterments, extensions, improvements, additions, repairs, renewals, replacements, substitutions and alterations to, upon, for and of the Mortgaged Property, (b) property acquired or constructed with the proceeds of any insurance on any part of the Mortgaged Property or with the proceeds of any part of the Mortgaged Property released from the lien of the 1992 Mortgage or taken by the exercise of the power of eminent domain, and (c) property acquired to maintain and preserve and keep the Mortgaged Property in good condition, repair and working order. (See Art. XI, Sec. 3.)

               Nothing in the 1992 Mortgage prevents any consolidation or merger after the consummation of which the Company would be the surviving or resulting corporation or any conveyance, transfer or lease, subject to the lien of the 1992 Mortgage, of any part of the Mortgaged Property which does not constitute the entirety, or substantially the entirety, thereof. Unless, in the case of a consolidation or merger described in the preceding sentence, a supplemental indenture otherwise provides, the 1992 Mortgage will not become or be a lien upon any of the properties acquired by the Company in or as a result of such transaction or any improvements, extensions or additions to such properties or any betterments, extensions, improvements, additions, repairs, renewals, replacements, substitutions or alterations to, upon, for or of such properties or any part thereof. (See Art. XI, Sec. 6.)

          MODIFICATION OF 1992 MORTGAGE

               Without the consent of any Holders, the Company and the 1992 Mortgage Trustee may enter into one or more supplemental indentures for any of the following purposes:

                    (a) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the 1992 Mortgage and in the 1992 Mortgage Bonds; or

                    (b) to add one or more covenants of the Company or other provisions for the benefit of all Holders or for the benefit of the Holders of, or to remain in effect only so long as there shall be Outstanding, 1992 Mortgage Bonds of one or more specified series, or one or more Tranches thereof, to add additional "Defaults" which may be limited so as to remain in effect only so long as 1992 Mortgage Bonds of one or more specified series, or one or more Tranches thereof, shall remain Outstanding or to surrender any right or power conferred upon the Company by the 1992 Mortgage; or

                    (c) to correct or amplify the description of any property at any time subject to the lien of the 1992 Mortgage or better to assure, convey and confirm to the 1992 Mortgage Trustee any property subject or required to be subject to the lien of the 1992 Mortgage; or

                    (d) to change or eliminate any provision of the 1992 Mortgage or to add any new provision to the 1992 Mortgage, provided that no such change, elimination or addition shall adversely affect the interests of the Holders of the 1992 Mortgage Bonds of any series or Tranche in any material respect; or

                    (e) to establish the form or terms of the 1992 Mortgage Bonds of any series or Tranche as permitted by the 1992 Mortgage; or

                    (f) to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and for any and all other matters incidental thereto; or

                    (g) to evidence and provide for the acceptance of appointment by a successor trustee or by a co-trustee of separate trustee; or

                    (h) to provide for the procedures required to permit the utilization of a non-certificated system of registration for all, or any series or Tranche of, the 1992 Mortgage Bonds; or

                    (i) to change any place or places where (i) the principal of and premium, if any, and interest, if any, on all or any series of 1992 Mortgage Bonds, or any Tranche thereof, will be payable, (ii) all or any series of 1992 Mortgage Bonds, or any Tranche thereof, may be surrendered for registration of transfer, (iii) all or any series of 1992 Mortgage Bonds, or any Tranche thereof, may be surrendered for exchange and (iv) notices and demands to or upon the Company in respect of all or any series of 1992 Mortgage Bonds, or any Tranche thereof, and the 1992 Mortgage may be served; or

                    (j) to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein; or to make any other changes to the provisions thereof or to add other provisions with respect to matters and questions arising under the 1992 Mortgage, so long as such changes or additions do not adversely affect the interests of the Holders of 1992 Mortgage Bonds of any series or Tranche in any material respect.

          (See Art. XIII, Sec. 1.)
                                       46

               Without limiting the generality of the foregoing, if the Trust Indenture Act is amended so to require changes to the 1992 Mortgage or the inclusion therein of additional provisions or so as to permit changes to, or the elimination of, provisions which at the date of the Original 1992 Mortgage or at any time thereafter, were required by the Trust Indenture Act to be contained in the 1992 Mortgage, the 1992 Mortgage will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and the Company and the 1992 Mortgage Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to evidence or effect such amendment. (See Art. XIII, Sec. 1.)

               Except as provided above, with the consent of the Holders of not less than 60% in aggregate principal amount of the 1992 Mortgage Bonds of all series then Outstanding, considered as one class, the Company and the 1992 Mortgage Trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the 1992 Mortgage; provided, however, that if there are 1992 Mortgage Bonds of more than one series Outstanding and if a proposed supplemental indenture directly affects the rights of the Holders of one or more, but less than all, of such series then the consent only of the Holders of 60% in aggregate principal amount of Outstanding 1992 Mortgage Bonds of all series so directly affected, considered as one class, will be required; and provided, further, that if the 1992 Mortgage Bonds of any series have been issued in more than one Tranche and if the proposed supplemental indenture directly affects the rights of the Holders of one or more, but less than all, such Tranches, then the consent only of the Holders of 60% in aggregate principal amount of the Outstanding 1992 Mortgage Bonds of all Tranches so directly affected, considered as one class, will be required; and provided, further, that no such amendment or modification may, without the consent of the Holder of each Outstanding 1992 Mortgage Bond of each series or Tranche so directly affected, (a) change the stated maturity of the principal of, or any installment of principal of or interest on, any 1992 Mortgage Bond, or reduce the principal amount thereof or the rate of interest thereon or the method of calculating such rate (or the amount of any installment of interest thereon) or any premium payable upon the redemption thereof, or reduce the amount of the principal of any Discount Bond that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the coin or currency (or other property) in which any 1992 Mortgage Bond or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date), (b) permit the creation of any lien ranking prior to the lien of the 1992 Mortgage with respect to all or substantially all of the Mortgaged Property (except Prepaid Liens or Permitted Encumbrances) or terminate the lien of the 1992 Mortgage on all or substantially all of the Mortgaged property, or deprive the Holders of the benefit of the lien of the 1992 Mortgage, (c) reduce the percentage in principal amount of the Outstanding 1992 Mortgage Bonds of such series or Tranche, the consent of whose Holders is required for any such supplemental indenture, or for any waiver of compliance with any provision of the 1992 Mortgage or of any default thereunder and its consequences, or reduce the requirements for quorum or voting or
          (d) modify certain of the provisions of the 1992 Mortgage relating to supplemental indentures, control of remedial proceedings or waivers of past defaults except to increase the percentage in principal amount referred to therein. A supplemental indenture which changes or eliminates any covenant or other provision of the 1992 Mortgage which has expressly been included solely for the benefit of the Holders of, or which is to remain in effect only so long as there shall be Outstanding, 1992 Mortgage Bonds of one or more specified series, or one or more Tranches thereof, or modifies the rights of the Holders of 1992 Mortgage Bonds of such series or Tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the 1992 Mortgage of the Holders of the 1992 Mortgage Bonds of any other series or Tranche. (See Art. XIII, Sec. 2.)

               It is the current intention of the Company that the Holders of additional 1992 Mortgage Bonds issued subsequent to the date of this Prospectus (including Class A Bonds delivered to the Trustee under the Indenture) will be deemed to have consented to the execution and delivery of a supplemental indenture containing one or more, or all, of the amendments to the 1992 Mortgage described below:

                    (a) to add a definition of the term "fair value", providing, among other things, that "fair value" with respect to any property will be determined by reference to
               (i) the amount which would be likely to be obtained in an arm's length transaction with respect to such property between an informed and willing buyer and an informed and willing seller, under no compulsion, respectively, to buy or sell, (ii) the amount of investment with respect to such property which, together with a reasonable return thereon, would be likely to be recovered through ordinary business operations or otherwise, (iii) the cost, accumulated depreciation and replacement cost with respect to such property and (iv) any other relevant factors;

                    (b) to add a definition of the term "purchase money mortgage" to mean, generally, a lien on the property being acquired or disposed of by the Company or being released from the lien of the 1992 Mortgage which is retained by the transferor of such property or granted to one or more persons in connection with the transfer or release thereof, or granted to or held by a trustee or agent for any such persons, and which would include, among other things, liens which (i) permit the incurrence of indebtedness secured thereby in addition to indebtedness incurred in connection with the transfer of specific property, (ii) permit the subjection of other property to the lien thereof and/or
               (iii) were granted prior to any particular transfer of property, which cover other property and/or which secure other obligations issued prior or subsequent to the obligations delivered in connection with any particular acquisition, disposition or release of property; and to add a definition of the term "purchase money obligation" to mean an obligation secured by a purchase money mortgage;

                    (c)  to modify the provision described in clause
               (a)(ii) in the first paragraph under "Withdrawal of Cash" to refer to 10/7 of the principal amount of 1992 Mortgage Bonds in lieu of the principal amount thereof;

                    (d) to modify the provisions described in the second proviso to the first paragraph under "Release of Property"
               (i) to delete such provisions or to provide that the same may be disregarded upon specified conditions; or (ii) to delete from such provisions the limitation of 15%; or (iii) to change such percentage to any higher percentage not exceeding 100%; and/or

                    (e) to eliminate any requirement to deliver a Net Earnings Certificate in connection with the authentication and delivery of 1992 Mortgage Bonds on the basis of Retired Bonds.
               (See Art. II, Sec.2 of Supplemental Indenture No.3.)

               The prospective amendments described in clauses (b), (c) and
          (d) in the preceding paragraph, if adopted, would have the effect, among other things, of facilitating transactions which would result in a disaggregation of the generation, transmission and/or distribution segments of the Company's business, including transfers to other entities whether or not affiliated with the Company. See Risk Factors "Retail Competition" for information regarding the possible divestiture by the Company of its generation assets.


          DEFAULTS

               The following events are defined for all purposes of the 1992 Mortgage as "Defaults":

                    (a) failure to pay the interest on any 1992 Mortgage Bond, or to make any sinking fund payment required hereunder in respect of 1992 Mortgage Bonds of any series, for a period of 60 days after such interest or sinking fund payment, as the case may be, shall have become due and payable; or

                    (b) failure to pay the principal of or premium, if any, on any 1992 Mortgage Bond when and as the same shall become due and payable, whether at stated maturity, upon redemption or otherwise; or

                    (c) failure to perform or observe any other covenant or condition required to be performed or observed by the Company (except in respect of the refund or reimbursement of taxes, assessments or other governmental charges, for which the holders of 1992 Mortgage Bonds may look only to the Company), for a period of 90 days after written notice thereof shall have been given to the Company by the 1992 Mortgage Trustee or to the Company and the 1992 Mortgage Trustee by the holders of at least 25% in principal amount of the 1992 Mortgage Bonds at the time Outstanding, unless the 1992 Mortgage Trustee, or the 1992 Mortgage Trustee and the Holders of a principal amount of the 1992 Mortgage Bonds not less than the principal amount of 1992 Mortgage Bonds the Holders of which gave such notice, as the case may be, shall agree in writing to an extension of such period prior to its expiration; provided, however, that the 1992 Mortgage Trustee, or the 1992 Mortgage Trustee and the Holders of such principal amount of the 1992 Mortgage Bonds, as the case may be, shall be deemed to have agreed to an extension of such period if corrective action is initiated by the Company within such period and is being diligently pursued; or

                    (d) certain events relating to the bankruptcy, insolvency or reorganization of the Company or the appointment of a receiver or trustee for its property; or

                    (e) the happening of a "Default" within the meaning of the 1941 Mortgage; provided, however, that the waiver or cure of such "Default" under the 1941 Mortgage and the rescission and annulment of the consequences thereof shall constitute a waiver or cure of the corresponding Default under the 1992 Mortgage and a rescission and annulment of the consequences thereof; and provided, further, that no such waiver, cure, rescission or annulment shall affect any other Default.

                    (f) so long as the Trustee under the Indenture holds any 1992 Mortgage Bonds as Class A Bonds under the
               Indenture, an "Event of Default" under the Indenture; provided, however, that the waiver or cure of such "Event of Default" under the Indenture will constitute a cure of the corresponding Default under the 1992 Mortgage and a rescission and annulment of the consequences thereof.

          (See Art. VIII, Sec. 1 of Original 1992 Mortgage, and Art. III, Sec. 1 of Supplemental Indenture No. 3.)

          REMEDIES

               Upon the occurrence of a Default under the 1992 Mortgage, the 1992 Mortgage Trustee may, and upon the written request of the Holders of a majority in aggregate principal amount of the 1992 Mortgage Bonds then Outstanding shall, by notice in writing given to the Company, declare the principal (or, in the case of a Discount Bond, such portion of the principal as may be specified in the terms thereof) of all 1992 Mortgage Bonds then Outstanding and the premium, if any, and interest accrued thereon, if any, immediately due and payable. If, at any time after such declaration, and prior to the stated maturity of the latest maturing 1992 Mortgage Bonds then Outstanding, and before any sale of any of the Trust Estate has been made and before any judgment or decree for the payment of the moneys due shall have been entered, all arrears of interest upon all 1992 Mortgage Bonds then Outstanding, with interest (if and to the extent permitted by law) on the overdue installments of interest at the respective rates borne by such 1992 Mortgage Bonds, and the reasonable expenses of the 1992 Mortgage Trustee and all other sums payable under the 1992 Mortgage (except the principal of 1992 Mortgage Bonds so declared to be due and payable, unless such 1992 Mortgage Bonds shall in the meantime have matured by their terms, and except interest accrued thereon since the last preceding interest payment date) shall have been duly paid, and all other Defaults, if any, have been cured or adequate arrangements have been made therefor, then in every such case the Holders of at least a majority in aggregate principal amount of the 1992 Mortgage Bonds then Outstanding may waive the Default by reason of which the principal of the 1992 Mortgage Bonds shall have so become due and payable, and may rescind and annul such declaration and its consequences, but no such waiver or rescission or annulment shall extend to or affect any subsequent or other then existing Default or impair any right or remedy consequent thereon. (See Art. VIII, Sec. 3.)

               The 1992 Mortgage provides that, in case one or more Defaults have happened and have not been remedied, the Company, upon demand of the 1992 Mortgage Trustee, will forthwith surrender to the 1992 Mortgage Trustee possession of, and, to the extent permitted by law, the 1992 Mortgage Trustee, may enter and take possession of, the Trust Estate, and may use, operate, manage and control the same and conduct the business thereof or, with or without entry, may sell the same to the highest bidder. (See Art. VIII, Secs. 4 and 5.) In case of any sale of the Trust

          Estate or any part thereof, whether made under power of sale or by virtue of judicial proceedings, the principal (or, in the case of a Discount Bond, such portion of the principal as may be specified in the terms thereof) of and premium, if any, and interest, if any, on all 1992 Mortgage Bonds then Outstanding, if
          not already due, will immediately become due and payable.   (See
          Art. VIII, Sec. 10.)

               The Holders of not less than a majority in aggregate principal amount of the 1992 Mortgage Bonds at the time Outstanding have the right, during the continuance of a Default,
          (a) to require the 1992 Mortgage Trustee to proceed to enforce the 1992 Mortgage, either by judicial proceedings for the enforcement of the payment of the 1992 Mortgage Bonds and the foreclosure of the 1992 Mortgage, the sale of the Trust Estate or otherwise or, at the election of the 1992 Mortgage Trustee, by the exercise of the power of entry and/or sale hereby conferred; and (b) to direct the time, method, and place of conducting any proceeding for any remedy available to the 1992 Mortgage Trustee, or exercise any trust or power conferred upon the 1992 Mortgage Trustee or (c) on behalf of the Holders of all the 1992 Mortgage Bonds, consent to the waiving of any past Default and its consequences except a Default with respect to the payment of principal, premium or interest; provided, however, that (x) such direction shall not be in conflict with any rule of law or the 1992 Mortgage or expose the 1992 Mortgage Trustee to personal liability in circumstances in which indemnity would not, in the reasonable judgment of the 1992 Mortgage Trustee, be adequate,
          (y) the 1992 Mortgage Trustee may take any other action deemed proper by the 1992 Mortgage Trustee which is not inconsistent with such direction, and (z) the 1992 Mortgage Trustee shall not determine that the action so directed would be unjustly prejudicial to the Holders not taking part in such direction. (See Art. VIII, Sec. 19.)

               The 1992 Mortgage provides that no Holder of any 1992 Mortgage Bond will have any right to institute any proceeding in equity or at law for the collection of any sum due from the Company on account of principal, and premium, if any, or interest, or for the appointment of a receiver or trustee, or for any other remedy, unless (a) such Holder previously has given to the 1992 Mortgage Trustee written notice of Default and of the continuance thereof, (b) the Holders of not less than a majority in aggregate principal amount of the 1992 Mortgage Bonds then Outstanding have made written request upon the 1992 Mortgage Trustee to institute such proceeding and shall have offered to the 1992 Mortgage Trustee reasonable indemnity and security against the costs, expenses and liabilities to be incurred therein or thereby, (c) the 1992 Mortgage Trustee for 60 days after receipt of such notice, request and offer of indemnity has failed to institute such proceeding, and (d) no directions inconsistent with such request have been given by the Holders; it being understood that no one or more Holders of 1992 Mortgage Bonds will have any right to affect, disturb or prejudice the rights of the Holders of any other 1992 Mortgage Bonds. (See Art. VIII, Sec. 14.)

               Nothing contained in the 1992 Mortgage will affect or impair the right of action, which is absolute and unconditional, of the Holders of the 1992 Mortgage Bonds to institute suit to enforce the payment of the principal thereof and the premium, if any, and interest, if any, thereon. (See Art. VIII, Sec. 14.)

               The 1992 Mortgage provides that the 1992 Mortgage Trustee will, within 90 days after the occurrence thereof, give to the Bondholders notice of all defaults under the 1992 Mortgage (without regard to periods of grace or notices) known to the 1992 Mortgage Trustee, unless such defaults have been cured or waived, except that no notice of a default of the character described in clause (a) or (c) under "Defaults" will be given until at least 60 days after the occurrence thereof; provided, however, that, except in the case of a default of the character described in clause (a) or (b) under "Defaults", the 1992 Mortgage Trustee may withhold such notice if the 1992 Mortgage Trustee in good faith determines that the withholding of such notice is in the interests of the Bondholders. (See Art. VIII, Sec. 2.)

               As a condition precedent to certain actions by the 1992 Mortgage Trustee in the enforcement of the Lien of the 1992 Mortgage and/or the institution of action on the 1992 Mortgage Bonds, the 1992 Mortgage Trustee may require reasonable indemnity against costs, expenses and liabilities to be incurred therein or thereby. (See Art. VIII, Sec. 14; Art XII, Sec. 2.)

               The laws of the States of Arizona and New Mexico, being the states in which the Mortgaged Property is located, may limit or deny the ability of the 1992 Mortgage Trustee or the Bondholders to enforce certain rights and remedies provided in the 1992 Mortgage in accordance with their terms.

          SATISFACTION AND DISCHARGE

               Any 1992 Mortgage Bond or Bonds, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the 1992 Mortgage, and, at the election of the Company, the entire indebtedness of the Company in respect thereof will be deemed to have been satisfied and discharged, if there has been irrevocably deposited with the 1992 Mortgage Trustee, in trust: (a) money in an amount which will be sufficient, or (b) in the case of a deposit made prior to the maturity of such 1992 Mortgage Bonds, Eligible Obligations (as described below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with the money, if any, deposited with or held by the 1992 Mortgage Trustee, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such 1992 Mortgage Bond or Bonds or portions thereof. (See Art. XV, Sec. 1. of Original 1992 Mortgage; Art. III, Sec.1(a) of Supplemental Indenture No. 3.). For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America, entitled to the benefit of the full faith and credit thereof, and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof.

               The 1992 Mortgage will be deemed to have been satisfied and discharged when no 1992 Mortgage Bonds remain Outstanding thereunder and the Company has paid all other sums payable by it under the 1992 Mortgage.

          RESIGNATION OR REMOVAL OF THE 1992 MORTGAGE TRUSTEE

               The 1992 Mortgage Trustee may resign at anytime by giving written notice thereof to the Company or may be removed at any time by the Holders of a majority in principal amount of 1992 Mortgage Bonds then Outstanding. No resignation or removal of the 1992 Mortgage Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the 1992 Mortgage. So long as no Default or event which, after notice or lapse of time, or both, would become a Default has occurred and is continuing, if the Company has delivered to the 1992 Mortgage Trustee a Certified Resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the 1992 Mortgage, the 1992 Mortgage Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as contemplated above. (See Art XII, Sec. 9.)


          EVIDENCE TO BE FURNISHED TO THE 1992 MORTGAGE TRUSTEE

               Compliance with the provisions of the 1992 Mortgage is evidenced by written statements of Company officers or persons selected or paid by the Company. In certain cases, opinions of counsel and certification of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. In addition, the Trust Indenture Act currently requires that the Company give the 1992 Mortgage Trustee, not less often than annually, a brief statement as to the Company's compliance with the conditions and covenants under the 1992 Mortgage.

          GOVERNING LAW

               The 1992 Mortgage and the 1992 Mortgage Bonds are governed by and construed in accordance with the law of the State of New York except to the extent that the Trust Indenture Act or the law of any jurisdiction wherein the Mortgaged Property is located is applicable.


                    CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

               The following is a discussion of certain United States income tax considerations of the acquistion, ownership and disposition of the New Bonds, and is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder ("Regulations"), administrative rulings and judicial decisions, all as in effect as of the date of this Prospectus. Such authorities may be repealed, revoked or modified with possible retroactive effect so as to result in federal income tax consequences different from those discussed below. Except where otherwise noted, this discussion deals only with New Bonds held as capital assets (within the meaning of Code section 1221) by holders that purchased the Old Bonds directly from the Initial Purchasers, and not with special classes of holders such as banks, insurance companies, dealers in securities or currencies, traders in securities that elect to mark to market, tax-exempt organizations, persons holding the New Bonds as part of a straddle, hedging or conversion transaction, or persons whose functional currency is not the U.S. dollar. All persons considering the purchase of the New Bonds are advised to consult their own tax advisors concerning the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction, of the acquisition, ownership and disposition, of the New Bonds.


          TAX CONSEQUENCES TO U.S. HOLDERS

               As used herein, the term "U.S. Holder" means a beneficial owner of a New Bond that is for United States federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to United States federal income tax without regard to its source, or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. A "Non-U.S. Holder" is a beneficial owner of the New Bonds that is not a U.S. Holder.

               Exchange of Old Bonds for New Bonds

               An exchange of Old Bonds for New Bonds should not constitute a taxable event for federal income tax purposes because the New Bonds should not be considered to differ materially in kind or extent from the Old Bonds. Rather, the New Bonds should be treated as a continuation of the Old Bonds in the hands of a U.S. Holder. As a result, U.S. Holders who exchange their Old Bonds for New Bonds should not recognize any income, gain or loss for federal income tax purposes with respect to such exchange, and a U.S. Holder will have the same tax base and holding period in the New Bonds as such U.S. Holder had in the Old Bonds.

               Payments of Interest on the New Bonds

               For U.S. federal income tax purposes, the New Bonds will be treated as indebtedness of the Company. Stated interest on a New Bond will generally be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder's method of accounting for tax purposes.


               Sale, Exchange, or Redemption of the New Bonds

               Upon the sale, exchange or redemption of a New Bond, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, or redemption (other than amounts attributable to accrued but unpaid interest), and such U.S. Holder's adjusted tax basis in the New Bond. A U.S. Holder's adjusted tax basis in a New Bond will be, in general, the issue price of the New Bond. Such gain or loss will be capital gain or loss and will be long term capital gain or loss if at the time of exchange or redemption, the New Bonds have been held for more than one year. The net capital gains of individuals are taxed, under certain circumstances, at lower rates than ordinary income. The deductibility of capital losses is subject to limitations.

               Information Reporting and Backup Withholding

               In general, information reporting will apply to certain payments of principal and interest on the New Bonds, and to payments of the proceeds upon the sale of the New Bonds to U.S. Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the U.S. Holder (i) fails to provide a taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN,
          (iii) is notified by the Internal Revenue Service ("IRS") that it has failed to properly report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding. In the case of interest paid after December 31, 1999, a U.S. Holder generally will be subject to backup withholding at a 31% rate unless certain IRS certification procedures are complied with directly or through an intermediary. The Company will furnish annually to the IRS and to record holders of the New Bonds (other than with respect to certain exempt holders) information relating to interest paid during the calendar year.

               Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such U.S. Holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

          TAX CONSEQUENCES TO NON-U.S. HOLDERS

               Payments of Interest on the New Bonds

               Subject to the discussion below concerning backup withholding, no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent of principal or interest on a New Bond held by a Non-U.S. Holder, provided that the beneficial owner (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the Code and the regulations thereunder, (ii) is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, (iii) is not a bank whose receipt of interest on a New Bond is described in Section 881(c)(3)(A) of the Code and (iv) satisfies the statement requirement (described generally below) set forth in Section 871(h) and Section 881(c) of the Code and the Regulations thereunder.

               To satisfy the requirement referred to in (iv) above, the beneficial owner of a New Bond, or a financial institution holding the New Bond on behalf of such owner, must provide, in accordance with specified procedures, the Company or its paying agent with a statement to the effect that the beneficial owner is not a U.S. person. These requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a U.S. person (which certification may be made on an IRS Form W-8 (or successor form) or (2) a financial institution holding the New Bond on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

               In the event that any of the above requirements are not satisfied, the Company will nonetheless not withhold federal income tax on interest paid to a Non-U.S. Holder if it receives IRS Form 4224 (or, after December 31, 1999, a Form W-8) from that Non-U.S. Holder, establishing that such income is effectively connected with the conduct of a trade or business in the United States, unless the Company has knowledge to the contrary. Interest paid to a Non-U.S. Holder (other than a partnership) that is effectively connected with the conduct by the holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-U.S. Holder that is a corporation, such effectively connected income may also be subject to the United States federal branch profits tax (which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits) at a 30% rate (unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-U.S. Holder is a qualified resident of the treaty country).

               Sale, Exchange or Redemption of the New Bonds

               A Non-U.S. Holder will generally not be subject to United States federal income tax with respect to gain recognized on a sale, exchange or redemption of New Bonds unless (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, (ii) in the case of a Non-U.S. Holder who is an individual and hold the New Bonds as capital assets, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) the Non-U.S. Holder is subject to tax pursuant to certain provisions of the Code applicable to United States expatriates.

               Gains derived by a Non-U.S. Holder (other than a partnership) from the sale or other disposition of New Bonds that are effectively connected with the conduct by the Holder of a trade or business in the United States are generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-U.S. Holder that is a corporation, such effectively connected income may also be subject to the United States branch profits tax. If any individual Non-U.S. Holder falls under clause (ii) above, such holder will be subject to a flat 30% tax on the gain derived from the sale or other disposition, which may be offset by United States source capital losses recognized within the same taxable year as such sale or other disposition (notwithstanding the fact that he is not considered a resident of the United States).

               Information Reporting and Backup Withholding

               No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-U.S. Holders if a statement described in (iv) under "Tax Consequences to Non-U.S. Holders Payments of Interest on the New Bonds" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

               Information reporting and backup withholding will not apply to interest on a New Bond paid or collected by a custodian, nominee, or agent on behalf of the beneficial owner of such New Bond if such custodian, nominee, or agent has documentary evidence in its records that the beneficial owner is not a U.S. person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

               Payments on the sale, exchange or other disposition of a New Bond made to or through a foreign office of a broker generally will not be subject to backup withholding. However, payments made by a broker that is a United States person, a controlled foreign corporation for United States federal income tax purposes, a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three year period, or (with respect to payments after December 31, 1999) a foreign partnership with certain connections to the United States, will be subject to information reporting unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to information reporting and backup withholding unless the Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

               For payments made after December 1, 1999, with respect to New Bonds held by foreign partnerships, IRS regulations require that the certification described in (iv) under "Payments of Interest on the New Bonds" above be provided by the partners, rather than by the foreign partnership, and that the partnership provide certain information, including a United States taxpayer identification number. A look-through rule will apply in the case of tiered partnerships.

               Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle such Holder to a refund, provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

               Except as described below, a broker-dealer may not participate in the Exchange Offer in connection with a distribution of the New Bonds. Each broker-dealer that receives New Bonds for its own account in the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Bonds. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Bonds received in exchange for Old Bonds where such Old Bonds were acquired as a result of market-making activities or other trading activities. The Company shall for a period of 90 days after the Expiration Date make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.
          In addition, until                 , 1998 all dealers effecting
                             --------------
          transactions in the New Bonds may be required to deliver a prospectus.

               The Company will not receive any proceeds from any sale of New Bonds by broker-dealers. New Bonds received by broker-dealers for their own account in the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Bonds or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Bonds. Any broker-dealer that resells New Bonds that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Bonds may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Bonds and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

               The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and expenses of counsel for the holders of the New Bonds and will indemnify the holders of the New Bonds (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                              LEGAL MATTERS

               The validity of the New Bonds will be passed upon for the Company by Dennis R. Nelson, Esq., Vice President, General Counsel and Corporate Secretary of the Company and Thelen Reid & Priest LLP. In giving their opinions, Thelen Reid & Priest LLP may rely, as to all matters of Arizona law, upon the opinion of Mr. Nelson and, as to all matters of New Mexico law, upon the opinion of Rodey, Dickason, Sloan, Akin & Robb P.A. In giving his opinion, Mr. Nelson may rely as to all matters of New York law and certain federal laws upon the opinion of Thelen Reid & Priest LLP.


                                 EXPERTS

               To the extent that any of the statements made under DESCRIPTION OF THE INDENTURE - "Security", DESCRIPTION OF THE 1941 MORTGAGE "SECURITY" AND DESCRIPTION OF THE 1992 MORTGAGE "Security" are, or refer to, statements of law or legal conclusions, such statements have been reviewed (a) insofar as Arizona law is concerned, by Snell & Wilmer L.L.P. and (b) insofar as New Mexico law is concerned, by Rodey, Dickason, Sloan, Akin & Robb, P.A., and have been set forth herein in reliance upon the authority of such firms as experts.

          To the extent that the statements made in the 1997 10-K in "Rates and Regulation" and "Environmental Matters" under ITEM 1.
          - BUSINESS and under ITEM 3. - LEGAL PROCEEDINGS are, or refer to, statements of law or legal conclusions, and insofar as Arizona law is concerned, such statements have been prepared or reviewed by Dennis R. Nelson, Esq., Vice President, General Counsel and Corporate Secretary of the Company, and have been incorporated herein by reference in reliance upon the authority of Mr. Nelson as an expert.

               The statements made under CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS have been prepared or reviewed by Thelen Reid & Priest LLP and have been set forth herein in reliance upon the authority of such firm as experts.

               The consolidated financial statements incorporated in this prospectus by reference from the Company's 1997 Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

               With respect to the unaudited consolidated financial information of the Company for the three-month period ended, March 31, 1998 and the three-month and six-month periods ended June 30, 1998 incorporated by reference in this Prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information.
          However, their separate reports dated May 5, 1998 and August 4, 1998 incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited consolidated financial information. PricewaterhouseCoopers has not carried out any significant or additional audit tests beyond those which would have been necessary if their report had not been included. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited consolidated financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of sections 7 and 11 of the Securities Act.

                                                    Appendix A


                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                  FORM 10-K
                                 (Mark One)
         [X]    ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934
                 For the fiscal year ended December 31, 1997
                                     OR
         [  ]   TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934
          For the transition period from __________ to __________.



Commission     Registrant; State of Incorporation;        IRS Employer
File Number    Address; and Telephone Number              Identification Number
- -----------    -----------------------------              ---------------------
1-13739        UNISOURCE ENERGY CORPORATION               86-0786732
               (An Arizona Corporation)
               220 West Sixth Street
               Tucson, AZ  85701
               (520) 571-4000

1-5924         TUCSON ELECTRIC POWER COMPANY              86-0062700
               (An Arizona Corporation)
               220 West Sixth Street
               Tucson, AZ  85701
               (520) 571-4000


    Securities registered pursuant to Section 12(b) of the Act:

                                                    Name of Each Exchange
Registrant           Title of Each Class            on Which Registered
- ----------           -------------------            -------------------
UniSource Energy    Common Stock, no par value      New York Stock Exchange
Corporation                                         Pacific Stock Exchange

Tucson Electric     First Mortgage Bonds
Power Company        8-1/8%Series due 2001          New York Stock Exchange
                     7.55% Series due 2002          New York Stock Exchange
                     7.65% Series due 2003          New York Stock Exchange

    Securities registered pursuant to Section 12(g) of the Act:  None

     Indicate by check mark whether each registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes   X    No
    -----     -----

     Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of each registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ X ]


     The aggregate market value of UniSource Energy Corporation voting Common Stock held by non-affiliates of the registrant was $542,330,842.50 based on the last reported sale price thereof on the consolidated tape on February 24, 1998.

	  At February 24, 1998, 32,138,124 shares of UniSource Energy Corporation Common Stock, no par value (the only class of Common Stock), were outstanding.

     UniSource Energy Corporation is the sole holder of the 32,162,167 shares of the outstanding Common Stock of Tucson Electric Power Company.

     Documents incorporated by reference: Specified portions of UniSource Energy Corporation's Proxy Statement relating to the 1998 Annual Meeting of Shareholders are incorporated by reference into PART III.

This combined Form 10-K is separately filed by UniSource Energy Corporation and Tucson Electric Power Company. Information contained herein relating to Tucson Electric Power Company is filed by UniSource Energy Corporation and separately by Tucson Electric Power Company on its own behalf. Tucson Electric Power Company makes no representation as to information relating to UniSource Energy Corporation or its subsidiaries, except as it may relate to Tucson Electric Power Company.


                              TABLE OF CONTENTS
                                                                           Page
                                                                           ----
Definitions................................................................vii

                                 - PART I -

Item 1. -- Business
  The Company................................................................1
  Certain Risks..............................................................2
  Utility Operations
    Peak Demand and Customers................................................3
    Sales for Resale.........................................................4
    Competition..............................................................4
  Generating and Other Resources
    TEP Resources............................................................5
      Springerville Station..................................................5
      Irvington Station......................................................6
    SCE/TEP Power Exchange Agreement.........................................6
    Future Generating Resources..............................................6
    Other Purchases..........................................................7
  Rates and Regulation
    General..................................................................7
    Holding Company Order....................................................8
    1996 Rate Order..........................................................8
    Rate Proposal Before the ACC.............................................9
    ACC Rules on Retail Competition..........................................9
    FERC Orders on Wholesale Transmission Access.............................9
    Other Rate Matters.......................................................9
  Fuel Supply
    General.................................................................10
    Coal....................................................................10
    Springerville Coal Handling Facilities..................................11
    Gas.....................................................................12
  Water Supply..............................................................12
  Environmental Matters
    General.................................................................12
    Navajo Generating Station...............................................13
    San Juan Generating Station.............................................13
  Employees.................................................................13
  Energy-Related Ventures...................................................14
  TEP Utility Operating Statistics..........................................16

Item 2. -- Properties.......................................................17

                              TABLE OF CONTENTS
                                 (continued)
                                                                           Page
                                                                           ----
Item 3. -- Legal Proceedings
  Tax Assessments...........................................................18

Item 4. -- Submission of Matters to a Vote of Security Holders..............18

                                 - PART II -

Item 5. -- Market for Registrant's Common Equity and Related Stockholder
Matters
  TEP ......................................................................19
  UniSource Energy..........................................................19

Item 6. -- Selected Consolidated Financial Data.............................20

Item 7. -- Management's Discussion and Analysis of Financial Condition and Results of Operations
  Overview..................................................................21
  Competition
    Wholesale...............................................................23
    Retail..................................................................23
  Investments in Energy-Related Ventures....................................25
  Results of Operations.....................................................26
    Results of Utility Operations
      Sales and Revenues....................................................26
      Operating Expenses....................................................27
      Other Income (Deductions).............................................27
      Interest Expense......................................................28
  Accounting for the Effects of Regulation..................................28
  Dividends on Common Stock
    UniSource Energy........................................................29
    TEP.....................................................................29
  Liquidity and Capital Resources
    Cash Flows
      UniSource Energy and TEP..............................................30
      TEP...................................................................31
      UniSource Energy......................................................31
    Financing Developments
      TEP Sale of Bonds.....................................................31
      TEP Bank Credit Agreements............................................32
      TEP Financing Authority...............................................32
      UniSource Energy......................................................32
    Tax Exempt Local Furnishing Bonds.......................................33
  Income Tax Position.......................................................33
  Restrictive Covenants
    General First Mortgage Covenants........................................34
    General Second Mortgage Covenants.......................................34
    Credit Agreement Covenants..............................................35
  Construction Expenditures.................................................35
  Impact of Year 2000 on Computer Systems and Applications..................35
  Safe Harbor for Forward-Looking Statements................................36

Item 8. -- Consolidated Financial Statements and Supplementary Data.........36
  Independent Auditors' Report..............................................37
  UniSource Energy Corporation
    Consolidated Statements of Income.......................................38
    Consolidated Statements of Cash Flows...................................39

                               TABLE OF CONTENTS
                                 (continued)
                                                                           Page
                                                                           ----
   Consolidated Balance Sheets .............................................40
   Consolidated Statements of Capitalization ...............................41
   Consolidated Statements of Changes in Stockholders' Equity (Deficit).....42
 Tucson Electric Power Company
   Consolidated Statements of Income .......................................43
   Consolidated Statements of Cash Flows ...................................44
   Consolidated Balance Sheets .............................................45
   Consolidated Statements of Capitalization ...............................46
   Consolidated Statements of Changes in Stockholders' Equity (Deficit).....47
 Notes to Consolidated Financial Statements
 Note 1. Nature of Operations and Summary of Significant Accounting Policies
   Nature of Operations ....................................................48
   Basis of Presentation ...................................................48
   Use of Estimates ........................................................48
   Regulation ..............................................................48
   Accounting for the Effects of Regulation
     Accounting Implications................................................49
     Potential Discontinuation of Application of FAS 71 in the Future.......50
     Recent Events That May Impact TEP's Application of FAS 71..............50
   TEP's Utility Plant .....................................................51
   Utility Plant Under Capital Leases ......................................51
   Springerville Unit 1 Allowance ..........................................52
   Deferred Springerville Common Facility Costs ............................52
   Utility Operating Revenues ..............................................52
   MSR Option Gain Regulatory Liability ....................................53
   Fuel Costs ..............................................................53
   Income Taxes ............................................................53
   Emission Allowances .....................................................53
   Fair Value of Financial Instruments .....................................54
   Reclassification ........................................................54
 Note 2. Rate Matters
   Shared Savings Proposal .................................................54
   Springerville Coal Contract Termination Fee .............................55
   1996 Rate Order .........................................................55
 Note 3. Income Taxes  .....................................................56
 Note 4. Consolidated Subsidiaries
   MEH Subsidiaries
     Nations Energy Corporation.............................................58
     Advanced Energy Technologies, Inc......................................59
     Millennium Energy Holdings, Inc........................................59
   TEP Subsidiaries ........................................................59
 Note 5. Long and Short-Term Debt and Capital Lease Obligations
   Long-Term Debt ..........................................................59
     TEP Sale of Bonds......................................................59
     TEP Bank Credit Agreements.............................................60
     TEP First and Second Mortgage..........................................60
     TEP Letters of Credit..................................................61
   TEP Capital Lease Obligations ...........................................61
   TEP Maturities and Sinking Fund Requirements ............................61
   Short-Term Debt .........................................................61
 Note 6. Dividend and Loan Restrictions
   Restrictive Covenants--Dividends
     UniSource Energy.......................................................62
     TEP....................................................................62

                              TABLE OF CONTENTS
                                 (concluded)
                                                                           Page
                                                                           ----
    Restrictions on TEP's Ability to Make Loans and Advances................62
  Note 7. Commitments and Contingencies
    Utility Contractual Matters
      Fuel Purchase Commitments.............................................63
      Coal and Transportation Contracts - Reversal of Accrued Liabilities...63
    Commitments-Environmental Regulation....................................63
    Contingencies
      Ruling on Arizona Sales Tax Assessments - Coal Sales..................64
      Arizona Sales Tax Assessments - Leases................................65
      Income Tax Assessments................................................65
  Note 8. Jointly Owned Facilities..........................................66
  Note 9. Employee Benefits Plans
    Voluntary Severance Plan (VSP)..........................................66
    Pension Plans...........................................................66
    Postretirement Benefits Other Than Pensions.............................67
    Stock Option Plans......................................................68
  Note 10. Earnings Per Share(EPS)..........................................69
  Note 11. Quarterly Financial Data (unaudited).............................70
  Note 12. Supplemental Cash Flow Information...............................71

Item 9. -- Changes in and Disagreements with Accountants on Accounting and
Financial Disclosure........................................................72

                                - PART III -

Item 10. -- Directors and Executive Officers of the Registrants
  Directors.................................................................72
  Executive Officers........................................................72

Item 11. -- Executive Compensation..........................................75

Item 12. -- Security Ownership of Certain Beneficial Owners and Management
  General...................................................................75
  Security Ownership of Certain Beneficial Owners...........................75
  Security Ownership of Management..........................................75

Item 13. -- Certain Relationships and Related Transactions..................75


                                 - PART IV -

Item 14. -- Exhibits, Financial Statement Schedules, and Reports on Form 8-K76
  Signatures................................................................78
  Exhibit Index.............................................................81

                                 DEFINITIONS

The abbreviations and acronyms used in the 1997 Form 10-K are defined below:



ACC....................   Arizona Corporation Commission.
ACC Staff..............   Staff of the Arizona Corporation Commission.
ADEQ...................   Arizona Department of Environmental Quality.
AET....................   Advanced Energy Technologies, Inc., a wholly-owned
                            subsidiary of MEH Corporation.
AFDC...................   Allowance for Funds Used During Construction.
APS....................   Arizona Public Service Company.
Banks..................   Various banks with which TEP has credit
                            relationships.
Brookland..............   Brookland Financial Corporation, a wholly-owned,
                            indirect subsidiary of  SRI, which formerly
                            initiated and sold vehicle contract receivable portfolios.
BTU....................   British Thermal Unit(s).
CAAA...................   Federal Clean Air Act Amendments.
Century................   Century Power Corporation, an indirect subsidiary of
                            the Catalyst Corporation and formerly known as Alamito Company.
Commission or SEC......   Securities and Exchange Commission.
Common Stock...........   The Company's common stock, without par value.
Company or UniSource
Energy.................   UniSource Energy Corporation.
Credit Agreement.......   Credit Agreement between TEP and the Banks, dated
                            as of December 30, 1997.
EITF...................   Emerging Issues Task Force of the Financial
                            Accounting Standards Board.
Emission Allowance(s)..   An EPA issued allowance which permits emission of one
                            ton of sulfur dioxide. Such allowances can be sold.
EPA....................   The Environmental Protection Agency.
FAS 71.................   Statement of Financial Accounting Standards No. 71:
                            Accounting for theEffects of Certain Types of Regulation.
FAS 101................   Statement of Financial Accounting Standards No. 101:
                            Regulated Enterprises - Accounting for the
                            Discontinuation of Application of     FAS 71.
FAS 121................   Statement of Financial Accounting Standards No. 121:
                            Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.
FAS 123................   Statement of Financial Accounting Standards No. 123:
                            Accounting for Stock-Based Compensation.
FERC...................   Federal Energy Regulatory Commission.
Financial Restructuring   The comprehensive financial restructuring of TEP's
                            obligations to certain of TEP's creditors and lease participants and Century and the Springerville Unit 1 Leases' participants and the reclassification of all shares of the Preferred Stock into Common Stock which occurred on December 15, 1992.
First Mortgage Bonds...   First mortgage bonds issued under the General First
                          Mortgage.
Four Corners...........   Four Corners Generating Station.
GAAP...................   Generally Accepted Accounting Principles.
General First Mortgage.   The Indenture, dated as of April 1, 1941, of Tucson
                            Gas, Electric Light and Power Company to The Chase National Bank of the City of New York, as trustee, as supplemented and amended.
General Second Mortgage   The Indenture, dated as of December 1, 1992, of
                            Tucson Electric Power Company to Bank of Montreal Trust Company of the City of New York, as trustee, as supplemented.

                                 DEFINITIONS
                                 (continued)

Global Solar...........   Global Solar Energy, L.L.C., a corporation in which a
                            50% interest is owned by AET.
Holding Company Act....   The Public Utility Holding Company Act of 1935, as
                            amended.
IBEW 1116..............   International Brotherhood of Electrical Workers labor
                            union, Local Chapter 1116.
IDBs...................   Industrial development revenue or pollution control
                            revenue bonds.
IRS....................   Internal Revenue Service.
Irvington..............   Irvington Generating Station.
Irvington Lease........   The leveraged lease arrangement relating to Irvington
                          Unit 4.
ITC....................   Investment tax credit.
kW.....................   Kilowatt(s).
kWh....................   Kilowatt-hour(s).
kV.....................   Kilovolt(s).
kVA....................   Kilovoltampere(s).
LOC....................   Letter of Credit.
MEH....................   MEH Corporation, a wholly-owned subsidiary of
                            UniSource Energy.
Millennium.............   Millennium Energy Holdings, Inc., a wholly-owned
                            subsidiary of MEH.
MRA....................   Master restructuring agreement between TEP and the
                            Banks which included the Renewable Term Loan, Revolving Credit, and certain replacement reimbursement agreements, which was terminated on December 30, 1997.
MSR...................    Modesto, Santa Clara and Redding Public Power Agency.
MW....................    Megawatt(s).
MWh...................    Megawatt-hour(s).
Nations Energy........    Nations Energy Corporation, a wholly-owned subsidiary
                            of MEH.
Navajo................    Navajo Generating Station.
NEV...................    New Energy Ventures, L.L.C., a company in which a 50%
                            interest is owned by Millennium.
NOL...................    Net Operating Losses.
1981 Apache B Bonds...    $100 million principal amount of variable rate IDBs
                            which are secured by First Mortgage Bonds.
1996 Rate Order.......    ACC Rate Order concerning an increase in TEP's retail
                             base rates and the recovery of Springerville Unit 2 costs, issued March 29, 1996.
1994 Rate Order........   ACC Rate Order concerning an increase in TEP's retail
                             base rates and regulatory write-offs, issued
                             January 11, 1994.
1991 Rate Order........   ACC Rate Order concerning an increase in TEP's retail
                             base rates, regulatory write-offs and rate and accounting synchronization, issued October 11, 1991.
1989 Rate Order........   The ACC's October 24, 1989, Rate Order concerning
                             TEP's 1988 application for a rate increase.
NTUA...................   Navajo Tribal Utility Authority.
PDEQ...................   Pima County Department of Environmental Quality.
Preferred Stock........   TEP's previously outstanding Cumulative Preferred
                            Stock, $100 Par Value, and Cumulative Preferred Stock (No Par)which were reclassified into Common Stock pursuant to the Financial Restructuring.
PNM....................   Public Service Company of New Mexico.
Renewable Term Loan....   Credit facility that replaced the Term Loan pursuant
                            to the MRA Sixth Amendment, dated as of November 1, 1994, and effective March 7, 1995, and which was terminated December 30, 1997.
Revolving Credit......    $100 million revolving credit facility entered into
                            under the Credit Agreement between a syndicate of certain of the Banks and TEP.
San Carlos............    San Carlos Resources Inc., a wholly-owned subsidiary
                            of TEP.
San Juan...............   San Juan Generating Station.
San Juan Unit 3........   Unit 3 of San Juan.

                                 DEFINITIONS
                                 (concluded)

SCE....................   Southern California Edison Company, a subsidiary of
                            Edison International.
Second Mortgage Bonds..   TEP's second mortgage bonds issued under the General
                            Second Mortgage.
Securities Exchange Act   The Securities Exchange Act of 1934, as
                            amended.
Shareholders...........   Holders of Common Stock.
SES....................   Southwest Energy Solutions, Inc., a wholly-owned
                            subsidiary of MEH.
Springerville..........   Springerville Generating Station.
Springerville Coal
  Handling Facilities
  Leases...............   Leveraged lease arrangements relating to the coal
                            handling facilities serving Springerville.
Springerville Common
  Facilities...........   Facilities at Springerville used in common with
                            Springerville Unit 1 and Springerville Unit 2.
Springerville Common
  Facilities Leases....   Leveraged lease arrangements relating to an undivided
                            one-half interest in certain Springerville Common Facilities.
Springerville Unit 1...   Unit 1 of the Springerville Generating Station.
Springerville Unit 1
  Leases...............   Leveraged lease arrangement pursuant to
                            which Century leased Springerville Unit 1 and an undivided one-half interest in certain Springerville Common Facilities and which has been assumed by TEP.
Springerville Unit 2...   Unit 2 of the Springerville Generating Station.
SRI....................   Sierrita Resources Inc., a wholly-owned investment
                            subsidiary of TEP.
SRP....................   Salt River Project Agricultural Improvement and Power
                            District.
SSP....................   Shared Savings Proposal filed by TEP with the ACC
                            July 9, 1997 requesting a 1.1% annual retail rate reduction.
SWPP...................   SWPP Investment Company, a wholly-owned subsidiary of
                            SES.
SWPPI..................   SWPP International, a wholly-owned subsidiary of SES.
TEP....................   Tucson Electric Power Company, the principal
                            subsidiary of UniSource Energy.
TRI....................   Tucson Resources Inc., a wholly-owned investment
                            subsidiary of TEP.
UniSource Energy.......   UniSource Energy Corporation.
Valencia...............   Valencia Energy Company, previously a wholly-owned
                            subsidiary of TEP, merged into TEP on May 31, 1996.
VSP....................   Voluntary Severance Plan offered to TEP employees and
                            implemented in May 1996.
Warrants...............  Warrants for purchase of TEP Common Stock which were issued under the Financial Restructuring to the owner participants in the Springerville Unit 1 Leases.
WSCC...................  Western Systems Coordinating Council.

                                   PART I

      This Annual Report on Form 10-K contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements should be read with the cautionary statements and important factors included in this Form 10-K. (See Item 7. - Management's Discussion and Analysis of Financial Condition and Results of Operations, Safe Harbor for Forward-Looking Statements.) Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Such forward-looking statements may be identified, without limitation, by the use of the words "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects," and similar expressions. The expectations, beliefs and projections of UniSource Energy and TEP are expressed in good faith and are believed by UniSource Energy and TEP to have a reasonable basis, including without limitation, management's examination of historical operating trends, data contained in the records of UniSource Energy and TEP and other data available from third parties, but there can be no assurance that management's expectations, beliefs or projections will result or be achieved or accomplished.


ITEM 1. -- BUSINESS
- -------------------------------------------------------------------------------

  THE COMPANY
  -----------

      UniSource Energy Corporation (UniSource Energy or the Company) was incorporated under the laws of the State of Arizona on March 8, 1995. UniSource Energy is a holding company which owns all of the outstanding common stock of Tucson Electric Power Company (TEP) and MEH Corporation
(MEH). On January 1, 1998, TEP and UniSource Energy completed a statutory share exchange, pursuant to which the outstanding common stock of TEP was exchanged, on a share-for-share basis, for shares of UniSource Energy common stock, no par value. Following the share exchange, TEP transferred the stock of its subsidiary, MEH, to UniSource Energy in exchange for a promissory note in the approximate amount of $95 million. (See Note 1 of Notes to Consolidated Financial Statements).

      TEP was incorporated under the laws of the State of Arizona on December 16, 1963. TEP is the successor by merger as of February 20, 1964, to a Colorado corporation which was incorporated on January 25, 1902. TEP is an operating public utility engaged in the generation, purchase, transmission, distribution and sale of electricity for customers in the City of Tucson and the surrounding area and to wholesale customers. TEP holds a franchise which expires in 2001 to provide electric service to customers in the City of Tucson.

      TEP owns all of the outstanding stock of San Carlos Resources Inc. (San Carlos), which holds title to Springerville Unit 2. TEP also owns all of the outstanding stock of two non-energy related subsidiaries, Tucson Resources Inc. (TRI) and Sierrita Resources Inc. (SRI). In 1994, TRI and SRI substantially completed the process of liquidating their respective investments.

      MEH owns all of the outstanding common stock of (i) Nations Energy Corporation (Nations Energy), which is active in the development of independent power projects worldwide, (ii) Millennium Energy Holdings, Inc. (Millennium), which holds a 50% interest in New Energy Ventures, L.L.C.
(NEV), a buyer's agent providing electric load aggregation and advisory services to retail purchasers of electric energy, (iii) Advanced Energy Technologies, Inc. (AET), which holds a 50% interest in Global Solar Energy, L.L.C. (Global Solar), a manufacturer of thin-film photovoltaic cells, and
(iv) Southwest Energy Solutions, Inc. (SES), a provider of ancillary energy services to electric consumers. SES owns all of the outstanding common stock of SWPP Investment Company (SWPP) and SWPP International, Ltd. (SWPPI), which hold ownership interests in businesses engaged in the manufacture and sale of concrete power poles. See Energy-Related Ventures below for a discussion of these subsidiaries.

      TEP is the principal subsidiary of UniSource Energy and accounts for substantially all of its assets, revenues and net income. The financial condition and results of operations of TEP are currently the principal factors affecting the financial condition and results of operations of UniSource Energy. Depending upon the nature of future investment opportunities, UniSource Energy expects to make additional investments in MEH and its subsidiaries, as well as other energy-related ventures. Over time, investments in energy-related ventures may have a material impact on UniSource Energy's future cash flow and profitability.


  CERTAIN RISKS
  -------------

      For descriptions of certain factors affecting UniSource Energy and TEP, including commitments and contingencies, which subject UniSource Energy and TEP to continuing risks, see (i) Item 3., Legal Proceedings; (ii) Item 7., Management's Discussion and Analysis of Financial Condition and Results of Operations, Overview and Safe Harbor for Forward-Looking Statements; and
(iii) Notes 1 and 7 of Notes to Consolidated Financial Statements, Nature of Operations and Summary of Significant Accounting Policies, and Commitments and Contingencies, respectively.


UTILITY OPERATIONS
- ------------------

    PEAK DEMAND AND CUSTOMERS

      Certain operating and system data related to TEP's utility operations for each of the last five years are summarized in the following table:

                                           1997      1996        1995        1994       1993
  Peak Demand                                                   - MW -
  Retail Customers-Net One Hour            1,659     1,619      1,617       1,585      1,449
  Other Utilities-Firm                       177       177        223         226        225
                                           -----     -----      -----       -----      -----
    Non-Coincident Peak Demand  (A)        1,836     1,796      1,840       1,811      1,674

  Total Generating Resources               1,992     1,952      1,952       1,952      1,952
  Other Resources (1)                        235       133        133          23         23
                                           -----     -----      -----       -----      -----
    Total TEP Resources (B)                2,227     2,085      2,085       1,975      1,975

  Total Reserves ((B) - (A))                 391       289        245         164        301
                                           =====     =====      =====       =====      =====
  Reserve Margin (% of Non-Coincident
   Peak Demand)                              21%       16%        13%          9%        18%
                                           =====     =====      =====       =====      =====

- ------------------------
(1) Other Resources include certain other capacity purchases and interruptible retail load.

      The peak demand for TEP's retail service area occurs during the summer months due to the space cooling requirements of its retail customers. TEP has experienced growth in peak demand of retail customers at an average annual rate of approximately 3.5% for the past five years. The load of its mining customers comprised on average approximately 9.8% of the retail peak demand for the past five years.

      In 1997, based on non-coincident peak demand, TEP's reserve margin increased to 21% compared with 16% in the prior year. This increase was due to increases in the generating capability at Springerville and in the percentage of retail load served on an interruptible basis. TEP seeks to maintain a reserve margin equal to its largest single hazard plus 5% of its non-coincident peak demand in accordance with guidelines established by the WSCC. The targeted reserve requirement in 1997 was 304 MW, or 17% of non-coincident peak demand. It is expected that near-term growth in demand will be met with existing resources and additional resources as discussed in Future Generating Resources below. Also, see TEP Resources below for a discussion of TEP's electric generating resources.

      TEP's total number of retail customers grew at a moderate rate in 1997. As of year-end, the number of customers increased by 1.9% compared to the five-year annual average rate of 2.6%. The growth rate in the number of retail electric customers in TEP's service territory is expected to be approximately 2.0% annually through the year 2002. Retail peak demand in TEP's service territory is expected to grow at an average annual rate of 2.7% during the same period. The average annual rate of growth of energy sales to those retail customers is anticipated to be approximately 2.0% for the remainder of the decade. On average, residential, non-mining industrial, and mining energy sales are expected to account for 35%, 28%, and 16%, respectively, of the projected sales for the remainder of the decade. The expected growth in the number of customers, retail peak demand and retail sales is based, in part, upon publicly available population and demographic studies conducted by persons or entities unaffiliated with TEP. Such statements are also based upon various assumptions including, without limitation, assumptions relating to weather, economic and competitive conditions, including the assumption that TEP will incur no significant loss of retail customers due to self-generation or retail wheeling.

      TEP has two principal mining customers. In 1997, the sales to these customers totaled approximately 16% of TEP's total retail energy sales, and their contract demands totaled approximately 12% of the 1997 retail peak demand. Revenues from sales to mining customers accounted for approximately 9% of TEP's retail revenues in 1997 and 1996 and approximately 10% in 1995. Sales to mining customers are expected to grow at a rate of approximately 1.6% over the next five years due to production facility expansions made in late 1997. However, sales to mining customers are dependent on a variety of factors including, but not limited to, changes in supply and demand factors in the international copper market and the economics of self-generation.

      TEP serves its two principal mining customers under reduced rate contracts designed to induce them to continue to purchase electricity from TEP rather than self-generate. These contracts expire after the year 2000. However, such contracts contain various provisions allowing the customers to terminate partially or entirely, under certain circumstances, provided that TEP is notified at least one and up to two years prior to such termination. No termination notices have been received by TEP. The ability to extend contracts and to avoid early termination will depend on market conditions and available alternatives. TEP expects growth in retail sales to compensate for such reduced rate contracts.

      Future markets and prices for fuel, as well as ACC decisions regarding rate design and retail wheeling, will affect the sales of electric energy. Such factors will affect customers' choice of source of supply, usage characteristics, and may affect agreements between TEP and certain contract customers (see Competition below).

    SALES FOR RESALE

      TEP makes sales for resale to others on both a firm and an interruptible basis. To the extent electric generating capacity is not being utilized in the provision of energy to TEP's retail customers, such as during off-peak periods, TEP markets this capacity and energy at wholesale. Surplus energy is sold from time to time under various power pooling arrangements. TEP currently has contracts to sell firm capacity as follows:

                               Minimum
                               Contract
   Company                    Demand MW    Contract Term
   -------                    ---------    -------------
  SRP                            100       June 1, 1991 - May 31, 2011
  NTUA (Phase I) (1)              60       July 1, 1997 - May 31, 1999
  NTUA (Phase II) (1)          40/50       June 1, 1999 - December 31, 2009
  City of Farmington (2)          25       November 1, 1997 - February 29, 2000

  ----------------------
(1) The agreement with NTUA was extended and restructured in 1997. Phase I provides for a minimum contract demand of 60 MW during the contract period. During Phase II, TEP will provide 40 MW of firm power in the summer months (May - September) and 50 MW of firm power in the winter months (October - April).
(2) The City of Farmington, New Mexico will purchase up to 25 MW of firm power during the months of November, December, January and February.

      TEP continues to actively market available excess energy in the short-term markets (hourly up to one year) and, to the extent that it is economic, commitments for available generating capacity and energy in the longer term markets (one year and longer). Competition to sell capacity is expected to remain vigorous in the next few years as a result of surplus capacity in the Southwestern United States, the restructuring of the electric utility industry in California and other western states, and the presence of a highly competitive spot market in the Western United States. Regarding the contracts described above, TEP cannot currently make any predictions about the replacement or extension of such contracts in the future.

    COMPETITION

      See Item 7. -- Management's Discussion and Analysis of Financial Condition and Results of Operations, Competition, for a discussion of developments regarding competition in the industry at the wholesale as well as at the retail level.


GENERATING AND OTHER RESOURCES
- ------------------------------

    TEP RESOURCES

     The total net generating capability owned or leased by TEP at December 31, 1997, was 1,992 MW as set forth in the following table:

                                                            Net
                                                           Capa-
                                                           bili-   Oper-     TEP'S
                        Unit                      Fuel      ly     ating     SHARE
Generating Source        No.    Location          Type      MW     Agent   %       MW
- -----------------       ----    --------          ----     ----    -----   -       --
Springerville Station   1     Springerville, AZ   Coal      380     TEP   100.0    380
Springerville Station   2     Springerville, AZ   Coal      380     TEP   100.0    380
San Juan Station        1     Farmington, NM      Coal      316     PNM   50.0     158
San Juan Station        2     Farmington, NM      Coal      312     PNM   50.0     156
Navajo Station          1     Page, AZ            Coal      750     SRP   7.5       56
Navajo Station          2     Page, AZ            Coal      750     SRP   7.5       56
Navajo Station          3     Page, AZ            Coal      750     SRP   7.5       56
Four Corners Station    4     Farmington, NM      Coal      784     APS   7.0       55
Four Corners Station    5     Farmington, NM      Coal      784     APS   7.0       55
Irvington Station       1     Tucson, AZ          Gas/Oil    81     TEP   100.0     81
Irvington Station       2     Tucson, AZ          Gas/Oil    81     TEP   100.0     81
Irvington Station       3     Tucson, AZ          Gas/Oil   104     TEP   100.0    104
Irvington Station       4     Tucson, AZ          Coal/Gas/ 156     TEP   100.0    156
                                                  Oil
Internal Combustion           Tucson, AZ          Gas/Oil   218     TEP   100.0    218
  Turbines                                                                         ---
    Total Company Capiacity (1)                                                  1,992
                                                                                 =====

- -------------------
(1) Excludes 235 MW of additional resources, which consists of certain other capacity purchases and interruptible retail load. At December 31, 1997, total owned capacity was 1,360 MW and leased capacity was 632 MW. Internal combustion turbines with 96 MW of capacity are leased by TEP. This lease expires in April 1998. TEP is evaluating the purchase or continued leasing of such turbines, or alternatively, the purchase of firm capacity during summer months to meet targeted reserve requirements.

        Springerville Station

      The Springerville Station consists of two coal-fired units. Springerville Unit 1 began commercial operation in 1985 and is leased and operated by TEP. Springerville Unit 2 commenced commercial operation in June 1990 and is owned by San Carlos and operated by TEP. Based on a review of generating unit capabilities and changes in certain operating procedures, the net capacity rating for each unit was increased from 360 MW to 380 MW as of January 1, 1997. Under emergency conditions, such units may be operated for up to eight hours at a net capacity of 400 MW each.

      The primary terms of the Springerville Unit 1 Leases expire on January 1, 2015. At December 31, 1997, the capitalized lease asset related to Springerville Unit 1, net of allowance and accumulated amortization, was $243 million, or $639 per kW based on a 380 MW capacity rating. At the end of the primary term, TEP may exercise fair market value purchase and renewal options. Annual lease payments for the Springerville Unit 1 Leases will range from $33 million to $176 million, averaging approximately $78 million. In 1997, the cash cost to TEP of Springerville Unit 1 capacity attributable to rent obligations and other operation and maintenance expenses was $77 million, or an average of approximately $17 per kW per month based on a 380 MW capacity rating. Such average cash cost is estimated to be approximately $20 per kW per month (approximately $93 million per year) for the period from January 1998 through December 2002 and will increase thereafter. However, due to timing differences between cash and accrued expenses, capacity costs attributable to rent obligations and other operation and maintenance expenses were accrued in TEP's financial statements during 1997 at an average of approximately $21 per kW per month, or $94 million for the year, before amortization of the regulatory allowance and related interest expense. The estimated expense is expected to average approximately $21 per kW per month (approximately $97 million per year) for the period from January 1998 through December 2002 and is expected to increase slightly thereafter. The 1991 Rate Order allowed TEP to recover the cost of 360 MW of capacity for Springerville Unit 1 (the then rated capacity for the unit), but limited such recovery to a rate of $15 per kW per month (approximately $65 million per year). Substantially all of the present value of disallowed Springerville Unit 1 costs was recorded as a loss in 1990, and as a result of the Financial Restructuring, an additional loss was recorded in 1992. The losses together reflect the present value of the difference between projected costs and the amount TEP is allowed to recover through the lease term ending January 1, 2015. See Note 1 of Notes to Consolidated Financial Statements, Nature of Operations and Summary of Significant Accounting Policies, Springerville Unit 1 Allowance.

      In December 1985, pursuant to the Springerville Common Facilities Leases, TEP sold and leased back a 50% interest in the Springerville Common Facilities. The sales price of such facilities was $132 million. At December 31, 1997, the capitalized lease asset related to this interest in the Springerville Common Facilities, net of accumulated amortization, was $119 million. The initial lease term for the Springerville Common Facilities Leases expires in 2017 for one owner participant and 2021 for the other two owner participants, subject to optional renewal periods and purchase options. Annual lease payments under these leases vary with changes in the interest rate on the underlying debt. Such lease payments totaled approximately $12 million per year in 1995, 1996 and 1997. Based on current interest rates, average annual lease payments would total approximately $10 million.

      Including one-half of the cost of the Springerville Common Facilities (but excluding the cost of coal-handling facilities at Springerville which were included in recoverable fuel costs), the total initial cost of Springerville Unit 2 was $838 million, or $2,328 per kW based on the previous 360 MW capacity rating. In the 1991 Rate Order, the ACC disallowed recovery from retail customers of $175 million of the book value of Springerville Unit
2. TEP recorded a loss for such disallowance in 1991. The net recoverable cost, including the leased common facilities, is $663 million or $1,842 per kW based on the previous 360 MW capacity rating.

        Irvington Station

      In January 1988, TEP began coal-fired commercial operation and entered into a sale and leaseback arrangement for Irvington Unit 4 pursuant to the Irvington Lease. The unit was sold at its cost of $152 million. At December 31, 1997, the capitalized lease asset related to Irvington Unit 4, net of accumulated amortization, was $112 million. This lease calls for annual payments which range from approximately $11 million to $14 million and which average approximately $13 million. The lease term expires in 2011, but the lease has optional renewal and purchase option provisions.

      Irvington Unit 4 (156 MW capability) has the flexibility to operate on coal, gas or fuel oil. Coal has been the primary fuel and natural gas the secondary fuel.

    SCE/TEP POWER EXCHANGE AGREEMENT

      As part of a 1992 litigation settlement, TEP and SCE agreed to a ten-year power exchange agreement. Under the agreement, which began in May 1995, SCE provides firm system capacity of 110 MW to TEP during summer months, for which TEP pays an annual capacity charge of approximately $1 million increasing annually after the year 2000 to a maximum of approximately $2 million annually. TEP is entitled to schedule firm energy deliveries from SCE during the summer (May 15 through September 15) of up to 36,300 MWh per month, and is obligated to return to SCE on an interruptible basis the same amount of energy the following winter season (November 1 through February
28). The energy provided pursuant to the exchange is expensed based upon the estimated cost of interruptible energy to be provided to SCE. Pursuant to the exchange agreement TEP received 136,508 MWh from SCE in 1997, of which 46,435 MWh was returned to SCE as of December 31, 1997.

    FUTURE GENERATING RESOURCES

      In December 1995, TEP filed an integrated resource plan pursuant to the ACC's regulations governing resource planning. In its filing TEP projected the need for an additional 128 MW of peaking resources in 1998 and additional peaking resources in the year 2002 and beyond. No need for additional base load generation facilities was forecast through the year 2010. Subsequently, TEP has delayed the need for peaking resources to 2001 through a review of net generating capabilities at Springerville and an increase in the percentage of retail load served now on an interruptible basis. TEP's reserve levels may be affected if the lease on certain gas turbines (96 MW) expires in April 1998 without an agreement to purchase or continue leasing such units. In that event, TEP would need to buy firm capacity or increase the percentage of retail load served on an interruptible basis in order to meet targeted reserve requirements.

      In the 1995 integrated resource plan TEP projected that demand-side management programs should reduce peak demand and, therefore, capacity requirements, from what they would be without such programs by 60 MW by the year 2000. As part of the integrated resource plan, TEP has committed to adding 5 MW of renewable generation resources by the year 2000.

      TEP's assessment of future generating resources is based upon the premise of a continued requirement to serve customers in TEP's retail service area. The need for all of these future resources may be affected by the ACC's rules on retail competition and TEP's ability to retain and attract customers. See Rates and Regulation, ACC Rules on Retail Competition below and Item 7. - Management's Discussion and Analysis of Financial Condition and Results of Operations, Competition.

    OTHER PURCHASES

      In addition to generating electricity at generating stations owned or leased by TEP and the SCE/TEP Power Exchange, TEP participates in a number of interchange agreements through which it can purchase additional electric energy from other utilities. The amount of energy purchased from other utilities varies substantially from time to time depending on the demand for such energy, the cost of purchased energy as compared to TEP's cost of generating energy and the availability of such energy. Through these same agreements, TEP may also sell its surplus electric energy from time to time.

      TEP has transmission access to and/or power transaction arrangements with over 180 electric systems or suppliers, including those in the southern California markets. TEP is a member of the Southwest Reserve Sharing Group, which is comprised of a group of utilities serving customers in portions of the southwestern United States. The Southwest Reserve Sharing Group provides emergency assistance and reserve sharing among its members in order to enhance system reliability in the Desert Southwest region. TEP is also a member of the WSCC, a group of western electric systems and suppliers that works cooperatively to assure the reliability of the region's interconnected generation and transmission systems. In addition, TEP is a member of the Western Systems Power Pool, a voluntary power pooling arrangement designed to achieve more efficient use of electric generation and transmission facilities among its members. See Competition for a discussion of possible changes in transmission issues.


RATES AND REGULATION
- --------------------

    GENERAL

      TEP is subject to the jurisdiction of the ACC, which has authority, among other things, to prescribe the classifications of accounts to be used and the rates and charges to be made and collected from retail customers, and to regulate the issuance of securities. The ACC also has authority to approve affiliate transactions and the establishment of holding companies and subsidiaries under ACC promulgated Affiliated Interest Rules. TEP is also subject to regulation by FERC in certain respects, including the terms and prices of sales to other utilities.

      Arizona law requires that TEP's rates for retail sales of electric energy be determined by the ACC on a "cost of service" basis and be designed to provide, after recovery of allowable operating expenses, an opportunity to earn a reasonable rate of return on "fair value rate base". Fair value rate base is, generally, determined by the ACC by reference to the original cost and the reproduction cost (in each case, net of depreciation) of utility plant in service to the extent deemed used and useful, and to various adjustments for deferred taxes and other items, plus a working capital component. Thus, over time, rate base is increased by additions to utility plant in service and reduced by depreciation and retirements of utility plant from service. Both operating expenses and fair value rate base determination are subject to the judgment of the ACC regarding prudence and recoverability. To the extent that customer choice and retail wheeling are introduced into TEP's retail service area in the future, retail rates may be changed to reflect market levels which are different from traditional "cost of service" rate levels.

      TEP's rates for wholesale sales of capacity and energy, generally, are not permitted by FERC to exceed rates determined on a cost of service basis. In the fall of 1997, TEP applied for and was granted a tariff to sell at market based rates. Rates have historically been set by the FERC in formal rate application proceedings. With respect to long-term firm sales, TEP's wholesale rates are substantially below rates determined on a fully allocated cost of service basis, but, in all instances, rates exceed the level necessary to recover fuel and other variable costs.

      The ACC consists of three commissioners, each serving a six-year term. One of the three is elected at each general election except when a vacancy occurs prior to the expiration of a commissioner's term. The present commissioners are:

   James Irvin (Republican), Chairman, started his first term in 1997.  His term expires in 2003.
   Renz D. Jennings (Democrat), began a third term in 1993.  His term expires in 1999.
   Carl J. Kunasek (Republican), began his first term in 1995. His term expires in 2001.

      Under a 1992 Arizona law, commissioners cannot serve consecutive terms and can be elected to another term only after the passing of six years after the end of their previous term as commissioners.

    HOLDING COMPANY ORDER

      On November 19, 1997, the ACC voted unanimously in favor of TEP's Notice of Intent to Organize a Public Utility Holding Company, filed with the ACC in April 1997. On January 1, 1998, TEP and UniSource Energy completed a statutory share exchange, pursuant to which the outstanding common stock of TEP was exchanged, on a share-for-share basis, for shares of UniSource Energy common stock, no par value. As a result of the transaction, TEP became a wholly-owned subsidiary of UniSource Energy.

      The ACC Order contained a number of conditions which will impact the activities of UniSource Energy, TEP, and TEP's "sister companies" (i.e., other companies owned by UniSource Energy or its affiliates). These include:

- -The holding company and its subsidiaries will only conduct business activities that are part of the electric energy business (as defined therein).
- -For five years from the commencement of operations of the holding company, the following proceeds will be used to reduce TEP's debt or added to TEP's equity accounts: (i) 60% of any public equity issuance by UniSource Energy; and (ii) 2% of the net after-tax profits attributable to the holding company's equity interest in TEP's sister companies.
- -Until such time as TEP's equity ratio equals 37.5% of total capital (excluding capital lease obligations), TEP may not pay dividends to UniSource Energy in excess of 75% of its earnings.
- -TEP will target attainment of a 37.5% equity ratio in its capitalization structure for regulatory purposes by December 31, 2000. If that capital structure goal is not attained, the ACC may set rates based on TEP's actual capital structure for regulatory purposes rather than the hypothetical 37.5% equity ratio currently reflected in rates.
- -The capitalization (debt and equity) of TEP's sister companies may not exceed 30% of TEP's capitalization unless otherwise approved by the ACC.

    1996 RATE ORDER

      In its order dated March 29, 1996, the ACC approved with certain modifications a rate settlement agreement which was filed with the ACC on March 8, 1996, and approved a one-time rate increase for TEP of 1.1% (approximately $6.4 million annually), effective March 31, 1996.

      The 1996 Rate Order recognizes all of Springerville Unit 2 as used and useful for ratemaking purposes so that TEP is presently recovering the operating and capital costs associated with that portion of the generating unit not previously included in rates. See Note 2 of the Notes to Consolidated Financial Statements, 1996 Rate Order. The 1996 Rate Order and approved settlement agreement also establish a rate moratorium period for TEP. TEP has committed not to file for a change in base rates prior to January 1, 2000, except for conditions or circumstances which constitute an emergency, for the sharing of benefits with customers of cost containment efforts where appropriate, or in the event TEP is acquired or merged with another company. By April 15 of each year TEP is required to provide the ACC Staff with a report quantifying TEP's cost containment efforts.

      The rates approved in the 1996 Rate Order are based on a rate of return of 6.59% on a fair value rate base of approximately $1.36 billion, or 7.72% on an original cost rate base of approximately $1.16 billion. The capital structure adopted by the ACC for rate making purposes assumes 62.5% debt and 37.5% equity. Consistent with previous ACC rate orders, TEP's leasehold interest in utility plant was reflected in rates through an allowance for rental expense, and was therefore not included in rate base.


    RATE PROPOSAL BEFORE THE ACC

      On July 9, 1997, TEP filed with the ACC a request for an annual rate reduction of $6.8 million (or 1.1%) for retail customers. This filing is in the form of a Shared Savings Proposal (SSP) which promotes a sharing of benefits with customers of cost containment efforts and the mitigation of potential stranded costs associated with the introduction of retail electric competition in Arizona. In the SSP, TEP identified approximately $23 million in annual pre-tax cost containment measures of which $20.8 million is allocable to ACC jurisdictional operation. These savings were realized primarily from renegotiated fuel contracts and TEP's Voluntary Severance Program, which reduced TEP's workforce by approximately 15%. No date has been set for formal consideration of the matter by the ACC.

      The proposed $6.8 million rate reduction represents a 50/50 sharing with customers of $13.6 million of cost containment efforts. TEP proposed that additional savings be used by TEP to mitigate potential stranded costs through accelerated amortization of retail excess capacity deferrals. Retail excess capacity deferrals represent those operating and capital costs associated with Springerville Unit 2 capacity, which were deemed by the ACC to not be recoverable in retail rates prior to the 1994 and 1996 Rate Orders. Such retail excess capacity deferrals totaled $88.7 million and $93.6 million at December 31, 1997 and 1996, respectively. The proposed $7.2 million increase in annual amortization expense for such retail excess capacity deferrals would decrease the amortization period from 20 years to 5.6 years as of December 1996. The proposed increase in amortization expense would be reflected in TEP's regulatory accounting records but would have no impact on the expenses included in TEP's financial accounting statements.

    ACC RULES ON RETAIL COMPETITION

      In December 1996, the ACC voted to adopt certain rules on retail electric competition. See Item 7. -Management's Discussion of Financial Condition and Results of Operations, Competition, Retail, for a discussion of these rules.

    FERC ORDERS ON WHOLESALE TRANSMISSION ACCESS

      In April 1996, the FERC issued two orders pertaining to wholesale transmission access. See Item 7. -Management's Discussion of Financial Condition and Results of Operations, Competition, Wholesale, for a discussion of these orders.

    OTHER RATE MATTERS

      See Utility Operations, Peak Demand and Customers and Item 7. - Management's Discussion of Financial Condition and Results of Operations, Competition, Retail for a discussion of TEP's contracts and negotiations with certain of its mining customers.

  FUEL SUPPLY
  -----------

    GENERAL

      TEP's principal fuel for electric generation is low-sulfur coal. The following table provides fuel cost information for the years 1997 through 1993:

             Cost Per Million BTU Consumed            Percentage of Total BTU Consumed
            ---------------------------------         --------------------------------
             1997   1996   1995   1994   1993         1997   1996   1995  1994   1993
            -----  -----  -----  -----  -----         ----   ----   ----  ----   ----
Coal (A)    $1.66  $1.76  $1.71  $1.75  $1.77           97%    98%    99%   98%    99%
Gas          2.74   2.24   1.69   1.86   2.76           3      2       1     2      1
All Fuels    1.68   1.77   1.71   1.75   1.79          100%   100%   100%  100%   100%

(A) The average cost per ton of coal for each of the last five years (1997 - 1993) was $31.33, $32.95, $32.11,
     $33.12, and $33.11, respectively.


    COAL

      TEP is the operator for the Springerville and Irvington generating stations. Their coal supplies are transported from northwestern New Mexico by railroad. In June 1997, TEP terminated its existing coal supply contract for the Springerville Generating Station for a $50 million fee and entered into a new contract with the same supplier, which expires in 2010, with an option to extend the term for ten years thereafter. See Note 2 and 7 of Notes to Consolidated Financial Statements, Rate Matters, Springerville Coal Contract Termination Fee and Commitments and Contingencies, Fuel Purchase Commitments. At Irvington, the contract termination date is the earlier of 2015 or the remaining life of Unit 4. The Springerville and Irvington contracts have various adjustment clauses which will affect the future cost of coal delivered. Coal reserves are expected to be sufficient to supply the estimated requirements of Springerville and Irvington for their presently estimated remaining lives. The coal quantities for the San Juan Station, a mine-mouth operation, are partially contracted through the year 2017. TEP also participates in jointly owned generating facilities under long-term contracts entered into by the operating agents. Coal supplies are surface-mined in northern Arizona and northwestern New Mexico. The contract for coal for Four Corners terminates in 2005. The coal quantities under contract for the Navajo mine-mouth coal fired generating station are expected to be sufficient to supply the estimated requirements for its presently estimated remaining life. Additional information concerning the coal contracts is set forth below:

                                                                 Average
                                                Year Contract    Sulfur    Cost Per Million BTU (A)   Coal Obtained
   Station              Coal Supplier             Terminates    Content    1997     1996       1995      From (B)
   -------              -------------           -------------   -------    ----     ----       ----   --------------
Four Corners       BHP Minerals International,       2005        0.8%     $0.95     $1.34     $1.15   Navajo Indian
                   Inc.                                                                               Tribe
San Juan           San Juan Coal Company             2017        0.8%     $1.74     $1.77     $1.76   Federal and State
                                                                                                      Agencies
Navajo             Peabody Western Coal Company      2011        0.6%     $1.13     $1.18     $1.12   Navajo and Hopi
                                                                                                      Indian Tribes
Springerville (C)  Peabody Coalsales Company       2010 (D)      0.7%     $1.77     $1.84     $1.73   Lee Ranch Coal
                                                                                                      Company
Irvington          The Pittsburg & Midway Coal       2015        0.4%     $1.99     $2.21     $2.20   Navajo Indian
                   Mining Company                                                                     Tribe and
                                                                                                      Federal and
                                                                                                      State Agencies

- ----------------
(A) Includes costs of transportation and handling in addition to the purchase price under the basic contract.
(B) Substantially all of the suppliers' leases extend at least as long as coal is being mined in economic quantities.
(C) Coal handling facilities costs included in Springerville fuel costs above were $0.23 per million BTU in 1997, $0.25 per million BTU in 1996, and $0.34 per million BTU in 1995.
(D) The coal contract for Springerville expires in 2010 with an option to extend the term for ten years thereafter. During the extension term, the coal supplier has the right of first refusal to match competing offers for a portion of the Springerville coal requirements.

      The Irvington coal supply contract contains take-or-pay provisions, whereby TEP is required to make certain minimum payments for a base amount of tonnage not taken at a rate of 50% of the contract price. Although TEP's present fuel requirements are generally in excess of the stated take-or-pay minimum amounts, from time to time TEP has purchased coal and natural gas in the spot market or switched fuel burn from one generating station to another in order to achieve lower overall fuel costs, while incurring take-or-pay minimum charges. During 1996 TEP purchased coal for the Irvington Station from an alternative supplier, resulting in a $4.4 million take-or-pay charge, but reducing fuel costs at Irvington. TEP incurred no take-or-pay charges in 1997 or 1995.

      TEP intends to continue to actively negotiate its fuel and transportation contracts in 1998 and in the future.

    SPRINGERVILLE COAL HANDLING FACILITIES

      Pursuant to the Springerville Coal Handling Facilities Leases, TEP is the lessee of the coal-handling facilities at Springerville under a capital lease with a remaining initial lease term of approximately 18 years with incremental extensions of five to six years depending on certain criteria at the date of each extension. At December 31, 1997, the capitalized lease asset related to the Springerville coal-handling facilities, net of accumulated amortization, was $174 million. Annual rental payments range from approximately $10 million to $28 million but average $21 million.

      TEP allocates portions of its Springerville Coal Handling Facility Lease costs to deferred expense for future recovery through rates. See Note 1 of Notes to Consolidated Financial Statements, Nature of Operations and Summary of Significant Accounting Policies, for a description of the accounting for Springerville coal handling facility lease costs. Approximately half of the expenses of the coal handling facilities, including lease costs and other operating and maintenance expenses, are charged to fuel expense and amounted to $13 million, $15 million, and $17 million in 1997, 1996 and 1995, respectively.

    GAS

      In 1997, TEP purchased a small amount of natural gas for power generation (approximately 3% of total TEP generation) from El Paso Gas Marketing, Equitable Resources Marketing, Natural Gas Clearinghouse, and Penn Union Energy Services. During 1997, TEP received natural gas sufficient to meet all of its gas fuel requirements.

  WATER SUPPLY
  ------------

      TEP believes there will be sufficient water to supply the requirements of existing and planned units of all electric generating stations in which TEP has an interest for their estimated lives. A federal contract for water at San Juan expires in 2005, and negotiations for extension are being overseen by PNM.

  ENVIRONMENTAL MATTERS
  ---------------------

    GENERAL

      TEP must operate its generating stations in accordance with numerous local, state and federal guidelines, laws, regulations and ordinances designed to preserve and enhance environmental integrity. Resource extraction and waste disposal operations are also regulated for environmental compatibility. Generally, air quality and water quality are under the most stringent regulations. Land use is also regulated. TEP believes that all of its facilities are operating in compliance with requirements currently in effect.

      Various federal, state and local laws, regulations and requirements for air quality control continue to have a significant impact on TEP. Due to the proximity of national parks, monuments, wilderness areas and Indian reservations and relatively high air quality at such locations, the principal generating units of TEP could be subject to control standards of best available control technology (BACT) and best available retrofit technology
(BART). Such standards relate to the "prevention of significant deterioration" of visibility and tall stack limitation rules.

      Arizona and New Mexico have adopted emission regulations restricting the emissions from both existing and future coal, oil and gas-fired plants. These regulations are in some instances more stringent than those adopted by the EPA.

      TEP expended $19 million during 1997 for environmental construction costs in maintaining compliance with environmental requirements. TEP estimates that it will make expenditures for environmental facilities of approximately $15 million in 1998 and $7 million in 1999. These amounts include TEP's estimated share of expenditures for improvements to the pollution control facilities at the Navajo and San Juan stations, as discussed below. TEP believes that all existing generating facilities are or will be in compliance with all existing or expected environmental regulations except as described below.

      In the fall of 1990, Congress adopted certain Federal Clean Air Act Amendments (CAAA) with respect to facility permitting and to reductions in sulfur dioxide and nitrogen oxide emissions which will affect TEP's operations. The required reductions of sulfur dioxide emissions will be implemented in two phases which are effective in 1995 and 2000, respectively. TEP is not affected by the requirements for sulfur dioxide and nitrogen oxide emissions which went into effect in 1995 (Phase I), but is subject to the requirements that go into effect January 1, 2000 (Phase II). All of TEP's generating facilities (except internal combustion turbines) are subject to the Phase II sulfur dioxide and nitrogen oxide requirements. The estimated cost of compliance with these requirements is approximately $1 million to $2 million, scheduled to be incurred between 1998 and 2000.

      In 1993 affected TEP generating units were allocated sulfur dioxide Emission Allowances based on past operational history. Beginning in the year 2000, Phase II generating station units must hold Emission Allowances (by January 30 of the year following the compliance year) equal to the level of emissions in the compliance year, or face penalties and a requirement to offset excess emissions in future years. An analysis of the Emission Allowances that were allocated to TEP shows that TEP may not have sufficient allowances to permit normal plant operation and be in compliance with the sulfur dioxide regulations once the Phase II requirements become effective due to the increase in the rated capacity at Springerville. See Generating and Other Resources, TEP Resources, Springerville Station. To the extent that TEP does not have sufficient allowances, due to increased energy output at Springerville or other factors, TEP would have to purchase additional Emission Allowances. Based upon current estimates of additional required Emission Allowances and the current market price of such allowances, TEP believes that it will be able to acquire additional required allowances and that such purchases will not have a material effect on TEP.

      Title V of the CAAA requires that more complex air quality permits be applied for and obtained for all of TEP's generating facilities. Applications have been filed for all such facilities and TEP does not anticipate (based on information and belief as to jointly owned facilities operated by others) any material problems in obtaining the required permits. TEP is required to pay an annual emission-based fee with respect to each generating facility subject to a Title V permit. The aggregate fees payable by TEP in 1998 with respect to all such facilities for emissions in 1996 are not expected to exceed $1 million, and should remain approximately the same in 1999.

      The CAAA also require multi-year studies of visibility impairment in specified areas and studies of hazardous air pollutants which relate to the necessity of future regulations of electric utility generating units. Since these activities involve the gathering of information not currently available, TEP cannot predict the outcome of these studies.

      As a result of recent and possible future changes in federal and state environmental laws, regulations and permit requirements, because of and in addition to the CAAA, TEP may incur additional costs for the purchase or upgrading of pollution control emission monitoring equipment on existing electric generating facilities and may experience a reduction in operating efficiency. There may be a need for variances from certain environmental standards and operating permit conditions until required equipment and processes for control, handling and disposal of emissions are operational and reliable. Failure to comply with any EPA or state compliance requirements may result in substantial penalties or fines which are provided for by law and which in some cases are mandatory.

    NAVAJO GENERATING STATION

      In 1991, the EPA adopted a rule for the reduction of Navajo's sulfur dioxide emissions on an annual averaging basis by 90% to address visibility impairment at Grand Canyon National Park. TEP estimates that its share of the required capital expenditures remaining as of December 31, 1997 relating to the rule's implementation will be approximately $8 million, including AFDC, through 2000.


    SAN JUAN GENERATING STATION

      In order to improve the cost efficiency of sulfur dioxide removal at the station, the existing removal process is being replaced with a new process at an estimated cost to TEP of $20 million, including AFDC, during the period 1997 through 1999. TEP estimates that its share of the required capital expenditures remaining as of December 31, 1997 relating to this process improvement will be approximately $11 million, including AFDC, through 1999.


  EMPLOYEES
  ---------

      TEP and its subsidiaries had a combined total of 1,190 employees as of December 31, 1997. Included in this total are 22 employees of subsidiaries wholly-owned by MEH, which subsidiaries were transferred from TEP to UniSource Energy on January 1, 1998.

      The IBEW 1116, which represents about 60% of the total employees, and TEP are parties to a two-year collective bargaining agreement for the period from December 1, 1996 through November 30, 1998. The collective bargaining agreement, which was negotiated with and approved by the IBEW 1116 in December 1996 for classified employees in Tucson, includes annual wage increases of 3.2% in December 1996 and 3.0% in December 1997, as well as modifications to the pension plan. This same agreement was also approved by the IBEW 1116 in January 1997 for classified employees at the Springerville location. In April 1997 the classified employees agreed to put 1.6% (or 50%) of the December 1996 negotiated across-the-board wage increase "at risk" under the terms of the Classified Incentive Program (CIP). The CIP provides for additional incentive payments based on attainment of individual, departmental and corporate goals. The employee receives the "at risk" portion of the wage increase only if individual goals are attained. In 1998 IBEW 1116 employees received additional incentive payments for achieving these goals in 1997. This program will continue in 1998 with 1.5% of the December 1997 salary increase "at risk".

  ENERGY-RELATED VENTURES
  -----------------------

      MEH Corporation (MEH) is a wholly-owned subsidiary of UniSource Energy. MEH owns all of the outstanding common stock of four subsidiaries (described below) established for the purpose of pursuing various unregulated energy-related investment opportunities.

      Nations Energy Corporation was established in 1995 for the purpose of developing and investing in independent power projects in the global energy markets. In September 1995, Nations Energy and Trigen Energy Corporation formed a limited partnership which purchased Coors Brewing Company's energy production assets. Nations Energy has a 49% interest in such partnership. In 1996, Nations Energy became actively involved in the development of the ECKG power project near the City of Kladno, Czech Republic, for which it has a 26.7% ownership option exercisable in May 1998. This project involves the upgrading and expansion of an existing coal-fired thermal and electric generating plant. In addition to these projects, Nations Energy is actively involved in the development of other investment opportunities in the global energy markets.

      Millennium Energy Holdings, Inc. holds a 50% interest in New Energy Ventures, L.L.C. Millennium exercised its option to acquire its 50% ownership interest in NEV effective September 1, 1997. NEV was organized in 1995 for the purpose of acting as a buyer's agent in procuring electric energy, performing energy services, engaging in power marketing and trading and other energy related activities. Its principal focus is in California and the Northeastern region of the United States. As of December 31, 1997, NEV had signed contracts to provide advisory and load aggregation services for customers in California having a combined electrical demand of 800 MW, which will become effective when the California market is subject to open access. NEV obtains its energy supply through purchase power contracts and spot market purchases. Also, in January 1998, NEV announced the formation of a strategic alliance with Allied Signal, Inc. to become the distributor of TurboGeneratorTM Power Systems in 14 western states. The TurboGeneratorTM is a lightweight microturbine (for applications requiring 40 kW-500 kW) which can be used for distributed generation, off-grid power generation, portable power, and cogeneration, and provides NEV with additional capabilities to provide energy options to its customer base.

      Advanced Energy Technologies, Inc. was established in May 1996. This wholly-owned subsidiary of MEH develops renewable energy and distributed generation technologies. In 1996 AET acquired a 50% ownership interest in Global Solar Energy, L.L.C., an Arizona corporation which develops and manufactures flexible thin-film photovoltaic cells. Commercial production of photovoltaic cells is scheduled to commence in 1998. Global Solar's manufacturing facility is expected to initially produce at a rate of up to 1,500 kW of solar generated electric capacity, or approximately 255,000 square-feet of photovoltaic film, per year.

      Southwest Energy Solutions, Inc. was established in January 1997. SES provides a variety of ancillary energy services to retail electric consumers including dusk to dawn lighting, service restoration, and design, engineering and construction services. SES owns all of the outstanding common stock of SWPP and SWPPI. Established in 1996, SWPP entered into a joint venture with three Mexican investment partners in July 1997 to form Sentinel Concrete Utility Poles, a domestic distributor of concrete power poles and related products. SWPP holds a 50% ownership interest in this joint venture. SWPPI holds a 50% ownership interest in Productos de Concretos Internacionales, C.V., a manufacturer and international distributor of concrete power poles and related products.

      In addition to the activities currently underway or planned for each of these subsidiaries, UniSource Energy continues to evaluate potential investment opportunities in other energy-related markets.

      In the Consolidated Balance Sheet and Consolidated Statement of Income for UniSource Energy as of December 31, 1997, investments in the energy-related ventures of MEH and its subsidiaries (included in Investments and Other Property) comprised less than 1% of total assets, while the net loss related to such investments reduced consolidated net income by 6.5% in 1997. Depending on the nature of future investment opportunities, UniSource Energy expects to make additional investments in these subsidiaries and in other energy-related ventures. Over time, investments in energy-related ventures may have a material impact on UniSource Energy's future cash flow and profitability. Pursuant to the ACC order issued in November 1997 allowing the formation of a holding company, the capitalization (debt and equity) of the subsidiaries which are the sister companies to TEP may not exceed 30% of TEP's capitalization unless otherwise approved by the ACC.




TEP's UTILITY OPERATING STATISTICS
                                                           For Years Ended December 31,
                                                 1997        1996        1995        1994        1993

Generation and Purchased Power-kWh (000)
  Remote Generation (Coal)                    9,694,152   9,784,918   8,716,513   9,341,342   8,986,350
  Local Generation (Oil, Gas & Coal)            806,819     723,232     500,958     825,385     615,100
  Purchased Power                             1,222,970     925,394     692,769     501,269     335,897

    Total Generation and Purchased Power     11,723,941  11,433,544   9,910,240  10,667,996   9,937,347
  Less Losses and Company Use                   824,072     776,436     661,901     639,278     591,412

    Total Energy Sold                        10,899,869  10,657,108   9,248,339  10,028,718   9,345,935


Sales-kWh (000)
  Residential                                 2,608,515   2,516,282   2,330,191   2,374,868   2,223,479
  Commercial                                  1,316,360   1,306,826   1,280,752   1,281,050   1,242,367
  Large Users                                 2,115,332   2,080,763   1,979,317   1,948,331   1,832,278
  Mining                                      1,193,094   1,164,140   1,147,281   1,135,424   1,090,061
  Public Authorities                            237,113     228,800     204,746     183,525     159,310

    Total - Retail Customers                  7,470,414   7,296,811   6,942,287   6,923,198   6,547,495
  Sales for Resale                            3,429,455   3,360,297   2,306,052   3,105,520   2,798,440

    Total                                    10,899,869  10,657,108   9,248,339  10,028,718   9,345,935


Operating Revenues (000)
  Residential                                  $246,251    $237,569    $218,208    $220,341    $197,368
  Commercial                                    146,377     143,623     138,294     137,508     128,688
  Large Users                                   158,266     154,547     146,409     144,677     131,858
  Mining                                         53,231      56,240      54,948      53,821      53,510
  Public Authorities                             17,531      16,949      14,952      13,435      11,464
  Other                                           2,565       2,636       2,114       1,651       1,925

    Total - Retail Customers                    624,221     611,564     574,925     571,433     524,813
  Amortization of MSR Option Gain
    Regulatory Liability                          8,105      20,053      20,053      20,053       6,053
  Sales for Resale                               97,567      84,256      75,591      99,987      93,273

    Total                                      $729,893    $715,873    $670,569    $691,473    $624,139


Customers (End of Period)
  Residential                                   287,857     282,060     273,976     266,060     258,168
  Commercial                                     28,309      28,199      27,858      27,360      26,838
  Large Users                                       664         626         620         588         551
  Mining                                              4           4           4           4           4
  Public Authorities                                 61          61          59          59          59

    Total Retail Customers                      316,895     310,950     302,517     294,071     285,620


Average Revenue per kWh Sold (cents)
  Residential                                       9.4         9.4         9.4         9.3         8.9
  Commercial                                       11.1        11.0        10.8        10.7        10.4
  Large Users and Mining                            6.4         6.5         6.4         6.4         6.3
    Total Retail Customers                          8.4         8.4         8.3         8.3         8.0

Average Revenue per Residential Customer           $865        $854        $809        $841        $776
Average kWh Sales per Residential Customer        9,159       9,050       8,641       9,066       8,739




ITEM 2. -- PROPERTIES
- -------------------------------------------------------------------------------

      TEP's transmission facilities are located within the states of Arizona and New Mexico. The primary purpose of TEP's transmission facilities is to transmit electricity from TEP's remote electric generating stations at Four Corners, Navajo, San Juan and Springerville to the Tucson area for use by TEP's retail customers (see Item 1, Business, Generating and Other Resources for the location of TEP's plants). The transmission system is directly interconnected with systems operated by the following utilities:

             Utility                                 Location
             -------                                 --------
             Arizona Public Service Co.              Arizona
             Arizona Electric Power Cooperative      Arizona
             El Paso Electric Co.                    New Mexico, Texas
             Public Service Co. of New Mexico        New Mexico
             Salt River Project                      Arizona

      TEP has arrangements with approximately 180 companies, including the five listed above, which are utilized to interchange capacity and energy.

      As of December 31, 1997, TEP owned or participated in an overhead electric transmission and distribution system consisting of 511 circuit-miles of 500 kV lines, 1,122 circuit-miles of 345 kV lines, 350 circuit-miles of 138 kV lines, 440 circuit-miles of 46 kV lines and 9,643 circuit-miles of lower voltage primary lines. The underground electric distribution system was comprised of 5,071 cable-miles. Approximately 24% of the poles upon which the lower voltage lines are located are not owned by TEP. Electric substation capacity associated with the above-described electric system consisted of 173 substations with a total installed transformer capacity of 5,329,605 kVA.

      The electric generating stations (except as noted below), TEP's general office building, operating headquarters and the warehouse and service center are located on land owned by TEP in fee. The electric distribution and transmission facilities owned by TEP are located (1) on property owned in fee by TEP, (2) under or over streets, alleys, highways and other public places, the public domain and national forests and state lands under franchises, easements or other rights which, with some exceptions, are subject to termination, (3) under or over private property by virtue of easements obtained for the most part from the record holder of title, and (4) over Indian reservations under grant of easement by the Secretary of Interior or lease by Indian tribes. In most instances, no examination has been made by counsel for TEP as to the title to easements of TEP from the record holder or to the property over which the easement has been granted, or as to possible liens, encumbrances, reservations or restrictions thereon. Therefore, some of the easements and the property over which the easements have been secured may be subject to title defects and encumbered by, or subject to, mortgages and liens existing at the time the easements were acquired.

      Most of the land parcels comprising Springerville are held by TEP under a long-term surface ownership agreement with the State of Arizona.

      Four Corners and Navajo are located on properties held under easements from the United States and under leases from the Navajo Indian Tribe. TEP, individually and in conjunction with PNM in connection with San Juan, has acquired easements and leases for transmission lines and a water diversion facility located on the Navajo Indian Reservation. TEP has also acquired easements for transmission facilities, related to San Juan and Navajo, across the Zuni, Navajo and Tohono O'odham Indian Reservations.

      TEP's rights under the various easements and leases described under this heading may be subject to possible defects (including conflicting grants or encumbrances not ascertainable because of absence of or inadequacies in the recording laws or the record systems of the Bureau of Indian Affairs and the Indian tribes, the possible inability of TEP to resort to legal process to enforce its rights against certain possible adverse claimants and the Indian tribes without Congressional consent, the possible failure or inability of the Indian tribes to protect TEP's interests in, and use and occupancy of, these facilities from interference or interruption, and, in the case of the leases, possible impairment or termination under certain circumstances by Congress, the Secretary of the Interior or certain possible adverse claimants). However, these possible defects have not and are not expected to materially interfere with TEP's interest in and operation of its facilities.

      TEP leases under separate sale and leaseback arrangements the following facilities (which do not include land): (i) the coal handling facilities at Springerville; (ii) a 50% undivided interest in the Springerville Common Facilities; (iii) Springerville Unit 1 and the remaining 50% undivided interest in Springerville Common Facilities; (iv) Irvington Unit 4 and related common facilities; and (v) three internal combustion turbines having a combined net generating capability of 96 MW. See Note 5 of Notes to Consolidated Financial Statements, Long and Short-Term Debt and Capital Lease Obligations for additional information on TEP's capital lease obligations.

      Substantially all of the utility assets owned by TEP are subject to the lien of the General First Mortgage and the General Second Mortgage. Springerville Unit 2, legal title to which is held by San Carlos, is not subject to such liens.


ITEM 3. -- LEGAL PROCEEDINGS
- -------------------------------------------------------------------------------

  TAX ASSESSMENTS
  ---------------

      See Contingencies  in Note 7 of Notes to Consolidated Financial
Statements.


ITEM 4. -- SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
- -------------------------------------------------------------------------------

      Not Applicable.




                                   PART II

ITEM 5. -- MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS
- -------------------------------------------------------------------------------

      On January 1, 1998, TEP and UniSource Energy completed a statutory share exchange, pursuant to which the outstanding common stock of TEP was exchanged, on a share-for-share basis, for shares of UniSource Energy common stock.

      TEP
      ---

      Prior to the share exchange described above, the common stock of TEP was traded on the New York and Pacific Stock Exchanges. The following table sets forth, for the periods indicated, the high and low sale prices of TEP's common stock on the consolidated tape as reported by Dow Jones. Sale prices prior to May 20, 1996 have been adjusted to reflect the one-for-five reverse split of TEP's common stock in May 1996. No dividends were paid on common stock during such periods.

                                     Market Price per
                                      Share of Common
                    Quarter                Stock
                    -------         ------------------
                                      High       Low
                                      ----       ---
                    1997
                    ----
                    First          $16.75    $14.00
                    Second          15.38     13.88
                    Third           18.25     14.38
                    Fourth          18.19     16.19

                    1996
                    ----
                    First          $16.88    $14.38
                    Second          15.00     13.13
                    Third           17.81     12.25
                    Fourth          20.75     16.25



      On January 1, 1998, TEP became a wholly-owned subsidiary of UniSource Energy. As such, TEP's common stock is no longer publicly traded.

      UniSource Energy
      ----------------

      The common stock of UniSource Energy is listed on the New York and Pacific Stock Exchanges, and began trading under the symbol of UNS on January 2, 1998. The closing price of the common stock on the consolidated tape on February 24, 1998 was $16.875. At February 24, 1998, there were 28,204 shareholders of record of the common stock.

      See Item 7. - Management's Discussion and Analysis of Financial Condition and Results of Operations, Dividends on Common Stock.



ITEM 6. - SELECTED CONSOLIDATED FINANCIAL DATA - UNISOURCE ENERGY AND TEP
- -------------------------------------------------------------------------------


                                                  1997        1996        1995        1994        1993
                                                 (In thousands - except per share data and ratios)
Summary of Operations

Operating Revenues                              $729,893    $715,873    $670,569    $691,473    $624,139
Recognition of Prior Period NOLs - Part of
  Income Taxes                                    43,443      88,638      23,282           -           -
Income (Loss) from Continuing Operations          83,572     120,852      54,905      20,740    (21,816)

Income (Loss) from Continuing Operations
  Per Average Share of Common Stock                $2.60       $3.76       $1.71       $0.65     $(0.68)

Shares of Common Stock Outstanding
  Average                                         32,138      32,136      32,138      32,145      32,109
  End of Year                                     32,139      32,139      32,138      32,145      32,145

Book Value per Share                               $6.75       $4.15       $0.39     ($1.31)     ($1.96)



Financial Position

Total Utility Plant - Net                     $1,935,513  $1,953,904  $1,978,126  $2,007,422  $2,029,764
Investments and Other Property                    78,772      69,289      52,116      12,992      62,850
Total Assets                                   2,634,409   2,568,541   2,563,461   2,730,229   2,742,932

Long-Term Debt                                 1,215,120   1,223,025   1,207,460   1,381,935   1,416,352
Capital Lease Obligations                        890,257     895,867     897,958     922,735     927,201
Common Stock Equity (Deficit)                    216,878     133,288      12,488    (42,233)    (62,973)
Total Capitalization                           2,322,255   2,252,180   2,117,906   2,262,437   2,280,580

Selected Cash Flow Data

Net Cash Flows From Operations (A)              $124,390    $151,267    $119,390    $143,616     $89,331
Construction Expenditures (B)                     71,420      66,519      59,097      62,599      48,162
Free Cash Flow (A - B)                            52,970      84,748      60,293      81,017      41,169

Ratio of Earnings to Fixed Charges                  1.39        1.25        1.21        1.10        0.81



Note:  See Item 7., Management's Discussion and Analysis of Financial Condition and Results of
Operations.



ITEM 7. -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
- -------------------------------------------------------------------------------

      The following contains information regarding the operations of UniSource Energy and TEP during 1997 compared with 1996 and 1996 compared with 1995 and changes in liquidity and capital resources of the Company and TEP during 1997. Also, management's expectations of identifiable material trends are discussed herein. TEP is the principal subsidiary of UniSource Energy and accounts for substantially all of its assets, revenues and net income. Except as otherwise noted, the following information relates to both UniSource Energy and TEP.

  OVERVIEW
  --------

       Earnings declined in 1997 relative to 1996 primarily due to the lower recognition of non-cash income tax benefits in 1997. Net income was $83.6 million in 1997, compared with $120.9 million recorded in 1996 and $54.9 million recorded in 1995. Income tax benefits related to prior period net operating losses totaled $43.4 million in 1997, $88.6 million in 1996 and $23.3 million in 1995, accounting for the majority of the fluctuation in reported net income for the last three years. See Income Tax Position below. Common stock equity was $216.9 million at year-end, compared to $133.3 million as of December 31, 1996, benefiting from a fourth consecutive year of profitability.

      In addition to the reduction in income tax benefits described above, items having a one-time effect on earnings resulted in net reductions to earnings of $2.4 million in 1997 and $6.1 million in 1996. Excluding each of these one-time items from the periods in which they were recorded, ongoing net income increased by 11% to $42.6 million in 1997 from $38.3 million in 1996. The following table lists one-time items and compares 1997 operating results with 1996 results exclusive of these one-time items and the recognition of NOL carryforward benefits. See Notes 4, 7 and 9 of Notes to Consolidated Financial Statements for information pertaining to certain of these items.

                                                    1997        1996
                                                  ---------  ---------
                                                 -Thousands of Dollars-

Net Income                                          $83,572   $120,852
One-Time Items:
  Effects on Operating Income:
     Consulting Fees to New Business                  6,315          0
     Taxes Other Than Income Taxes (1)                    0      7,331
     Voluntary Severance Plan Expense - Net           2,933     10,555
  Effects on Other Income:
     Losses Related to Equity Investments in          7,758          0
       New Businesses
     Other Income - Interest Refund - Net            (2,766)         0
     Other Income - Reversal of Loss Provision      (10,154)    (8,472)
       (2)
     Other Income - Other (2)                             0     (1,064)
  Interest Expense - Other (1)                            0      1,880
  Estimated Income Taxes Associated with One-Time    (1,651)    (4,130)
    Items (3)                                      --------   --------
        Net Adjustment for One-Time Items             2,435      6,100
NOL Carryforward Benefits                           (43,443)   (88,638)
                                                   --------   --------
Total Adjustments to Net Income                     (41,008)   (82,538)
                                                   --------   --------

Net Income, as Adjusted for One-Time Items and      $42,564    $38,314
  NOL Carryforward Benefits                        ========   ========


     (1)  Adjustments related to contested sales tax assessments.
     (2)  Adjustments related to TEP's non-energy related subsidiaries.
     (3) Calculated based on composite income tax rate (state and federal) of 40.4%.

      Despite improvements in financial performance, the Company's and TEP's financial prospects continue to be subject to significant regulatory, economic, and other uncertainties, some of which are beyond the Company's and TEP's control. These uncertainties include the extent to which TEP, due to continued high financial and operating leverage, can alter operations and reduce costs in response to industry changes or unanticipated economic downturns. The Company's and TEP's success will depend, in part, on TEP's ability to contain the costs of serving retail customers and the level of sales to such customers. Until the uncertainties surrounding the introduction of retail competition in Arizona are resolved, predicting the level of TEP's future energy sales and the composition of its future revenues is more difficult than projecting for a fully regulated market. However, it is likely that some form of retail competition will exist in the next five years. See Competition, Retail below. TEP may be required to unbundle segments of its services. In a deregulated environment, revenues from sales of energy may become less certain although revenues from transmission and distribution services will likely continue to grow. Even in a deregulated environment, TEP will continue to benefit from the anticipated population and economic growth in the Tucson area through increased revenues from distribution services.

      The Company is addressing the uncertainties discussed above and is positioning itself to benefit from the changing regulatory environment. The Company is implementing enhanced cost measurement and management techniques, re-engineering functions at TEP, extending contracts for large wholesale and retail customers, and developing new entities to provide energy services to markets beyond TEP's retail service territory. See Utility Operations, Sales for Resale; Fuel Supply, Coal; Rates and Regulation, Rate Proposal Before the ACC; and Investments in Energy-Related Ventures.

      During 1997, the Company made significant progress in the implementation of its financial strategy to extend maturities of long-term debt and letters of credit and to reduce its exposure to variable interest rates. TEP refinanced $276 million of long-term variable rate debt obligations at fixed rates in 1997. As a consequence, TEP's balance of variable rate debt supported by letters of credit fell from $805 million at December 31, 1996 to $529 million as of December 31, 1997. With the negotiation of a new bank Credit Agreement in 1997 to replace the MRA, TEP extended its revolving credit availability to 2002 and extended expiration dates on letters of credit supporting $429 million in variable rate debt obligations to 2002. Long-term debt obligations totaling $192 million are currently scheduled to mature between 1999 and 2003. TEP plans to refinance a substantial portion of these obligations during 1998. See Financing Developments, TEP Financing Authority, below.

      Despite the improvements described above, the Company's and TEP's capital structure remains highly leveraged. Although TEP was able to refinance and extend the maturities of certain debt obligations at favorable rates and terms in 1997, there can be no assurances that continued access to the capital markets at such rates and terms will be available. Despite the reduction in variable rate debt obligations in 1997, TEP's earnings and cash flow would still be affected by changes in interest rate levels on its remaining variable rate debt.

      Dividend payment restrictions contained in certain of TEP's debt agreements currently prohibit dividend payments from TEP to UniSource Energy, thereby limiting cash flow at UniSource Energy and its ability to pay dividends. See Dividends on Common Stock below.

       During the next twelve months, TEP expects to be able to fund operating activities and construction expenditures with internal cash flows, existing cash balances, and, if necessary, borrowings under the Revolving Credit. Net cash flows from operating activities were $124.4 million in 1997, $151.3 million in 1996 and $119.4 million in 1995. After capital expenditures, scheduled debt maturities and payments to retire capital lease obligations, net cash flows available for other investing and financing activities were $38.1 million in 1997, $36.9 million in 1996, and $25.9 million in 1995. As of February 24, 1998, cash balances, including cash equivalents for UniSource Energy, were approximately $131 million, of which $89 million was held by TEP and its consolidated subsidiaries.


COMPETITION
- -----------

     WHOLESALE

      TEP competes with other utilities, marketers and independent power producers in the sale of electric capacity and energy in the wholesale market. TEP's prices for wholesale sales of capacity and energy, generally, are not permitted to exceed rates determined on a cost of service basis. In the fall of 1997, TEP applied for and was granted a tariff to sell at market-based rates. This tariff permits TEP to meet market competition. In the current market, wholesale prices are substantially below costs determined on a fully allocated cost of service basis, but, in all instances, wholesale sales have been made at prices which exceed the level necessary to recover fuel and other variable costs. It is expected that competition to sell capacity will remain vigorous, and that prices may remain depressed for at least the next several years, due to increased competition and surplus capacity in the southwestern United States. Competition for the sale of capacity and energy is influenced by many factors, including the availability of capacity in the southwestern United States, the availability and prices of natural gas and oil, spot energy prices and transmission access. In addition, the Energy Policy Act of 1992 has promoted increased competition in the wholesale electric power markets by encouraging the participation of utility affiliates, independent power producers and other non-utility participants in the development of power generation.

      The FERC issued two orders pertaining to transmission access in April 1996. FERC Order No. 888, among other things, requires all public utilities that own, control, or operate interstate transmission facilities to offer transmission service to others under a single tariff that incorporates certain minimum terms and conditions of transmission service established by the FERC. This tariff must also be used by public utilities for their own wholesale market transactions. Transmission and generation services for new wholesale service are to be unbundled and priced separately. FERC Order No. 889 requires transmission service providers to establish or participate in an open access same-time information system (OASIS) that provides information on the availability of transmission capacity to wholesale market participants. The order also establishes standards of conduct that are designed to prevent employees of a public utility engaged in marketing functions from obtaining preferential access to OASIS-related information or from engaging in unduly discriminatory business practices. TEP is in compliance with the requirements of FERC Orders 888 and 889.

      TEP and several other electric utilities located in the southwestern United States have recently begun to investigate the feasibility of forming an independent system operator for the region. It is presently contemplated that such an organization, if formed, would be responsible for ensuring transmission reliability and nondiscriminatory access to the regional transmission grid. All of the major transmission owners in the Southwest, as well as a number of users of the transmission system, are involved in the feasibility study. Three sets of public meetings were held in order to obtain public input to the study. The initial feasibility study was completed in September 1997 and the participants have begun the detailed developmental work. The formation of an independent system operator would be subject to approval by the FERC and state regulatory authorities in the region. The financial aspects of forming an independent system operator, including the potential effects on TEP's future results of operations, will be examined as part of the development work.

    RETAIL

      Under current law, TEP is not in direct competition with any other regulated electric utility for electric service in TEP's retail service territory. However, TEP does compete against gas service suppliers and others who may provide energy services which would be substitutes for, or permit bypass of, TEP's services. In addition, in December 1996, the ACC adopted rules that, if implemented, require a phase-in of retail electric competition in Arizona over a four year period beginning January 1, 1999.

      TEP actively markets energy and customized energy-related services to meet customer needs. TEP has to date lost no customers to self-generation in part because of such efforts. For example, TEP's two principal mining customers, which provide approximately 9% of TEP's total annual revenues from retail customers, each have executed new contracts and/or amendments that included, among other things, price reductions, term extensions, and the provision of interruptible service. Contracts with TEP's two principal mining customers are scheduled to expire in March 2001 and January 2003. Early terminations of the contracts by mining customers require at least one and up to two years prior notice. No such notices have been received.

      In December 1996, the ACC voted to adopt certain rules on retail electric competition. The rules, if implemented, would require each "Affected Utility" (TEP, APS, Citizens Utilities Company, and several electric cooperatives) to open its retail service area to competing electric service providers on a phased-in basis over the period 1999 to 2003. Beginning no later than January 1, 1999, retail customers representing at least 20% of each Affected Utility's 1995 peak demand would be eligible to choose their electric service provider from companies certificated by the ACC. Beginning no later than January 1, 2001, retail customers representing at least 50% of each Affected Utility's 1995 peak demand would be eligible to choose their service provider. All remaining retail customers would then be eligible to choose from certificated service providers by January 1, 2003.
It is currently unclear which customers would make up those eligible during the transition years. Electric service providers would include Affected Utilities as well as other entities (including power marketers and out-of-state utilities) that apply for and receive a certificate of convenience and necessity from the ACC. Under the rules, Affected Utilities would be required to provide distribution wheeling services (i.e., retail wheeling) at rates approved by the ACC in order to facilitate sales by competing energy providers. Such wheeling services would involve the transmission of energy produced by other entities over TEP's transmission and distribution system to consumers located in TEP's present retail service area. While retail wheeling would expose TEP's service area to increased competition for energy sales, it would also open additional retail markets into which TEP may sell its electric power, since each of the Affected Utilities would be eligible to offer electric service to customers of other certificated entities within Arizona. Until such time as the ACC determines that retail competition has been substantially implemented, each Affected Utility would also be required to provide standard offer bundled service equivalent to the services currently being provided at regulated rates to all consumers located in their current retail service areas. Participation in competitive retail markets by other electric utilities which are not regulated by the ACC, such as the Salt River Project and certain municipal utilities, would be permitted, under the ACC's rules, on a similar reciprocal basis (i.e., these utilities would have to allow their service territories to be similarly open to competing service providers), pursuant to an intergovernmental agreement with the ACC.

      The rules, as adopted by the ACC, specify that the ACC would allow the recovery of unmitigated stranded costs by Affected Utilities. Stranded cost is defined in the rules as the net difference between the value of prudent jurisdictional assets and obligations under traditional regulation and the market value of those assets and obligations in a competitive retail market. In order to recover stranded costs, utilities would have to demonstrate to the ACC that they have taken every feasible, cost-effective measure to mitigate or offset stranded costs, and utilities would have to file estimates of unmitigated stranded costs with the ACC which are fully supported by analyses and records of market transactions undertaken by willing buyers and sellers. Furthermore, Affected Utilities would have to seek ACC approval of distribution charges or other means of recovering unmitigated stranded costs from customers who reduce or terminate service as a direct result of retail competition. The rules specify that other issues related to the analysis and recovery of stranded costs would be examined by a working group following adoption of the rules.

      Pursuant to the rules, working groups were formed to analyze various issues related to retail competition. Each working group consisted of members representing a wide variety of interests including the ACC Staff, consumers, Affected Utilities, and potential new service providers. Separate working groups were established to investigate issues related to the quantification and recovery of stranded costs, the unbundling of utility services and rates, the maintenance of system reliability and safety, the methods to be used in determining consumer participation during the early phase-in periods, and certain legal issues related to the rules. Reports by the working groups have been delivered to the ACC.

      In January 1998, TEP filed with the ACC its position regarding stranded cost recovery. TEP believes that TEP, as well as other Affected Utilities, should have the opportunity and right to recover all of their stranded costs and that the most appropriate method of defining stranded costs would be to calculate the difference between future revenues under traditional regulation and future revenues in a competitive market.

      Hearings commenced February 9, 1998 to resolve generic issues relating to stranded cost recovery. TEP, as well as other Affected Utilities, the Residential Utility Consumer Office, the ACC staff, and various intervenors are participating in the hearings. Various proposals are being considered for quantifying unmitigated stranded costs, including the methods used to identify and value jurisdictional assets and obligations. The ACC may also consider permitting divestiture of generation assets as a means of quantifying stranded costs. Until specific guidelines for such identification and valuation have been adopted by the ACC, TEP believes that any estimate of unmitigated stranded costs would be highly speculative.

      In February 1997, TEP filed an appeal of the ACC order adopting retail electric competition rules in the Arizona Superior Court. To date, no final judgments have been entered by the Court. At the present time, TEP is unable to predict the outcome of the Superior Court appeal or the effects such rules, in their present form, would have on future results of operations.

      In 1996, legislation was passed by the Arizona Legislature requiring the establishment of a joint legislative study committee on electric industry competition. This committee was charged with studying and making recommendations on a wide variety of issues related to electric industry competition. An advisory committee on electric industry competition was also created, consisting of members representing electric consumers, electric utilities, various State offices and agencies, and other interested parties. Three subcommittees of the advisory committee were formed for purposes of evaluating the timing of retail competition, reviewing tax issues related to retail competition and identifying specific legislative actions necessary to implement retail competition. Reports have been issued and are currently under consideration by the Legislature.

      In January 1998, legislation was proposed before the Arizona Legislature regarding the implementation of electric industry competition in Arizona. This bill would require the introduction of customer choice to 20% of each utility's retail load by December 31, 1998 and to all utility retail customers by December 31, 1999.

      TEP cannot predict the outcome of the proposed legislation or whether other initiatives on industry restructuring will be proposed by the ACC or the Arizona Legislature. However, TEP believes that certain matters contained in the ACC's current rules on retail competition may require legislative changes, while other matters may require constitutional amendments. Additionally, several federal initiatives regarding retail electric competition have been introduced in Congress which, if passed, could modify, augment or preempt the actions taken by the ACC or the Arizona Legislature. TEP will continue to assess the likely impact on TEP of the ACC's rules on retail competition, proposed legislation on retail competition, and other potential market reforms. At the present time TEP is unable to predict the ultimate impact of increased retail competition on future results of operations. See Accounting for the Effects of Regulation below, and Note 1 of Notes to Consolidated Financial Statements, Nature of Operations and Summary of Significant Accounting Policies, Accounting for the Effects of Regulation for a discussion of the potential impact of increased competition on the Company's accounting policies. See Tax Exempt Local Furnishing Bonds, below for a discussion of the potential impact of increased competition on TEP's tax-exempt bond status.


INVESTMENTS IN ENERGY-RELATED VENTURES
- --------------------------------------

      In the Consolidated Balance Sheet and Consolidated Statement of Income for UniSource Energy as of December 31, 1997, investments in the energy-related ventures of MEH and its subsidiaries (included in Investments and Other Property) comprised less than 1% of total assets, while the net loss related to such investments reduced consolidated net income by 6.5% in 1997. Depending on the nature of future investment opportunities, UniSource Energy expects to make additional investments in these subsidiaries and in other energy-related ventures. Over time, investments in energy-related ventures may have a material impact on UniSource Energy's future cash flow and profitability. Pursuant to the ACC order issued in November 1997 allowing the formation of a holding company, the capitalization (debt and equity) of the subsidiaries which are the sister companies to TEP may not exceed 30% of TEP's capitalization unless otherwise approved by the ACC.


  RESULTS OF OPERATIONS
  ---------------------

      In 1997, net income was $83.6 million or $2.60 per average share of common stock compared with $120.9 million or $3.76 per average share of common stock in 1996, and $54.9 million or $1.71 per average share of common stock in 1995.

      The decline in earnings in 1997 resulted primarily from the lower recognition of non-cash income tax benefits related to prior period net operating losses. Excluding the impact of the recognition of tax benefits and other one-time adjustments, on-going net income for 1997 was $42.6 million or $1.32 per share compared with $38.3 million or $1.19 per share in 1996.

      TEP accounts for substantially all of UniSource Energy's assets, revenues, and net income. The following discussion is related to TEP's utility operations, unless otherwise noted.

    RESULTS OF UTILITY OPERATIONS

        Sales and Revenues

      Retail sales and revenues are affected principally by price changes, consumption and growth factors. In 1997, customer growth had the greatest impact on the increase in retail sales and revenues.

      KWh sales to retail customers increased by 2.4% in 1997 compared to 1996. The kWh sales increase resulted from an increase in the average number of retail customers and increased sales to mining and residential customers. The average number of retail customers grew by 2.3% to 313,755 in 1997.
Usage by mining customers increased in 1997 with the addition of service to a reactivated mine.

      KWh sales to retail customers increased by 5.1% in 1996 over 1995. The increase resulted from a 3.0% increase in the average number of retail customers, increased energy consumption by industrial customers and warmer temperatures in 1996 compared with 1995.

      Revenues from sales to retail customers were 2.1% greater in 1997 over 1996 as a result of the higher kWh sales discussed above. The impact of lower average prices to large mining customers from contract renegotiations and extensions somewhat offset the effects of higher KWh sales. In 1996, revenues from sales to retail customers increased by 6.4%, benefiting from the increased KWh sales discussed above, as well as the rate increase allowed under the 1996 Rate Order.

      TEP makes sales for resale on both a firm and interruptible basis to the extent capacity is not needed for providing energy to TEP's retail customers. See Utility Operations, Sales for Resale. Rates for economy energy sales are substantially below rates determined on a fully allocated cost of service basis, but, in all instances, rates exceed the level necessary to recover fuel and other variable costs. KWh sales for resale increased by 2% in 1997 compared with 1996 while revenues from sales for resale increased by 16% for the same period, driven by higher market prices in the wholesale energy market. Factors contributing to the higher market prices include higher natural gas prices, increased demand due to warmer temperatures in the southwestern United States in the third quarter of 1997, WSCC imposed restrictions on the Pacific Intertie (limiting energy availability from hydro-electric resources in the Northwest in the third quarter of 1997), and a reduction in regional generating capacity resulting from planned and forced outages of generating facilities in the Southwestern United States in the first half of 1997.

      In 1996, KWh sales for resale increased by 46% while the related revenues increased by 11% over 1995. Revenues did not increase proportionately with the increase in kWh sales with the loss of demand revenues attributable to the expiration of a firm power sale agreement with Nevada Power Company in December 1995.

      Non-cash revenue from the Amortization of the MSR Option Gain Regulatory Liability was $11.9 million lower in 1997 than in 1996. This regulatory liability was fully amortized as of May 1997.

    Operating Expenses

      Fuel and Purchased Power expense increased in 1997 relative to 1996 because of increased energy requirements to meet increased kWh sales. Fuel and Purchased Power expense increased in 1996 over 1995 because of increased energy requirements to meet increased kWh sales and a one-time $12.2 million reduction to fuel expense recorded in 1995. This one-time non-cash reduction to fuel expense was related to the satisfaction of certain fuel contract provisions. Excluding deferred fuel expenses and the one-time $12.2 million reduction to fuel expenses in 1995, the average cost of fuel per kWh generated was 1.77 cents, 1.83 cents, and 1.77 cents for 1997, 1996, and 1995, respectively. In 1997, fuel expense included $1.9 million related to the amortization of the $50 million contract termination fee paid to TEP's major coal supplier. See Note 2 of Notes to Consolidated Financial Statements, Rate Matters, Springerville Coal Contract Termination Fee.

      Expenses related to consulting fees caused Other Operations expense to increase in 1997 compared with 1996. Such consulting fees consisted of payments to NEV made prior to the exercise in September 1997 of the option to acquire a 50% interest in NEV.

      Depreciation and Amortization expense decreased in 1997 relative to 1996 with the completion in January 1997 of a three year amortization (at a rate of $14 million per year) of Springerville Unit 2 rate synchronization costs established in the 1994 Rate Order, as well as an extension of the depreciable life for pollution control facilities as required by TEP's 1996 Rate Order. Depreciation and Amortization expense increased in 1996 compared to 1995 due to the amortization of additional Springerville Unit 2 rate synchronization costs to be recovered over a three year period pursuant to the 1996 Rate Order. See Note 2 of Notes to Consolidated Financial Statements, Rate Matters, 1996 Rate Order.

      Taxes Other Than Income Taxes decreased in 1997 versus 1996 because of a charge of $7.3 million in the third quarter of 1996 related to a court ruling on contested sales tax assessments. Lower property taxes in 1997 also contributed to the variance. See Note 7 of Notes to Consolidated Financial Statements, Tax Assessments.

      Voluntary Severance Plan Expense of $2.9 million in 1997 represents VSP expense related to post-retirement benefits other than pensions recorded in the first quarter. The $10.6 million net expense in 1996 reflects implementation of TEP's Voluntary Severance Plan in the second quarter of 1996 and related pension settlements. The VSP was accepted by approximately 200 employees, or 15% of the total workforce.

      Income tax expense included in Operating Expenses increased in 1997 compared with 1996 related to an increase in pre-tax operating income, net of interest expense.

    Other Income (Deductions)

      Income Tax benefits included in Other Income (Deductions) decreased in 1997 as a result of decreased recognition of prior period NOL benefits in 1997. The recognition of a greater amount of prior period NOL benefits also caused such income tax benefits to be higher in 1996 than in 1995. The Company and TEP recognized $43.4 million, $88.6 million, and $23.3 million of NOL benefit in 1997, 1996, and 1995, respectively. The recognition of these benefits results from a revision in the estimated amount of NOLs that the Company and TEP believe are likely to be used on future income tax returns. A significant factor, among others, considered in estimating such amount is the three year historical average book income before taxes. In future periods when such NOLs are used on tax returns, the income tax expense shown on the Company's and TEP's Consolidated Statements of Income will not be reduced to reflect such utilization.

      As of the end of December 31, 1997, on a cumulative basis, the Company and TEP had recognized in their income statement the amount of prior period NOL benefit that the Company and TEP expect to use on future income tax returns. Additional amounts of prior period NOL benefit which may be recognized in the future in the Company's and TEP's income statement are at present indeterminate due to the interplay of open tax years for which tax assessments may be made and varying expiration dates of federal and state NOL carryforwards. See Income Tax Position below.

      A Reversal of Loss Provision in the amount of $10.2 million was recorded in the second quarter of 1997 as a result of the dissolution of certain subsidiaries which formed part of TEP's former investment operations. A Reversal of Loss Provision of $8.5 million was recorded in the third quarter of 1996. The 1996 Reversal of Loss Provision relates to the satisfaction by TEP's non-energy related subsidiaries of approximately $8.5 million of short-term debt obligations through the assignment of certain finance receivables held by such subsidiaries. See Notes 4 and 5 of Notes to Consolidated Financial Statements, Consolidated Subsidiaries, TEP Subsidiaries and Long and Short-Term Debt and Capital Lease Obligations, Short-Term Debt.

      Other Income (Deductions) was lower in 1997 than in 1996 resulting from equity in losses from new business investments.

    Interest Expense

      Interest Expense on Long-Term Debt increased in 1997 over 1996 as a result of the refinancing of certain variable and fixed rate debt obligations with unsecured fixed rate debt obligations, having later maturity dates, at higher interest rates (see Financing Developments, TEP Sale of Bonds, below), as well as higher average interest rates on TEP's variable rate debt obligations. The weighted average interest rate on TEP's tax-exempt variable rate debt obligations was 3.7% in 1997 and 3.5% in 1996, excluding letter of credit fees.

      Other Interest Expense was lower in 1997 than in 1996 due to $1.9 million in interest expense incurred in the third quarter of 1996 related to the 1996 contested sales tax assessment of $7.3 million.


  ACCOUNTING FOR THE EFFECTS OF REGULATION
  ----------------------------------------

      TEP prepares its financial statements in accordance with the provisions of FAS 71. This statement requires a cost-based rate-regulated utility to reflect the effect of regulatory decisions in its financial statements. In certain circumstances, FAS 71 requires that certain costs and/or obligations be reflected in a deferral account in the balance sheet and not be reflected in the statement of income or loss until matching revenues are recognized. Therefore, the Company's and TEP's Consolidated Balance Sheets at December 31, 1997 and 1996, contain certain line items (for example, Deferred Debits - Regulatory Assets, Accumulated Deferred Investment Tax Credits Regulatory Liability, MSR Option Gain Regulatory Liability, Emission Allowance Gain Regulatory Liability, and Other Regulatory Liabilities) solely as a result of the application of FAS 71. In addition, a number of line items in the Company's and TEP's Consolidated Statements of Income for the years ended December 31, 1997, 1996 and 1995 also reflect the application of FAS 71.

          If at some point in the future TEP determines that all or a portion of its regulated operations no longer meet the criteria for continued application of FAS 71, TEP would be required to adopt the provisions of FAS 101 for that portion of the operations for which FAS 71 no longer applied.
As of the date of adoption of FAS 101, TEP would be required (unless alternative regulatory recovery mechanisms were provided) to write off its regulatory assets and liabilities and would be precluded in subsequent periods from creating regulatory assets by deferring incurred costs expected to be recovered through rates in the future. Based on the balances of the regulatory assets and liabilities at December 31, 1997, TEP estimates that future adoption of FAS 101 if applied to all of the regulated operations, would result in an extraordinary loss of $181 million, which includes a reduction for the related income tax benefit of $100 million. Cash flows would not be affected by the adoption of FAS 101.

      At the present time, TEP recovers the costs of its plant assets through its regulated revenues. If in the future TEP discontinues accounting according to the provisions of FAS 71, TEP would also need to consider whether the markets in which it is then selling power will allow recovery of the costs of its plant assets. If at that time, market prices are not expected to allow TEP to recover the costs of its plant assets, additional write-downs may be required in accordance with the provisions of FAS 121.
TEP is presently unable to predict the amounts, if any, of potential future write-downs attributable to the provisions of FAS 121 under such circumstances.

      As noted in Competition, Retail above, in December 1996, the ACC voted to adopt rules on retail electric competition in Arizona. However, the ACC has not yet adopted specific guidelines for quantifying unmitigated stranded costs, including the methods used to identify and value jurisdictional assets and obligations. In February 1998 the ACC held hearings regarding stranded costs, including, but not limited to, comparisons of methods of computation of stranded costs and the appropriate level of stranded cost for which recovery should be authorized. The hearing officer is expected to issue a recommended order in the second quarter of 1998. Following the issuance of the recommended order, the ACC will determine, following an open meeting, whether to adopt the recommended order in whole or in part. The Company is unable to predict whether such an order would provide guidance as to the specific stranded costs allowable as recoverable by TEP, or whether an additional set of hearings for individual companies will be needed to determine the amounts recoverable by TEP. In addition, in January 1998, legislation was proposed before the Arizona Legislature regarding the introduction of electric industry competition in Arizona. TEP cannot predict the outcome of the proposed legislation or whether the ACC and the Arizona Legislature will propose other initiatives on industry restructuring. TEP, in reliance on previous rate orders, believes that it will recover the full costs of its investments in utility plant assets and regulatory assets. The hearing officer's recommended order or the order as finally adopted by the ACC may include language that precludes TEP from continuing to apply FAS 71 to the generation portion of its operations. If less than full recovery of stranded costs is provided, significant write-offs of assets may occur (relating to adoption of FAS 101 and application of FAS 121 as described above). Approximately 65% of the regulatory assets described in Note 1 of Notes to the Consolidated Financial Statements, Accounting for the Effects of Regulation relate to the generation portion of TEP's operations.

      Further, in response to legislative and other measures being developed in various states to deregulate the electric generation business, the Company is aware that the SEC and the Emerging Issues Task Force of the Financial Accounting Standards Board (EITF) have been reviewing the appropriateness of electric utilities continuing to account for generation transactions in accordance with FAS 71 in states where such deregulation is beginning to develop. In general, the EITF concluded that utilities are no longer subject to FAS 71 for the generation portion of their business when a deregulation plan is in place and its terms are known. The EITF also concluded that utilities can continue to carry previously recorded regulatory assets (including those related to generation) on their balance sheets if regulators have provided a regulated cash flow stream to recover the cost of their assets. The application of the EITF consensus to specific factual circumstances remains unclear.

	  Based on the consensus issued by the EITF in May and July 1997, at some point in the future, TEP may be unable to continue to apply FAS 71 to the generation portion of the business, even if TEP believes it will recover the full amount of its costs under the ACC competition phase-in plan.

      The Company and TEP are unable to predict the outcome of these matters.


  DIVIDENDS ON COMMON STOCK
  -------------------------

    UniSource Energy

      The Company's ability to pay dividends is dependent upon cash flow from its subsidiaries, TEP and MEH. TEP comprises substantially all of UniSource Energy's assets. TEP is currently precluded by restrictive covenants in certain debt agreements from declaring or paying dividends. No dividend on common stock has been declared or paid by TEP since 1989. Until such time as TEP is able to pay dividends to UniSource Energy, it is unlikely that UniSource Energy would declare and pay dividends to holders of its Common Stock.

    TEP

      So long as certain series of First Mortgage Bonds (aggregating $184 million in principal amount) are outstanding, the payment of dividends on TEP Common Stock is prohibited if certain cash flow coverage and retained earnings tests are not met. The cash flow coverage test would prevent TEP from paying dividends on its Common Stock until such time as its cash flow coverage ratio, as defined therein, is greater or equal to a ratio of 2 to 1, and the retained earnings test would permit dividend payments so long as TEP has positive retained earnings. As of December 31, 1997, TEP had a cash flow coverage ratio in excess of 3 to 1 but did not meet the retained earnings test as the accumulated deficit was $422 million. Such covenants will remain in effect until the First Mortgage Bonds of such series have been paid or redeemed. The latest maturity of such First Mortgage Bonds is in 2003. In order for TEP to pay a dividend before such maturity date, TEP would need to have positive retained earnings or redeem all outstanding First Mortgage Bonds of each series that contain such covenants or amend the supplemental mortgage indentures pertaining to such series of First Mortgage Bonds. Such an amendment would require approval by holders of 75% of all First Mortgage Bonds.

      During 1998, TEP plans to refinance or retire a substantial portion of the First Mortgage Bonds that currently prohibit the payment of dividends. See Financing Developments, TEP Financing Authority, below. TEP may also seek bondholder approval to remove or revise covenants contained in the supplemental indentures that currently prohibit the payment of dividends.

      TEP's bank Credit Agreement allows for the payment of dividends so long as TEP maintains compliance with the agreement and meets its financial covenants, including a covenant which requires TEP to maintain a minimum level of net worth. As of December 31, 1997, the required minimum net worth was $166.4 million. See Additional Restrictive Covenants, below. As of December 31, 1997, TEP was in compliance with the terms of the Credit Agreement.

      Pursuant to the ACC Holding Company Order, until such time as TEP's equity ratio equals 37.5% of total capital (excluding capital lease obligations), TEP may not pay dividends to UniSource Energy in excess of 75% of its earnings. As of December 31, 1997, TEP's equity ratio was 15%.

      In addition to such restrictive covenants, the Federal Power Act states that dividends shall not be paid out of funds properly included in the capital account. It is unclear whether such provisions of the Federal Power Act restrict TEP from paying dividends.


  LIQUIDITY AND CAPITAL RESOURCES
  -------------------------------

    CASH FLOWS

      UniSource Energy and TEP

      Due to growth in retail sales and cost containment efforts, net cash flows from continuing operations were more than sufficient, in all three years from 1995 to 1997, to cover all construction expenditures and debt maturities.

      Net cash flows from operating activities decreased in aggregate by $27 million in 1997 compared with 1996, after giving effect to a $40 million payment to a major coal supplier in 1997 as part of a contract termination fee. See Note 2 of Notes to Consolidated Financial Statements, Rate Matters, Springerville Coal Contract Termination Fee. Excluding this contract termination fee, net cash flows from operating activities increased by $13 million to $164 million from $151 million in 1996. This increase resulted from a $27 million increase in cash receipts from retail and wholesale customers and a $12 million decrease in wages paid (net of amounts capitalized). This decrease in wages paid was related to the implementation of TEP's Voluntary Severance Plan in the second quarter of 1996. These increases to net cash flows were partially offset by a $24 million increase in fuel and purchased power payments and $15 million in cash received from the sale of emission allowances in 1996.

      Net cash outflows from investing activities were relatively unchanged in 1997 compared to 1996 as construction expenditures increased by $5 million, while investments in joint ventures decreased by $4 million.

      Net cash outflows from financing activities increased in aggregate by $3 million in 1997 compared with 1996. Despite a significant amount of debt issuance activity in 1997, the majority constituted refinancing of existing debt, with only $23 million in net new funds. See Financing Developments below. TEP also repaid the outstanding principal balance of $31 million on its Renewable Term Loan in 1997. Payments toward the retirement of capital lease obligations decreased by $23 million due primarily to a scheduled reduction in lease payments on Irvington Unit 4. Lease payments on Irvington Unit 4 totaled $8.5 million in 1997 and $28.0 million during 1996. Future scheduled lease payments on Irvington Unit 4 average approximately $13 million per year through the end of the lease term in 2011.

      As a result of activities described above, cash and cash equivalents increased by $16 million or 12% from the 1996 year-end balance of $130 million to the 1997 year-end balance of $146 million. The Company's consolidated cash balance including cash equivalents at February 24, 1998, was approximately $131 million. Of this amount, $89 million was held by TEP and its wholly-owned subsidiaries. Cash balances are invested in investment grade, money-market securities with an emphasis on preserving the principal amounts invested.

     TEP

      During 1998, TEP expects to generate sufficient internal cash flows to fund its operating activities and construction expenditures. However, TEP's cash flows are subject to variation due to changes in wholesale revenues, changes in short-term interest rates, and other factors. For example, an increase in short-term interest rates of 100 basis points (1%) would result in an approximate $5 million increase in annual interest payments at current variable debt levels. If cash flows were to fall short of expectations, TEP would rely on existing cash balances and, if necessary, borrowings under the Revolving Credit.

     UniSource Energy

      During 1998 and beyond, the Company's sources of cash will be primarily dividends from TEP (when allowed) and proceeds from the sale of securities. Potential cash requirements may include funds to provide to subsidiaries, funds to meet debt service obligations, and funds for the payment of dividends to shareholders. See Dividends on Common Stock and Financing Developments, UniSource Energy for details on these sources and uses of funds.


    FINANCING DEVELOPMENTS

     TEP Sale of Bonds

      In April 1997, the City of Farmington, New Mexico issued $80.4 million of Pollution Control Revenue Bonds for the benefit of TEP. The net proceeds made available to TEP were used in June 1997 to redeem $47.9 million principal amount of previously issued 6.25% bonds that would have matured in 2003 and $32.5 million principal amount of previously issued 6.10% bonds that would have matured in 2007. The new bonds, which are unsecured, bear interest at 6.95% and mature in 2020. In addition to extending maturities, this transaction eliminated sinking fund requirements under the previously issued bonds and resulted in the retirement of $32.5 million in collateralizing First Mortgage Bonds.

      In April 1997, the Coconino County, Arizona Pollution Control Corporation issued $36.7 million of Pollution Control Revenue Bonds for the benefit of TEP. The net proceeds loaned to TEP were used, in part, to redeem, in June 1997, $16.7 million principal amount of previously issued variable rate bonds that would have matured in 2031 and the remaining portion is being used to fund $20 million of construction costs of additional pollution abatement facilities at Navajo Generating Station. The new bonds, which are unsecured, bear interest at 7.125% and mature in 2032. The $16.7 million of previously issued bonds redeemed in this transaction were backed by a letter of credit expiring in April 1999, which was collateralized by $18.3 million aggregate principal amount of First Mortgage Bonds.

      In April 1997, the Coconino County, Arizona Pollution Control Corporation issued $14.7 million of Pollution Control Revenue Bonds for the benefit of TEP. The net proceeds loaned to TEP were used in June 1997 to redeem $14.7 million principal amount of previously issued variable rate bonds that would have matured in 2031. The new bonds, which are unsecured, bear interest at 7.00% and mature in 2032. The $14.7 million of previously issued bonds redeemed in this transaction were backed by a letter of credit expiring in April 1999, which was collateralized by $16.1 million aggregate principal amount of First Mortgage Bonds.

      In October 1997, the Industrial Development Authority of the County of Pima, Arizona issued $247.5 million of Industrial Development Revenue Bonds for the benefit of TEP. The net proceeds loaned to TEP were used in November 1997, to redeem $245 million principal amount of previously issued variable rate bonds that would have matured between 2018 and 2025 and to finance improvements to TEP's lower voltage electric transmission and distribution system in Pima County, Arizona. The new bonds, which are unsecured, were sold in three series: Series A ($22.5 million) bears interest at 6.10% and matures in 2025; Series B ($150 million) and Series C ($75 million) bear interest at 6.00% and mature in 2029. The previously issued bonds redeemed in this transaction were backed by letters of credit expiring between 2000 and 2002. One of these letters of credit was collateralized by $20.7 million aggregate principal amount of First Mortgage Bonds.

     TEP Bank Credit Agreements

      In February 1997, TEP repaid the outstanding balance of $31 million under the Renewable Term Loan under the MRA. In December 1997, the MRA was replaced with a new bank Credit Agreement (described below). Upon termination of the MRA, a release of lien was obtained for Springerville Unit 2, title to which is held by San Carlos. Second Mortgage Bonds ($50 million aggregate principal amount) held as collateral under the MRA were also returned to TEP.

      In December 1997, TEP entered into a new $544 million bank Credit Agreement to replace the credit facilities provided under the MRA. The new Credit Agreement consists of a $100 million Revolving Credit Facility for general corporate purposes and a $444 million Letter of Credit Facility to support $428.6 million aggregate principal amount of tax-exempt variable rate debt obligations. The facilities mature on December 30, 2002 and are secured by Second Mortgage Bonds ($544 million aggregate principal amount). The Credit Agreement contains certain financial covenants, including interest coverage, leverage and net worth tests. As of December 31, 1997, TEP was in compliance with such financial covenants. See Restrictive Covenants below.

      Borrowings, if any, under the Revolving Credit Facility bear interest at a variable rate consisting of a spread over LIBOR or an alternate base rate. The spread is based upon a pricing grid tied to the credit rating then in effect on TEP's senior secured debt. The annual commitment fee payable on the unused portion of the Revolving Credit Facility, as well as the fee payable on the Letter of Credit Facility, are also determined based upon TEP's credit ratings. At December 31, 1997, the commitment fee equaled 0.375% per annum, while the letter of credit fee (excluding LOC fronting fees of 0.125%) and applicable LIBOR spread equaled 1.625% per annum. TEP had no borrowings outstanding under the Revolving Credit Facility at December 31, 1997.

     TEP Financing Authority

      TEP obtained authority from the ACC in August 1997 to refinance up to $450 million of tax-exempt variable rate debt obligations. As described above in Sale of Bonds, TEP refinanced $245 million in tax-exempt variable rate debt obligations with fixed rate unsecured debt in October 1997, leaving $205 million in available refinancing authority. During the first half of 1998, TEP intends to refinance $100 million aggregate principal amount of its 1981 Series A Apache County Pollution Control Revenue Bonds and $100 million aggregate principal amount of its 1981 Series B Apache County Pollution Control Revenue Bonds. The 1981 Series A Apache Bonds are supported by letters of credit which are collateralized by Second Mortgage Bonds under the terms of TEP's Credit Agreement. The refinancing of these bonds would reduce the amount of the Letter of Credit Facility from $444 million to $341 million and reduce the amount of Second Mortgage Bonds collateralizing such LOCs by $103 million. The 1981 Series B Apache Bonds are supported by a letter of credit outside of the Credit Agreement and are collateralized by First Mortgage Bonds. The refinancing of these bonds on a fixed rate unsecured basis would eliminate a letter of credit which expires in 1999 and retire the $103 million of First Mortgage Bonds collateralizing the LOC.

      TEP also obtained authority from the ACC in 1997 to refinance up to $184 million in First Mortgage Bonds scheduled to mature between 1999 and 2003, with the issuance of new securities consisting of debt and/or equity securities. TEP intends to pursue the negotiation and consummation of such transactions during 1998 with the objective of extending maturities and eliminating restrictive covenants contained in the existing First Mortgage Bonds.

      There can be no assurance that any of the contemplated transactions will be consummated or that the terms of any transactions which are consummated will result in the realization of TEP's objectives. TEP may incur increased financing costs as a result of the completion of the proposed financings. TEP believes, however, that such costs are outweighed by related benefits, including the extension of maturities, reduction in volatility of capital costs, and elimination of certain restrictions on the payment of dividends.

     UniSource Energy

      On January 1, 1998, the Company and TEP completed a statutory share exchange, pursuant to which the outstanding common stock of TEP was exchanged, on a share-for-share basis, for the common stock of the Company. Following the share exchange, TEP transferred the stock of its subsidiary, MEH Corporation to the Company in exchange for a ten-year promissory note from UniSource Energy in the amount of $95 million. The promissory note was issued in accordance with the ACC Order authorizing the formation of the holding company. Pursuant to the ACC Order, the interest rate on the note issued to TEP is 9.78%.

      UniSource Energy plans to establish a direct stock purchase plan in the first half of 1998, pursuant to which UniSource Energy will issue up to 1,000,000 shares of common stock.

      Pursuant to the ACC Holding Company Order, 60% of the proceeds of any public equity issuance undertaken by the Company in its first five years of operations must be used to reduce TEP's debt or add to TEP's equity account.

    TAX EXEMPT LOCAL FURNISHING BONDS

     TEP has financed a substantial portion of utility plant assets with the proceeds of the issuance and sale of industrial development revenue bonds by the Industrial Development Authorities of Pima County and Apache County. The interest on these bonds is, with certain exceptions, excluded from gross income for federal tax purposes. Such exclusion is based, in part, upon the qualification of the facilities "for the local furnishing of electric energy" within the meaning of the Internal Revenue Code. Such qualification requires, among other things, that such facilities be part of a system providing electric service to the general populace of not more than two contiguous counties and that the owner or operator of such facilities be obligated to provide such service. TEP provides electric service to retail customers in the city of Tucson and environs in Pima County, Arizona and to Fort Huachuca in adjacent Cochise County.

     As of December 31, 1997, there were approximately $580 million in aggregate principal amount of local furnishing bonds outstanding. In addition, approximately $98 million aggregate principal amount of debt related to the Irvington Unit 4 lease obligation was issued on the basis of local furnishing rules. The facilities financed by TEP with the proceeds of such tax-exempt bonds include Springerville Unit 2, Irvington Unit 4, a dedicated 345-kV transmission line from Springerville Unit 2 to TEP's retail service area (the "Express Line"), and a portion of TEP's local transmission and distribution system in the Tucson metropolitan area. Although the introduction of retail competition and expanded wholesale competition could affect energy flows on TEP's system, TEP does not expect future energy flows to change in such a manner as to cause a loss of the two-county tax exemption. Additionally, TEP does not expect its system to lose its qualification as a local furnishing system as a result of the potential formation of an independent system operator (see Competition, Wholesale) or as a result of future sales of electricity on a competitive retail basis outside of the current two-county service area. However, there can be no assurance of continued qualification of the system. Should TEP's local furnishing system become disqualified, due to unanticipated changes in tax laws, industry structure, or system operations, TEP would likely be required to redeem or defease all local furnishing bonds outstanding.


  INCOME TAX POSITION
  -------------------

      At December 31, 1997, the Company and TEP had, for federal income tax purposes, approximately $437 million of NOL carryforwards expiring in 2005 through 2009; $26 million of alternative minimum tax (AMT) loss carryforwards expiring in 2008; $26 million of unused ITC, the use of which will expire during 2002 through 2005; $11 million of capital loss carryforwards which expire in 1999; and $6 million of AMT credit which will carry forward to future years. For state income tax purposes, the Company and TEP had approximately $29 million of NOL carryforwards expiring in 1998 and 1999.

      Due to the Financial Restructuring in 1992, the Company and TEP experienced a change in ownership under section 382 of the Internal Revenue Code in December 1991. As a result, the amount of taxable income for any post-change year which may be offset by pre-change NOL will be limited to the section 382 limitation. The section 382 limitation is based on the value of the Company and TEP on the ownership change date. The Company and TEP estimate an annual section 382 limit of approximately $23 million. The total section 382 limitation may be increased to the extent of gains recognized on sales of assets whose fair market value was greater than tax basis at the ownership change date, the built-in-gain. The section 382 limitation may increase by built-in-gain recognized within a period of five years after the change in ownership. During 1992 through 1996, the section 382 limitation increased by approximately $102 million of built-in-gain recognized due to asset sales. Unused section 382 limitation may be carried forward until the pre-change tax attributes expire. At December 31, 1997, the Company and TEP had pre-change federal NOL and ITC carryforwards of approximately $281 million and $26 million, respectively. Such amounts are included in the amounts disclosed in the preceding paragraph. See Note 7 of Notes to Consolidated Financial Statements, Contingencies, Income Tax Assessments, for information regarding a recent IRS challenge to the Company's and TEP's computation of the Section 382 limitation.

  RESTRICTIVE COVENANTS
  ---------------------

   GENERAL FIRST MORTGAGE COVENANTS

      TEP's General First Mortgage constitutes a first mortgage lien on and security interest in substantially all the utility plant assets of TEP. (Springerville Unit 2, title to which is held by San Carlos, is not subject to such lien and security interest.) Under the General First Mortgage, TEP may issue additional First Mortgage Bonds (a) to the extent of 60% of net additions to utility property if net earnings, as defined therein, for a specified period of 12 consecutive calendar months out of the 15 calendar months preceding the date of issuance are at least two (2.0) times the annual interest requirements on all First Mortgage Bonds to be outstanding and (b) to the extent of the principal amount of retired bonds. The net earnings test specified in clause (a) above generally need not be satisfied prior to the issuance of bonds in accordance with clause (b) above unless (x) (i) the new bonds are issued within one year after the issuance of, or more than two years prior to the stated maturity of, the retired bonds and (ii) the new bonds bear a greater rate of interest than the retired bonds or (y) the new bonds are issued in respect of retired bonds the interest charges on which have been excluded from any net earnings certificate filed with the indenture trustee since the retirement of such bonds. At December 31, 1997, TEP had the ability to issue approximately $133 million of new First Mortgage Bonds on the basis of property additions, as described above, and, in addition, TEP had the ability to issue approximately $189 million of new First Mortgage Bonds on the basis of retired bonds. However, TEP's Credit Agreement provides that the amount of outstanding First Mortgage Bonds shall not exceed $411 million, the amount outstanding as of December 31, 1997. Additionally, the Credit Agreement contains certain financial covenants which serve to limit the amount of new debt obligations TEP may issue. See Additional Restrictive Covenants below.

      See Dividends on Common Stock above for a discussion of restrictions on the payment of Common Stock dividends under the General First Mortgage.

   GENERAL SECOND MORTGAGE COVENANTS

      TEP's General Second Mortgage constitutes a second mortgage lien on and security interest in substantially all the utility plant assets of TEP (but not of San Carlos). Under the General Second Mortgage, TEP may issue additional Second Mortgage Bonds (a) to the extent of 70% of net additions to utility property if net earnings, as defined therein, for a specified period of 12 consecutive calendar months within the 16 calendar months preceding the date of issuance are at least one and three-quarters (1-3/4) times the annual interest requirements on all First Mortgage Bonds and Second Mortgage Bonds to be outstanding and (b) to the extent of the principal amount of retired Second Mortgage Bonds and First Mortgage Bonds. Issuance of Second Mortgage Bonds on the basis of an amount of retired First Mortgage Bonds reduces by the same amount the First Mortgage Bonds which could be issued under the General First Mortgage on the basis of retired bonds. The net earnings test specified in clause (a) above generally need not be satisfied prior to the issuance of bonds in accordance with clause (b) above unless (x) (i) the new bonds are issued within one year after the issuance of, or more than two years prior to the stated maturity of, the retired bonds and (ii) the new bonds bear a greater rate of interest than the retired bonds or (y) the new bonds are issued in respect of retired bonds the interest charges on which have been excluded from any net earnings certificate filed with the indenture trustee since the retirement of such bonds. At December 31, 1997, TEP had the ability to issue approximately $264 million aggregate principal amount of new Second Mortgage Bonds on the basis of net property additions as described above. Additionally, TEP had the ability to issue approximately $239 million of new Second Mortgage Bonds on the basis of retired bonds. Using an assumed interest rate of 8% per annum for the new issuances of Second Mortgage Bonds, the net earnings test would not prohibit such issuances. The issuance of such amounts of Second Mortgage Bonds assumes that no additional First Mortgage Bonds would be issued other than to refund First Mortgage Bonds outstanding at December 31, 1997. However, issuance of such amounts would be limited by financial covenants in TEP's bank Credit Agreement.

      See Financing Developments, TEP Bank Credit Agreements and Restrictive Covenants, Credit Agreement Covenants for information regarding the new Credit Agreement which is secured by $544 million in aggregate principal amount of Second Mortgage Bonds.

   CREDIT AGREEMENT COVENANTS

      On December 30, 1997, TEP entered into a new Credit Agreement to replace the facilities provided under the MRA. The Credit Agreement contains a number of restrictive covenants. The entities governed by such covenants are TEP and its Consolidated Subsidiaries (defined as San Carlos and each other Subsidiary of TEP from time to time so designated by TEP). Such restrictive covenants include, but are not limited to, covenants limiting, with certain exceptions, (i) the incurrence of additional indebtedness, (ii) the incurrence of liens, (iii) the sale of assets or the merger with or into any other entity, (iv) the ability to make restricted payments (i.e. dividends) in the event of a default, and (v) the Company's ability to enter into sale-leaseback arrangements. In addition, TEP is required to maintain certain financial covenants including (a) a minimum Consolidated Tangible Net Worth equal to the sum of $133 million plus 40% of cumulative Consolidated Net Income since January 1, 1997, (b) a minimum Cash Coverage Ratio ranging from 1.30 in 1997 and gradually increasing to 1.55 in 2002, and (c) a maximum Leverage Ratio ranging from 7.00 in 1997 and gradually decreasing to 6.20 in 2002. For the year ended December 31, 1997, TEP's Consolidated Tangible Net Worth of $216.9 million exceeded the required minimum of $166.4 million; its Cash Coverage Ratio was 1.67 and its Leverage Ratio was 6.64. See Dividends on Common Stock for a discussion of the effects of such covenants on TEP's ability to declare or pay dividends.

      See Financing Developments, TEP Bank Credit Agreements for more information regarding the new Credit Agreement.

  CONSTRUCTION EXPENDITURES
  -------------------------

      Estimated construction expenditures of TEP, including AFDC, for the five years 1998 through 2002, respectively, are $96 million, $78 million, $73 million, $59 million and $59 million. These amounts include the following:
$217 million for transmission and distribution facilities in the Tucson area; $8 million for expenditures which are necessary to upgrade pollution control facilities at Navajo (see Item 1., Business, Environmental Matters, Navajo Generating Station); $11 million for expenditures associated with the pollution control facilities at San Juan (see Item 1., Business, Environmental Matters, San Juan Generating Station); and $129 million related to existing production facilities, a small portion of which relates to the potential purchase of gas combustion turbines currently under lease by TEP. These estimated construction expenditures include costs to comply with current federal and state environmental regulations. All of these estimates are subject to continuing review and adjustment. Actual construction expenditures may vary from these estimates due to factors such as changes in business conditions, construction schedules and environmental requirements. TEP plans to fund these construction expenditures through internally generated funds.

      Also, see Notes 5 and 7 of Notes to Consolidated Financial Statements, Long and Short-Term Debt and Capital Lease Obligations, and Commitments and Contingencies, respectively.


  IMPACT OF YEAR 2000 ON COMPUTER SYSTEMS AND APPLICATIONS
  --------------------------------------------------------

      The Company has and will continue to review, test and make modifications to its computer systems and applications to ensure that its generation, transmission and distribution facilities will provide uninterrupted service and that year 2000 transactions can be processed. This review process includes its information systems, the control and embedded systems of TEP's utility plant (including that in which TEP has an ownership interest but does not have operating control), as well as the status of major vendors. The Company has identified the major vendors with which it has major alliances or dependencies upon products or services and is in the process of contacting such vendors to ascertain what plans they have to correct any problems they may face with year 2000 compliance. TEP is also involved in discussions with other electric service providers in the WSCC to evaluate potential risks associated with this issue resulting from interconnected electric and informational systems.

      At this time it is the Company's assessment that all identified modifications to systems within the Company's operating control will be made within the required time frames. The Company currently estimates that the costs associated with this project are not material to the Company's operating results. The Company can make no assurances regarding the year 2000 compliance status of systems or parties outside of the Company's direct control and the Company cannot assess the effect on the Company of non-compliance by systems or parties outside of the Company's direct control.

  SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
  ------------------------------------------

      UniSource Energy and TEP are including the following cautionary statements to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf, of UniSource Energy or TEP in this Annual Report on Form 10-K. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Such forward-looking statements may be identified, without limitation, by the use of the words "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects," and similar expressions. From time to time, the Company may publish or otherwise make available forward-looking statements of this nature. All such forward-looking statements, whether written or oral, and whether made by or on behalf of UniSource Energy or TEP, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, UniSource Energy and TEP disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

      Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The expectations, beliefs and projections of UniSource Energy and TEP are expressed in good faith and are believed by UniSource Energy and TEP to have a reasonable basis, including without limitation, management's examination of historical operating trends, data contained in the records of UniSource Energy and TEP and other data available from third parties, but there can be no assurance that management's expectations, beliefs or projections will result or be achieved or accomplished. In addition to other factors and matters discussed elsewhere herein, some of the important factors that, in the view of UniSource Energy and TEP, could cause actual results to differ materially from those discussed in the forward-looking statements include the following:

1. Effects of restructuring initiatives in the electric industry and other energy-related industries.

2. Changes in economic conditions, demographic patterns and weather conditions in TEP's retail service area.

3. Changes affecting TEP's cost of providing electrical service including, but not limited to, changes in fuel costs, generating unit operating performance, interest rates, tax laws, environmental laws, and the general rate of inflation.

4. Changes in governmental policies and regulatory actions with respect to allowed rates of return, financings, and rate structures.

5. Changes affecting the cost of competing energy alternatives, including changes in available generating technologies and changes in the cost of natural gas.

6. Changes in accounting principles or the application of such principles to UniSource Energy or TEP.


  ITEM 8. -- CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
- -------------------------------------------------------------------------------

    See Item 14, page 76, for a list of the Consolidated Financial Statements which are included in the following pages. See Note 11 of Notes to Consolidated Financial Statements.



INDEPENDENT AUDITORS' REPORT
- ----------------------------

UniSource Energy Corporation and its Stockholders
Tucson Electric Power Company

We have audited the accompanying consolidated balance sheets and statements of capitalization of UniSource Energy Corporation and its subsidiaries (the Company) and Tucson Electric Power Company and its subsidiaries (TEP) as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's and TEP's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and TEP at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Tucson, Arizona
February 23, 1998






UNISOURCE ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME              Years Ended December 31,
                                             1997        1996       1995
                                               - Thousands of Dollars -
Operating Revenues
 Retail Customers                        $ 624,221   $ 611,564   $ 574,925
 Amortization of MSR Option Gain
  Regulatory Liability                       8,105      20,053      20,053
 Sales for Resale                           97,567      84,256      75,591
                                         ----------  ----------  ----------
    Total Operating Revenues               729,893     715,873     670,569
                                         ----------  ----------  ----------
Operating Expenses
 Fuel and Purchased Power                  216,163     208,808     167,989
 Capital Lease Expense                     103,914     104,087     105,368
 Amortization of Springerville
  Unit 1 Allowance                         (28,037)    (29,090)    (28,432)
 Other Operations                          107,199      97,555      99,883
 Maintenance and Repairs                    36,657      36,449      41,801
 Depreciation and Amortization              86,405      98,246      93,136
 Taxes Other Than Income Taxes              51,339      61,902      58,733
 Voluntary Severance Plan Expense - Net      2,933      10,555           -
 Income Taxes                               19,297       9,795       8,920
                                         ----------  ----------  ----------
    Total Operating Expenses               595,870     598,307     547,398
                                         ----------  ----------  ----------
      Operating Income                     134,023     117,566     123,171
                                         ----------  ----------  ----------
Other Income (Deductions)
 Income Taxes                               41,401      91,950      29,356
 Reversal of Loss Provision                 10,154       8,472           -
 Interest Income                             8,565       6,271       8,222
 Deferred Springerville Unit 2 Carrying
  Costs                                          -         286       1,127
 Other Income (Deductions)                  (6,370)     (1,020)      2,826
                                         ----------  ----------  ----------
    Total Other Income (Deductions)         53,750     105,959      41,531
                                         ----------  ----------  ----------
Interest Expense
 Long-Term Debt                             63,573      59,647      69,174
 Interest Imputed on Losses Recorded at
  Present Value                             32,657      32,599      32,633
 Other Interest Expense                      7,971      10,427       7,990
                                         ----------  ----------  ----------
    Total Interest Expense                 104,201     102,673     109,797
                                         ----------  ----------  ----------
Net Income                               $  83,572   $ 120,852   $  54,905
                                         ==========  ==========  ==========
Average Shares of
 Common Stock Outstanding (000)             32,138      32,136      32,138
                                         ==========  ==========  ==========
Basic Earnings per Share                 $    2.60   $    3.76   $    1.71
                                         ==========  ==========  ==========
Diluted Earnings per Share               $    2.59   $    3.75   $    1.70
                                         ==========  ==========  ==========


See Notes to Consolidated Financial Statements.

UNISOURCE ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS             Years Ended December 31,
                                                1997      1996      1995
                                               - Thousands of Dollars -
Cash Flows from Operating Activities
  Cash Receipts from Retail Customers         $664,294  $653,933  $616,064
  Cash Receipts from Sales for Resale           96,569    80,123    80,415
  Fuel and Purchased Power Costs Paid         (203,713) (180,134) (167,672)
  Wages Paid, Net of Amounts Capitalized       (61,369)  (73,184)  (63,412)
  Payment of Other Operations and
   Maintenance Costs                           (83,814)  (76,529)  (75,504)
  Capital Lease Interest Paid                  (83,019)  (84,383)  (83,986)
  Interest Paid, Net of Amounts Capitalized    (65,848)  (70,275)  (78,743)
  Taxes Paid, Net of Amounts Capitalized       (99,126) (103,079) (120,759)
  Contract Termination Fee Paid                (40,000)        -         -
  Emission Allowance Inventory Purchases       (11,503)  (12,340)   (4,190)
  Emission Allowance Inventory Sales                 -    14,710    11,255
  Interest Received                              8,152     6,342     7,882
  Income Taxes Paid                               (984)   (1,566)   (1,960)
  Other                                          4,751    (2,351)        -
                                              --------- --------- ---------
    Net Cash Flows - Operating Activities      124,390   151,267   119,390
                                              --------- --------- ---------
Cash Flows from Investing Activities
  Construction Expenditures                    (71,420)  (66,519)  (59,097)
  Purchase of Debt Securities                        -         -   (17,697)
  Investments in and Loans to Joint Ventures    (4,998)   (9,173)  (12,429)
  Other Investments - Net                        1,583       240     3,321
                                              --------- --------- ---------
    Net Cash Flows - Investing Activities      (74,835)  (75,452)  (85,902)
                                              --------- --------- ---------
Cash Flows from Financing Activities
  Proceeds from Issuance of Long-Term Debt     379,270    31,400         -
  Undrawn Long-Term Debt Proceeds Held by
   Trustee                                      (5,309)        -         -
  Proceeds from Borrowings Under the
   Renewable Term Loan                               -    14,000         -
  Payments to Retire Long-Term Debt           (357,310)  (26,275)  (36,507)
  Payments on Renewable Term Loan              (31,000)  (14,000) (143,060)
  Payments to Retire Capital Lease Obligations (13,229) (36,292) (17,231) Payments for Credit Agreement and Debt
   Issuance Costs                               (7,470)     (804)        -
  Other                                          1,458     1,353       252
                                              --------- --------- ---------
    Net Cash Flows - Financing Activities      (33,590)  (30,618) (196,546)
                                              --------- --------- ---------
Net Increase (Decrease) in
 Cash and Cash Equivalents                      15,965    45,197  (163,058)
Cash and Cash Equivalents, Beginning of Year   130,291    85,094   248,152
                                              --------- --------- ---------
Cash and Cash Equivalents, End of Year        $146,256  $130,291  $ 85,094
                                              ========= ========= =========

See Notes to Consolidated Financial Statements.





UNISOURCE ENERGY CORPORATION
CONSOLIDATED BALANCE SHEETS

                                                         December 31,
                                                       1997        1996
                                                   - Thousands of Dollars -

ASSETS
Utility Plant
  Plant in Service                                  $2,194,150  $2,129,205
  Utility Plant Under Capital Leases                   893,064     893,064
  Construction Work in Progress                         72,404      74,210
                                                    ----------- -----------
    Total Utility Plant                              3,159,618   3,096,479
  Less Accumulated Depreciation and Amortization      (982,621)   (922,947)
  Less Accumulated Amortization of Capital Leases      (73,728)    (56,240)
  Less Springerville Unit 1 Allowance                 (167,756)   (163,388)
                                                    ----------- -----------
    Total Utility Plant - Net                        1,935,513   1,953,904
                                                    ----------- -----------
Investments and Other Property                          78,772      69,289
                                                    ----------- -----------
Current Assets
  Cash and Cash Equivalents                            146,256     130,291
  Accounts Receivable                                   71,225      65,905
  Materials and Fuel                                    34,005      30,356
  Deferred Income Taxes - Current                       14,910      10,223
  Other                                                 23,653      14,026
                                                    ----------- -----------
    Total Current Assets                               290,049     250,801
                                                    ----------- -----------
Deferred Debits - Regulatory Assets
  Income Taxes Recoverable Through Future Rates        170,034     173,731
  Deferred Springerville Common Facility Costs          58,222      60,762
  Deferred Contract Termination Fee                     48,077           -
  Deferred Springerville Unit 2 Costs                   11,590      21,260
  Deferred Lease Expense                                11,571      15,067
  Other Deferred Regulatory Assets                      11,089       8,004
Deferred Debits - Other                                 19,492      15,723
                                                    ----------- -----------
    Total Deferred Debits                              330,075     294,547
                                                    ----------- -----------
Total Assets                                        $2,634,409  $2,568,541
                                                    =========== ===========

See Notes to Consolidated Financial Statements.













UNISOURCE ENERGY CORPORATION
CONSOLIDATED BALANCE SHEETS

                                                         December 31,
                                                       1997        1996
                                                   - Thousands of Dollars -
CAPITALIZATION AND OTHER LIABILITIES
Capitalization
  Common Stock Equity                               $  216,878  $  133,288
  Capital Lease Obligations                            890,257     895,867
  Long-Term Debt                                     1,215,120   1,223,025
                                                    ----------- -----------
    Total Capitalization                             2,322,255   2,252,180
                                                    ----------- -----------

Current Liabilities
  Short-Term Debt                                            -       3,567
  Current Obligations Under Capital Leases              14,552      10,383
  Current Maturities of Long-Term Debt                     500       1,635
  Accounts Payable                                      34,909      28,806
  Interest Accrued                                      64,812      57,404
  Taxes Accrued                                         24,397      24,007
  Contract Termination Fee Payable                      10,000           -
  Other                                                 19,051      15,614
                                                    ----------- -----------
    Total Current Liabilities                          168,221     141,416
                                                    ----------- -----------

Deferred Credits and Other Liabilities
  Deferred Income Taxes - Noncurrent                    77,606      96,422
  Accumulated Deferred Investment Tax Credits
   Regulatory Liability                                 11,905      15,188
  MSR Option Gain Regulatory Liability                       -       7,853
  Emission Allowance Gain Regulatory Liability          17,591      17,596
  Other                                                 36,831      37,886
                                                    ----------- -----------
    Total Deferred Credits and Other Liabilities       143,933     174,945
                                                    ----------- -----------
Commitments and Contingencies (Note 7)
Total Capitalization and Other Liabilities          $2,634,409  $2,568,541
                                                    =========== ===========








See Notes to Consolidated Financial Statements.









UNISOURCE ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CAPITALIZATION
                                                          December 31,
                                                        1997        1996
COMMON STOCK EQUITY                                 - Thousands of Dollars -
 Common Stock--No Par Value    1997         1996
                           -----------  -----------
  Shares Authorized         75,000,000   75,000,000
  Shares Outstanding        32,139,434   32,138,491
  Warrants Outstanding*              -            - $  638,904  $  638,886
 Accumulated Deficit                                  (422,026)   (505,598)
                                                    ----------- -----------
    Total Common Stock Equity                          216,878     133,288
                                                    ----------- -----------
PREFERRED STOCK
 No Par Value, 1,000,000 Shares Authorized,
 None Outstanding                                            -           -

CAPITAL LEASE OBLIGATIONS
 Springerville Unit 1                                  483,421     474,523
 Springerville Coal Handling Facilities                168,959     172,424
 Springerville Common Facilities                       127,986     131,743
 Irvington Unit 4                                      121,150     122,818
 Other Leases                                            3,293       4,742
                                                    ----------- -----------
   Total Capital Lease Obligations                     904,809     906,250
   Less Current Maturities                             (14,552)    (10,383)
                                                    ----------- -----------
    Total Long-Term Capital Lease Obligations          890,257     895,867
                                                    ----------- -----------
LONG-TERM DEBT
                                        Interest
 Issue                     Maturity        Rate
- -----------------------------------------------------
First Mortgage Bonds
  Corporate               1999 - 2009 7.55% to 8.50%   165,000     165,000
                             2000         12.22%        78,750      78,750
  Industrial Development  2006 - 2021 6.10% to 7.50%
   Revenue Bonds (IDBs)               and variable***  164,000     248,400
Second Mortgage Bonds
  Industrial Development
   Revenue Bonds (IDBs)** 2018 - 2022 variable***      428,600      50,000
Other Secured IDBs****    2018 - 2022 variable***            -     603,600
Unsecured IDBs            2020 - 2032 6.00% to 7.13%   379,270      47,910
Renewable Term Loan          1997     variable***            -      31,000
                                                    ----------- -----------
   Total Stated Principal Amount                     1,215,620   1,224,660
   Less Current Maturities                                (500)     (1,635)
                                                    ----------- -----------
    Total Long-Term Debt                             1,215,120   1,223,025
                                                    ----------- -----------
Total Capitalization                                $2,322,255  $2,252,180
                                                    =========== ===========




(continued on next page)

UNISOURCE ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CAPITALIZATION (Continued)


* There are 12,054,278 Warrants outstanding to purchase common stock of TEP, a wholly-owned subsidiary of the Company. The exercise terms are 5 Warrants plus an exercise price of $16 for each share of TEP common stock. The Warrants are currently exercisable and expire in 2002.

** These IDBs outstanding at December 31, 1997 are backed by LOCs under TEP's new Credit Agreement. TEP's obligations under the new Credit Agreement are secured with Second Mortgage Bonds. See Note 5. The $50 million in Second Mortgage Bonds at December 31, 1996 reflects security provided for LOCs under the MRA.

*** Interest rates on variable rate tax-exempt debt (IDBs) ranged from 2.50% to 5.20% during 1997 and 1996, and averaged 3.70% in 1997 and 3.50% in 1996. Interest rates on the Renewable Term Loan ranged from 5.80% to 6.40% in 1997 and 1996, and averaged 6.00% in 1997 and 1996.

**** These IDBs outstanding at December 31, 1996 were backed by LOCs under the MRA. The MRA was secured in part by a lien on Springerville Unit 2, title to which is held by San Carlos.


   See Notes to Consolidated Financial Statements.

































UNISOURCE ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)


                                                   Accumulated
                                       Common      Earnings
                                       Stock       (Deficit)
                                ------------------------------------
                                      - Thousands of Dollars -

Balances at December 31, 1994         $639,122     $(681,355)
1995 Net Income                              -        54,905
10,509 Shares Purchased by Deferred
 Compensation Trust                       (184)            -
                                      ---------    ----------
Balances at December 31, 1995          638,938      (626,450)
1996 Net Income                              -       120,852
2,886 Shares Issued Under Stock
 Option Plans                               47             -
2,265 Shares Distributed by Deferred
 Compensation Trust                         33             -
3,881 Additional Shares Issued Under
 Reverse Stock Split for Shareholders
 with Fractional Shares                      -             -
8,802 Shares Purchased by Deferred
 Compensation Trust                       (132)            -
                                      ---------    ----------
Balances at December 31, 1996          638,886      (505,598)
1997 Net Income                              -        83,572
6,630 Shares Issued Under Stock
 Option Plans                              108             -
3,996 Shares Distributed by Deferred
 Compensation Trust                         62             -
9,683 Shares Purchased by Deferred
 Compensation Trust                       (152)            -
                                      ---------    ----------
Balances at December 31, 1997         $638,904     $(422,026)
                                      =========    ==========

See Note 6. Dividend and Loan Restrictions for discussion of restrictions on the Company's ability to pay dividends.

See Notes to Consolidated Financial Statements.
















TUCSON ELECTRIC POWER COMPANY
CONSOLIDATED STATEMENTS OF INCOME              Years Ended December 31,
                                             1997        1996       1995
                                               - Thousands of Dollars -
Operating Revenues
 Retail Customers                        $ 624,221   $ 611,564   $ 574,925
 Amortization of MSR Option Gain
  Regulatory Liability                       8,105      20,053      20,053
 Sales for Resale                           97,567      84,256      75,591
                                         ----------  ----------  ----------
    Total Operating Revenues               729,893     715,873     670,569
                                         ----------  ----------  ----------
Operating Expenses
 Fuel and Purchased Power                  216,163     208,808     167,989
 Capital Lease Expense                     103,914     104,087     105,368
 Amortization of Springerville
  Unit 1 Allowance                         (28,037)    (29,090)    (28,432)
 Other Operations                          107,199      97,555      99,883
 Maintenance and Repairs                    36,657      36,449      41,801
 Depreciation and Amortization              86,405      98,246      93,136
 Taxes Other Than Income Taxes              51,339      61,902      58,733
 Voluntary Severance Plan Expense - Net      2,933      10,555           -
 Income Taxes                               19,297       9,795       8,920
                                         ----------  ----------  ----------
    Total Operating Expenses               595,870     598,307     547,398
                                         ----------  ----------  ----------
      Operating Income                     134,023     117,566     123,171
                                         ----------  ----------  ----------
Other Income (Deductions)
 Income Taxes                               41,401      91,950      29,356
 Reversal of Loss Provision                 10,154       8,472           -
 Interest Income                             8,565       6,271       8,222
 Deferred Springerville Unit 2 Carrying
  Costs                                          -         286       1,127
 Other Income (Deductions)                  (6,370)     (1,020)      2,826
                                         ----------  ----------  ----------
    Total Other Income (Deductions)         53,750     105,959      41,531
                                         ----------  ----------  ----------
Interest Expense
 Long-Term Debt                             63,573      59,647      69,174
 Interest Imputed on Losses Recorded at
  Present Value                             32,657      32,599      32,633
 Other Interest Expense                      7,971      10,427       7,990
                                         ----------  ----------  ----------
    Total Interest Expense                 104,201     102,673     109,797
                                         ----------  ----------  ----------
Net Income                               $  83,572   $ 120,852   $  54,905
                                         ==========  ==========  ==========


See Notes to Consolidated Financial Statements.








TUCSON ELECTRIC POWER COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS             Years Ended December 31,
                                                1997      1996      1995
                                               - Thousands of Dollars -
Cash Flows from Operating Activities
  Cash Receipts from Retail Customers         $664,294  $653,933  $616,064
  Cash Receipts from Sales for Resale           96,569    80,123    80,415
  Fuel and Purchased Power Costs Paid         (203,713) (180,134) (167,672)
  Wages Paid, Net of Amounts Capitalized       (61,369)  (73,184)  (63,412)
  Payment of Other Operations and
   Maintenance Costs                           (83,814)  (76,529)  (75,504)
  Capital Lease Interest Paid                  (83,019)  (84,383)  (83,986)
  Interest Paid, Net of Amounts Capitalized    (65,848)  (70,275)  (78,743)
  Taxes Paid, Net of Amounts Capitalized       (99,126) (103,079) (120,759)
  Contract Termination Fee Paid                (40,000)        -         -
  Emission Allowance Inventory Purchases       (11,503)  (12,340)   (4,190)
  Emission Allowance Inventory Sales                 -    14,710    11,255
  Interest Received                              8,152     6,342     7,882
  Income Taxes Paid                               (984)   (1,566)   (1,960)
  Other                                          4,751    (2,351)        -
                                              --------- --------- ---------
    Net Cash Flows - Operating Activities      124,390   151,267   119,390
                                              --------- --------- ---------
Cash Flows from Investing Activities
  Construction Expenditures                    (71,420)  (66,519)  (59,097)
  Purchase of Debt Securities                        -         -   (17,697)
  Investments in and Loans to Joint Ventures    (4,998)   (9,173)  (12,429)
  Other Investments - Net                        1,583       240     3,321
                                              --------- --------- ---------
    Net Cash Flows - Investing Activities      (74,835)  (75,452)  (85,902)
                                              --------- --------- ---------
Cash Flows from Financing Activities
  Proceeds from Issuance of Long-Term Debt     379,270    31,400         -
  Undrawn Long-Term Debt Proceeds Held by
   Trustee                                      (5,309)        -         -
  Proceeds from Borrowings Under the
   Renewable Term Loan                               -    14,000         -
  Payments to Retire Long-Term Debt           (357,310)  (26,275)  (36,507)
  Payments on Renewable Term Loan              (31,000)  (14,000) (143,060)
  Payments to Retire Capital Lease Obligations (13,229) (36,292) (17,231) Payments for Credit Agreement and Debt
   Issuance Costs                               (7,470)     (804)        -
  Other                                          1,458     1,353       252
                                              --------- --------- ---------
    Net Cash Flows - Financing Activities      (33,590)  (30,618) (196,546)
                                              --------- --------- ---------
Net Increase (Decrease) in
 Cash and Cash Equivalents                      15,965    45,197  (163,058)
Cash and Cash Equivalents, Beginning of Year   130,291    85,094   248,152
                                              --------- --------- ---------
Cash and Cash Equivalents, End of Year        $146,256  $130,291  $ 85,094
                                              ========= ========= =========

See Notes to Consolidated Financial Statements.





TUCSON ELECTRIC POWER COMPANY
CONSOLIDATED BALANCE SHEETS

                                                         December 31,
                                                       1997        1996
                                                   - Thousands of Dollars -
ASSETS
Utility Plant
  Plant in Service                                  $2,194,150  $2,129,205
  Utility Plant Under Capital Leases                   893,064     893,064
  Construction Work in Progress                         72,404      74,210
                                                    ----------- -----------
    Total Utility Plant                              3,159,618   3,096,479
  Less Accumulated Depreciation and Amortization      (982,621)   (922,947)
  Less Accumulated Amortization of Capital Leases      (73,728)    (56,240)
  Less Springerville Unit 1 Allowance                 (167,756)   (163,388)
                                                    ----------- -----------
    Total Utility Plant - Net                        1,935,513   1,953,904
                                                    ----------- -----------
Investments and Other Property                          78,772      69,289
                                                    ----------- -----------
Current Assets
  Cash and Cash Equivalents                            146,256     130,291
  Accounts Receivable                                   71,225      65,905
  Materials and Fuel                                    34,005      30,356
  Deferred Income Taxes - Current                       14,910      10,223
  Other                                                 23,653      14,026
                                                    ----------- -----------
    Total Current Assets                               290,049     250,801
                                                    ----------- -----------
Deferred Debits - Regulatory Assets
  Income Taxes Recoverable Through Future Rates        170,034     173,731
  Deferred Springerville Common Facility Costs          58,222      60,762
  Deferred Contract Termination Fee                     48,077           -
  Deferred Springerville Unit 2 Costs                   11,590      21,260
  Deferred Lease Expense                                11,571      15,067
  Other Deferred Regulatory Assets                      11,089       8,004
Deferred Debits - Other                                 19,492      15,723
                                                    ----------- -----------
    Total Deferred Debits                              330,075     294,547
                                                    ----------- -----------
Total Assets                                        $2,634,409  $2,568,541
                                                    =========== ===========

See Notes to Consolidated Financial Statements.














TUCSON ELECTRIC POWER COMPANY
CONSOLIDATED BALANCE SHEETS


                                                         December 31,
                                                       1997        1996
                                                   - Thousands of Dollars -
CAPITALIZATION AND OTHER LIABILITIES
Capitalization
  Common Stock Equity                               $  216,878  $  133,288
  Capital Lease Obligations                            890,257     895,867
  Long-Term Debt                                     1,215,120   1,223,025
                                                    ----------- -----------
    Total Capitalization                             2,322,255   2,252,180
                                                    ----------- -----------

Current Liabilities
  Short-Term Debt                                            -       3,567
  Current Obligations Under Capital Leases              14,552      10,383
  Current Maturities of Long-Term Debt                     500       1,635
  Accounts Payable                                      34,909      28,806
  Interest Accrued                                      64,812      57,404
  Taxes Accrued                                         24,397      24,007
  Contract Termination Fee Payable                      10,000           -
  Other                                                 19,051      15,614
                                                    ----------- -----------
    Total Current Liabilities                          168,221     141,416
                                                    ----------- -----------

Deferred Credits and Other Liabilities
  Deferred Income Taxes - Noncurrent                    77,606      96,422
  Accumulated Deferred Investment Tax Credits
   Regulatory Liability                                 11,905      15,188
  MSR Option Gain Regulatory Liability                       -       7,853
  Emission Allowance Gain Regulatory Liability          17,591      17,596
  Other                                                 36,831      37,886
                                                    ----------- -----------
    Total Deferred Credits and Other Liabilities       143,933     174,945
                                                    ----------- -----------
Commitments and Contingencies (Note 7)
Total Capitalization and Other Liabilities          $2,634,409  $2,568,541
                                                    =========== ===========










TUCSON ELECTRIC POWER COMPANY
CONSOLIDATED STATEMENTS OF CAPITALIZATION
                                                          December 31,
                                                        1997        1996
COMMON STOCK EQUITY                                 - Thousands of Dollars -
 Common Stock--No Par Value    1997         1996
                           -----------  -----------
  Shares Authorized         75,000,000   75,000,000
  Shares Outstanding        32,139,434   32,138,491
  Warrants Outstanding*      2,410,856    2,410,856 $  645,261  $  645,243
 Capital Stock Expense                                  (6,357)     (6,357)
 Accumulated Deficit                                  (422,026)   (505,598)
                                                    ----------- -----------
    Total Common Stock Equity                          216,878     133,288
                                                    ----------- -----------
PREFERRED STOCK
 No Par Value,1,000,000 Shares Authorized,
 None Outstanding                                            -           -

CAPITAL LEASE OBLIGATIONS
 Springerville Unit 1                                  483,421     474,523
 Springerville Coal Handling Facilities                168,959     172,424
 Springerville Common Facilities                       127,986     131,743
 Irvington Unit 4                                      121,150     122,818
 Other Leases                                            3,293       4,742
                                                    ----------- -----------
   Total Capital Lease Obligations                     904,809     906,250
   Less Current Maturities                             (14,552)    (10,383)
                                                    ----------- -----------
    Total Long-Term Capital Lease Obligations          890,257     895,867
                                                    ----------- -----------
LONG-TERM DEBT
                                         Interest
 Issue                     Maturity        Rate
- -----------------------------------------------------
First Mortgage Bonds
  Corporate               1999 - 2009 7.55% to 8.50%   165,000     165,000
                             2000         12.22%        78,750      78,750
  Industrial Development  2006 - 2021 6.10% to 7.50%
   Revenue Bonds (IDBs)               and variable***  164,000     248,400
Second Mortgage Bonds
  Industrial Development
   Revenue Bonds (IDBs)** 2018 - 2022 variable***      428,600      50,000
Other Secured IDBs****    2018 - 2022 variable***            -     603,600
Unsecured IDBs            2020 - 2032 6.00% to 7.13%   379,270      47,910
Renewable Term Loan          1997     variable***            -      31,000
                                                    ----------- -----------
   Total Stated Principal Amount                     1,215,620   1,224,660
   Less Current Maturities                                (500)     (1,635)
                                                    ----------- -----------
    Total Long-Term Debt                             1,215,120   1,223,025
                                                    ----------- -----------
Total Capitalization                                $2,322,255  $2,252,180
                                                    =========== ===========


(continued on next page)


TUCSON ELECTRIC POWER COMPANY
CONSOLIDATED STATEMENTS OF CAPITALIZATION (Continued)


* There are 12,054,278 Warrants outstanding to purchase common stock of TEP. The exercise terms are 5 Warrants plus an exercise price of $16 for each share of TEP common stock. The Warrants are currently exercisable and expire in 2002.

** These IDBs outstanding at December 31, 1997 are backed by LOCs under TEP's new Credit Agreement. TEP's obligations under the new Credit Agreement are secured with Second Mortgage Bonds. See Note 5. The $50 million in Second Mortgage Bonds at December 31, 1996 reflects security provided for LOCs under the MRA.

*** Interest rates on variable rate tax-exempt debt (IDBs) ranged from 2.50% to 5.20% during 1997 and 1996, and averaged 3.70% in 1997 and 3.50% in 1996. Interest rates on the Renewable Term Loan ranged from 5.80% to 6.40% in 1997 and 1996, and averaged 6.00% in 1997 and 1996.

**** These IDBs outstanding at December 31, 1996 were backed by LOCs under the MRA. The MRA was secured in part by a lien on Springerville Unit 2, title to which is held by San Carlos.


   See Notes to Consolidated Financial Statements.

































TUCSON ELECTRIC POWER COMPANY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY (DEFICIT)


                                                   Capital   Accumulated
                                       Common      Stock      Earnings
                                       Stock       Expense    (Deficit)
                                      ----------------------------------
                                           - Thousands of Dollars -

Balances at December 31, 1994         $645,479    $(6,357)   $(681,355)
1995 Net Income                              -          -       54,905
10,509 Shares Purchased by Deferred
 Compensation Trust                       (184)         -            -
                                      ---------   --------   ----------
Balances at December 31, 1995          645,295     (6,357)    (626,450)
1996 Net Income                              -          -      120,852
2,886 Shares Issued Under Stock
 Option Plans                               47          -            -
2,265 Shares Distributed by Deferred
 Compensation Trust                         33          -            -
3,881 Additional Shares Issued Under
 Reverse Stock Split for Shareholders
 with Fractional Shares                      -          -            -
8,802 Shares Purchased by Deferred
 Compensation Trust                       (132)         -            -
                                      ---------   --------   ----------
Balances at December 31, 1996          645,243     (6,357)    (505,598)
1997 Net Income                              -          -       83,572
6,630 Shares Issued Under Stock
 Option Plans                              108          -            -
3,996 Shares Distributed by Deferred
 Compensation Trust                         62          -            -
9,683 Shares Purchased by Deferred
 Compensation Trust                       (152)         -            -
                                      ---------   --------   ----------
Balances at December 31, 1997         $645,261    $(6,357)   $(422,026)
                                      =========   ========   ==========

See Note 6. Dividend and Loan Restrictions for discussion of restrictions on the ability to pay dividends.

See Notes to Consolidated Financial Statements.
















UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
- ----------------------------------------------------------------------------

  NATURE OF OPERATIONS

     UniSource Energy Corporation (UniSource Energy or the Company) is an Arizona corporation, incorporated in 1995, and an exempt holding company under the Public Utility Holding Company Act. The Company has no significant operations of its own, holding instead the stock of Tucson Electric Power Company (TEP) and other energy related businesses. TEP, a public utility incorporated in Arizona since 1963, is the Company's largest operating subsidiary and represents substantially all of the Company's assets.

     As a regulated public utility, TEP is engaged in the business of generation, transmission, distribution and sale of electricity. TEP's retail service area encompasses 1,155 square miles in Pima and Cochise counties in Southern Arizona. TEP also engages in sales for resale to other utilities and other power marketing entities primarily located in Arizona, California, Colorado, New Mexico, Oregon, Texas and Utah. Approximately 60% of TEP's work force is subject to a collective bargaining unit. The collective bargaining agreement in place at December 31, 1997 terminates on November 30, 1998.

  BASIS OF PRESENTATION

     On January 1, 1998, TEP and the Company completed a statutory share exchange, pursuant to which the outstanding common stock of TEP was exchanged on a share-for-share basis for the common stock of the Company. The share exchange was effected pursuant to the terms of an Agreement and Plan of Exchange dated as of March 20, 1995 between the Company and TEP and was approved by TEP's shareholders in 1995. The formation of the holding company was approved by the FERC and by the ACC in 1997.

     Following the share exchange, in January 1998 TEP transferred the stock of its subsidiary, MEH Corporation (MEH), to UniSource Energy in exchange for a $95 million ten-year promissory note from UniSource Energy. MEH is the parent company of Advanced Energy Technologies, Inc., Millennium Energy Holdings, Inc., Nations Energy Corporation and Southwest Energy Solutions, Inc. In accordance with the ACC order authorizing the formation of the holding company, the note bears interest at 9.78%.

     The Company's consolidated financial statements presented herein include the financial results of operations of the Company and its wholly-owned subsidiaries as if the Company's current holding company structure had existed in all periods shown. The transfer by TEP of the stock of its subsidiary, MEH Corporation, and the promissory note recorded by TEP in January 1998 are not reflected in these financial statements. For the periods presented the Company's operations and those of TEP are substantially the same.

     All significant intercompany balances and transactions have been eliminated in consolidation. The equity method is used to account for all investments in 50% or less owned limited liability corporations, partnerships and joint ventures. All non-utility operating transactions are included in Other Income (Deductions) in the Consolidated Statements of Income.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  REGULATION

     TEP's utility accounting practices and electricity rates are subject to regulation by the ACC and, in certain areas, by the FERC.

ACCOUNTING FOR THE EFFECTS OF REGULATION

  Accounting Implications

     TEP prepares its financial statements in accordance with the provisions of FAS 71. A regulated enterprise can prepare its financial statements in accordance with FAS 71 only if (i) the enterprise's rates for regulated services are established by or subject to approval by an independent third-party regulator, (ii) the regulated rates are designed to recover the enterprise's costs of providing the regulated services and (iii) in view of demand for the regulated services and the level of competition, it is reasonable to assume that rates set at levels that will recover the enterprise's costs can be charged to and collected from customers. FAS 71 requires a cost-based, rate-regulated enterprise to reflect the impact of regulatory decisions in its financial statements. In certain circumstances, FAS 71 requires that certain costs and/or obligations (such as incurred costs not currently recovered through rates, but expected to be so recovered in the future) be reflected in a deferral account (regulatory asset) in the balance sheet and not be reflected in the statement of income or loss until matching revenues are recognized. It is TEP's policy to assess the recoverability of costs recognized as regulatory assets and the ability to continue to account for its activities in accordance with FAS 71, based on each rate action and the criteria set forth in FAS 71.

     The Consolidated Balance Sheets contain certain amounts solely as a result of the application of FAS 71:

                                                            December 31,
                   Assets (Liabilities)                     1997    1996
                   --------------------                     -----   -----
                                                      - Millions of Dollars -
       Income Taxes Recoverable Through Future Rates        $170    $174
       Deferred Springerville Common Facility Costs           58      61
       Deferred Contract Termination Fee                      48       -
       Deferred Springerville Unit 2 Costs                    12      21
       Deferred Lease Expense                                 12      15
       Other Deferred Regulatory Assets                       11       8
       MSR Option Gain Regulatory Liability                    -      (8)
       Accumulated Deferred Investment Tax Credits
        Regulatory Liability                                 (12)    (15)
       Emission Allowance Gain Regulatory Liability          (18)    (18)

     TEP recorded regulatory assets based on prior rate orders issued by the ACC which provide a mechanism for recovery in regulated rates or historical rate treatment which provides evidence as to the probability of future rate recovery. The material regulatory assets listed above earn a return on investment through inclusion in rate base and resultant recovery through sales to retail customers.

      The Consolidated Statements of Income include amounts which reflect the application of FAS 71:

                                                     Years Ended December 31,
                   Income (Expense)                      1997  1996  1995
                   ----------------                      ----- ----- -----
                                                      - Millions of Dollars -
       Amortization of MSR Option Gain
         Regulatory Liability                            $  8  $ 20  $ 20
       Amortization of Springerville Unit 2
         Rate Synchronization                             (10)  (21)  (14)
       Deferred Fuel and Purchased Power                    -      -   (6)
       Amortization of Deferred Springerville Common
         Facility Costs                                    (3)   (3)   (3)
       Deferred Springerville Unit 2 Carrying Costs         -     -     1
       Investment Tax Credit Amortization                   3     4     5
       Interest Imputed on Loss (MSR Option Gain
         Regulatory Liability) Recorded at Present Value    -    (2)   (4)
       Amortization of Deferred Contract Termination Fee   (2)    -     -

     If TEP had not applied the provisions of FAS 71 in these years, each of these amounts included in the Consolidated Statements of Income would have been reflected in the Consolidated Statements of Income or Loss in prior periods, except for two items which would not have been recorded: 1) the amortization of the MSR Option Gain Regulatory Liability, including interest imputed on the loss recorded at present value; and 2) the Springerville Unit 2 carrying cost deferrals. Lease expense relating to the capital leases, while the same over the life of the leases, would be recognized at different annual amounts if TEP were to discontinue the application of FAS 71. See Utility Plant Under Capital Leases below.

  Potential Discontinuation of Application of FAS 71 in the Future

     If at some point in the future TEP determines that all or a portion of its regulated operations no longer meet the criteria for continued application of FAS 71, TEP would be required to adopt the provisions of FAS 101 for that portion of the operations for which FAS 71 no longer applied. As of the date of adoption of FAS 101, TEP would be required (unless alternative regulatory recovery mechanisms were provided) to write off its regulatory assets and liabilities and would be precluded in subsequent periods from creating regulatory assets by deferring incurred costs expected to be recovered through rates in the future. Based on the balances of the regulatory assets and liabilities at December 31, 1997, TEP estimates that future adoption of FAS 101 if applied to all of the regulated operations, would result in an extraordinary loss of $181 million, which includes a reduction for the related income tax benefit of $100 million. Cash flows would not be affected by the adoption of FAS 101.

     At the present time, TEP recovers the costs of its plant assets through its regulated revenues. If in the future TEP discontinues accounting according to the provisions of FAS 71, TEP would also need to consider whether the markets in which it is then selling power will allow recovery of the costs of its plant assets. If at that time market prices are not expected to allow TEP to recover the costs of its plant assets, additional write-downs may be required in accordance with the provisions of FAS 121. TEP is presently unable to predict the amounts, if any, of potential future write-downs attributable to the provisions of FAS 121 under such circumstances.

  Recent Events That May Impact TEP's Application of FAS 71

     In December 1996, the ACC voted to adopt rules on retail electric competition in Arizona. However, the ACC has not yet adopted specific guidelines for quantifying unmitigated stranded costs, including the methods used to identify and value jurisdictional assets and obligations. In February 1998, the ACC held hearings regarding stranded costs, including, but not limited to, comparisons of methods of computation of stranded costs and the appropriate level of stranded costs for which recovery should be authorized. The hearing officer is expected to issue a recommended order in the second quarter of 1998. Following the issuance of the recommended order, the ACC will determine, following an open meeting, whether to adopt the recommended order in whole or in part. The Company is unable to predict whether such order would provide guidance as to the specific stranded costs allowable as recoverable by TEP, or whether an additional set of hearings for individual companies would be needed to determine the amounts recoverable by TEP. In addition, in January 1998, legislation was proposed before the Arizona Legislature regarding the implementation of electric industry competition in Arizona. TEP cannot predict the outcome of the proposed legislation or whether the ACC and the Arizona Legislature will propose other initiatives on industry restructuring. TEP, in reliance on previous rate orders, believes that it will recover the full costs of its investments in utility plant assets and regulatory assets. The hearing officer's recommended order or the order as finally adopted by the ACC may include language that precludes TEP from continuing to apply FAS 71 to the generation portion of its operations. If less than full recovery of stranded costs is provided, significant write-offs of assets may occur (relating to adoption of FAS 101 and application of FAS 121 as described above). Approximately 65% of the regulatory assets described above relate to the generation portion of TEP's operations.

     Further, in response to legislative and other measures being developed in various states to deregulate the electric generation business, the Company is aware that the SEC and the EITF have been reviewing the appropriateness of electric utilities continuing to account for generation transactions in accordance with FAS 71 in states where such deregulation is beginning to develop. In general, the EITF concluded that utilities are no longer subject to FAS 71 for the generation portion of their business when a deregulation plan is in place and its terms are known. The EITF also concluded that utilities can continue to carry previously recorded regulatory assets (including those related to generation) on their balance sheets if regulators have provided a regulated cash flow stream to recover the cost of their assets. The application of the EITF consensus to specific factual circumstances remains unclear. Based on the consensus issued by the EITF in May and July 1997, at some point in the future, TEP may be unable to continue to apply FAS 71 to the generation portion of the business, even if TEP believes it will recover the full amount of its costs under the ACC competition phase-in plan.

     The Company and TEP are unable to predict the outcome of these matters.

  TEP UTILITY PLANT

     Utility Plant by major class is as follows:

                                                       December 31,
                                                    1997          1996
                                                 ----------    ----------
                                                 - Thousands of Dollars -
Utility Plant:
 Production Plant                                $1,045,423    $1,019,528
 Transmission Plant                                 471,230       464,115
 Distribution Plant                                 562,336       538,162
 General Plant                                      104,344        95,779
 Intangible Plant                                     9,175        10,608
 Electric Plant Held for Future Use                   1,642         1,013
                                                 ----------    ----------
  Total Utility Plant                            $2,194,150    $2,129,205
                                                 ==========    ==========

     Utility plant is stated at original cost. In accordance with the Uniform System of Accounts prescribed by the FERC and accepted by the ACC, TEP capitalizes an Allowance for Funds Used During Construction (AFDC) based on the cost of borrowed funds and a reasonable rate upon equity funds used to finance CWIP, when recovery of such costs from ratepayers is probable. The component of AFDC attributable to borrowed funds is presented as a reduction of Interest Expense. For 1995 the Consolidated Statement of Income did not reflect AFDC - Equity as all construction expenditures were deemed under FERC prescribed rules to be financed with debt. In 1995, a gross AFDC rate of 5.59% was used for all CWIP. In 1997 and 1996 the gross AFDC rates for equity were 1.18% and 0.33% and gross AFDC rates for debt were 4.37% and 3.91%, respectively.

     Depreciation is computed on a straight-line basis at component rates which are based on the economic lives of the assets. These component rates, which are authorized by the ACC, averaged 3.44%, 3.56% and 3.79% in 1997, 1996 and 1995, respectively. The economic lives for production plant are based on remaining lives. The economic lives for transmission plant, distribution plant, general plant and intangible plant are based on average lives. The component rates also reflect estimated removal costs, net of estimated salvage value. Minor replacements and repairs are expensed as incurred. Retirements of utility plant, together with removal costs less salvage, are charged to accumulated depreciation.

  TEP UTILITY PLANT UNDER CAPITAL LEASES

     TEP's leases of the Springerville Common Facilities, Springerville Unit 1, Springerville Coal Handling Facilities and Irvington Unit 4 are classified as capital leases in the Consolidated Balance Sheets. For rate making purposes, the ACC treats these leases as operating leases and has allowed for recovery of the lease costs by straight-line amortization of the total amount of lease rent payments over the primary term of the leases, except for the Springerville Coal Handling Facilities Leases. The Springerville Coal Handling Facilities Leases are being amortized on a straight-line basis over the primary term of the leases plus the first optional renewal period of six years to reflect the recovery period mandated by the ACC. As a result of the ACC mandate and application of FAS 71, the amortization of such costs is not the primary term of the lease in accordance with GAAP. Interest and depreciation relating to the leases are recorded as expense on a basis which reflects the regulatory straight-line treatment. The amount of lease amortization incurred for the four above-described leases, as well as TEP's remaining leases are set forth in the following table:


                                             Years Ended December 31,
                                              1997     1996     1995
                                             -----    -----    -----
                                             - Millions of Dollars -
Lease Amortization:
  Interest                                   $ 95     $ 95      $ 97
  Depreciation                                 17       15        14
                                             ----     ----      ----
    Total Lease Amortization                 $112     $110      $111
                                             ====     ====      ====
Lease Amortization Included In:
  Operating Expenses - Fuel and
   Purchased Power                           $ 10     $  9      $ 10
  Operating Expenses - Capital Lease Expense  104      104       105
  Balance Sheet - Deferred Lease Expense       (2)      (3)       (4)
                                             -----    -----     ----
    Total Lease Amortization                 $112     $110      $111
                                             =====    =====     ====

     The Deferred Lease Expense of $12 million and $15 million at December 31, 1997 and 1996, respectively, reflects: 1) the cumulative difference between the straight-line method of amortizing the leases for regulatory purposes and capital lease amortization as promulgated by GAAP; and 2) the balance of the deferred costs described under Fuel below.

  SPRINGERVILLE UNIT 1 ALLOWANCE

     In the 1989 Rate Order the ACC limited TEP's recovery through retail rates of non-fuel expenses of Springerville Unit 1 to a rate of only $15 per kW per month based on a 360 MW capacity rating. Such costs averaged approximately $22 per kW per month during the period 1995 through 1997. In 1990 and 1992, TEP recorded losses and a Springerville Unit 1 Allowance, equal to the present value of the excess of TEP's costs estimated to be incurred through 2014, the end of the primary term of the lease, over $15 per kW per month using a discount rate of 13%.

     The balance sheet contra asset Springerville Unit 1 Allowance increases each year by the accrual of interest and decreases by the amount which is amortized to income as a contra-expense, Amortization of Springerville Unit 1 Allowance. In 1997, 1996 and 1995, the accrual of such interest was $32.4 million, $30.3 million and $28.2 million, respectively, and the amount amortized was $28.0 million, $29.1 million and $28.4 million, respectively. The imputed interest expense associated with this liability, calculated using a 13% discount rate, is included as part of Interest Imputed on Losses Recorded at Present Value in the Interest Expense section in the Consolidated Statements of Income.

  DEFERRED SPRINGERVILLE COMMON FACILITY COSTS

     Deferred Springerville Common Facility Costs are lease costs and operating costs that TEP incurred for the Springerville Common Facilities during the period after Springerville Unit 1 was placed in service and before Springerville Unit 2 was placed in service. Pursuant to an accounting order from the ACC, these costs were deferred and are being amortized, as depreciation, over the primary term of the Springerville Common Facilities Leases. The ACC has allowed for the recovery of the deferred costs plus a return on investment in such deferred costs.

  UTILITY OPERATING REVENUES

     Operating Revenues include accruals for unbilled revenues, thereby recognizing revenue that is earned, but not billed, at the end of an accounting period.

  MSR OPTION GAIN REGULATORY LIABILITY

     In the 1989 Rate Order the ACC allocated to retail customers a portion of the price paid to TEP upon the 1982 sale of an option to purchase a 28.8% interest in San Juan Unit 4, asserting that such option was related to an interconnection agreement which TEP also entered into with MSR at that time. The ACC ordered TEP to recognize the MSR Option Gain by amortizing amounts to operating revenue through May 1997. Therefore, in 1990, TEP recorded a loss and the MSR Option Gain Regulatory Liability, equal to the present value of the amount to be amortized to operating revenues through May 1997, calculated using a 13% discount rate. The MSR Option Gain Regulatory Liability increased each year by the accrual of interest and decreased by the amount which was amortized to operating revenues. In 1997, 1996 and 1995, the accrual of such interest was $0.3 million, $2.3 million and $4.4 million, respectively, and the amount amortized was $8.1 million in 1997 and $20.1 million in 1996 and 1995. The imputed interest expense associated with this liability, calculated using a 13% discount rate, is included as part of Interest Imputed on Losses Recorded at Present Value in the Interest Expense
section in the Consolidated Statements of Income.

  FUEL COSTS

     Fuel inventory, primarily coal, is stated on a basis which approximates weighted average cost. TEP uses full absorption costing.

     Certain lease and interest costs related to the Springerville Coal Handling Facilities are accounted for as deferred costs. These costs are being amortized to fuel expense on a straight-line basis through the year 2030 pursuant to the 1994 Rate Order.

  INCOME TAXES

     The Income Taxes Recoverable Through Future Rates regulatory asset consists primarily of the right to recover income taxes relating to previously flowed-through differences, both timing and permanent, which provided rate benefits to past ratepayers.

     Reductions in federal income taxes resulting from ITC relating to utility operations have been deferred. As authorized by the ACC, these amounts are amortized over the tax lives of the related property. The income tax benefits reflected in the Consolidated Statements of Income for the years 1997, 1996 and 1995 are primarily a result of the recognition of a portion of the Company's net operating loss carryforwards, as well as ITC amortization. See Note 3.

     Income taxes are allocated to the subsidiaries based on contributions to the consolidated tax return liability.

  EMISSION ALLOWANCES

     Purchased Emission Allowances are recorded in a noncurrent inventory account included in Investments and Other Property on the Consolidated Balance Sheets. Emission Allowance inventory is recorded using the weighted average cost method. Gains on sales of Emission Allowances are deferred as Emission Allowance Gain Regulatory Liability in the Consolidated Balance Sheets and will be amortized as income in 2000 - 2024, the period TEP expects to use the Emission Allowance inventory to meet EPA regulations. The amortization reflects the expected regulatory treatment for the gains.


  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value and fair value of the financial instruments are as follows:

                                                December 31,
                                        1997                    1996
                                       ------                  ------
                                Carrying    Fair       Carrying       Fair
                                 Value      Value        Value        Value
                                --------    -----      --------       -----
                                          - Thousands of Dollars -
Assets:
Debt Securities (Included
   in Investments and Other
   Property)                      17,781      19,911      17,748      18,267
Liabilities:
  Short-Term Debt                      -           -      (3,567)     (3,567)
  First Mortgage Bonds:
    Corporate                    243,750     255,928     243,750     252,443
    IDBs
       Variable Rate             100,000     100,000     151,400     151,400
       Fixed Rate                 64,000      64,000      97,000      95,573
  Second Mortgage Bonds:
    IDBs (Variable Rate)         428,600     428,600      50,000      50,000
  Other Secured IDBs (Variable
    Rate)                              -           -     603,600     603,600
  Unsecured IDBs                 379,270     413,694      47,910      47,670
   Renewable Term Loan
     (Variable Rate)                   -           -      31,000      31,000

     TEP intends to hold the investment in Debt Securities to maturity (January 1, 2013). Such Debt Securities are stated at amortized cost, adjusted for the amortization of the discount to maturity, and the fair value is based on current transactions for the same or similar debt. The carrying amount of Short-Term Debt at December 31, 1996 was considered to be a reasonable estimate of the fair value because of its short maturity.

     The principal amounts of variable rate debt outstanding at December 31, 1997 and 1996 are considered reasonable estimates of their fair value as these are variable interest rate liabilities. The fair value of TEP's fixed rate obligations including the Corporate First Mortgage Bonds, the First Mortgage Bonds-IDBs (fixed rate) and the Unsecured IDBs was determined by calculating the present value of the cash flows of each fixed rate obligation. The discount rate used for each calculation was a rate consistent with market yields generally available as of December 1997 for 1997 amounts and December 1996 for 1996 amounts for bonds with similar characteristics with respect to: credit rating, time-to-maturity, and the tax status of the bond coupon for Federal income tax purposes. The use of different market assumptions and/or estimation methodologies may yield different estimated fair value amounts.

  RECLASSIFICATION

  Minor reclassifications have been made to the prior year financial statements presented to conform to the current year's presentation.

NOTE 2. RATE MATTERS
- -------------------

  SHARED SAVINGS PROPOSAL

     On July 9, 1997, TEP filed with the ACC a request for an annual rate reduction of $6.8 million (or 1.1%) for retail customers. This filing is in the form of a Shared Savings Proposal (SSP) which promotes a sharing of benefits with customers of cost containment efforts and the mitigation of potential stranded costs associated with the introduction of retail electric competition in Arizona. The cost containment savings were realized primarily from renegotiated fuel contracts and the Voluntary Severance Program, which reduced TEP's workforce by approximately 15% (see Note 9). No date has been set for formal consideration of the matter by the ACC.

     TEP proposed that additional savings be used to mitigate potential stranded costs through accelerated amortization of retail excess capacity deferrals. Retail excess capacity deferrals represent those operating and capital costs associated with Springerville Unit 2 capacity, which were deemed by the ACC to not be recoverable in retail rates prior to the 1994 and 1996 Rate Orders. Such retail excess capacity deferrals totaled $88.7 million and $93.6 million at December 31, 1997 and 1996, respectively. Such deferrals are not reflected in the accompanying Consolidated Balance Sheets because such retail excess capacity deferrals, while deferred for regulatory purposes, were not deferred for financial reporting purposes but were expensed as incurred. The proposed $7.2 million (after tax) increase in annual amortization expense for such excess capacity deferrals would decrease the amortization period from 20 years to 5.6 years as of December 1996. The proposed increase in amortization expense would be reflected in TEP's regulatory accounting records but would have no impact on the expenses included in TEP's financial accounting statements.

  SPRINGERVILLE COAL CONTRACT TERMINATION FEE

     On June 27, 1997, TEP signed an agreement with the coal supplier for the Springerville Generating Station to terminate the existing coal supply contract and enter into a new, more cost effective contract with the same supplier (see Note 7). A $50 million termination fee was incurred by TEP and payable in three installments: $30 million paid on June 30, 1997; $10 million paid on September 30, 1997; and $10 million due March 31, 1998.

     TEP applied, as part of the SSP, to the ACC requesting that the termination fee be recorded as a regulatory asset and amortized to fuel expense over the 13-year term of the new agreement. On July 29, 1997, the ACC issued an interim accounting order allowing TEP to defer the $50 million termination fee as a regulatory asset in the Consolidated Balance Sheet until the ACC decides whether the $50 million termination fee should be recovered through retail rates. The interim accounting order also allowed TEP to begin amortizing the termination fee to fuel expense. If the ACC ultimately disallows recovery, the unamortized portion of the $50 million termination fee would immediately be expensed. No date has been set for formal consideration of the matter by the ACC.

  1996 RATE ORDER

     On March 29, 1996, the ACC authorized a 1.1%, or $6.4 million, increase in TEP's base rates effective March 31, 1996. Pursuant to the 1996 Rate Order, TEP agreed to not seek an increase in base rates before January 1, 2000, subject to conditions specified in such order.

     Prior to the 1996 Rate Order, TEP was not recovering through retail rates 37.5% of the deferred Springerville Unit 2 rate synchronization costs which were non-fuel costs of Springerville Unit 2 incurred from January 1, 1991 through October 14, 1991. Beginning March 31, 1996, these costs are being amortized over a three-year period in accordance with the 1996 Rate Order. These costs are reported in the Consolidated Balance Sheets as Deferred Springerville Unit 2 Costs. In addition, the 62.5% of the deferred Springerville Unit 2 rate synchronization costs that TEP was recovering through rates pursuant to the 1994 rate order were fully amortized during 1996. The total amortization of the above costs included in Depreciation and Amortization on the Consolidated Statements of Income in 1997, 1996 and 1995 amounted to $9.6 million, $21.1 million and $14.1 million, respectively.


NOTE 3.  INCOME TAXES
- ---------------------

     Deferred tax assets (liabilities) are comprised of the following:
                                                   December 31,
                                                1997          1996
                                             -----------   ----------
                                             - Thousands of Dollars -
Gross Deferred Income Tax Liabilities:
  Electric Plant - Net                       $(568,365)    $(568,781)
  Income Taxes Recoverable Through
    Future Rates - Regulatory Asset            (68,680)      (70,173)
  Deferred Inventory Costs                     (21,048)      (21,371)
  Deferred Lease Payments                      (13,273)      (13,916)
  Property Taxes                                (9,450)       (9,970)
  Deferred Springerville Unit 2 Costs           (4,681)       (8,584)
  Other                                        (12,075)       (9,829)
                                             ----------    ----------
   Gross Deferred Income Tax Liability        (697,572)     (702,624)
                                             ----------    ----------
Gross Deferred Income Tax Assets:
  Capital Lease Obligations                    364,445       365,935
  Tax Operating Loss Carryforwards             141,048       163,046
  Springerville Unit 1 Disallowed Costs         67,760        65,974
  Investment Tax Credit Carryforwards           26,396        26,396
  Lease Interest Payable                        18,424        17,328
  Regulatory Deferred Capital Lease Expense     17,163        16,018
  Sales Tax Assessments Not Yet
   Deductible for Tax Purposes                  14,406        13,974
  Investment in Loans and Property               3,522        10,276
  Financial Restructuring Costs Not Yet
   Deductible for Tax Purposes                   7,568         7,782
  Deferred Gain on Emission Allowances           6,926         6,923
  Capital Loss Carryforwards                     4,520         4,634
  Alternative Minimum Tax                        5,594         4,544
  Gain on Financial Restructuring of
   Long-Term Debt                                3,207         4,289
  MSR Option Gain Regulatory Liability               -         3,171
  Other                                         21,831        17,204
                                             ----------    ----------
   Gross Deferred Income Tax Asset             702,810       727,494
   Deferred Tax Assets Valuation Allowance     (67,934)     (111,069)
                                             ----------    ----------
     Net Deferred Income Tax Liability       $ (62,696)    $ (86,199)
                                             ==========    ==========

     The decreases of approximately $43 million and $120 million in the deferred tax assets valuation allowance in 1997 and 1996, respectively, are primarily due to revisions in the estimated amount of prior period NOLs that the Company and TEP believe are likely to reduce future taxable income. The utilization of NOL carryforwards also contributed to the 1997 and 1996 decreases. Additionally, expiring state NOL carryforwards, utilization of capital loss carryforwards, and a change in the effective tax rate used to record NOL carryforwards contributed to the 1996 decrease.

     The Company and TEP recognize benefits related to prior period NOLs based on changes in the estimated amount of prior period NOLs that, in the Company's and TEP's judgment, are more likely than not to be realized in the future. A significant factor, among others, considered in estimating such amount is the average annual book income before taxes for the prior three years. Prior to 1995, the Company and TEP had provided a deferred tax assets valuation allowance against all the NOL carryforwards, investment tax credit carryforwards and capital loss carryforwards due to the uncertainty of their future use. Because the results from operations have been steadily improving, the amount the Company and TEP believe is likely to reduce future taxable income has increased. Accordingly, the Company and TEP recognized in 1997, 1996 and 1995 income tax benefits of $43 million, $89 million and $23 million, respectively, related to the current and expected future utilization of federal and state NOL carryforwards. These benefits are included in Income Taxes in Other Income (Deductions) in the Consolidated Statements of Income. In future periods when such NOLs are used on tax returns, the income tax expense shown on the Consolidated Statements of Income will not be reduced to reflect such utilization.

     At December 31, 1997, on a cumulative basis the Company and TEP had recognized in their income statements the amount of the prior period NOL benefit that the Company and TEP expect to utilize on future income tax returns. Additional amounts of prior period NOL benefit which may be recognized in the future in the income statement are at present indeterminate due to the interplay of open tax years for which assessments may be made and varying expiration dates of federal and state NOL carryforwards.

     The net deferred income tax liability is included in the Consolidated Balance Sheets in the following accounts:

                                                   December 31,
                                                1997          1996
                                             ----------    ----------
                                             - Thousands of Dollars -

Deferred Income Taxes - Current              $  14,910     $  10,223
Deferred Income Taxes - Noncurrent             (77,606)      (96,422)
                                             ----------    ----------
     Net Deferred Income Tax Liability       $ (62,696)    $ (86,199)
                                             ==========    ==========

     The benefit for income taxes included in the Consolidated Statements of Income consists of the following:
                                               Years Ended December 31,
                                              1997       1996       1995
                                           ---------- ---------- ----------
                                               - Thousands of Dollars -

Operating Expenses:
  Deferred Tax Expense
   Federal                                 $  15,262  $   7,836  $   7,803
   State                                       4,045      2,019      1,200
                                           ---------- ---------- ----------
    Total                                     19,307      9,855      9,003
  Investment Tax Credit Amortization             (10)       (60)       (83)
                                           ---------- ---------- ----------
Total Expense Included in
  Operating Expenses                          19,297      9,795      8,920
                                           ---------- ---------- ----------
Other Income (Deductions):
  Deferred Tax Expense
   Federal                                     4,250        777      1,065
   State                                       1,065        266        164
                                           ---------- ---------- ----------
    Total                                      5,315      1,043      1,229
  Reduction in Valuation
   Allowance - Benefit                       (43,443)   (88,638)   (23,282)
  Investment Tax Credit Amortization          (3,273)    (4,355)    (4,683)
  Other                                            -          -     (2,620)
                                           ---------- ---------- ----------
Total Benefit Included in Other
  Income (Deductions)                        (41,401)   (91,950)   (29,356)
                                           ---------- ---------- ----------
Total Benefit for Federal and State
     Income Taxes                          $ (22,104) $ (82,155) $ (20,436)
                                           ========== ========== ==========

     The differences between income tax benefit and the amount obtained by multiplying income before income taxes by the U.S. statutory federal income tax rate are as follows:
                                              Years Ended December 31,
                                             1997       1996       1995
                                           ---------- ---------- ----------
                                               - Thousands of Dollars -
Federal Income Tax Expense
 at Statutory Rate                         $  21,514  $  13,544  $  12,064
  State Income Tax Expense, Net of
   Federal Deduction                           3,314      2,081      1,364
  Investment Tax Credit Amortization          (3,283)    (4,415)    (4,766)
  Reduction in Valuation Allowance - Benefit (43,443)   (88,638)   (23,282)
  Net Operating Loss Carryforwards                 -          -     (5,122)
  Capital Loss Carryforwards                       -     (5,616)    (1,045)
  Other                                         (206)       889        351
                                           ---------- ---------- ----------
     Total Benefit for Federal and
      State Income Taxes                   $ (22,104) $ (82,155) $ (20,436)
                                           ========== ========== ==========

     At December 31, 1997, the Company and TEP had, for federal income tax purposes, approximately $437 million of NOL carryforwards expiring in 2005 through 2009; $26 million of alternative minimum tax (AMT) loss carryforwards expiring in 2008; $26 million of unused ITC, the use of which will expire during 2002 through 2005; $11 million of capital loss carryforwards which expire in 1999; and $6 million of AMT credit which will carry forward to future years. For state income tax purposes, the Company and TEP had approximately $29 million of NOL carryforwards expiring in 1998 and 1999.

     Due to the Financial Restructuring, the Company and TEP experienced a change in ownership under section 382 of the Internal Revenue Code in December 1991. As a result, the amount of taxable income for any post-change year which may be offset by pre-change NOL will be limited to the section 382 limitation. The section 382 limitation is based on the value of the Company and TEP on the ownership change date. The Company and TEP estimate an annual section 382 limit of approximately $23 million. The total section 382 limitation may be increased to the extent of gains recognized on sales of assets whose fair market value was greater than the tax basis at the ownership change date, the built-in-gain. The section 382 limitation may increase by built-in-gain recognized within a period of five years after the change in ownership. During 1992 through 1996, the section 382 limitation increased by approximately $102 million of built-in-gain recognized due to asset sales. Unused section 382 limitation may be carried forward until the pre-change tax attributes expire. At December 31, 1997, the Company and TEP had pre-change federal NOL and ITC carryforwards of approximately $281 million and $26 million, respectively. Such amounts are included in the amounts disclosed in the preceding paragraph.

     See Income Tax Assessments in Note 7.

NOTE 4. CONSOLIDATED SUBSIDIARIES
- ---------------------------------

     On January 1, 1998, TEP transferred the stock of its subsidiary, MEH, to UniSource Energy in exchange for a $95 million promissory note from UniSource Energy. See Note 1. The net losses for 1997, 1996 and 1995 of the subsidiaries which comprise MEH were $5 million, $2 million and $1 million, respectively.

  MEH SUBSIDIARIES

     Nations Energy Corporation

     In 1995 the Company established Nations Energy, a wholly-owned subsidiary of MEH, for the purpose of developing and investing in independent power projects in global energy markets. In September 1995, Nations Energy and Trigen Energy Corporation formed a limited partnership and purchased Coors Brewing Company's energy production (utility) assets. Nations Energy has a 49% interest in such partnership. The partnership provides electricity and steam for the brewery operation in Golden, Colorado. The investment of approximately $12 million by Nations Energy is included in the Consolidated Balance Sheets under Investments and Other Property at December 31, 1997 and 1996 and in the Consolidated Statement of Cash Flows for the year ended December 31, 1995 as Investments in and Loans to Joint Ventures.

     Advanced Energy Technologies, Inc.

     In May 1996, Advanced Energy, a wholly-owned subsidiary of MEH, and ITN Energy Systems formed Global Solar Energy, L.L.C. for the purpose of developing and manufacturing photovoltaic materials. Advanced Energy has a 50% interest in Global Solar. The $5 million investment in Global Solar is included in the Consolidated Balance Sheets at December 31, 1997 and 1996 under Investments and Other Property and in the Consolidated Statement of Cash Flows for the year ended December 31, 1996 as Investments in and Loans to Joint Ventures.

     Millennium Energy Holdings, Inc.

     Effective September 1, 1997, Millennium, a wholly-owned subsidiary of MEH, exercised an option to acquire a 50% ownership in New Energy Ventures, L.L.C. (NEV). NEV was organized in 1995 for the purpose of acting as a buyer's agent in procuring electric energy, performing energy services, engaging in power marketing and trading and other energy related activities. Concurrently with the exercise of the option, Millennium made a capital contribution in the amount of $0.8 million and extended a $3.0 million member loan to NEV. The investment in NEV is included in the Consolidated Balance Sheet at December 31, 1997 under Investments and Other Property and in the Consolidated Statement of Cash Flows for the year ended December 31, 1997 as Investments in and Loans to Joint Ventures.

     In December 1997, Millennium committed to provide NEV with $20 million of funding. At NEV's option, the funding can be in the form of additional equity, preferred equity, or it can be partially satisfied with $10 million in loans from Millennium, or a combination thereof. Based on formulas in the funding agreement, funding of additional equity would increase Millennium's financial interest percentage in NEV but not its 50% voting interest. Pursuant to the funding agreement, at December 31, 1997, Millennium had extended $1 million in loans to NEV. Millennium extended an additional $3 million in loans to NEV in February 1998.

  TEP SUBSIDIARIES

     In July 1996, Brookland satisfied approximately $8.5 million of short-term debt obligations with the assignment of certain finance receivables. Upon settlement, a provision for loss recorded against such receivables in prior years was reversed, resulting in income of approximately $8.5 million.

     Upon dissolution of certain subsidiaries which formed a part of TEP's former investment operations, in June 1997, TEP reversed a provision for loss, recorded in prior years, resulting in income of approximately $10.2 million.

NOTE 5.  LONG AND SHORT-TERM DEBT AND CAPITAL LEASE OBLIGATIONS
- ---------------------------------------------------------------

  LONG-TERM DEBT

     TEP Sale of Bonds

     In April 1997, the City of Farmington, New Mexico issued $80.4 million of Pollution Control Revenue Bonds for the benefit of TEP. The net proceeds made available to TEP were used in June 1997 to redeem $47.9 million principal amount of previously issued 6.25% bonds that would have matured in 2003 and $32.5 million principal amount of previously issued 6.10% bonds that would have matured in 2007. The new bonds, which are unsecured, bear interest at 6.95% and mature in 2020. In addition to extending maturities, this transaction eliminated sinking fund requirements under the previously issued bonds and resulted in the retirement of $32.5 million in collateralizing First Mortgage Bonds.

     In April 1997, the Coconino County, Arizona Pollution Control Corporation issued $36.7 million of Pollution Control Revenue Bonds for the benefit of TEP. The net proceeds loaned to TEP were used, in part, to redeem, in June 1997, $16.7 million principal amount of previously issued variable rate bonds that would have matured in 2031 and the remaining portion is being used to fund $20 million of construction costs of additional pollution abatement facilities at Navajo Generating Station. The new bonds, which are unsecured, bear interest at 7.13% and mature in 2032. The $16.7 million of previously issued bonds redeemed in this transaction were backed by a letter of credit expiring in April 1999, which was collateralized by $18.3 million aggregate principal amount of First Mortgage Bonds.

     In April 1997, the Coconino County, Arizona Pollution Control Corporation issued $14.7 million of Pollution Control Revenue Bonds for the benefit of TEP. The net proceeds loaned to TEP were used in June 1997 to redeem $14.7 million principal amount of previously issued variable rate bonds that would have matured in 2031. The new bonds, which are unsecured, bear interest at 7.00% and mature in 2032. The $14.7 million of previously issued bonds redeemed in this transaction were backed by a letter of credit expiring in April 1999, which was collateralized by $16.1 million aggregate principal amount of First Mortgage Bonds.

     In October 1997, the Industrial Development Authority of the County of Pima, Arizona issued $247.5 million of Industrial Development Revenue Bonds for the benefit of TEP. The net proceeds loaned to TEP were used in November 1997 to redeem $245 million principal amount of previously issued variable rate bonds that would have matured between 2018 and 2025 and to finance improvements to TEP's lower voltage electric transmission and distribution system in Pima County, Arizona. The new bonds, which are unsecured, were sold in three series: Series A ($22.5 million) bears interest at 6.10% and matures in 2025; Series B ($150 million) and Series C ($75 million) bear interest at 6.00% and mature in 2029. The previously issued bonds redeemed in this transaction were backed by letters of credit expiring between 2000 and 2002. One of these letters of credit was collateralized by $20.7 million aggregate principal amount of First Mortgage Bonds.

     TEP Bank Credit Agreements

     In February 1997, TEP repaid the outstanding Renewable Term Loan balance of $31 million under the MRA. In December 1997, the MRA was replaced with a new bank Credit Agreement. Upon termination of the MRA, a release of lien was obtained for Springerville Unit 2, title to which is held by San Carlos. Second Mortgage Bonds ($50 million aggregate principal amount) held as collateral under the MRA were also returned to TEP.

     In December 1997, TEP entered into a new $544 million bank Credit Agreement to replace the credit facilities provided under the MRA. The new Credit Agreement consists of a $100 million Revolving Credit Facility for general corporate purposes and a $444 million Letter of Credit Facility to support $428.6 million aggregate principal amount of tax-exempt variable rate debt obligations. The facilities mature on December 30, 2002 and are secured by $544 million aggregate principal amount of Second Mortgage Bonds. The Credit Agreement contains certain financial covenants, including interest
coverage, leverage and net worth tests.    As of December 31, 1997, TEP was
in compliance with such covenants.

     Borrowings, if any, under the Revolving Credit Facility bear interest at a variable rate consisting of a spread over a base rate based upon a pricing grid tied to the credit rating then in effect on TEP's senior secured debt. The annual commitment fee payable on the unused portion of the Revolving Credit Facility, as well as the fee payable on the Letter of Credit Facility, are also determined based on TEP's credit ratings. At December 31, 1997, the commitment fee equaled 0.38% per annum, and the letter of credit fee equaled 1.63% per annum. TEP had no borrowings outstanding under the Revolving Credit Facility at December 31, 1997.

     TEP FIRST AND SECOND MORTGAGE

     TEP's utility plant, with the exception of Springerville Unit 2 (title to which is held by San Carlos), is subject to the lien of the General First Mortgage and the General Second Mortgage.

     TEP Letters of Credit

     At December 31, 1997, TEP had $528.6 million principal amount of variable rate tax-exempt IDBs outstanding. Payment of principal and interest on these bonds is secured by LOCs. A LOC supporting $100 million principal amount of bonds will expire on December 31, 1999. The remaining LOCs, all of which were issued under the new Credit Agreement, expire on December 30, 2002. The weighted average commitment fee on the LOCs is approximately 1.56% through 1998, increasing to 1.61% in 1999 and 1.75% in 2000.

  TEP CAPITAL LEASE OBLIGATIONS

     The Irvington Lease has an initial term to January 2011 and provides for renewal periods of two or more years through 2020. The Springerville Common Facilities Leases have an initial term to 2017 for one owner participant and 2021 for the other two owner participants, subject to optional renewal periods of two or more years through 2025. The Springerville Unit 1 Leases have an initial term to January 2015 and provide for renewal periods of three or more years through 2030. The Springerville Coal Handling Facilities Leases have an initial term to April 2015 and provide for an initial renewal period of six years, then additional renewal periods of five or more years through 2035.

  TEP MATURITIES AND SINKING FUND REQUIREMENTS

     A schedule by years of the aggregate amount of maturities and sinking fund requirements for TEP's long-term borrowings as of December 31, 1997 follows:

                          Expiring  Scheduled
                            LOCs    Long-Term
                         Supporting   Debt    Capital Lease
                            IDBs   Retirements Obligations     Total
                          --------  --------  ------------  ----------
    Years Ending
    December 31,                   - Thousands of Dollars -
        1998                        $    500  $    97,200   $   97,700
        1999              $100,000    16,725      120,815      237,540
        2000                     -    80,475      164,121      244,596
        2001                     -    26,725      101,781      128,506
        2002               428,600    26,725       89,301      544,626
                          --------  --------  ------------  -----------
        Total 1998 - 2002  528,600   151,150      573,218    1,252,968
        Thereafter               -   535,870    1,541,164    2,077,034
        Imputed Interest         -         -   (1,209,573)  (1,209,573)
                          --------  --------   -----------  -----------
        Total             $528,600  $687,020   $  904,809   $2,120,429
                          ========  ========   ===========  ===========

     TEP expects to refinance the LOCs supporting IDBs at expiration. The above schedule does not include sinking fund requirements for certain First Mortgage Bonds of approximately $1.4 million for each of the next five years. TEP expects to satisfy these sinking fund requirements with pledges of additional property of approximately $2.3 million each year.

  SHORT-TERM DEBT

     Upon dissolution of certain subsidiaries which formed a part of TEP's former investment operations, in June 1997, TEP eliminated the $4 million of short-term debt outstanding at December 31, 1996.

NOTE 6. DIVIDEND AND LOAN RESTRICTIONS
- --------------------------------------

  RESTRICTIVE COVENANTS - DIVIDENDS

     UniSource Energy

     The Company's ability to pay dividends is dependent upon cash flow from its subsidiaries, TEP and MEH. TEP comprises substantially all of UniSource Energy's assets. TEP is currently precluded by restrictive covenants in certain debt agreements from declaring or paying dividends. No dividend on common stock has been declared or paid by TEP since 1989. Until such time as TEP is able to pay dividends to UniSource Energy, it is unlikely that UniSource Energy would declare and pay dividends to holders of its Common Stock.

     TEP

     So long as certain series of First Mortgage Bonds (aggregating $184 million in principal amount) are outstanding, the payment of dividends on TEP common stock is prohibited if certain cash flow coverage and retained earnings tests are not met. The cash flow coverage test would prevent TEP from paying dividends on its common stock until such time as its cash flow coverage ratio, as defined therein, is greater or equal to a ratio of 2 to 1, and the retained earnings test would permit dividend payments so long as TEP has positive retained earnings. As of December 31, 1997, TEP had a cash flow coverage ratio in excess of 3 to 1 but did not meet the retained earnings test as the accumulated deficit was $422 million. Such covenants will remain in effect until the First Mortgage Bonds of such series have been paid or redeemed. The latest maturity of such First Mortgage Bonds is in 2003. In order for TEP to pay a dividend before such maturity date, TEP would need to have positive retained earnings or redeem all outstanding First Mortgage Bonds of each series that contain such covenants or amend the supplemental mortgage indentures pertaining to such series of First Mortgage Bonds. Such an amendment would require approval by holders of 75% of all First Mortgage Bonds.

     TEP's bank Credit Agreement allows for the payment of dividends so long as TEP maintains compliance with the agreement and meets its financial covenants, including a covenant which requires TEP to maintain a minimum level of net worth. As of December 31, 1997, TEP was in compliance with the terms of the Credit Agreement.

     Pursuant to the ACC Holding Company Order, until such time as TEP's equity ratio equals 37.5% of total capital (excluding capital lease obligations), TEP may not pay dividends to UniSource Energy in excess of 75% of its earnings. As of December 31, 1997, TEP's equity ratio was 15% on that basis.

     In addition to such restrictive covenants, the Federal Power Act states that dividends shall not be paid out of funds properly included in the capital account. It is unclear whether such provisions of the Federal Power Act restrict TEP from paying dividends.

  RESTRICTIONS ON TEP'S ABILITY TO MAKE LOANS AND ADVANCES

     Under the ACC Affiliated Interest Rules, TEP needs prior ACC approval to make loans to affiliates for longer than one year or greater than $100,000. The ACC Holding Company Order contained numerous other continuing requirements. One of the requirements is that affiliates must pay for services received from TEP on the same terms offered to non-affiliates.

NOTE 7. COMMITMENTS AND CONTINGENCIES
- --------------------------------------

  UTILITY CONTRACTUAL MATTERS

     Fuel Purchase Commitments

     TEP has contracts to purchase coal for use at the Springerville and Irvington Generating Stations and at the joint projects in which TEP participates. On June 27, 1997, TEP terminated the existing coal supply contract for the Springerville Generating Station and entered into a new, more cost effective contract with the same supplier (see Note 2). The previous coal supply contract covered the useful lives of Springerville Units 1 and 2 and contained a bilateral option to renegotiate the contract price and escalation procedures in 2009 and every five years thereafter. The new coal contract has an initial term of 13 years, beginning July 1, 1997, with an option to extend ten years thereafter. The new contract also contains more favorable terms to TEP for certain volume, incremental volume, base price, incremental price and price adjustment mechanism requirements.

     The Irvington contract terminates on the earlier of 2015 or the remaining useful life of the coal-fired unit, and includes an adjustment clause that will affect the future cost of coal delivered. The Springerville and Irvington contracts, in the aggregate, require TEP to take 2.1 million tons of coal per year at an estimated annual cost of $62 million from 1998 to 2009.

     TEP's contracts to purchase coal for use at the joint projects in which TEP participates expire at various dates from 2005 to 2017 and, in the aggregate, require TEP to take 1.5 million tons of coal per year at an estimated annual cost of $45 million from 1998 to 2005.

     TEP's contracts to purchase coal for use at Springerville, Irvington and each of the joint projects in which TEP participates contain various provisions calling for the payment of a take-or-pay amount, if certain minimum quantities of coal are not scheduled and delivered. TEP's present fuel requirements are generally in excess of the stated take-or-pay minimum amounts; however, from time to time, TEP has purchased spot market alternative fuels or switched fuel burn from one generating station to another in order to achieve lower overall fuel costs, while incurring take-or-pay minimum charges. For Irvington, TEP entered into an agreement with an alternate coal supplier for 1996 resulting in a $4.4 million take-or-pay charge but reducing coal costs overall at Irvington. TEP incurred no take-or-pay charges in 1997 or 1995.

     Coal and Transportation Contracts - Reversal of Accrued Liabilities

     In 1991 amendments to the contracts with the Springerville coal supplier, the Irvington coal supplier and the Springerville rail transportation supplier were entered into which, among other things, contained provisions which protected the claims of the suppliers under the original agreements in the event TEP did not perform its obligations under the terms of the amended agreements during the subsequent four year period. In 1995, TEP satisfied all of the conditions of the amended contracts and, consequently, reversed $12.2 million of accrued liabilities. The reversal of the accrued liabilities reduced Fuel and Purchased Power expense by $12.2 million in 1995.

  COMMITMENTS - ENVIRONMENTAL REGULATION

     In the fall of 1990, Congress adopted certain Federal Clean Air Act Amendments (CAAA) with respect to facility permitting and to reductions in sulfur dioxide and nitrogen oxide emissions which will affect TEP's operations. The required reductions of sulfur dioxide emissions will be implemented in two phases which are effective in 1995 and 2000, respectively. TEP is not affected by the requirements for sulfur dioxide and nitrogen oxide emissions which went into effect in 1995 (Phase I), but is subject to the requirements that go into effect January 1, 2000 (Phase II). All of TEP's generating facilities (except internal combustion turbines) are subject to the Phase II sulfur dioxide and nitrogen oxide requirements. The estimated cost of compliance with these requirements is approximately $2 million, scheduled to be incurred between 1998 and 2000.

     In 1993 affected TEP generating units were allocated sulfur dioxide Emission Allowances based on past operational history. Beginning in the year 2000, Phase II generating station units must hold Emission Allowances (by January 30 of the year following the compliance year) equal to the level of emissions in the compliance year, or face penalties and a requirement to offset excess emissions in future years. An analysis of the Emission Allowances that were allocated to TEP shows that TEP may not have sufficient allowances to permit normal plant operation and be in compliance with the sulfur dioxide regulations once the Phase II requirements become effective due to the increase in the rated capacity at Springerville. To the extent that TEP does not have sufficient allowances, due to increased energy output at Springerville or other factors, TEP would have to purchase additional Emission Allowances. Based upon current estimates of additional required Emission Allowances and the current market price of such allowances, TEP believes that it will be able to acquire additional required allowances and that such purchases will not have a material effect on TEP.

      Title V of the CAAA requires that more complex air quality permits be applied for and obtained for all of TEP's generating facilities. Applications have been filed for all such facilities and TEP does not anticipate any material problems in obtaining the required permits. TEP is required to pay an annual emission-based fee with respect to each generating facility subject to a Title V permit. The annual emission-based fee paid in 1995, 1996 and 1997 was less than $1 million.

     The CAAA also require multi-year studies of visibility impairment in specified areas and studies of hazardous air pollutants which relate to the necessity of future regulations of electric utility generating units. Since these activities involve the gathering of information not currently available, TEP cannot predict the outcome of these studies.

     As a result of recent and possible future changes in federal and state environmental laws, regulations and permit requirements, because of and in addition to the CAAA, TEP may incur additional costs for the purchase or upgrading of pollution control emission monitoring equipment on existing electric generating facilities and may experience a reduction in operating efficiency. There may be a need for variances from certain environmental standards and operating permit conditions until required equipment and processes for control, handling and disposal of emissions are operational and reliable. Failure to comply with any EPA or state compliance requirements may result in substantial penalties or fines which are provided for by law and which in some cases are mandatory.

     In 1991, the EPA adopted a rule for the reduction of Navajo's sulfur dioxide emissions on an annual averaging basis by 90% to address visibility impairment at Grand Canyon National Park. TEP estimates that its share of the required capital expenditures remaining as of December 31, 1997 relating to the rule's implementation will be approximately $8 million, including AFDC, through 2000.

     In order to improve the efficiency of sulfur dioxide removal at the station, the existing removal process is being replaced with a new process at an estimated cost to TEP of $20 million, including AFDC, during the period 1997 through 1999. TEP estimates that its share of the required capital expenditures remaining as of December 31, 1997 relating to this process improvement will be approximately $11 million, including AFDC, through 1999.

  CONTINGENCIES

     Ruling on Arizona Sales Tax Assessments - Coal Sales

     The Arizona Department of Revenue (ADOR) issued transaction privilege (sales) tax assessments to TEP alleging that Valencia (formerly a wholly-owned subsidiary of TEP) was liable for sales tax on gross income received from coal sales, transportation and coal-handling services to TEP for the period November 1985 through May 1996. TEP protested these assessments. On September 12, 1996, the Arizona Court of Appeals upheld the validity of the assessment issued for the period November 1985 through March 1990. As a result of the Court of Appeals decision, TEP recorded an additional expense of approximately $9.2 million in the third quarter of 1996. TEP appealed to the Arizona Supreme Court, which heard arguments in December 1997 and is expected to render its opinion in the second quarter of 1998. Additionally, TEP is protesting the assessments for the period April 1990 through May 1996.

     Previously, TEP had recorded an expense through the Consolidated Statements of Income and related liability for the amount of sales taxes and interest thereon which TEP believed was probable of incurrence for the period November 1985 through May 1996. Generally, Arizona law requires payment of an assessment prior to pursuing the appellate process. TEP has previously paid, under protest, a total of $23 million of the disputed sales tax assessments, subject to refund in the event TEP prevails.

     Since Valencia was merged into TEP on May 31, 1996, TEP acquires coal directly from the supplier. As a result, TEP believes it is not liable for transaction privilege tax computed on a basis similar to the assessments described above subsequent to May 31, 1996. For periods subsequent to May 31, 1996 TEP continues to record an estimated interest expense on the above assessments.

     Arizona Sales Tax Assessments - Leases

     The ADOR has issued transaction privilege (sales) tax assessments to the lessors from whom TEP leases certain property. The assessments allege sales tax liability on a component of rents paid by TEP under the Springerville Unit 1 Leases, the Springerville Common Facilities Leases, the Irvington Lease and the Springerville Coal Handling Facilities Leases. Assessments cover the period August 1, 1988 to September 30, 1993. Pursuant to indemnification provisions, if the ADOR prevails TEP must reimburse the lessors for taxes paid by them.

     In the opinion of management, TEP has recorded, through the Consolidated Statements of Income in current and prior years, a liability for the amount of sales taxes and interest thereon for which TEP feels incurrence is probable as of December 31, 1997. In the event that the assessments by the ADOR are sustained, an additional liability would result. Although it is reasonably possible that the ultimate resolution of such matter could result in an additional sales tax expense of up to approximately $21 million in excess of amounts recorded, management and outside tax counsel believe that TEP has meritorious defenses to mitigate or eliminate the assessed amounts.

     Based on the current status of the legal proceedings, TEP believes that the ultimate resolution of such dispute will occur over a period of two to four years. Based on consultations with counsel and considering the amounts already accrued, TEP believes that the resolution of this tax matter should not have a material adverse effect on the Consolidated Financial Statements.

     Income Tax Assessments

     In February 1998, the Internal Revenue Service (IRS) issued an income tax assessment to TEP asserting deficiencies in the amount of federal income taxes for TEP's 1992 and 1993 tax years. The IRS is challenging TEP's treatment of various items relating to the 1992 Financial Restructuring, including TEP's computation of the section 382 limitation as described in
Note 3 and amounts of NOL available to offset taxable income in future periods. TEP strongly disagrees with the IRS position and will vigorously contest it. Although management cannot predict the outcome of the dispute with certainty, management does not expect the resolution of the matter to have a material adverse impact on the financial statements.

NOTE 8. JOINTLY-OWNED FACILITIES
- --------------------------------

     At December 31, 1997, TEP's interests in jointly-owned generating and transmission facilities were as follows:

                              Percent      Plant  Construction
                              Owned By      in      Work in    Accumulated
                              Company     Service   Progress   Depreciation
                             ----------- -------- ------------ ------------
                                             - Thousands of Dollars -

 San Juan Units 1 and 2         50.0     $285,142    $11,221     $222,087
 Navajo Station Units 1,2 and 3  7.5      102,988     13,856       45,151
 Four Corners Units 4 and 5      7.0       78,242        522       57,412
 Transmission Facilities     7.5 to 95.0  218,284        887      115,212
                                         --------    -------     --------
     Total                               $684,656    $26,486     $439,862
                                         ========    =======     ========

     TEP has financed or provided funds for the above facilities and its share of operating expenses is included in the Consolidated Statements of Income.

NOTE 9. EMPLOYEE BENEFITS PLANS
- -------------------------------

  VOLUNTARY SEVERANCE PLAN (VSP)

     In May 1996, TEP implemented a VSP. The VSP resulted in an expense in the second quarter of 1996 for termination benefits of approximately $14 million included in Voluntary Severance Plan Expense - Net on the Consolidated Statement of Income. Approximately $10 million of the termination benefits were paid in 1996 with the remaining benefits to be paid over the subsequent three years. As a result of partial settlements and curtailments of employee benefit plans due to the VSP, TEP recognized a gain of approximately $3.4 million in the third quarter of 1996 and a loss of approximately $3 million in the first quarter of 1997.

  PENSION PLANS

     TEP has noncontributory pension plans for all regular employees. Benefits are based on years of service and the employee's average compensation. TEP makes annual contributions to the plans that are not greater than the maximum tax-deductible contribution and not less than the minimum funding requirement by the Employee Retirement Income Security Act of 1974. Contributions are intended to provide for both current and future accrued benefits.

     The following table sets forth the plans' funded status and amount recognized in the Consolidated Financial Statements at December 31, 1997 and 1996. The actuarial present value of the benefit obligation and reconciliation of funding status at October 1, were as follows:

                                                           1997     1996
                                                         -------- --------
                                                     - Thousands of Dollars -
Accumulated Benefit Obligation
  Vested                                                 $61,082  $60,711
  Non-Vested                                               8,324    7,341
                                                         -------- --------
    Total                                                $69,406  $68,052
                                                         ======== ========


Plan Assets at Fair Value, Principally Equity and
  Fixed Income Securities                                $88,316  $86,387
Projected Benefit Obligation                             (80,380) (76,563)
                                                         -------- --------
Plan Assets in Excess of Projected Benefit Obligation      7,936    9,824
Unrecognized Net Gain from Past Experience                (7,097)  (8,088)
Prior Service Cost Not Yet Recognized in Net Periodic
  Pension Cost                                            10,559    7,705
Unrecognized Net Assets at Transition Being Amortized
  Over 15 Years                                             (757)  (1,405)
                                                         -------- --------
Prepaid Pension Cost Included in the Balance Sheet       $10,641  $ 8,036
                                                         ======== ========

     The increases in the Accumulated Benefit Obligation and Projected Benefit Obligation from 1996 to 1997 reflect the decrease in the discount rate used from 8% in 1996 to 7.25% in 1997.

                                                 Years Ended December 31,
                                                  1997     1996     1995
                                                -------- -------- --------
                                                 - Thousands of Dollars -
Components of Net Pension Cost
  Service Cost of Benefits Earned During Period $ 3,462  $ 2,746  $ 3,236
  Interest Cost on Projected Benefit Obligation   5,777    6,022    6,752
  Actual (Gain) Loss on Plan Assets              (7,955)  (7,757)  (8,417)
  Net Amortization and Deferral                     817      404      532
                                                -------- -------- --------
     Net Periodic Pension Cost                  $ 2,101  $ 1,415  $ 2,103
                                                ======== ======== ========

Actuarial Assumptions:                             1997    1996    1995
                                                   ----    ----    ----
  Discount Rate - Funding Status                   7.25%   8.0%    7.5%
  Average Compensation Increase                    4.0     5.0     5.0
  Expected Long-Term Rate of Return on Plan Assets 9.0     9.0     9.0

  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     TEP provides health care and life insurance benefits for retired employees. All regular employees may become eligible for those benefits if they reach retirement age while working for TEP. Those and similar benefits are provided through an independent administrator handling health claims and insurance companies that offer premiums based on group rates.

     TEP is authorized by the ACC to recover through rates the costs of benefits only as payments are made to retired employees; the postretirement benefits are currently funded entirely on a pay-as-you-go basis. Under the provisions of FAS 106 TEP cannot record a regulatory asset for the excess of FAS 106 expense over actual benefit payments.

                                                           December 31,
                                                          1997       1996
                                                        ---------  ---------
                                                     - Thousands of Dollars -
Accumulated Postretirement Benefit Obligation
  Retirees                                              $(15,396)  $(15,471)
  Fully Eligible Active Plan Participants                 (2,503)    (1,817)
  Other Active Participants                              (12,378)   (14,100)
                                                        ---------  ---------
   Total Accumulated Postretirement Benefit Obligation   (30,277)   (31,388)
Unrecognized Net Loss from Past Experience                   286      3,172
Unrecognized Obligation at Transition
  Being Amortized Over 20 Years                           13,025     13,893
                                                        ---------  ---------
Accrued Postretirement Benefit Cost Included in the
  Balance Sheet                                         $(16,966)  $(14,323)
                                                        =========  =========

                                                   Years Ended December 31,
                                                    1997     1996     1995
                                                   -------  -------  -------
                                                   - Thousands of Dollars -
Components of Net Postretirement Benefit Cost
  Service Cost of Benefits Earned During Period    $  975   $1,025   $  838
  Interest Cost on Postretirement Benefit
    Obligation                                      2,068    2,071    1,541
  Amortization of the Unrecognized Transition
    Obligation                                        868      913      958
  Amortization of the Unrecognized Loss (Gain)          -       42     (152)
                                                   -------  -------  -------
     Net Periodic Postretirement Benefit Cost      $3,911   $4,051   $3,185
                                                   =======  =======  =======

     The accumulated postretirement benefit obligation was determined using a 7.00% and 7.25% discount rate for 1997 and 1996, respectively. The health care cost trend rates were assumed to be 8.0% and 8.5% for 1997 and 1996, respectively, gradually declining to 4.0% in 2003 and thereafter. The effect of a one percentage point increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation as of December 31, 1997 by approximately $3.7 million and the net periodic cost by $0.5 million for 1997.

  STOCK OPTION PLANS

     On May 20, 1994, the Shareholders of the Company approved two stock option plans, the 1994 Outside Director Stock Option Plan (1994 Directors'
Plan) and the 1994 Omnibus Stock and Incentive Plan (1994 Omnibus Plan).

     The 1994 Directors' Plan provides for the annual grant of 1,200 non-qualified stock options to each eligible director, at an exercise price equal to the market price of the Company's Common Stock at the grant date, beginning January 3, 1995. These options vest ratably and become exercisable in one-third increments on each anniversary date of the grant and expire on the tenth anniversary.

     The 1994 Omnibus Plan allows the Compensation Committee, a committee comprised solely of non-employee directors, to grant any or all of the following types of awards to each eligible employee of the Company: stock options, including incentive stock options, non-qualified stock options and discounted stock options; stock appreciation rights; restricted stock; performance units; performance shares; and dividend equivalents. The total number of shares of the Company's stock which may be awarded under the Omnibus Plan cannot exceed 1.6 million.

     In June 1997, the Compensation Committee awarded 69,363 shares of restricted stock which had a fair value at the date of grant of $1 million to officers. The restrictions lapse over a three-year period in one-third increments on each anniversary date of the grant. The restricted stock was awarded but not issued. Each officer is entitled to receive shares of stock after the restrictions have lapsed, but may elect to defer receipt of such stock to a future period. Compensation expense is charged to earnings over the restriction period and amounted to $0.2 million in 1997.

     The Compensation Committee granted stock options intended to qualify as incentive stock options under the Internal Revenue Code to key employees during 1997, 1996 and 1995 and to all employees during 1994 at exercise prices greater than or equal to the market price of the Company's Common Stock at the grant date. These options vest ratably and become exercisable in one-third increments on each anniversary date of the grant and expire on the tenth anniversary.

     A summary of the activity of the 1994 Directors' Plan and 1994 Omnibus Plan is as follows:

                           1997              1996              1995
                     ----------------  ----------------  ----------------
                             Weighted          Weighted          Weighted
                             Average           Average           Average
                             Exercise          Exercise          Exercise
                     Shares   Price    Shares   Price    Shares   Price
                     ------- --------  ------- --------  ------- --------
Options Outstanding,
 Beginning of Year   688,123  $15.30   525,522  $16.26   442,952  $16.28
  Granted            144,190  $14.59   212,684  $13.16    93,718  $16.19
  Exercised           (6,630) $16.25    (2,886) $16.25         -       -
  Forfeited          (25,142) $15.18   (47,197) $16.25   (11,148) $16.18
                     -------           -------           -------
Options Outstanding,
 End of Year         800,541  $15.17   688,123  $15.30   525,522  $16.26
                     =======           =======           =======
Options Exercisable,
 End of Year         491,763  $15.84   286,944  $16.27   143,744  $16.28

Option Price Range of Options Outstanding at December 31, 1997:  $13.00 to
   $17.81

Weighted Average Remaining Contractual Life at December 31, 1997:  7.6 Years

     The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plans. No compensation cost has been recognized for the plans during 1995 though 1997. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (FAS 123). Had compensation costs for the Company's stock option plans been determined based on the fair value at the grant date for awards in 1997, 1996 and 1995 consistent with the provisions of FAS 123, net income and net income per average share would have been reduced to the pro forma amounts indicated below:


                                                Years Ended December 31,
                                               1997       1996       1995
                                             --------    -------    -------
                                                 - Thousands of Dollars -
                                                  (except per share data)
Net Income - As Reported                      $83,572   $120,852   $54,905
             Pro Forma                        $83,201   $120,594   $54,833

Basic Earnings Per Share - As Reported          $2.60      $3.76     $1.71
                           Pro Forma            $2.59      $3.75     $1.71

Diluted Earnings per Share - As Reported        $2.59      $3.75     $1.70
                             Pro Forma          $2.58      $3.74     $1.70

     The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                               1997        1996      1995
                                             --------    --------   -------
              Expected life (years)               3           4          4
              Interest rate                    6.16%       6.51%      6.30%
              Volatility                      23.15%      23.51%     23.51%
              Dividend yield                   None        None       None

NOTE 10. EARNINGS PER SHARE (EPS)
- ---------------------------------

     The Company adopted FAS 128 in the fourth quarter of 1997. This statement requires a dual presentation of basic and diluted EPS on the face of the income statement. The adoption of FAS 128 required the restatement of prior period EPS. A reconciliation of the numerators and denominators of the basic and diluted per share computations is set forth in the following table:

                                                Years Ended December 31,
                                               1997       1996       1995
                                             --------    -------    -------
                                                 - Thousands of Dollars -
                                                  (except per share data)

   Basic Earnings Per Share:
   Numerator: Net Income                      $83,572   $120,852   $54,905
   Denominator: Average Shares
     of Common Stock - Outstanding             32,138     32,136    32,138
                                             -------   --------   -------
   Basic Earnings Per Share                  $  2.60   $   3.76   $  1.71
                                             =======   ========   =======

   Diluted Earnings per Share:
   Numerator: Net Income                     $83,572   $120,852   $54,905
   Denominator: Average Shares
     of Common Stock - Outstanding            32,138     32,136    32,138
   Effect of Dilutive Securities:
     Warrants                                     53         81        70
     Options                                      87         36        12
                                             -------   --------   -------
   Total Shares                               32,278     32,253    32,220
                                             -------   --------   -------
  Diluted Earnings Per Share                $  2.59   $   3.75   $  1.70
                                             =======   ========   =======

     The Warrants are exercisable into TEP common stock. However, the dilutive effect is the same as it would be if the Warrants were exercisable into UniSource Energy Common Stock.

NOTE 11. QUARTERLY FINANCIAL DATA (unaudited)
- ---------------------------------------------
                                       First    Second     Third    Fourth
                                     --------- --------- --------- ---------
                                             - Thousands of Dollars -
                                              (except per share data)
1997
Operating Revenue                    $154,281  $182,970  $231,089  $161,553
Operating Income                       20,790    33,830    56,110    23,293
NOL Benefit Recognition (see Note 3)   14,318    14,975    13,120     1,030
Net Income                             11,492    29,901    43,415    (1,236)
Basic Earnings Per Share                 0.36      0.93      1.35     (0.04)
Diluted Earnings Per Share               0.36      0.93      1.34     (0.04)

1996
Operating Revenue                    $148,028  $184,533  $223,078  $160,234
Operating Income                       17,118    27,110    52,616    20,722
NOL Benefit Recognition (see Note 3)    4,849     6,164    70,283     7,342
Net Income                                419    10,289   102,498     7,646
Basic Earnings Per Share                 0.01      0.32      3.19      0.24
Diluted Earnings Per Share               0.01      0.32      3.19      0.23

     DUE TO SEASONAL FLUCTUATIONS IN SALES, THE RECOGNITION OF NOL CARRYFORWARD BENEFITS AND ONE-TIME ADJUSTMENTS, THE QUARTERLY RESULTS ARE NOT INDICATIVE OF ANNUAL OPERATING RESULTS. SEE NOTE 4 REGARDING THE REVERSAL OF A $8.5 MILLION AND $10.2 MILLION PROVISION FOR LOSS IN THE THIRD QUARTER OF 1996 AND SECOND QUARTER OF 1997, RESPECTIVELY, NOTE 7 REGARDING THE RECOGNITION OF $9.2 MILLION IN SALES TAX EXPENSE IN THE THIRD QUARTER OF 1996, AND NOTE 9 REGARDING THE VSP RELATED AMOUNTS RECORDED IN 1996 AND 1997. ADDITIONALLY, IN THE FOURTH QUARTER OF 1997, TEP RECEIVED AN INTEREST REFUND OF $2.8 MILLION RELATING TO INCOME TAXES; SUCH INTEREST REFUND IS INCLUDED IN OTHER INCOME (DEDUCTIONS) ON THE CONSOLIDATED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 1997.

NOTE 12. SUPPLEMENTAL CASH FLOW INFORMATION
- -------------------------------------------

     FOR PURPOSES OF THIS STATEMENT, THE COMPANY AND TEP DEFINE CASH AND CASH EQUIVALENTS AS CASH (UNRESTRICTED DEMAND DEPOSITS) AND ALL HIGHLY LIQUID INVESTMENTS PURCHASED WITH A MATURITY OF THREE MONTHS OR LESS. A
RECONCILIATION OF NET INCOME TO NET CASH FLOWS FROM OPERATING ACTIVITIES
FOLLOWS:

                                                Years Ended December 31,
                                              1997        1996        1995
                                           ----------  ----------  ----------
                                                - Thousands of Dollars -

Net Income                                  $ 83,572    $120,852    $ 54,905
Adjustments to Reconcile Net Income
 to Net Cash Flows
  Depreciation and Amortization Expense       86,405      98,246      93,136
  Deferred Income Taxes and Investment
   Tax Credits - Net                         (23,089)    (83,722)    (21,136)
  Deferred Fuel and Purchased Power                -           -       5,872
  Lease Payments Deferred                     33,679      30,756      32,299
  Deferred Springerville Unit 2 Costs              -        (286)     (1,127)
  Regulatory Amortizations, Net of Interest
   Imputed on Losses Recorded at
   Present Value                              (3,485)    (16,544)    (15,852)
  Reversal of Loss Provision                 (10,154)     (8,472)          -
  Deferred Contract Termination Fee          (38,077)          -           -
  Emission Allowances                        (11,463)      2,353       7,224
  Other                                        5,188      (4,036)     (1,691)
  Changes in Assets and Liabilities which
   Provided (Used) Cash Exclusive of
   Changes Shown Separately
    Accounts Receivable                       (5,320)     (4,188)      4,615
    Materials and Fuel                        (3,649)     11,812      (6,059)
    Accounts Payable                           6,103       1,644     (16,022)
    Taxes Accrued                                390       8,311     (13,519)
    Other Current Assets and Liabilities       2,298      (9,926)     (5,328)
    Other Deferred Assets and Liabilities      1,992       4,467       2,073
                                           ----------  ----------  ----------
Net Cash Flows - Operating Activities       $124,390    $151,267    $119,390
                                           ==========  ==========  ==========

    Non-cash investing and financing activities of the Company and TEP that affected recognized assets and liabilities but did not result in cash receipts or payments were:
                                                Years Ended December 31,
                                              1997        1996        1995
                                           ----------  ----------  ----------
                                                - Thousands of Dollars -
Capital Lease Obligations                   $ 11,788    $  8,336    $  8,095
                                           ----------  ----------  ----------



ITEM 9. -- CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
- -------------------------------------------------------------------------------

      On November 7, 1997, based upon the recommendation of its audit committee, the Board of Directors of TEP voted to appoint Price Waterhouse LLP as TEP's independent accountants for the year ending December 31, 1998. TEP chose not to renew the engagement of Deloitte & Touche LLP, TEP's present independent accountants. Deloitte & Touche LLP continued to serve for the 1997 fiscal year, including rendering an opinion on the financial statements for the year ended December 31, 1997, included herein.

      The reports of Deloitte & Touche LLP on the Company's and TEP's financial statements for each of the two most recent years ended December 31, 1997 did not contain any adverse opinion or disclaimer of opinion, nor were the reports qualified in any manner.

      During 1996, 1997 and the period from December 31, 1997 to the date of this Form 10-K, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure. During this period, there were no "reportable events" as that term is defined in Item 304 (a) (1) (v) of Regulation S-K.

          The Company and TEP have requested Deloitte & Touche LLP to furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements for the two most recent years ended December 31, 1997 to the date of this Form 10-K.

      On November 14, 1997, TEP (and the Company) engaged Price Waterhouse LLP as its principal accountants to audit the financial statements for the year ending December 31, 1998. During 1996, 1997 and the period from December 31, 1997 to the date of this Form 10-K, the Company and TEP have not consulted Price Waterhouse LLP on items which concerned the application of accounting principles generally, or to a specific transaction or group of transactions, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements except as related to transactions for the year ending December 31, 1998.


                                  PART III

ITEM 10. -- DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANTS
- -------------------------------------------------------------------------------

  DIRECTORS
  ---------

      The individuals serving as Directors of UniSource Energy also serve as the Directors of TEP. Information concerning Directors is contained under Election of Directors in the Company's Proxy Statement relating to the 1998 Annual Meeting of Shareholders, which information is incorporated herein by reference.

  EXECUTIVE OFFICERS
  ------------------

      Executive Officers of UniSource Energy who are elected annually by the Company's Board of Directors, are as follows:

                                                                         Execitive
Name                   Age   Title                                        Officer
- ----                   ---   -----                                         Since
                                                                         ---------
Charles E. Bayless      55   Chairman of the Board, President and
                             Chief Executive Officer (a)                    1989
Ira R. Adler            47   Senior Vice President, Chief Financial         1988
                             Officer and Treasurer (b)
George W. Miraben       56   Senior Vice President - Policy and Human       1990
                             Resources (c)
James S. Pignatelli     54   Senior Vice President and Chief Operating      1994
                             Officer (d)
Karen G. Kissinger      43   Vice President, Controller and Principal       1991
                             Accounting
                             Officer (i)
Dennis R. Nelson        47   Vice President, General Counsel and            1991
                             Corporate
                             Secretary (k)

      Executive Officers of TEP who are elected annually by TEP's Board of Directors, are as follows:

                                                                         Executive
Name                   Age   Title                                        Officer
- ----                   ---   -----                                         Since
                                                                         ---------
Charles E. Bayless      55   Chairman of the Board, President and
                             Chief Executive Officer (a)                    1989
Ira R. Adler            47   Senior Vice President and Chief Financial      1988
                             Officer (b)
George W. Miraben       56   Senior Vice President - Policy and Human       1990
                             Resources (c)
James S. Pignatelli     54   Senior Vice President and Chief Operating      1994
                             Officer (d)
Thomas A. Delawder      51   Vice President - Energy Resources (e)          1985
Gary L. Ellerd          47   Vice President - Operations (f)                1985
Steven J. Glaser        40   Vice President - Energy Services (g)           1994
Thomas N. Hansen        47   Vice President - Technical Services Advisor    1992
                             (h)
Karen G. Kissinger      43   Vice President and Controller (i)              1991
Kevin P. Larson         41   Vice President and Treasurer (j)               1994
Dennis R. Nelson        47   Vice President, General Counsel and
                             Corporate Secretary (k)                        1991

(a) Charles E. Bayless: Mr. Bayless joined TEP as Senior Vice President and Chief Financial Officer in December 1989. He was elected President and Chief Executive Officer in July 1990 and was elected to the Board of Directors in June 1990. On January 28, 1992, Mr. Bayless was named Chairman of the Board of Directors. He was named Chairman of the Board, President and Chief Executive Officer of UniSource Energy in January 1998. Prior to joining TEP, he was Senior Vice President and Chief Financial Officer of Public Service Company of New Hampshire from 1981 through 1989.

(b) Ira R. Adler: Mr. Adler joined TEP in 1986 as Manager of Financial Planning. In 1987 he was elected as Vice President and Treasurer of TRI, one of TEP's investment subsidiaries, from which position he resigned in October 1988, when he was elected Treasurer of TEP. He was elected Vice President - Finance and Treasurer in July 1989 and was elected Senior Vice President and Chief Financial Officer in July 1990 and President of TRI and SRI in April 1992. He was named Senior Vice President, Chief Financial Officer and Treasurer of UniSource Energy in January 1998. Prior to joining TEP, he was Vice President - Finance of US WEST Financial Services, Inc.

(c) George W. Miraben: Mr. Miraben was elected Vice President, Public Affairs, effective March 1990, was named Vice President - Human Resources and Public Affairs in 1994, and became Senior Vice President - Policy and Human Resources in 1996. He was named Senior Vice President of UniSource Energy in January 1998. Prior to joining TEP, he was Director of External Affairs for US WEST Communications' Arizona operation from 1981 through March 1990.

(d) James S. Pignatelli: Mr. Pignatelli joined TEP as Senior Vice President in August 1994 and was elected Senior Vice President and Chief Operating Officer in 1996. He was named Senior Vice President and Chief Operating Officer of UniSource Energy in January 1998. Prior to joining TEP, he was President and Chief Executive Officer from 1988 to 1993 of Mission Energy Company, a subsidiary of SCE Corp.

(e) Thomas A. Delawder: Mr. Delawder joined TEP in 1974 and thereafter served in various engineering and operations positions. In April 1985 he was named Manager, Systems Operations and was elected Vice President - Power Supply and System Control in November 1985. In February 1991, he became Vice President - Engineering and Power Supply and in January 1992 he became Vice President - System Operations. In 1994, he became Vice President - Energy Resources.

(f) Gary L. Ellerd: Mr. Ellerd joined TEP as Vice President and Controller in January 1985. He was elected Vice President - Services and Chief Information Officer in January 1991 and in January 1992 he became Vice President - Corporate Information Services and Chief Information Officer.
In 1994, he was named Vice President - Retail Customers. In 1995, he was named Vice President - Operations.

(g) Steven J. Glaser: Mr. Glaser joined TEP in 1990 as a Senior Attorney in charge of Regulatory Affairs. He was Manager of TEP's Legal department from 1992 to 1994, and Manager of Contracts and Wholesale Marketing from 1994 until elected Vice President - Business Development. In 1995, he was named Vice President - Wholesale/Retail Pricing and System Planning. He was named Vice President - Energy Services in 1996.

(h) Thomas N. Hansen: Mr. Hansen joined TEP in December 1992 as Vice President - Power Production. Prior to joining TEP, Mr. Hansen was Century's Vice President - Operations from 1989 and Plant Manager at Springerville from 1987 through 1988. In 1994, he was named Vice President - Technical Advisor.

(i) Karen G. Kissinger: Ms. Kissinger joined TEP as Vice President and Controller in January 1991. She was named Vice President, Controller and Principal Accounting Officer of UniSource Energy in January 1998. Prior to joining TEP, she was a Manager with Deloitte & Touche from 1986 through 1989 and a Senior Manager through 1990.

(j) Kevin P. Larson: Mr. Larson joined TEP in 1985 and thereafter held various positions in its finance department and at TEP's investment subsidiaries. In January 1991, he was elected Assistant Treasurer of TEP and named Manager of Financial Programs. He was elected Treasurer of TEP in August 1994 and Vice President in March 1997.

(k)   Dennis R. Nelson:  Mr. Nelson joined TEP as a staff attorney in 1976.
He was manager of the Legal Department from 1985 to 1990. He was elected Vice President, General Counsel and Corporate Secretary in January 1991. He was named Vice President, General Counsel and Corporate Secretary of UniSource Energy in January 1998.


ITEM 11. -- EXECUTIVE COMPENSATION
- -------------------------------------------------------------------------------

      Information concerning Executive Compensation is contained under Executive Compensation and Other Information in the Company's Proxy Statement relating to the 1998 Annual Meeting of Shareholders, which information is incorporated herein by reference.


ITEM 12. -- SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
- -------------------------------------------------------------------------------

  GENERAL
  -------

      At February 24, 1998, UniSource Energy had outstanding 32,138,124 shares of Common Stock. As of February 24, 1998, the number of shares of Common Stock beneficially owned by all directors and officers of the Company as a group amounted to less than 1% of the outstanding Common Stock.

      At February 24, 1998, UniSource Energy owned all of the outstanding shares of common stock of TEP.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
  -----------------------------------------------

      Information concerning the security ownership of certain beneficial owners of UniSource Energy is contained under Security Ownership of Certain Beneficial Owners in the Company's Proxy Statement relating to the 1998 Annual Meeting of Shareholders, which information is incorporated herein by reference.

  SECURITY OWNERSHIP OF MANAGEMENT
  --------------------------------

      Information concerning the security ownership of the Directors and Executive Officers of UniSource Energy and TEP is contained under Security Ownership of Management in the Company's Proxy Statement relating to the 1998

Annual Meeting of Shareholders, which information is incorporated herein by reference.

ITEM 13. -- CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
- -------------------------------------------------------------------------------

      None.


                                   PART IV

ITEM 14. -- EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K
- -------------------------------------------------------------------------------

                                                                Page
                                                                ----
(a)   1.    Consolidated Financial Statements as of
            December 31, 1997 and 1996 and for Each
               of the Three Years in the Period Ended
               December 31, 1997.

            UniSource Energy Corporation
            ----------------------------
            Independent Auditors' Report                         37
            Consolidated Statements of Income                    38
            Consolidated Statements of Cash Flows                39
            Consolidated Balance Sheets                          40
            Consolidated Statements of Capitalization            41
            Consolidated Statements of Changes in Stockholders'
              Equity (Deficit)                                   42
            Notes to Consolidated Financial Statements           48

            Tucson Electric Power Company
            -----------------------------
            Independent Auditors' Report                         37
            Consolidated Statements of Income                    43
            Consolidated Statements of Cash Flows                44
            Consolidated Balance Sheets                          45
            Consolidated Statements of Capitalization            46
            Consolidated Statements of Changes in Stockholders'
             Equity (Deficit)                                    47
            Notes to Consolidated Financial Statements           48

      2.    Supplemental Consolidated Schedules for the Years
            Ended December 31, 1995 to 1997.


      Schedules I to V, inclusive, are omitted because they are not applicable or not required.

      3.    Exhibits.

      Reference is made to the Exhibit Index commencing on page  81

(b)     Reports on Form 8-K and 8-K/A.

      Tucson Electric Power Company
      ------------------------------

      -- Form 8-K dated November 7, 1997 (filed November 14, 1997), reporting on Change in the Registrant's Certifying Accountant.
      -- Form 8-K/A dated November 7, 1997 (filed November 19, 1997), reporting on Change in the Registrant's Certifying Accountant.
      -- Form 8-K dated November 14, 1997 (filed November 17, 1997), reporting on Change in the Registrant's Certifying Accountant.
      -- Form 8-K dated November 19, 1997 (filed November 24, 1997), reporting on the Company's Holding Company Application and Financing Application.

      UniSource Energy Corporation and Tucson Electric Power Company
      --------------------------------------------------------------

      -- Form 8-K dated December 30, 1997 (filed January 6, 1997), reporting on the UniSource Energy/TEP share exchange and the new TEP Bank Credit Agreement.



                                   SIGNATURES
                                   ----------

      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           UNISOURCE ENERGY CORPORATION


Date: March 2, 1998                 By   Ira R. Adler
                                       ------------------------------------
                                         IRA R. ADLER
                                         Senior Vice President and Principal
                                         Financial Officer

      Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.



Date:  March 2, 1998                     Charles E. Bayless*
                                         ------------------------------------
                                         Charles E. Bayless
                                         Chairman of the Board, President and
                                         Principal Executive Officer



Date:  March 2, 1998                     Ira R. Adler
                                         ------------------------------------
                                         Ira R. Adler
                                         Principal Financial Officer



Date:  March 2, 1998                     Karen G. Kissinger*
                                         ------------------------------------
                                         Karen G. Kissinger
                                         Principal Accounting Officer



Date:  March 2, 1998                     Elizabeth T. Bilby*
                                         ------------------------------------
                                         Elizabeth T. Bilby
                                         Director



Date:  March 2, 1998                     Jose L. Canchola*
                                         ------------------------------------
                                         Jose L. Canchola
                                         Director



Date:  March 2, 1998                     John. L. Carter*
                                         ------------------------------------
                                         John L. Carter
                                         Director


Date:  March 2, 1998                     John A. Jeter*
                                         ------------------------------------
                                         John A. Jeter
                                         Director


Date:  March 2, 1998                     R. B. O'Rielly*
                                         ------------------------------------
                                         R. B. O'Rielly
                                         Director


Date:  March 2, 1998                     Martha R. Seger*
                                         ------------------------------------
                                         Martha R. Seger
                                         Director


Date:  March 2, 1998                     Donald G. Shropshire*
                                         ------------------------------------
                                         Donald G. Shropshire
                                         Director


Date:  March 2, 1998                     H. Wilson Sundt*
                                         ------------------------------------
                                         H. Wilson Sundt
                                         Director



Date:  March 2, 1998                  By      Ira R. Adler
                                         ------------------------------------
                                              Ira R. Adler
                                         as attorney-in-fact for each
                                         of the persons indicated




                                 SIGNATURES

      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         TUCSON ELECTRIC POWER COMPANY


Date:  March 2, 1998                By   Ira R. Adler
                                       --------------------------------------
                                         IRA R. ADLER
                                         Senior Vice President and Principal
                                         Financial Officer


      Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.



Date:  March 2, 1998                     Charles E. Bayless*
                                         ------------------------------------
                                         Charles E. Bayless
                                         Chairman of the Board, President and
                                         Principal Executive Officer



Date:  March 2, 1998                     Ira R. Adler
                                         ------------------------------------
                                         Ira R. Adler
                                         Principal Financial Officer



Date:  March 2, 1998                     Karen G. Kissinger*
                                         ------------------------------------
                                         Karen G. Kissinger
                                         Principal Accounting Officer



Date:  March 2, 1998                     Elizabeth T. Bilby*
                                         ------------------------------------
                                         Elizabeth T. Bilby
                                         Director



Date:  March 2, 1998                     Jose L. Canchola*
                                         ------------------------------------
                                         Jose L. Canchola
                                         Director



Date:  March 2, 1998                     John. L. Carter*
                                         ------------------------------------
                                         John L. Carter
                                         Director


Date:  March 2, 1998                     John A. Jeter*
                                         ------------------------------------
                                         John A. Jeter
                                         Director


Date:  March 2, 1998                     R. B. O'Rielly*
                                         ------------------------------------
                                         R. B. O'Rielly
                                         Director


Date:  March 2, 1998                     Martha R. Seger*
                                         ------------------------------------
                                         Martha R. Seger
                                         Director


Date:  March 2, 1998                     Donald G. Shropshire*
                                         ------------------------------------
                                         Donald G. Shropshire
                                         Director


Date:  March 2, 1998                     H. Wilson Sundt*
                                         ------------------------------------
                                         H. Wilson Sundt
                                         Director



Date:  March 2, 1998                  By      Ira R. Adler
                                         ------------------------------------
                                              Ira R. Adler
                                         as attorney-in-fact for each
                                         of the persons indicated




                                  EXHIBIT INDEX

2(a)  -- Agreement and Plan of Exchange, dated as of March 20, 1995, between
         TEP, UniSource Energy and NCR Holding, Inc.

*3(a) -- Restated Articles of Incorporation of TEP, filed with the ACC on
         August 11, 1994, as amended by Amendment to Article Fourth of the Company's Restated Articles of Incorporation, filed with the ACC on May 17, 1996. (Form 10-K for year ended December 31, 1996, File No. 1-5924--Exhibit 3(a).)

*3(b) -- Bylaws of TEP, as amended May 20, 1994. (Form 10-Q for the quarter ended June 30, 1994, File No. 1-5924--Exhibit 3.)

*3(c) -- Amended and Restated Articles of Incorporation of UniSource Energy.
         (Form 8-A/A, dated January 30, 1998, File No. 1-13739--Exhibit
         2(a).)

*3(d) -- Bylaws of UniSource Energy, as amended December 11, 1997.  (Form 8-
         A, dated December 23, 1997, File No. 1-13739--Exhibit 2(b).)

*4(a)(1)-- Indenture dated as of April 1, 1941, to The Chase National Bank of the City of New York, as Trustee. (Form S-7, File No. 2-59906--
         Exhibit 2(b)(1).)

*4(a)(2)-- First Supplemental Indenture, dated as of October 1, 1946.  (Form
         S-7, File No. 2-59906--Exhibit 2(b)(2).)

*4(a)(3)-- Second Supplemental Indenture dated as of October 1, 1947.  (Form
         S-7, File No. 2-59906--Exhibit 2(b)(3).)

*4(a)(4)-- Third Supplemental Indenture, dated as of April 1, 1949.  (Form S-
         7, File No. 2-59906--Exhibit 2(b)(4).)

*4(a)(5)-- Fourth Supplemental Indenture, dated as of December 1, 1952.
         (Form S-7, File No. 2-59906--Exhibit 2(b)(5).)

*4(a)(6)-- Fifth Supplemental Indenture, dated as of January 1, 1955.  (Form
         S-7, File No. 2-59906--Exhibit 2(b)(6).)

*4(a)(7)-- Sixth Supplemental Indenture, dated as of January 1, 1958.  (Form
         S-7, File No. 2-59906--Exhibit 2(b)(7).)

*4(a)(8)-- Seventh Supplemental Indenture, dated as of November 1, 1959.
         (Form S-7, File No. 2-59906--Exhibit 2(b)(8).)

*4(a)(9)-- Eighth Supplemental Indenture, dated as of November 1, 1961.
         (Form S-7, File No. 2-59906--Exhibit 2(b)(9).)

*4(a)(10)-- Ninth Supplemental Indenture, dated as of February 20, 1964.
         (Form S-7, File No. 2-59906--Exhibit 2(b)(10).)

*4(a)(11)-- Tenth Supplemental Indenture, dated as of February 1, 1965.
         (Form S-7, File No. 2-59906--Exhibit 2(b)(11).)

*4(a)(12)-- Eleventh Supplemental Indenture, dated as of February 1,
         1966.  (Form S-7, File No. 2-59906--Exhibit 2(b)(12).)

*4(a)(13)-- Twelfth Supplemental Indenture, dated as of November 1, 1969.
         (Form S-7, File No. 2-59906--Exhibit 2(b)(13).)

*4(a)(14)-- Thirteenth Supplemental Indenture, dated as of January 20,
         1970.  (Form S-7, File No. 2-59906--Exhibit 2(b)(14).)

*4(a)(15)-- Fourteenth Supplemental Indenture, dated as of September 1,
         1971.  (Form S-7, File No. 2-59906--Exhibit 2(b)(15).)

*4(a)(16)-- Fifteenth Supplemental Indenture, dated as of March 1, 1972.
         (Form S-7, File No. 2-59906--Exhibit 2(b)(16).)

*4(a)(17)-- Sixteenth Supplemental Indenture, dated as of May 1, 1973.
         (Form S-7, File No. 2-59906--Exhibit 2(b)(17).)

*4(a)(18)-- Seventeenth Supplemental Indenture, dated as of November 1,
         1975.  (Form S-7, File No. 2-59906--Exhibit 2(b)(18).)

*4(a)(19)-- Eighteenth Supplemental Indenture, dated as of November 1,
         1975.  (Form S-7, File No. 2-59906--Exhibit 2(b)(19).)

*4(a)(20)-- Nineteenth Supplemental Indenture, dated as of July 1, 1976.
         (Form S-7, File No. 2-59906--Exhibit 2(b)(20).)

*4(a)(21)-- Twentieth Supplemental Indenture, dated as of October 1,
         1977.  (Form S-7, File No. 2-59906--Exhibit 2(b)(21).)

*4(a)(22)-- Twenty-first Supplemental Indenture, dated as of November 1,
         1977. (Form 10-K for year ended December 31, 1980, File No. 1-5924- -Exhibit 4(v).)

*4(a)(23)-- Twenty-second Supplemental Indenture, dated as of January 1,
         1978. (Form 10-K for year ended December 31, 1980, File No. 1-5924- -Exhibit 4(w).)

*4(a)(24)-- Twenty-third Supplemental Indenture, dated as of July 1,
         1980. (Form 10-K for year ended December 31, 1980, File No. 1-5924- -Exhibit 4(x).)

*4(a)(25)-- Twenty-fourth Supplemental Indenture, dated as of October 1,
         1980. (Form 10-K for year ended December 31, 1980, File No. 1-5924- -Exhibit 4(y).)

*4(a)(26)-- Twenty-fifth Supplemental Indenture, dated as of April 1,
         1981. (Form 10-Q for quarter ended March 31, 1981, File No. 1-5924- -Exhibit 4(a).)

*4(a)(27)-- Twenty-sixth Supplemental Indenture, dated as of April 1,
         1981. (Form 10-Q for quarter ended March 31, 1981, File No. 1-5924- -Exhibit 4(b).)

*4(a)(28)-- Twenty-seventh Supplemental Indenture, dated as of October 1,
         1981. (Form 10-Q for quarter ended September 30, 1982, File No. 1-5924--Exhibit 4(c).)

*4(a)(29)-- Twenty-eighth Supplemental Indenture, dated as of June 1,
         1990.  (Form 10-Q for quarter ended June 30, 1990, File No. 1-5924--
         Exhibit 4(a)(1).)

*4(a)(30)-- Twenty-ninth Supplemental Indenture, dated as of December 1,
         1992.  (Form S-1, Registration No. 33-55732--Exhibit 4(a)(30).)

*4(a)(31)-- Thirtieth Supplemental Indenture, dated as of December 1,
         1992.  (Form S-1, Registration No. 33-55732--Exhibit 4(a)(31).)

*4(a)(32)-- Thirty-first Supplemental Indenture, dated as of May 1, 1996.
         (Form 10-K for the year ended December 31, 1996, File No. 1-5924--
         Exhibit 4(a)(32).)

*4(a)(33)-- Thirty-second Supplemental Indenture, dated as of May 1,
         1996. (Form 10-K for the year ended December 31, 1996, File No. 1-5924--Exhibit 4(a)(33).)

*4(b)(1)-- Installment Sale Agreement, dated as of December 1, 1973, among the City of Farmington, New Mexico, Public Service Company of New Mexico and TEP. (Form 8-K for the month of January 1974, File No. 0-269--Exhibit 3.)

*4(b)(2)-- Ordinance No. 486, adopted December 17, 1973, of the City of
         Farmington, New Mexico. (Form 8-K for the month of January 1974, File No. 0-269--Exhibit 4.)

*4(b)(3)-- Amended and Restated Installment Sale Agreement dated as of April
         1, 1997, between the City of Farmington, New Mexico and TEP relating to Pollution Control Revenue Bonds, 1997 Series A (Tucson Electric Power Company San Juan Project). (Form 10-Q for the quarter ended March 31, 1997, File No. 1-5924--Exhibit 4(a).)

*4(b)(4)-- City of Farmington, New Mexico Ordinance No. 97-1055, adopted
         April 17, 1997, authorizing Pollution Control Revenue Bonds, 1997 Series A (Tucson Electric Power Company San Juan Project). (Form 10-Q for the quarter ended March 31, 1997, File No. 1-5924--Exhibit 4(b).)

*4(c)(1)-- Loan Agreement, dated as of September 15, 1981, between the
         Industrial Development Authority of the County of Apache, Arizona and TEP, relating to Floating Rate Monthly Demand Pollution Control Revenue Bonds, 1981 Series A (Tucson Electric Power Company Project). (Form 10-K for year ended December 31, 1981, File No. 1-5924--Exhibit 4(d)(1).)

*4(c)(2)-- Indenture of Trust, dated as of September 15, 1981, between the Apache County Authority and Morgan Guaranty Trust Company of New York, authorizing Floating Rate Monthly Demand Pollution Control Revenue Bonds, 1981 Series A (Tucson Electric Power Company Project). (Form 10-K for year ended December 31, 1981, File No. 1-5924--Exhibit 4(d)(2).)

*4(d)(1)-- Second Supplemental Loan Agreement, dated as of October 1, 1981, between the Apache County Authority and TEP, relating to Floating Rate Monthly Demand Pollution Control Revenue Bonds, 1981 Series B (Tucson Electric Power Company Project). (Form 10-K for year ended December 31, 1982, File No. 1-5924--Exhibit 4(f)(1).)

*4(d)(2) -- Second Supplemental Indenture, dated as of October 1, 1981, between the Apache County Authority and Morgan Guaranty, relating to Floating Rate Monthly Demand Pollution Control Revenue Bonds, 1981 Series B (Tucson Electric Power Company Project). (Form 10-K for year ended December 31, 1982, File No. 1-5924--Exhibit 4(f)(2).)

*4(d)(3) -- Third Supplemental Loan Agreement, dated as of
         December 1, 1985, between the Apache County Authority and TEP, relating to Floating Rate Monthly Demand Pollution Control Revenue Bonds, 1981 Series B (Tucson Electric Power Company Project). (Form 10-K for the year ended December 31, 1987, File No. 1-5924--Exhibit 4(d)(3).)

*4(d)(4)-- Third Supplemental Indenture, dated as of December 1, 1985, between the Apache County Authority and Morgan Guaranty, relating to Floating Rate Monthly Demand Pollution Control Revenue Bonds, 1981 Series B (Tucson Electric Power Company Project). (Form 10-K for the year ended December 31, 1987, File No. 1-5924--Exhibit 4(d)(4).)

*4(d)(5)-- Fourth Supplemental Indenture of Trust, dated as of March 31,
         1992, between the Apache County Authority and Morgan Guaranty, relating to Pollution Control Revenue Bonds, 1981 Series B (Tucson Electric Power Company Project). (Form S-4, Registration No. 33-52860--Exhibit 4(d)(5).)

*4(d)(6)-- Fourth Supplemental Loan Agreement, dated as of March 31, 1992, between the Apache County Authority and TEP, relating to Pollution Control Revenue Bonds, 1981 Series B (Tucson Electric Power Company Project). (Form S-4, Registration No. 33-52860--Exhibit 4(d)(6).)

*4(e)(1)-- Loan Agreement, dated as of October 1, 1982, between the Pima
         County Authority and TEP relating to Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1982 Series A (Tucson Electric Power Company Irvington Project). (Form 10-Q for quarter ended September 30, 1982, File No. 1-5924--Exhibit 4(a).)

*4(e)(2)-- Indenture of Trust, dated as of October 1, 1982, between the Pima
         County Authority and Morgan Guaranty authorizing Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1982 Series A (Tucson Electric Power Company Irvington Project). (Form 10-Q for quarter ended September 30, 1982, File No. 1-5924--Exhibit 4(b).)

*4(e)(3)-- First Supplemental Loan Agreement, dated as of March 31, 1992, between the Pima County Authority and TEP relating to Industrial Development Revenue Bonds, 1982 Series A (Tucson Electric Power Company Irvington Project). (Form S-4, Registration No. 33-52860--
         Exhibit 4(h)(3).)

*4(e)(4)-- First Supplemental Indenture of Trust, dated as of March 31, 1992, between the Pima County Authority and Morgan Guaranty relating to Industrial Development Revenue Bonds, 1982 Series A (Tucson Electric Power Company Irvington Project). (Form S-4, Registration No. 33-52860--Exhibit 4(h)(4).)

*4(f)(1)-- Loan Agreement, dated as of December 1, 1982, between the Pima
         County Authority and TEP relating to Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1982 Series A (Tucson Electric Power Company Projects). (Form 10-K for year ended December 31, 1982, File No. 1-5924--Exhibit 4(k)(1).)

*4(f)(2)-- Indenture of Trust, dated as of December 1, 1982, between the Pima
         County Authority and Morgan Guaranty authorizing Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1982 Series A (Tucson Electric Power Company Projects). (Form 10-K for year ended December 31, 1982, File No. 1-5924--Exhibit 4(k)(2).)

*4(f)(3)-- First Supplemental Loan Agreement, dated as of March 31, 1992, between the Pima County Authority and TEP relating to Industrial Development Revenue Bonds, 1982 Series A (Tucson Electric Power Company Projects). (Form S-4, Registration No. 33-52860--Exhibit 4(i)(3).)

*4(f)(4)-- First Supplemental Indenture of Trust, dated as of March 31, 1992, between the Pima County Authority and Morgan Guaranty relating to Industrial Development Revenue Bonds, 1982 Series A (Tucson Electric Power Company Projects). (Form S-4, Registration No. 33-52860--
         Exhibit 4(i)(4).)

*4(g)(1)-- Loan Agreement, dated as of December 1, 1983, between the Apache
         County Authority and TEP relating to Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1983 Series A (Tucson Electric Power Company Springerville Project). (Form 10-K for year ended December 31, 1983, File No. 1-5924--Exhibit 4(l)(1).)

*4(g)(2)-- Indenture of Trust, dated as of December 1, 1983, between the Apache County Authority and Morgan Guaranty authorizing Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1983 Series A (Tucson Electric Power Company Springerville Project). (Form 10-K for year ended December 31, 1983, File No. 1-5924--
         Exhibit 4(l)(2).)

*4(g)(3)-- First Supplemental Loan Agreement, dated as of December 1, 1985, between the Apache County Authority and TEP relating to Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1983 Series A (Tucson Electric Power Company Springerville Project). (Form 10-K for the year ended December 31, 1987, File No. 1-5924--
         Exhibit 4(k)(3).)

*4(g)(4)-- First Supplemental Indenture, dated as of December 1, 1985, between the Apache County Authority and Morgan Guaranty relating to Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1983 Series A (Tucson Electric Power Company Springerville Project). (Form 10-K for the year ended December 31, 1987, File No. 1-5924--
         Exhibit 4(k)(4).)

*4(g)(5)-- Second Supplemental Loan Agreement, dated as of March 31, 1992, between the Apache County Authority and TEP relating to Industrial Development Revenue Bonds, 1983 Series A (Tucson Electric Power Company Springerville Project). (Form S-4, Registration No. 33-52860--Exhibit 4(k)(5).)

*4(g)(6)-- Second Supplemental Indenture of Trust, dated as of March 31,
         1992, between the Apache County Authority and Morgan Guaranty relating to Industrial Development Revenue Bonds, 1983 Series A (Tucson Electric Power Company Springerville Project). (Form S-4, Registration No. 33-52860--Exhibit 4(k)(6).)

*4(h)(1)-- Loan Agreement, dated as of December 1, 1983, between the Apache
         County Authority and TEP relating to Variable Rate Demand Industrial Development Revenue Bonds, 1983 Series B (Tucson Electric Power Company Springerville Project). (Form 10-K for year ended December 31, 1983, File No. 1-5924--Exhibit 4(m)(1).)

*4(h)(2)-- Indenture of Trust, dated as of December 1, 1983, between the Apache County Authority and Morgan Guaranty authorizing Variable Rate Demand Industrial Development Revenue Bonds, 1983 Series B (Tucson Electric Power Company Springerville Project). (Form 10-K for year ended December 31, 1983, File No. 1-5924--Exhibit 4(m)(2).)

*4(h)(3)-- First Supplemental Loan Agreement, dated as of December 1, 1985, between the Apache County Authority and TEP relating to Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1983 Series B (Tucson Electric Power Company Springerville Project). (Form 10-K for the year ended December 31, 1987, File No. 1-5924--
         Exhibit 4(l)(3).)

*4(h)(4)-- First Supplemental Indenture, dated as of December 1, 1985, between the Apache County Authority and Morgan Guaranty relating to Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1983 Series B (Tucson Electric Power Company Springerville Project). (Form 10-K for the year ended December 31, 1987, File No. 1-5924--
         Exhibit 4(l)(4).)

*4(h)(5)-- Second Supplemental Loan Agreement, dated as of March 31, 1992, between the Apache County Authority and TEP relating to Industrial Development Revenue Bonds, 1983 Series B (Tucson Electric Power Company Springerville Project). (Form S-4, Registration No. 33-52860--Exhibit 4(l)(5).)

*4(h)(6)-- Second Supplemental Indenture of Trust, dated as of March 31,
         1992, between the Apache County Authority and Morgan Guaranty relating to Industrial Development Revenue Bonds, 1983 Series B (Tucson Electric Power Company Springerville Project). (Form S-4, Registration No. 33-52860--Exhibit 4(l)(6).)

*4(i)(1)-- Loan Agreement, dated as of December 1, 1983, between the Apache
         County Authority and TEP relating to Variable Rate Demand Industrial Development Revenue Bonds, 1983 Series C (Tucson Electric Power Company Springerville Project). (Form 10-K for year ended December 31, 1983, File No. 1-5924--Exhibit 4(n)(1).)

*4(i)(2)-- Indenture of Trust, dated as of December 1, 1983, between the Apache County Authority and Morgan Guaranty authorizing Variable Rate Demand Industrial Development Revenue Bonds, 1983 Series C (Tucson Electric Power Company Springerville Project). (Form 10-K for year ended December 31, 1983, File No. 1-5924--Exhibit 4(n)(2).)

*4(i)(3)-- First Supplemental Loan Agreement, dated as of December 1, 1985, between the Apache County Authority and TEP relating to Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1983 Series C (Tucson Electric Power Company Springerville Project). (Form 10-K for the year ended December 31, 1987, File No. 1-5924--
         Exhibit 4(m)(3).)

*4(i)(4)-- First Supplemental Indenture, dated as of December 1, 1985, between the Apache County Authority and Morgan Guaranty relating to Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1983 Series C (Tucson Electric Power Company Springerville Project). (Form 10-K for the year ended December 31, 1987, File No. 1-5924--
         Exhibit 4(m)(4).)

*4(i)(5)-- Second Supplemental Loan Agreement, dated as of March 31, 1992, between the Apache County Authority and TEP relating to Industrial Development Revenue Bonds, 1983 Series C (Tucson Electric Power Company Springerville Project). (Form S-4, Registration No. 33-52860--Exhibit 4(m)(5).)

*4(i)(6)-- Second Supplemental Indenture of Trust, dated as of March 31,
         1992, between the Apache County Authority and Morgan Guaranty relating to Industrial Development Revenue Bonds, 1983 Series C (Tucson Electric Power Company Springerville Project). (Form S-4, Registration No. 33-52860--Exhibit 4(m)(6).)

*4(j) -- Reimbursement Agreement, dated as of September 15, 1981, as amended, between TEP and Manufacturers Hanover Trust Company. (Form 10-K for the year ended December 31, 1984, File No. 1-5924--Exhibit 4(o)(4).)

*4(k)(1)-- Loan Agreement, dated as of December 1, 1985, between the Apache
         County Authority and TEP relating to Variable Rate Demand Industrial Development Revenue Bonds, 1985 Series A (Tucson Electric Power Company Springerville Project). (Form 10-K for the year ended December 31, 1985, File No. 1-5924---Exhibit 4(r)(1).)

*4(k)(2)-- Indenture of Trust, dated as of December 1, 1985, between the Apache County Authority and Morgan Guaranty authorizing Variable Rate Demand Industrial Development Revenue Bonds, 1985 Series A (Tucson Electric Power Company Springerville Project). (Form 10-K for the year ended December 31, 1985, File No. 1-5924--Exhibit 4(r)(2).)

*4(k)(3)-- First Supplemental Loan Agreement, dated as of March 31, 1992, between the Apache County Authority and TEP relating to Industrial Development Revenue Bonds, 1985 Series A (Tucson Electric Power Company Springerville Project). (Form S-4, Registration No. 33-52860--Exhibit 4(o)(3).)

*4(k)(4)-- First Supplemental Indenture of Trust, dated as of March 31, 1992, between the Apache County Authority and Morgan Guaranty relating to Industrial Development Revenue Bonds, 1985 Series A (Tucson Electric Power Company Springerville Project). (Form S-4, Registration No. 33-52860--Exhibit 4(o)(4).)

*4(l) -- Warrant Agreement and Form of Warrant, dated as of December 15,
         1992.  (Form S-1, Registration No. 33-55732--Exhibit 4(q).)

*4(m)(1)-- Indenture of Mortgage and Deed of Trust dated as of December 1,
         1992, to Bank of Montreal Trust Company, Trustee. (Form S-1, Registration No. 33-55732--Exhibit 4(r)(1).)

*4(m)(2)-- Supplemental Indenture No. 1 creating a series of bonds designated
         Second Mortgage Bonds, Collateral Series A, dated as of December 1, 1992. (Form S-1, Registration No. 33-55732-Exhibit 4(r)(2).)

4(m)(3)--Supplemental Indenture No. 2 creating a series of bonds designated
         Second Mortgage Bonds, Collateral Series B, dated as of December 1,
         1997.

*4(n)(1)-- Loan Agreement, dated as of April 1, 1997, between Coconino
         County, Arizona Pollution Control Corporation and TEP relating to Pollution Control Revenue Bonds, 1997 Series A (Tucson Electric Power Company Navajo Project). (Form 10-Q for the quarter ended March 31, 1997, File No. 1-5924--Exhibit 4(c).)

*4(n)(2)-- Indenture of Trust, dated as of April 1, 1997, between Coconino
         County, Arizona Pollution Control Corporation and First Trust of New York, National Association, authorizing Pollution Control Revenue Bonds, 1997 Series A (Tucson Electric Power Company Navajo Project). (Form 10-Q for the quarter ended March 31, 1997, File No. 1-5924--Exhibit 4(d).)

*4(o)(1)-- Loan Agreement, dated as of April 1, 1997, between Coconino
         County, Arizona Pollution Control Corporation and TEP relating to Pollution Control Revenue Bonds, 1997 Series B (Tucson Electric Power Company Navajo Project). (Form 10-Q for the quarter ended March 31, 1997, File No. 1-5924--Exhibit 4(e).)

*4(o)(2)-- Indenture of Trust, dated as of April 1, 1997, between Coconino
         County, Arizona Pollution Control Corporation and First Trust of New York, National Association, authorizing Pollution Control Revenue Bonds, 1997 Series B (Tucson Electric Power Company Navajo Project). (Form 10-Q for the quarter ended March 31, 1997, File No. 1-5924--Exhibit 4(f).)

*4(p)(1)-- Loan Agreement, dated as of September 15, 1997, between The
         Industrial Development Authority of the County of Pima and TEP relating to Industrial Development Revenue Bonds, 1997 Series A (Tucson Electric Power Company Project). (Form 10-Q for the quarter ended September 30, 1997, File No. 1-5924--Exhibit 4(a).)

*4(p)(2)-- Indenture of Trust, dated as of September 15, 1997, between The
         Industrial Development Authority of the County of Pima and First Trust of New York, National Association, authorizing Industrial Development Revenue Bonds, 1997 Series A (Tucson Electric Power Company Project). (Form 10-Q for the quarter ended September 30, 1997, File No. 1-5924--Exhibit 4(b).)

*4(q)(1)-- Loan Agreement, dated as of September 15, 1997, between The
         Industrial Development Authority of the County of Pima and TEP relating to Industrial Development Revenue Bonds, 1997 Series B (Tucson Electric Power Company Project). (Form 10-Q for the quarter ended September 30, 1997, File No. 1-5924--Exhibit 4(c).)

*4(q)(2)-- Indenture of Trust, dated as of September 15, 1997, between The
         Industrial Development Authority of the County of Pima and First Trust of New York, National Association, authorizing Industrial Development Revenue Bonds, 1997 Series B (Tucson Electric Power Company Project). (Form 10-Q for the quarter ended September 30, 1997, File No. 1-5924--Exhibit 4(d).)

*4(r)(1)-- Loan Agreement, dated as of September 15, 1997, between The
         Industrial Development Authority of the County of Pima and TEP relating to Industrial Development Revenue Bonds, 1997 Series C (Tucson Electric Power Company Project). (Form 10-Q for the quarter ended September 30, 1997, File No. 1-5924--Exhibit 4(e).)

*4(r)(2)-- Indenture of Trust, dated as of September 15, 1997, between The
         Industrial Development Authority of the County of Pima and First Trust of New York, National Association, authorizing Industrial Development Revenue Bonds, 1997 Series C (Tucson Electric Power Company Project). (Form 10-Q for the quarter ended September 30, 1997, File No. 1-5924--Exhibit 4(f).)

*10(a)(1)--Lease Agreements, dated as of December 1, 1984, between
         Valencia and United States Trust Company of New York, as Trustee, and Thomas B. Zakrzewski, as Co-Trustee, as amended and supplemented. (Form 10-K for the year ended December 31, 1984, File No. 1-5924--Exhibit 10(d)(1).)

*10(a)(2)--Guaranty and Agreements, dated as of December 1, 1984, between TEP and United States Trust Company of New York, as Trustee, and Thomas B. Zakrzewski, as Co-Trustee. (Form 10-K for the year ended December 31, 1984, File No. 1-5924--Exhibit 10(d)(2).)

*10(a)(3)--General Indemnity Agreements, dated as of December 1, 1984, between Valencia and TEP, as Indemnitors; General Foods Credit Corporation, Harvey Hubbell Financial, Inc. and J. C. Penney Company, Inc. as Owner Participants; United States Trust Company of New York, as Owner Trustee; Teachers Insurance and Annuity Association of America as Loan Participant; and Marine Midland Bank, N.A., as Indenture Trustee. (Form 10-K for the year ended December 31, 1984, File No. 1-5924--Exhibit 10(d)(3).)

*10(a)(4)--Tax Indemnity Agreements, dated as of December 1, 1984, between General Foods Credit Corporation, Harvey Hubbell Financial, Inc. and J. C. Penney Company, Inc., each as Beneficiary under a separate Trust Agreement dated December 1, 1984, with United States Trust of New York as Owner Trustee, and Thomas B. Zakrzewski as Co-Trustee, Lessor, and Valencia, Lessee, and TEP, Indemnitors. (Form 10-K for the year ended December 31, 1984, File No. 1-5924--Exhibit 10(d)(4).)

*10(a)(5)--Amendment No. 1, dated December 31, 1984, to the Lease
         Agreements, dated December 1, 1984, between Valencia and United States Trust Company of New York, as Owner Trustee, and Thomas B. Zakrzewski as Co-Trustee. (Form 10-K for the year ended December 31, 1986, File No. 1-5924--Exhibit 10(e)(5).)

*10(a)(6)--Amendment No. 2, dated April 1, 1985, to the Lease
         Agreements, dated December 1, 1984, between Valencia and United States Trust Company of New York, as Owner Trustee, and Thomas B. Zakrzewski as Co-Trustee. (Form 10-K for the year ended December 31, 1986, File No. 1-5924--Exhibit 10(e)(6).)

*10(a)(7)--Amendment No. 3, dated August 1, 1985, to the Lease
         Agreements, dated December 1, 1984, between Valencia and United States Trust Company of New York, as Owner Trustee, and Thomas Zakrzewski as Co-Trustee. (Form 10-K for the year ended December 31, 1986, File No. 1-5924--Exhibit 10(e)(7).)

*10(a)(8)--Amendment No. 4, dated June 1, 1986, to the Lease Agreement, dated December 1, 1984, between Valencia and United States Trust Company of New York as Owner Trustee, and Thomas Zakrzewski as Co-Trustee, under a Trust Agreement dated as of December 1, 1984, with General Foods Credit Corporation as Owner Participant. (Form 10-K for the year ended December 31, 1986, File No. 1-5924--Exhibit 10(e)(8).)

*10(a)(9)--Amendment No. 4, dated June 1, 1986, to the Lease Agreement, dated December 1, 1984, between Valencia and United States Trust Company of New York as Owner Trustee, and Thomas Zakrzewski as Co-Trustee, under a Trust Agreement dated as of December 1, 1984, with
         J. C. Penney Company, Inc. as Owner Participant. (Form 10-K for the year ended December 31, 1986, File No. 1-5924--Exhibit 10(e)(9).)

*10(a)(10)--Amendment No. 4, dated June 1, 1986, to the Lease Agreement, dated December 1, 1984, between Valencia and United States Trust Company of New York as Owner Trustee, and Thomas Zakrzewski as Co-Trustee, under a Trust Agreement dated as of December 1, 1984, with Harvey Hubbell Financial Inc. as Owner Participant. (Form 10-K for the year ended December 31, 1986, File No. 1-5924--Exhibit 10(e)(10).)

*10(a)(11)--Lease Amendment No. 5 and Supplement No. 2, to the Lease
         Agreement, dated July 1, 1986, between Valencia, United States Trust Company of New York as Owner Trustee, and Thomas Zakrzewski as Co-Trustee and J. C. Penney as Owner Participant. (Form 10-K for the year ended December 31, 1986, File No. 1-5924--Exhibit 10(e)(11).)

*10(a)(12)--Lease Amendment No. 5, to the Lease Agreement, dated June 1,
         1987, between Valencia, United States Trust Company of New York as Owner Trustee, and Thomas Zakrzewski as Co-Trustee and General Foods Credit Corporation as Owner Participant. (Form 10-K for the year ended December 31, 1988, File No. 1-5924--Exhibit 10(f)(12).)

*10(a)(13)--Lease Amendment No. 5, to the Lease Agreement, dated June 1,
         1987, between Valencia, United States Trust Company of New York as Owner Trustee, and Thomas Zakrzewski as Co-Trustee and Harvey Hubbell Financial Inc. as Owner Participant. (Form 10-K for the year ended December 31, 1988, File No. 1-5924--Exhibit 10(f)(13).)

*10(a)(14)--Lease Amendment No. 6, to the Lease Agreement, dated June 1,
         1987, between Valencia, United States Trust Company of New York as Owner Trustee, and Thomas Zakrzewski as Co-Trustee and J. C. Penney Company, Inc. as Owner Participant. (Form 10-K for the year ended December 31, 1988, File No. 1-5924--Exhibit 10(f)(14).)

*10(a)(15)--Lease Supplement No. 1, dated December 31, 1984, to Lease
         Agreements, dated December 1, 1984, between Valencia, as Lessee and United States Trust Company of New York and Thomas B. Zakrzewski, as Owner Trustee and Co-Trustee, respectively (document filed relates to General Foods Credit Corporation; documents relating to Harvey Hubbel Financial, Inc. and JC Penney Company, Inc. are not filed but are substantially similar). (Form S-4, Registration No. 33-52860--
         Exhibit 10(f)(15).)

*10(a)(16)--Amendment No. 1, dated June 1, 1986, to the General Indemnity
         Agreement, dated as of December 1, 1984, between Valencia and TEP, as Indemnitors, General Foods Credit Corporation, as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee. (Form 10-K for the year ended December 31, 1986, File No. 1-5924--Exhibit 10(e)(12).)

*10(a)(17)--Amendment No. 1, dated June 1, 1986, to the General Indemnity
         Agreement, dated as of December 1, 1984, between Valencia and TEP, as Indemnitors, J. C. Penney Company, Inc., as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee. (Form 10-K for the year ended December 31, 1986, File No. 1-5924--Exhibit 10(e)(13).)

*10(a)(18)--Amendment No. 1, dated June 1, 1986, to the General Indemnity
         Agreement, dated as of December 1, 1984, between Valencia and TEP, as Indemnitors, Harvey Hubbell Financial, Inc., as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee. (Form 10-K for the year ended December 31, 1986, File No. 1-5924--Exhibit 10(e)(14).)

*10(a)(19)--Amendment No. 2, dated as of July 1, 1986, to the General
         Indemnity Agreement, dated as of December 1, 1984, between Valencia and TEP, as Indemnitors, J. C. Penney Company, Inc., as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee. (Form S-4, Registration No. 33-52860--Exhibit 10(f)(19).)

*10(a)(20)--Amendment No. 2, dated as of June 1, 1987, to the General
         Indemnity Agreement, dated as of December 1, 1984, between Valencia and TEP, as Indemnitors, General Foods Credit Corporation, as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee. (Form S-4, Registration No. 33-52860--Exhibit 10(f)(20).)

*10(a)(21)--Amendment No. 2, dated as of June 1, 1987, to the General
         Indemnity Agreement, dated as of December 1, 1984, between Valencia and TEP, as Indemnitors, Harvey Hubbell Financial, Inc., as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee. (Form S-4, Registration No. 33-52860--Exhibit 10(f)(21).)

*10(a)(22)-- Amendment No. 3, dated as of June 1, 1987, to the General
         Indemnity Agreement, dated as of December 1, 1984, between Valencia and TEP, as Indemnitors, J. C. Penney Company, Inc., as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee. (Form S-4, Registration No. 33-52860--Exhibit 10(f)(22).)

*10(a)(23)--Supplemental Tax Indemnity Agreement, dated July 1, 1986, between J. C. Penney Company, Inc., as Owner Participant, and Valencia and TEP, as Indemnitors. (Form 10-K for the year ended December 31, 1986, File No. 1-5924--Exhibit 10(e)(15).)

*10(a)(24)--Supplemental General Indemnity Agreement, dated as of July 1,
         1986, among Valencia and TEP, as Indemnitors, J. C. Penney Company, Inc., as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee. (Form 10-K for the year ended December 31, 1986, File No. 1-5924--Exhibit 10(e)(16).)

*10(a)(25)--Amendment No. 1, dated as of June 1, 1987, to the
         Supplemental General Indemnity Agreement, dated as of July 1, 1986, among Valencia and TEP, as Indemnitors, J. C. Penney Company, Inc., as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee. (Form S-4, Registration No. 33-52860--Exhibit 10(f)(25).)

*10(a)(26)--Valencia Agreement, dated as of June 30, 1992, among TEP, as
         Guarantor, Valencia, as Lessee, Teachers Insurance and Annuity Association of America, as Loan Participant, Marine Midland Bank, N.A., as Indenture Trustee, United States Trust Company of New York, as Owner Trustee, and Thomas B. Zakrzewski, as Co-Trustee, and the Owner Participants named therein relating to the Restructuring of Valencia's lease of the coal-handling facilities at the Springerville Generating Station. (Form S-4, Registration No. 33-52860--Exhibit 10(f)(26).)

*10(a)(27)--Amendment, dated as of December 15, 1992, to the Lease
         Agreements, dated December 1, 1984, between Valencia, as Lessee, and United States Trust Company of New York, as Owner Trustee, and Thomas B. Zakrzewski, as Co-Trustee. (Form S-1, Registration No. 33-55732--Exhibit 10(f)(27).)

*10(b)(1)--Lease Agreements, dated as of December 1, 1985, between TEP and San Carlos Resources Inc. (San Carlos) (a wholly-owned subsidiary of the Registrant) jointly and severally, as Lessee, and Wilmington Trust Company, as Trustee, as amended and supplemented. (Form 10-K for the year ended December 31, 1985, File No. 1-5924--
         Exhibit 10(f)(1).)

*10(b)(2)--Tax Indemnity Agreements, dated as of December 1, 1985, between Philip Morris Credit Corporation, IBM Credit Financing Corporation and Emerson Finance Co., each as beneficiary under a separate trust agreement, dated as of December 1, 1985, with Wilmington Trust Company, as Owner Trustee, and William J. Wade, as Co-Trustee, and TEP and San Carlos, as Lessee. (Form 10-K for the year ended December 31, 1985, File No. 1-5924--Exhibit 10(f)(2).)

*10(b)(3)--Participation Agreement, dated as of December 1, 1985, among
         TEP and San Carlos as Lessee, Philip Morris Credit Corporation, IBM Credit Financing Corporation, and Emerson Finance Co. as Owner Participants, Wilmington Trust Company as Owner Trustee, The Sumitomo Bank, Limited, New York Branch, as Loan Participant, and Bankers Trust Company, as Indenture Trustee. (Form 10-K for the year ended December 31, 1985, File No. 1-5924--Exhibit 10(f)(3).)

*10(b)(4)--Restructuring Commitment Agreement, dated as of June 30,
         1992, among TEP and San Carlos, jointly and severally, as Lessee, Philip Morris Credit Corporation, IBM Credit Financing Corporation and Emerson Capital Funding William J. Wade, as Owner Trustee and Co-Trustee, respectively, The Sumitomo Bank, Limited, New York Branch, as Loan Participant and United States Trust Company of New York, as Indenture Trustee. (Form S-4, Registration No. 33-52860--
         Exhibit 10(g)(4).)

*10(b)(5)--Lease Supplement No. 1, dated December 31, 1985, to Lease
         Agreements, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee Trustee and Co-Trustee, respectively (document filed relates to Philip Morris Credit Corporation; documents relating to IBM Credit Financing Corporation and Emerson Financing Co. are not filed but are substantially similar). (Form S-4, Registration No. 33-52860--Exhibit 10(g)(5).)

*10(b)(6)--Amendment No. 1, dated as of December 15, 1992, to Lease
         Agreements, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, as Lessor. (Form S-1, Registration No. 33-55732--
         Exhibit 10(g)(6).)

*10(b)(7)--Amendment No. 1, dated as of December 15, 1992, to Tax
         Indemnity Agreements, dated as of December 1, 1985, between Philip Morris Credit Corporation, IBM Credit Financing Corporation and Emerson Capital Funding Corp., as Owner Participants and TEP and San Carlos, jointly and severally, as Lessee. (Form S-1, Registration No. 33-55732--Exhibit 10(g)(7).)

*10(c)(1)--Amended and Restated Participation Agreement, dated as of November 15, 1987, among TEP, as Lessee, Ford Motor Credit Company, as Owner Participant, Financial Security Assurance Inc., as Surety, Wilmington Trust Company and William J. Wade in their respective individual capacities as provided therein, but otherwise solely as Owner Trustee and Co-Trustee under the Trust Agreement, and Morgan Guaranty, in its individual capacity as provided therein, but Secured Party. (Form 10-K for the year ended December 31, 1987, File No. 1-5924--Exhibit 10(j)(1).)

*10(c)(2)--Lease Agreement, dated as of January 14, 1988, between
         Wilmington Trust Company and William J. Wade, as Owner Trust Agreement described therein, dated as of November 15, 1987, between such parties and Ford Motor Credit Company, as Lessor, and TEP, as Lessee. (Form 10-K for the year ended December 31, 1987, File No. 1-5924--Exhibit 10(j)(2).)

*10(c)(3)--Tax Indemnity Agreement, dated as of January 14, 1988, between TEP, as Lessee, and Ford Motor Credit Company, as Owner Participant, beneficiary under a Trust Agreement, dated as of November 15, 1987, with Wilmington Trust Company and William J. Wade, Owner Trustee and Co-Trustee, respectively, together as Lessor. (Form 10-K for the year ended December 31, 1987, File No. 1-5924--Exhibit 10(j)(3).)

*10(c)(4)--Loan Agreement, dated as of January 14, 1988, between the Pima County Authority and Wilmington Trust Company and William J. Wade in their respective individual capacities as expressly stated, but otherwise solely as Owner Trustee and Co-Trustee, respectively, under and pursuant to a Trust Agreement, dated as of November 15, 1987, with Ford Motor Credit Company as Trustor and Debtor relating to Industrial Development Lease Obligation Refunding Revenue Bonds, 1988 Series A (TEP's Irvington Project). (Form 10-K for the year ended December 31, 1987, File No. 1-5924--Exhibit 10(j)(4).)

*10(c)(5)--Indenture of Trust, dated as of January 14, 1988, between the Pima County Authority and Morgan Guaranty authorizing Industrial Development Lease Obligation Refunding Revenue Bonds, 1988 Series A (Tucson Electric Power Company Irvington Project). (Form 10-K for the year ended December 31, 1987, File No. 1-5924--Exhibit 10(j)(5).)

*10(c)(6)--Lease Amendment No. 1, dated as of May 1, 1989, between TEP,
         Wilmington Trust Company and William J. Wade as Owner Trustee and Co-trustee, respectively under a Trust Agreement dated as of November 15, 1987 with Ford Motor Credit Company. (Form 10-K for the year ended December 31, 1990, File No. 1-5924--Exhibit 10(i)(6).)

*10(c)(7)--Lease Supplement, dated as of January 1, 1991, between TEP,
         Wilmington Trust Company and William J. Wade as Owner Trustee and Co-Trustee, respectively, under a Trust Agreement dated as of November 15, 1987, with Ford. (Form 10K for the year ended December 31, 1991, File No. 1-5924--Exhibit 10(i)(8).)

*10(c)(8)--Lease Supplement, dated as of March 1, 1991, between TEP,
         Wilmington Trust Company and William J. Wade as Owner Trustee and Co-Trustee, respectively, under a Trust Agreement dated as of November 15, 1987, with Ford. (Form 10-K for the year ended December 31, 1991, File No. 1-5924--Exhibit 10(i)(9).)

*10(c)(9)--Lease Supplement No. 4, dated as of December 1, 1991, between
         TEP, Wilmington Trust Company and William J. Wade as Owner Trustee and Co-Trustee, respectively, under a Trust Agreement dated as of November 15, 1987, with Ford. (Form 10-K for the year ended December 31, 1991, File No. 1-5924--Exhibit 10(i)(10).)

*10(c)(10)--Supplemental Indenture No. 1, dated as of December 1, 1991, between the Pima County Authority and Morgan Guaranty relating to Industrial Lease Development Obligation Revenue Project). (Form 10-K for the year ended December 31, 1991, File No. 1-5924--Exhibit 10(I)(11).)

*10(c)(11)--Restructuring Commitment Agreement, dated as of June 30,
         1992, among TEP, as Lessee, Ford Motor Credit Company, as Owner Participant, Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, and Morgan Guaranty, as Indenture Trustee and Refunding Trustee, relating to the restructuring of the Registrant's lease of Unit 4 at the Irvington Generating Station. (Form S-4, Registration No. 33-52860--Exhibit 10(i)(12).)

*10(c)(12)--Amendment No. 1, dated as of December 15, 1992, to Amended and Restated Participation Agreement, dated as of November 15, 1987, among TEP, as Lessee, Ford Motor Credit Company, as Owner Participant, Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, Financial Security Assurance Inc., as Surety, and Morgan Guaranty, as Indenture Trustee. (Form S-1, Registration No. 33-55732--Exhibit 10(h)(12).)

*10(c)(13)--Amended and Restated Lease, dated as of December 15, 1992, between TEP, as Lessee and Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, as Lessor. (Form S-1, Registration No. 33-55732--Exhibit 10(h)(13).)

*10(c)(14)--Amended and Restated Tax Indemnity Agreement, dated as of
         December 15, 1992, between TEP, as Lessee, and Ford Motor Credit Company, as Owner Participant. (Form S-1, Registration No. 33-55732--Exhibit 10(h)(14).)

*10(d)-- Power Sale Agreement for the years 1990 to 2011, dated as of March
         10, 1988, between TEP and Salt River Project Agricultural Improvement and Power District. (Form 10-K for the year ended December 31, 1987, File No. 1-5924--Exhibit 10(k).)

+*10(e)(1)--Employment Agreements between TEP and currently in effect with Ira R. Adler, Charles E. Bayless, Thomas A. Delawder, Gary L. Ellerd, Steven J. Glaser, Thomas N. Hansen, Karen G. Kissinger, Kevin P. Larson, George W. Miraben, Dennis R. Nelson, James S. Pignatelli and Romano Salvatori. (Form 10-K for the year ended December 31, 1996, File No. 1-5924--Exhibit 10(g)(1).)

+*10(e)(2)--Employment Agreement between TEP and Romano Salvatori.  (Form
         10-K for the year ended December 31, 1996, File No. 1-5924--Exhibit 10(g)(2).)

*10(e)(3)--Letter, dated February 25, 1992, from Dr. Martha R. Seger to
         TEP and Capital Holding Corporation. (Form S-4, Registration No. 33-52860--Exhibit 10(k)(4).)

+10(e)(4)--Amendment No. 1 to Employment Agreement among Romano Salvatori,
         TEP and Nations Energy Corporation.

+10(e)(5)--Amendment No. 1 to Amended and Restated Employment Agreement between TEP and currently in effect with Ira R. Adler, Charles E. Bayless, Thomas A. Delawder, Gary L. Ellerd, Steven J. Glaser, Thomas N. Hansen, Karen G. Kissinger, Kevin P. Larson, George W. Miraben, Dennis R. Nelson, James S. Pignatelli and Romano Salvatori.

*10(f)-- Power Sale Agreement, dated April 29, 1988, for the dates of May 16,
         1990 to December 31, 1995, between TEP and Nevada Power Company. (Form 10-K for the year ended December 31, 1988, File No 1-5924--
         Exhibit 10(m)(2).)

*10(g)-- Participation Agreement, dated as of June 30, 1992, among TEP, as
         Lessee, various parties thereto, as Owner Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, and LaSalle National Bank, as Indenture Trustee relating to TEP's lease of Springerville Unit 1. (Form S-1, Registration No. 33-55732--Exhibit 10(u).)

*10(h)-- Lease Agreement, dated as of December 15, 1992, between TEP, as
         Lessee and Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, as Lessor. (Form S-1, Registration No. 33-55732--Exhibit 10(v).)

*10(i)-- Tax Indemnity Agreements, dated as of December 15, 1992, between the various Owner Participants parties thereto and TEP, as Lessee.
         (Form S-1, Registration No. 33-55732, Exhibit 10(w).)

*10(j)-- Restructuring Agreement, dated as of December 1, 1992, between TEP and Century Power Corporation. (Form S-1, Registration No. 33-55732--Exhibit 10(x).)

*10(k)-- Voting Agreement, dated as of December 15, 1992, between TEP and
         Chrysler Capital Corporation (documents relating to CILCORP Lease Management, Inc., MWR Capital Inc., US West Financial Services, Inc. and Philip Morris Capital Corporation are not filed but are substantially similar). (Form S-1, Registration No. 33-55732--
         Exhibit 10(y).)

*10(l)(1)--Wholesale Power Supply Agreement between TEP and Navajo
         Tribal Utility Authority dated January 5, 1993. (Form 10-K for the year ended December 31, 1992, File No. 1-5924--Exhibit 10(t).)

*10(l)(2)--Amended and Restated Wholesale Power Supply Agreement between
         TEP and Navajo Tribal Utility Authority, dated June 25, 1997. (Form 10-Q for the quarter ended June 30, 1997, File No. 1-5924--Exhibit 10.)

10(m) -- Credit Agreement dated as of December 30, 1997, among TEP, Toronto
         Dominion (Texas), Inc., as Administrative Agent, The Bank of New York, as Syndication Agent, Societe Generale, as Documentation Agent, the lenders party hereto, and the issuing banks party hereto.

+*10(n)-- 1994 Omnibus Stock and Incentive Plan of UniSource Energy.  (Form S-
         8 dated January 6, 1998, File No. 333-43767.)

+*10(o)-- 1994 Outside Director Stock Option Plan of UniSource Energy.  (Form
         S-8 dated January 6, 1998, File No. 333-43765.)

+*10(p)-- Management and Directors Deferred Compensation Plan of UniSource
         Energy.  (Form S-8 dated January 6, 1998, File No. 333-43769.)

11    -- Statement re computation of per share earnings--UniSource Energy.

12    -- Computation of Ratio of Earnings to Fixed Charges--TEP.

21    -- Subsidiaries of the Registrants.

23    -- Consents of experts and counsel.

24    -- Power of Attorney.

27(a) -- Financial Data Schedule--UniSource Energy.

27(b) -- Financial Data Schedule--TEP.

(*)Previously filed as indicated and incorporated herein by reference. (+)Management contracts or compensatory plans or arrangements required to be filed as exhibits to this Form 10-K by item 601(b)(10)(iii) of Regulation
  S-K.






                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                 FORM 10-K/A
                                 (Mark One)
         [X]    ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934
                 For the fiscal year ended December 31, 1997
                                     OR
         [  ]   TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934
          For the transition period from __________ to __________.



Commission     Registrant; State of Incorporation;        IRS Employer
File Number    Address; and Telephone Number              Identification Number
- -----------    -----------------------------              ---------------------
1-13739        UNISOURCE ENERGY CORPORATION               86-0786732
               (An Arizona Corporation)
               220 West Sixth Street
               Tucson, AZ  85701
               (520) 571-4000

1-5924         TUCSON ELECTRIC POWER COMPANY              86-0062700
               (An Arizona Corporation)
               220 West Sixth Street
               Tucson, AZ  85701
               (520) 571-4000


    Securities registered pursuant to Section 12(b) of the Act:

                                                    Name of Each Exchange
Registrant           Title of Each Class            on Which Registered
- ----------           -------------------            -------------------
UniSource Energy    Common Stock, no par value      New York Stock Exchange
Corporation                                         Pacific Stock Exchange

Tucson Electric     First Mortgage Bonds
Power Company        8-1/8%Series due 2001          New York Stock Exchange
                     7.55% Series due 2002          New York Stock Exchange
                     7.65% Series due 2003          New York Stock Exchange

    Securities registered pursuant to Section 12(g) of the Act:  None

     Indicate by check mark whether each registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes   X    No
    -----     -----

     Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of each registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ X ]


     The aggregate market value of UniSource Energy Corporation voting Common Stock held by non-affiliates of the registrant was $542,330,842.50 based on the last reported sale price thereof on the consolidated tape on February 24, 1998.

	  At February 24, 1998, 32,138,124 shares of UniSource Energy Corporation Common Stock, no par value (the only class of Common Stock), were outstanding.

     UniSource Energy Corporation is the sole holder of the 32,162,167 shares of the outstanding Common Stock of Tucson Electric Power Company.

     Documents incorporated by reference: Specified portions of UniSource Energy Corporation's Proxy Statement relating to the 1998 Annual Meeting of Shareholders are incorporated by reference into PART III.



ITEM 9. -- CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
- -------------------------------------------------------------------------------

      On November 7, 1997, based upon the recommendation of its audit committee, the Board of Directors of TEP voted to appoint Price Waterhouse LLP as TEP's independent accountants for the year ending December 31, 1998. TEP chose not to renew the engagement of Deloitte & Touche LLP, TEP's present independent accountants. Deloitte & Touche LLP continued to serve for the 1997 fiscal year, including rendering an opinion on the financial statements for the year ended December 31, 1997.

      The reports of Deloitte & Touche LLP on the Company's and TEP's financial statements for each of the two most recent years ended December 31, 1997 did not contain any adverse opinion or disclaimer of opinion, nor were the reports qualified in any manner.

      During 1996, 1997 and the period from December 31, 1997 to March 2, 1998, the date of the Form 10-K, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure. During this period, there were no "reportable events" as that term is defined in Item 304 (a) (1) (v) of Regulation S-K.

      The Company and TEP requested Deloitte & Touche LLP to furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements for the two most recent years ended December 31, 1997 to March 2, 1998, the date of the Form 10-K. A copy of such letter, dated March 2, 1998, is filed as Exhibit 16 to this Form 10-K/A.

      On November 14, 1997, TEP (and the Company) engaged Price Waterhouse
LLP as its principal accountants to audit the financial statements for the year ending December 31, 1998. During 1996, 1997 and the period from December 31, 1997 to March 2, 1998, the date of the Form 10-K, the Company and TEP have not consulted Price Waterhouse LLP on items which concerned the application of accounting principles generally, or to a specific transaction or group of transactions, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements except as related to transactions for the year ending December 31, 1998.




                                    PART IV

ITEM 14. -- EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K
- -------------------------------------------------------------------------------

                                                                Page
                                                                ----
(a)   1.    Consolidated Financial Statements as of
            December 31, 1997 and 1996 and for Each
               of the Three Years in the Period Ended
               December 31, 1997.

            UniSource Energy Corporation
            ----------------------------
            Independent Auditors' Report                         37
            Consolidated Statements of Income                    38
            Consolidated Statements of Cash Flows                39
            Consolidated Balance Sheets                          40
            Consolidated Statements of Capitalization            41
            Consolidated Statements of Changes in Stockholders'
              Equity (Deficit)                                   42
            Notes to Consolidated Financial Statements           48

            Tucson Electric Power Company
            -----------------------------
            Independent Auditors' Report                         37
            Consolidated Statements of Income                    43
            Consolidated Statements of Cash Flows                44
            Consolidated Balance Sheets                          45
            Consolidated Statements of Capitalization            46
            Consolidated Statements of Changes in Stockholders'
             Equity (Deficit)                                    47
            Notes to Consolidated Financial Statements           48

      2.    Supplemental Consolidated Schedules for the Years
            Ended December 31, 1995 to 1997.


      Schedules I to V, inclusive, are omitted because they are not applicable or not required.

      3.    Exhibits.

      Reference is made to the Exhibit Index commencing on page  81

(b)     Reports on Form 8-K and 8-K/A.

      Tucson Electric Power Company
      ------------------------------

      -- Form 8-K dated November 7, 1997 (filed November 14, 1997), reporting on Change in the Registrant's Certifying Accountant.
      -- Form 8-K/A dated November 7, 1997 (filed November 19, 1997), reporting on Change in the Registrant's Certifying Accountant.
      -- Form 8-K dated November 14, 1997 (filed November 17, 1997), reporting on Change in the Registrant's Certifying Accountant.
      -- Form 8-K dated November 19, 1997 (filed November 24, 1997), reporting on the Company's Holding Company Application and Financing Application.

      UniSource Energy Corporation and Tucson Electric Power Company
      --------------------------------------------------------------

      -- Form 8-K dated December 30, 1997 (filed January 6, 1997), reporting on the UniSource Energy/TEP share exchange and the new TEP Bank Credit Agreement.



                                   SIGNATURES
                                   ----------

      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           UNISOURCE ENERGY CORPORATION


Date: March 5, 1998                 By   Ira R. Adler
                                       ------------------------------------
                                         IRA R. ADLER
                                         Senior Vice President and Principal
                                         Financial Officer



                                         TUCSON ELECTRIC POWER COMPANY


Date:  March 5, 1998                By   Ira R. Adler
                                       --------------------------------------
                                         IRA R. ADLER
                                         Senior Vice President and Principal
                                         Financial Officer


                                  EXHIBIT INDEX

2(a)  -- Agreement and Plan of Exchange, dated as of March 20, 1995, between
         TEP, UniSource Energy and NCR Holding, Inc.

*3(a) -- Restated Articles of Incorporation of TEP, filed with the ACC on
         August 11, 1994, as amended by Amendment to Article Fourth of the Company's Restated Articles of Incorporation, filed with the ACC on May 17, 1996. (Form 10-K for year ended December 31, 1996, File No. 1-5924--Exhibit 3(a).)

*3(b) -- Bylaws of TEP, as amended May 20, 1994. (Form 10-Q for the quarter ended June 30, 1994, File No. 1-5924--Exhibit 3.)

*3(c) -- Amended and Restated Articles of Incorporation of UniSource Energy.
         (Form 8-A/A, dated January 30, 1998, File No. 1-13739--Exhibit
         2(a).)

*3(d) -- Bylaws of UniSource Energy, as amended December 11, 1997.  (Form 8-
         A, dated December 23, 1997, File No. 1-13739--Exhibit 2(b).)

*4(a)(1)-- Indenture dated as of April 1, 1941, to The Chase National Bank of the City of New York, as Trustee. (Form S-7, File No. 2-59906--
         Exhibit 2(b)(1).)

*4(a)(2)-- First Supplemental Indenture, dated as of October 1, 1946.  (Form
         S-7, File No. 2-59906--Exhibit 2(b)(2).)

*4(a)(3)-- Second Supplemental Indenture dated as of October 1, 1947.  (Form
         S-7, File No. 2-59906--Exhibit 2(b)(3).)

*4(a)(4)-- Third Supplemental Indenture, dated as of April 1, 1949.  (Form S-
         7, File No. 2-59906--Exhibit 2(b)(4).)

*4(a)(5)-- Fourth Supplemental Indenture, dated as of December 1, 1952.
         (Form S-7, File No. 2-59906--Exhibit 2(b)(5).)

*4(a)(6)-- Fifth Supplemental Indenture, dated as of January 1, 1955.  (Form
         S-7, File No. 2-59906--Exhibit 2(b)(6).)

*4(a)(7)-- Sixth Supplemental Indenture, dated as of January 1, 1958.  (Form
         S-7, File No. 2-59906--Exhibit 2(b)(7).)

*4(a)(8)-- Seventh Supplemental Indenture, dated as of November 1, 1959.
         (Form S-7, File No. 2-59906--Exhibit 2(b)(8).)

*4(a)(9)-- Eighth Supplemental Indenture, dated as of November 1, 1961.
         (Form S-7, File No. 2-59906--Exhibit 2(b)(9).)

*4(a)(10)-- Ninth Supplemental Indenture, dated as of February 20, 1964.
         (Form S-7, File No. 2-59906--Exhibit 2(b)(10).)

*4(a)(11)-- Tenth Supplemental Indenture, dated as of February 1, 1965.
         (Form S-7, File No. 2-59906--Exhibit 2(b)(11).)

*4(a)(12)-- Eleventh Supplemental Indenture, dated as of February 1,
         1966.  (Form S-7, File No. 2-59906--Exhibit 2(b)(12).)

*4(a)(13)-- Twelfth Supplemental Indenture, dated as of November 1, 1969.
         (Form S-7, File No. 2-59906--Exhibit 2(b)(13).)

*4(a)(14)-- Thirteenth Supplemental Indenture, dated as of January 20,
         1970.  (Form S-7, File No. 2-59906--Exhibit 2(b)(14).)

*4(a)(15)-- Fourteenth Supplemental Indenture, dated as of September 1,
         1971.  (Form S-7, File No. 2-59906--Exhibit 2(b)(15).)

*4(a)(16)-- Fifteenth Supplemental Indenture, dated as of March 1, 1972.
         (Form S-7, File No. 2-59906--Exhibit 2(b)(16).)

*4(a)(17)-- Sixteenth Supplemental Indenture, dated as of May 1, 1973.
         (Form S-7, File No. 2-59906--Exhibit 2(b)(17).)

*4(a)(18)-- Seventeenth Supplemental Indenture, dated as of November 1,
         1975.  (Form S-7, File No. 2-59906--Exhibit 2(b)(18).)

*4(a)(19)-- Eighteenth Supplemental Indenture, dated as of November 1,
         1975.  (Form S-7, File No. 2-59906--Exhibit 2(b)(19).)

*4(a)(20)-- Nineteenth Supplemental Indenture, dated as of July 1, 1976.
         (Form S-7, File No. 2-59906--Exhibit 2(b)(20).)

*4(a)(21)-- Twentieth Supplemental Indenture, dated as of October 1,
         1977.  (Form S-7, File No. 2-59906--Exhibit 2(b)(21).)

*4(a)(22)-- Twenty-first Supplemental Indenture, dated as of November 1,
         1977. (Form 10-K for year ended December 31, 1980, File No. 1-5924- -Exhibit 4(v).)

*4(a)(23)-- Twenty-second Supplemental Indenture, dated as of January 1,
         1978. (Form 10-K for year ended December 31, 1980, File No. 1-5924- -Exhibit 4(w).)

*4(a)(24)-- Twenty-third Supplemental Indenture, dated as of July 1,
         1980. (Form 10-K for year ended December 31, 1980, File No. 1-5924- -Exhibit 4(x).)

*4(a)(25)-- Twenty-fourth Supplemental Indenture, dated as of October 1,
         1980. (Form 10-K for year ended December 31, 1980, File No. 1-5924- -Exhibit 4(y).)

*4(a)(26)-- Twenty-fifth Supplemental Indenture, dated as of April 1,
         1981. (Form 10-Q for quarter ended March 31, 1981, File No. 1-5924- -Exhibit 4(a).)

*4(a)(27)-- Twenty-sixth Supplemental Indenture, dated as of April 1,
         1981. (Form 10-Q for quarter ended March 31, 1981, File No. 1-5924- -Exhibit 4(b).)

*4(a)(28)-- Twenty-seventh Supplemental Indenture, dated as of October 1,
         1981. (Form 10-Q for quarter ended September 30, 1982, File No. 1-5924--Exhibit 4(c).)

*4(a)(29)-- Twenty-eighth Supplemental Indenture, dated as of June 1,
         1990.  (Form 10-Q for quarter ended June 30, 1990, File No. 1-5924--
         Exhibit 4(a)(1).)

*4(a)(30)-- Twenty-ninth Supplemental Indenture, dated as of December 1,
         1992.  (Form S-1, Registration No. 33-55732--Exhibit 4(a)(30).)

*4(a)(31)-- Thirtieth Supplemental Indenture, dated as of December 1,
         1992.  (Form S-1, Registration No. 33-55732--Exhibit 4(a)(31).)

*4(a)(32)-- Thirty-first Supplemental Indenture, dated as of May 1, 1996.
         (Form 10-K for the year ended December 31, 1996, File No. 1-5924--
         Exhibit 4(a)(32).)

*4(a)(33)-- Thirty-second Supplemental Indenture, dated as of May 1,
         1996. (Form 10-K for the year ended December 31, 1996, File No. 1-5924--Exhibit 4(a)(33).)

*4(b)(1)-- Installment Sale Agreement, dated as of December 1, 1973, among the City of Farmington, New Mexico, Public Service Company of New Mexico and TEP. (Form 8-K for the month of January 1974, File No. 0-269--Exhibit 3.)

*4(b)(2)-- Ordinance No. 486, adopted December 17, 1973, of the City of
         Farmington, New Mexico. (Form 8-K for the month of January 1974, File No. 0-269--Exhibit 4.)

*4(b)(3)-- Amended and Restated Installment Sale Agreement dated as of April
         1, 1997, between the City of Farmington, New Mexico and TEP relating to Pollution Control Revenue Bonds, 1997 Series A (Tucson Electric Power Company San Juan Project). (Form 10-Q for the quarter ended March 31, 1997, File No. 1-5924--Exhibit 4(a).)

*4(b)(4)-- City of Farmington, New Mexico Ordinance No. 97-1055, adopted
         April 17, 1997, authorizing Pollution Control Revenue Bonds, 1997 Series A (Tucson Electric Power Company San Juan Project). (Form 10-Q for the quarter ended March 31, 1997, File No. 1-5924--Exhibit 4(b).)

*4(c)(1)-- Loan Agreement, dated as of September 15, 1981, between the
         Industrial Development Authority of the County of Apache, Arizona and TEP, relating to Floating Rate Monthly Demand Pollution Control Revenue Bonds, 1981 Series A (Tucson Electric Power Company Project). (Form 10-K for year ended December 31, 1981, File No. 1-5924--Exhibit 4(d)(1).)

*4(c)(2)-- Indenture of Trust, dated as of September 15, 1981, between the Apache County Authority and Morgan Guaranty Trust Company of New York, authorizing Floating Rate Monthly Demand Pollution Control Revenue Bonds, 1981 Series A (Tucson Electric Power Company Project). (Form 10-K for year ended December 31, 1981, File No. 1-5924--Exhibit 4(d)(2).)

*4(d)(1)-- Second Supplemental Loan Agreement, dated as of October 1, 1981, between the Apache County Authority and TEP, relating to Floating Rate Monthly Demand Pollution Control Revenue Bonds, 1981 Series B (Tucson Electric Power Company Project). (Form 10-K for year ended December 31, 1982, File No. 1-5924--Exhibit 4(f)(1).)

*4(d)(2) -- Second Supplemental Indenture, dated as of October 1, 1981, between the Apache County Authority and Morgan Guaranty, relating to Floating Rate Monthly Demand Pollution Control Revenue Bonds, 1981 Series B (Tucson Electric Power Company Project). (Form 10-K for year ended December 31, 1982, File No. 1-5924--Exhibit 4(f)(2).)

*4(d)(3) -- Third Supplemental Loan Agreement, dated as of
         December 1, 1985, between the Apache County Authority and TEP, relating to Floating Rate Monthly Demand Pollution Control Revenue Bonds, 1981 Series B (Tucson Electric Power Company Project). (Form 10-K for the year ended December 31, 1987, File No. 1-5924--Exhibit 4(d)(3).)

*4(d)(4)-- Third Supplemental Indenture, dated as of December 1, 1985, between the Apache County Authority and Morgan Guaranty, relating to Floating Rate Monthly Demand Pollution Control Revenue Bonds, 1981 Series B (Tucson Electric Power Company Project). (Form 10-K for the year ended December 31, 1987, File No. 1-5924--Exhibit 4(d)(4).)

*4(d)(5)-- Fourth Supplemental Indenture of Trust, dated as of March 31,
         1992, between the Apache County Authority and Morgan Guaranty, relating to Pollution Control Revenue Bonds, 1981 Series B (Tucson Electric Power Company Project). (Form S-4, Registration No. 33-52860--Exhibit 4(d)(5).)

*4(d)(6)-- Fourth Supplemental Loan Agreement, dated as of March 31, 1992, between the Apache County Authority and TEP, relating to Pollution Control Revenue Bonds, 1981 Series B (Tucson Electric Power Company Project). (Form S-4, Registration No. 33-52860--Exhibit 4(d)(6).)

*4(e)(1)-- Loan Agreement, dated as of October 1, 1982, between the Pima
         County Authority and TEP relating to Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1982 Series A (Tucson Electric Power Company Irvington Project). (Form 10-Q for quarter ended September 30, 1982, File No. 1-5924--Exhibit 4(a).)

*4(e)(2)-- Indenture of Trust, dated as of October 1, 1982, between the Pima
         County Authority and Morgan Guaranty authorizing Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1982 Series A (Tucson Electric Power Company Irvington Project). (Form 10-Q for quarter ended September 30, 1982, File No. 1-5924--Exhibit 4(b).)

*4(e)(3)-- First Supplemental Loan Agreement, dated as of March 31, 1992, between the Pima County Authority and TEP relating to Industrial Development Revenue Bonds, 1982 Series A (Tucson Electric Power Company Irvington Project). (Form S-4, Registration No. 33-52860--
         Exhibit 4(h)(3).)

*4(e)(4)-- First Supplemental Indenture of Trust, dated as of March 31, 1992, between the Pima County Authority and Morgan Guaranty relating to Industrial Development Revenue Bonds, 1982 Series A (Tucson Electric Power Company Irvington Project). (Form S-4, Registration No. 33-52860--Exhibit 4(h)(4).)

*4(f)(1)-- Loan Agreement, dated as of December 1, 1982, between the Pima
         County Authority and TEP relating to Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1982 Series A (Tucson Electric Power Company Projects). (Form 10-K for year ended December 31, 1982, File No. 1-5924--Exhibit 4(k)(1).)

*4(f)(2)-- Indenture of Trust, dated as of December 1, 1982, between the Pima
         County Authority and Morgan Guaranty authorizing Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1982 Series A (Tucson Electric Power Company Projects). (Form 10-K for year ended December 31, 1982, File No. 1-5924--Exhibit 4(k)(2).)

*4(f)(3)-- First Supplemental Loan Agreement, dated as of March 31, 1992, between the Pima County Authority and TEP relating to Industrial Development Revenue Bonds, 1982 Series A (Tucson Electric Power Company Projects). (Form S-4, Registration No. 33-52860--Exhibit 4(i)(3).)

*4(f)(4)-- First Supplemental Indenture of Trust, dated as of March 31, 1992, between the Pima County Authority and Morgan Guaranty relating to Industrial Development Revenue Bonds, 1982 Series A (Tucson Electric Power Company Projects). (Form S-4, Registration No. 33-52860--
         Exhibit 4(i)(4).)

*4(g)(1)-- Loan Agreement, dated as of December 1, 1983, between the Apache
         County Authority and TEP relating to Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1983 Series A (Tucson Electric Power Company Springerville Project). (Form 10-K for year ended December 31, 1983, File No. 1-5924--Exhibit 4(l)(1).)

*4(g)(2)-- Indenture of Trust, dated as of December 1, 1983, between the Apache County Authority and Morgan Guaranty authorizing Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1983 Series A (Tucson Electric Power Company Springerville Project). (Form 10-K for year ended December 31, 1983, File No. 1-5924--
         Exhibit 4(l)(2).)

*4(g)(3)-- First Supplemental Loan Agreement, dated as of December 1, 1985, between the Apache County Authority and TEP relating to Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1983 Series A (Tucson Electric Power Company Springerville Project). (Form 10-K for the year ended December 31, 1987, File No. 1-5924--
         Exhibit 4(k)(3).)

*4(g)(4)-- First Supplemental Indenture, dated as of December 1, 1985, between the Apache County Authority and Morgan Guaranty relating to Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1983 Series A (Tucson Electric Power Company Springerville Project). (Form 10-K for the year ended December 31, 1987, File No. 1-5924--
         Exhibit 4(k)(4).)

*4(g)(5)-- Second Supplemental Loan Agreement, dated as of March 31, 1992, between the Apache County Authority and TEP relating to Industrial Development Revenue Bonds, 1983 Series A (Tucson Electric Power Company Springerville Project). (Form S-4, Registration No. 33-52860--Exhibit 4(k)(5).)

*4(g)(6)-- Second Supplemental Indenture of Trust, dated as of March 31,
         1992, between the Apache County Authority and Morgan Guaranty relating to Industrial Development Revenue Bonds, 1983 Series A (Tucson Electric Power Company Springerville Project). (Form S-4, Registration No. 33-52860--Exhibit 4(k)(6).)

*4(h)(1)-- Loan Agreement, dated as of December 1, 1983, between the Apache
         County Authority and TEP relating to Variable Rate Demand Industrial Development Revenue Bonds, 1983 Series B (Tucson Electric Power Company Springerville Project). (Form 10-K for year ended December 31, 1983, File No. 1-5924--Exhibit 4(m)(1).)

*4(h)(2)-- Indenture of Trust, dated as of December 1, 1983, between the Apache County Authority and Morgan Guaranty authorizing Variable Rate Demand Industrial Development Revenue Bonds, 1983 Series B (Tucson Electric Power Company Springerville Project). (Form 10-K for year ended December 31, 1983, File No. 1-5924--Exhibit 4(m)(2).)

*4(h)(3)-- First Supplemental Loan Agreement, dated as of December 1, 1985, between the Apache County Authority and TEP relating to Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1983 Series B (Tucson Electric Power Company Springerville Project). (Form 10-K for the year ended December 31, 1987, File No. 1-5924--
         Exhibit 4(l)(3).)

*4(h)(4)-- First Supplemental Indenture, dated as of December 1, 1985, between the Apache County Authority and Morgan Guaranty relating to Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1983 Series B (Tucson Electric Power Company Springerville Project). (Form 10-K for the year ended December 31, 1987, File No. 1-5924--
         Exhibit 4(l)(4).)

*4(h)(5)-- Second Supplemental Loan Agreement, dated as of March 31, 1992, between the Apache County Authority and TEP relating to Industrial Development Revenue Bonds, 1983 Series B (Tucson Electric Power Company Springerville Project). (Form S-4, Registration No. 33-52860--Exhibit 4(l)(5).)

*4(h)(6)-- Second Supplemental Indenture of Trust, dated as of March 31,
         1992, between the Apache County Authority and Morgan Guaranty relating to Industrial Development Revenue Bonds, 1983 Series B (Tucson Electric Power Company Springerville Project). (Form S-4, Registration No. 33-52860--Exhibit 4(l)(6).)

*4(i)(1)-- Loan Agreement, dated as of December 1, 1983, between the Apache
         County Authority and TEP relating to Variable Rate Demand Industrial Development Revenue Bonds, 1983 Series C (Tucson Electric Power Company Springerville Project). (Form 10-K for year ended December 31, 1983, File No. 1-5924--Exhibit 4(n)(1).)

*4(i)(2)-- Indenture of Trust, dated as of December 1, 1983, between the Apache County Authority and Morgan Guaranty authorizing Variable Rate Demand Industrial Development Revenue Bonds, 1983 Series C (Tucson Electric Power Company Springerville Project). (Form 10-K for year ended December 31, 1983, File No. 1-5924--Exhibit 4(n)(2).)

*4(i)(3)-- First Supplemental Loan Agreement, dated as of December 1, 1985, between the Apache County Authority and TEP relating to Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1983 Series C (Tucson Electric Power Company Springerville Project). (Form 10-K for the year ended December 31, 1987, File No. 1-5924--
         Exhibit 4(m)(3).)

*4(i)(4)-- First Supplemental Indenture, dated as of December 1, 1985, between the Apache County Authority and Morgan Guaranty relating to Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1983 Series C (Tucson Electric Power Company Springerville Project). (Form 10-K for the year ended December 31, 1987, File No. 1-5924--
         Exhibit 4(m)(4).)

*4(i)(5)-- Second Supplemental Loan Agreement, dated as of March 31, 1992, between the Apache County Authority and TEP relating to Industrial Development Revenue Bonds, 1983 Series C (Tucson Electric Power Company Springerville Project). (Form S-4, Registration No. 33-52860--Exhibit 4(m)(5).)

*4(i)(6)-- Second Supplemental Indenture of Trust, dated as of March 31,
         1992, between the Apache County Authority and Morgan Guaranty relating to Industrial Development Revenue Bonds, 1983 Series C (Tucson Electric Power Company Springerville Project). (Form S-4, Registration No. 33-52860--Exhibit 4(m)(6).)

*4(j) -- Reimbursement Agreement, dated as of September 15, 1981, as amended, between TEP and Manufacturers Hanover Trust Company. (Form 10-K for the year ended December 31, 1984, File No. 1-5924--Exhibit 4(o)(4).)

*4(k)(1)-- Loan Agreement, dated as of December 1, 1985, between the Apache
         County Authority and TEP relating to Variable Rate Demand Industrial Development Revenue Bonds, 1985 Series A (Tucson Electric Power Company Springerville Project). (Form 10-K for the year ended December 31, 1985, File No. 1-5924---Exhibit 4(r)(1).)

*4(k)(2)-- Indenture of Trust, dated as of December 1, 1985, between the Apache County Authority and Morgan Guaranty authorizing Variable Rate Demand Industrial Development Revenue Bonds, 1985 Series A (Tucson Electric Power Company Springerville Project). (Form 10-K for the year ended December 31, 1985, File No. 1-5924--Exhibit 4(r)(2).)

*4(k)(3)-- First Supplemental Loan Agreement, dated as of March 31, 1992, between the Apache County Authority and TEP relating to Industrial Development Revenue Bonds, 1985 Series A (Tucson Electric Power Company Springerville Project). (Form S-4, Registration No. 33-52860--Exhibit 4(o)(3).)

*4(k)(4)-- First Supplemental Indenture of Trust, dated as of March 31, 1992, between the Apache County Authority and Morgan Guaranty relating to Industrial Development Revenue Bonds, 1985 Series A (Tucson Electric Power Company Springerville Project). (Form S-4, Registration No. 33-52860--Exhibit 4(o)(4).)

*4(l) -- Warrant Agreement and Form of Warrant, dated as of December 15,
         1992.  (Form S-1, Registration No. 33-55732--Exhibit 4(q).)

*4(m)(1)-- Indenture of Mortgage and Deed of Trust dated as of December 1,
         1992, to Bank of Montreal Trust Company, Trustee. (Form S-1, Registration No. 33-55732--Exhibit 4(r)(1).)

*4(m)(2)-- Supplemental Indenture No. 1 creating a series of bonds designated
         Second Mortgage Bonds, Collateral Series A, dated as of December 1, 1992. (Form S-1, Registration No. 33-55732-Exhibit 4(r)(2).)

4(m)(3)--Supplemental Indenture No. 2 creating a series of bonds designated
         Second Mortgage Bonds, Collateral Series B, dated as of December 1,
         1997.

*4(n)(1)-- Loan Agreement, dated as of April 1, 1997, between Coconino
         County, Arizona Pollution Control Corporation and TEP relating to Pollution Control Revenue Bonds, 1997 Series A (Tucson Electric Power Company Navajo Project). (Form 10-Q for the quarter ended March 31, 1997, File No. 1-5924--Exhibit 4(c).)

*4(n)(2)-- Indenture of Trust, dated as of April 1, 1997, between Coconino
         County, Arizona Pollution Control Corporation and First Trust of New York, National Association, authorizing Pollution Control Revenue Bonds, 1997 Series A (Tucson Electric Power Company Navajo Project). (Form 10-Q for the quarter ended March 31, 1997, File No. 1-5924--Exhibit 4(d).)

*4(o)(1)-- Loan Agreement, dated as of April 1, 1997, between Coconino
         County, Arizona Pollution Control Corporation and TEP relating to Pollution Control Revenue Bonds, 1997 Series B (Tucson Electric Power Company Navajo Project). (Form 10-Q for the quarter ended March 31, 1997, File No. 1-5924--Exhibit 4(e).)

*4(o)(2)-- Indenture of Trust, dated as of April 1, 1997, between Coconino
         County, Arizona Pollution Control Corporation and First Trust of New York, National Association, authorizing Pollution Control Revenue Bonds, 1997 Series B (Tucson Electric Power Company Navajo Project). (Form 10-Q for the quarter ended March 31, 1997, File No. 1-5924--Exhibit 4(f).)

*4(p)(1)-- Loan Agreement, dated as of September 15, 1997, between The
         Industrial Development Authority of the County of Pima and TEP relating to Industrial Development Revenue Bonds, 1997 Series A (Tucson Electric Power Company Project). (Form 10-Q for the quarter ended September 30, 1997, File No. 1-5924--Exhibit 4(a).)

*4(p)(2)-- Indenture of Trust, dated as of September 15, 1997, between The
         Industrial Development Authority of the County of Pima and First Trust of New York, National Association, authorizing Industrial Development Revenue Bonds, 1997 Series A (Tucson Electric Power Company Project). (Form 10-Q for the quarter ended September 30, 1997, File No. 1-5924--Exhibit 4(b).)

*4(q)(1)-- Loan Agreement, dated as of September 15, 1997, between The
         Industrial Development Authority of the County of Pima and TEP relating to Industrial Development Revenue Bonds, 1997 Series B (Tucson Electric Power Company Project). (Form 10-Q for the quarter ended September 30, 1997, File No. 1-5924--Exhibit 4(c).)

*4(q)(2)-- Indenture of Trust, dated as of September 15, 1997, between The
         Industrial Development Authority of the County of Pima and First Trust of New York, National Association, authorizing Industrial Development Revenue Bonds, 1997 Series B (Tucson Electric Power Company Project). (Form 10-Q for the quarter ended September 30, 1997, File No. 1-5924--Exhibit 4(d).)

*4(r)(1)-- Loan Agreement, dated as of September 15, 1997, between The
         Industrial Development Authority of the County of Pima and TEP relating to Industrial Development Revenue Bonds, 1997 Series C (Tucson Electric Power Company Project). (Form 10-Q for the quarter ended September 30, 1997, File No. 1-5924--Exhibit 4(e).)

*4(r)(2)-- Indenture of Trust, dated as of September 15, 1997, between The
         Industrial Development Authority of the County of Pima and First Trust of New York, National Association, authorizing Industrial Development Revenue Bonds, 1997 Series C (Tucson Electric Power Company Project). (Form 10-Q for the quarter ended September 30, 1997, File No. 1-5924--Exhibit 4(f).)

*10(a)(1)--Lease Agreements, dated as of December 1, 1984, between
         Valencia and United States Trust Company of New York, as Trustee, and Thomas B. Zakrzewski, as Co-Trustee, as amended and supplemented. (Form 10-K for the year ended December 31, 1984, File No. 1-5924--Exhibit 10(d)(1).)

*10(a)(2)--Guaranty and Agreements, dated as of December 1, 1984, between TEP and United States Trust Company of New York, as Trustee, and Thomas B. Zakrzewski, as Co-Trustee. (Form 10-K for the year ended December 31, 1984, File No. 1-5924--Exhibit 10(d)(2).)

*10(a)(3)--General Indemnity Agreements, dated as of December 1, 1984, between Valencia and TEP, as Indemnitors; General Foods Credit Corporation, Harvey Hubbell Financial, Inc. and J. C. Penney Company, Inc. as Owner Participants; United States Trust Company of New York, as Owner Trustee; Teachers Insurance and Annuity Association of America as Loan Participant; and Marine Midland Bank, N.A., as Indenture Trustee. (Form 10-K for the year ended December 31, 1984, File No. 1-5924--Exhibit 10(d)(3).)

*10(a)(4)--Tax Indemnity Agreements, dated as of December 1, 1984, between General Foods Credit Corporation, Harvey Hubbell Financial, Inc. and J. C. Penney Company, Inc., each as Beneficiary under a separate Trust Agreement dated December 1, 1984, with United States Trust of New York as Owner Trustee, and Thomas B. Zakrzewski as Co-Trustee, Lessor, and Valencia, Lessee, and TEP, Indemnitors. (Form 10-K for the year ended December 31, 1984, File No. 1-5924--Exhibit 10(d)(4).)

*10(a)(5)--Amendment No. 1, dated December 31, 1984, to the Lease
         Agreements, dated December 1, 1984, between Valencia and United States Trust Company of New York, as Owner Trustee, and Thomas B. Zakrzewski as Co-Trustee. (Form 10-K for the year ended December 31, 1986, File No. 1-5924--Exhibit 10(e)(5).)

*10(a)(6)--Amendment No. 2, dated April 1, 1985, to the Lease
         Agreements, dated December 1, 1984, between Valencia and United States Trust Company of New York, as Owner Trustee, and Thomas B. Zakrzewski as Co-Trustee. (Form 10-K for the year ended December 31, 1986, File No. 1-5924--Exhibit 10(e)(6).)

*10(a)(7)--Amendment No. 3, dated August 1, 1985, to the Lease
         Agreements, dated December 1, 1984, between Valencia and United States Trust Company of New York, as Owner Trustee, and Thomas Zakrzewski as Co-Trustee. (Form 10-K for the year ended December 31, 1986, File No. 1-5924--Exhibit 10(e)(7).)

*10(a)(8)--Amendment No. 4, dated June 1, 1986, to the Lease Agreement, dated December 1, 1984, between Valencia and United States Trust Company of New York as Owner Trustee, and Thomas Zakrzewski as Co-Trustee, under a Trust Agreement dated as of December 1, 1984, with General Foods Credit Corporation as Owner Participant. (Form 10-K for the year ended December 31, 1986, File No. 1-5924--Exhibit 10(e)(8).)

*10(a)(9)--Amendment No. 4, dated June 1, 1986, to the Lease Agreement, dated December 1, 1984, between Valencia and United States Trust Company of New York as Owner Trustee, and Thomas Zakrzewski as Co-Trustee, under a Trust Agreement dated as of December 1, 1984, with
         J. C. Penney Company, Inc. as Owner Participant. (Form 10-K for the year ended December 31, 1986, File No. 1-5924--Exhibit 10(e)(9).)

*10(a)(10)--Amendment No. 4, dated June 1, 1986, to the Lease Agreement, dated December 1, 1984, between Valencia and United States Trust Company of New York as Owner Trustee, and Thomas Zakrzewski as Co-Trustee, under a Trust Agreement dated as of December 1, 1984, with Harvey Hubbell Financial Inc. as Owner Participant. (Form 10-K for the year ended December 31, 1986, File No. 1-5924--Exhibit 10(e)(10).)

*10(a)(11)--Lease Amendment No. 5 and Supplement No. 2, to the Lease
         Agreement, dated July 1, 1986, between Valencia, United States Trust Company of New York as Owner Trustee, and Thomas Zakrzewski as Co-Trustee and J. C. Penney as Owner Participant. (Form 10-K for the year ended December 31, 1986, File No. 1-5924--Exhibit 10(e)(11).)

*10(a)(12)--Lease Amendment No. 5, to the Lease Agreement, dated June 1,
         1987, between Valencia, United States Trust Company of New York as Owner Trustee, and Thomas Zakrzewski as Co-Trustee and General Foods Credit Corporation as Owner Participant. (Form 10-K for the year ended December 31, 1988, File No. 1-5924--Exhibit 10(f)(12).)

*10(a)(13)--Lease Amendment No. 5, to the Lease Agreement, dated June 1,
         1987, between Valencia, United States Trust Company of New York as Owner Trustee, and Thomas Zakrzewski as Co-Trustee and Harvey Hubbell Financial Inc. as Owner Participant. (Form 10-K for the year ended December 31, 1988, File No. 1-5924--Exhibit 10(f)(13).)

*10(a)(14)--Lease Amendment No. 6, to the Lease Agreement, dated June 1,
         1987, between Valencia, United States Trust Company of New York as Owner Trustee, and Thomas Zakrzewski as Co-Trustee and J. C. Penney Company, Inc. as Owner Participant. (Form 10-K for the year ended December 31, 1988, File No. 1-5924--Exhibit 10(f)(14).)

*10(a)(15)--Lease Supplement No. 1, dated December 31, 1984, to Lease
         Agreements, dated December 1, 1984, between Valencia, as Lessee and United States Trust Company of New York and Thomas B. Zakrzewski, as Owner Trustee and Co-Trustee, respectively (document filed relates to General Foods Credit Corporation; documents relating to Harvey Hubbel Financial, Inc. and JC Penney Company, Inc. are not filed but are substantially similar). (Form S-4, Registration No. 33-52860--
         Exhibit 10(f)(15).)

*10(a)(16)--Amendment No. 1, dated June 1, 1986, to the General Indemnity
         Agreement, dated as of December 1, 1984, between Valencia and TEP, as Indemnitors, General Foods Credit Corporation, as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee. (Form 10-K for the year ended December 31, 1986, File No. 1-5924--Exhibit 10(e)(12).)

*10(a)(17)--Amendment No. 1, dated June 1, 1986, to the General Indemnity
         Agreement, dated as of December 1, 1984, between Valencia and TEP, as Indemnitors, J. C. Penney Company, Inc., as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee. (Form 10-K for the year ended December 31, 1986, File No. 1-5924--Exhibit 10(e)(13).)

*10(a)(18)--Amendment No. 1, dated June 1, 1986, to the General Indemnity
         Agreement, dated as of December 1, 1984, between Valencia and TEP, as Indemnitors, Harvey Hubbell Financial, Inc., as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee. (Form 10-K for the year ended December 31, 1986, File No. 1-5924--Exhibit 10(e)(14).)

*10(a)(19)--Amendment No. 2, dated as of July 1, 1986, to the General
         Indemnity Agreement, dated as of December 1, 1984, between Valencia and TEP, as Indemnitors, J. C. Penney Company, Inc., as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee. (Form S-4, Registration No. 33-52860--Exhibit 10(f)(19).)

*10(a)(20)--Amendment No. 2, dated as of June 1, 1987, to the General
         Indemnity Agreement, dated as of December 1, 1984, between Valencia and TEP, as Indemnitors, General Foods Credit Corporation, as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee. (Form S-4, Registration No. 33-52860--Exhibit 10(f)(20).)

*10(a)(21)--Amendment No. 2, dated as of June 1, 1987, to the General
         Indemnity Agreement, dated as of December 1, 1984, between Valencia and TEP, as Indemnitors, Harvey Hubbell Financial, Inc., as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee. (Form S-4, Registration No. 33-52860--Exhibit 10(f)(21).)

*10(a)(22)-- Amendment No. 3, dated as of June 1, 1987, to the General
         Indemnity Agreement, dated as of December 1, 1984, between Valencia and TEP, as Indemnitors, J. C. Penney Company, Inc., as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee. (Form S-4, Registration No. 33-52860--Exhibit 10(f)(22).)

*10(a)(23)--Supplemental Tax Indemnity Agreement, dated July 1, 1986, between J. C. Penney Company, Inc., as Owner Participant, and Valencia and TEP, as Indemnitors. (Form 10-K for the year ended December 31, 1986, File No. 1-5924--Exhibit 10(e)(15).)

*10(a)(24)--Supplemental General Indemnity Agreement, dated as of July 1,
         1986, among Valencia and TEP, as Indemnitors, J. C. Penney Company, Inc., as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee. (Form 10-K for the year ended December 31, 1986, File No. 1-5924--Exhibit 10(e)(16).)

*10(a)(25)--Amendment No. 1, dated as of June 1, 1987, to the
         Supplemental General Indemnity Agreement, dated as of July 1, 1986, among Valencia and TEP, as Indemnitors, J. C. Penney Company, Inc., as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee. (Form S-4, Registration No. 33-52860--Exhibit 10(f)(25).)

*10(a)(26)--Valencia Agreement, dated as of June 30, 1992, among TEP, as
         Guarantor, Valencia, as Lessee, Teachers Insurance and Annuity Association of America, as Loan Participant, Marine Midland Bank, N.A., as Indenture Trustee, United States Trust Company of New York, as Owner Trustee, and Thomas B. Zakrzewski, as Co-Trustee, and the Owner Participants named therein relating to the Restructuring of Valencia's lease of the coal-handling facilities at the Springerville Generating Station. (Form S-4, Registration No. 33-52860--Exhibit 10(f)(26).)

*10(a)(27)--Amendment, dated as of December 15, 1992, to the Lease
         Agreements, dated December 1, 1984, between Valencia, as Lessee, and United States Trust Company of New York, as Owner Trustee, and Thomas B. Zakrzewski, as Co-Trustee. (Form S-1, Registration No. 33-55732--Exhibit 10(f)(27).)

*10(b)(1)--Lease Agreements, dated as of December 1, 1985, between TEP and San Carlos Resources Inc. (San Carlos) (a wholly-owned subsidiary of the Registrant) jointly and severally, as Lessee, and Wilmington Trust Company, as Trustee, as amended and supplemented. (Form 10-K for the year ended December 31, 1985, File No. 1-5924--
         Exhibit 10(f)(1).)

*10(b)(2)--Tax Indemnity Agreements, dated as of December 1, 1985, between Philip Morris Credit Corporation, IBM Credit Financing Corporation and Emerson Finance Co., each as beneficiary under a separate trust agreement, dated as of December 1, 1985, with Wilmington Trust Company, as Owner Trustee, and William J. Wade, as Co-Trustee, and TEP and San Carlos, as Lessee. (Form 10-K for the year ended December 31, 1985, File No. 1-5924--Exhibit 10(f)(2).)

*10(b)(3)--Participation Agreement, dated as of December 1, 1985, among
         TEP and San Carlos as Lessee, Philip Morris Credit Corporation, IBM Credit Financing Corporation, and Emerson Finance Co. as Owner Participants, Wilmington Trust Company as Owner Trustee, The Sumitomo Bank, Limited, New York Branch, as Loan Participant, and Bankers Trust Company, as Indenture Trustee. (Form 10-K for the year ended December 31, 1985, File No. 1-5924--Exhibit 10(f)(3).)

*10(b)(4)--Restructuring Commitment Agreement, dated as of June 30,
         1992, among TEP and San Carlos, jointly and severally, as Lessee, Philip Morris Credit Corporation, IBM Credit Financing Corporation and Emerson Capital Funding William J. Wade, as Owner Trustee and Co-Trustee, respectively, The Sumitomo Bank, Limited, New York Branch, as Loan Participant and United States Trust Company of New York, as Indenture Trustee. (Form S-4, Registration No. 33-52860--
         Exhibit 10(g)(4).)

*10(b)(5)--Lease Supplement No. 1, dated December 31, 1985, to Lease
         Agreements, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee Trustee and Co-Trustee, respectively (document filed relates to Philip Morris Credit Corporation; documents relating to IBM Credit Financing Corporation and Emerson Financing Co. are not filed but are substantially similar). (Form S-4, Registration No. 33-52860--Exhibit 10(g)(5).)

*10(b)(6)--Amendment No. 1, dated as of December 15, 1992, to Lease
         Agreements, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, as Lessor. (Form S-1, Registration No. 33-55732--
         Exhibit 10(g)(6).)

*10(b)(7)--Amendment No. 1, dated as of December 15, 1992, to Tax
         Indemnity Agreements, dated as of December 1, 1985, between Philip Morris Credit Corporation, IBM Credit Financing Corporation and Emerson Capital Funding Corp., as Owner Participants and TEP and San Carlos, jointly and severally, as Lessee. (Form S-1, Registration No. 33-55732--Exhibit 10(g)(7).)

*10(c)(1)--Amended and Restated Participation Agreement, dated as of November 15, 1987, among TEP, as Lessee, Ford Motor Credit Company, as Owner Participant, Financial Security Assurance Inc., as Surety, Wilmington Trust Company and William J. Wade in their respective individual capacities as provided therein, but otherwise solely as Owner Trustee and Co-Trustee under the Trust Agreement, and Morgan Guaranty, in its individual capacity as provided therein, but Secured Party. (Form 10-K for the year ended December 31, 1987, File No. 1-5924--Exhibit 10(j)(1).)

*10(c)(2)--Lease Agreement, dated as of January 14, 1988, between
         Wilmington Trust Company and William J. Wade, as Owner Trust Agreement described therein, dated as of November 15, 1987, between such parties and Ford Motor Credit Company, as Lessor, and TEP, as Lessee. (Form 10-K for the year ended December 31, 1987, File No. 1-5924--Exhibit 10(j)(2).)

*10(c)(3)--Tax Indemnity Agreement, dated as of January 14, 1988, between TEP, as Lessee, and Ford Motor Credit Company, as Owner Participant, beneficiary under a Trust Agreement, dated as of November 15, 1987, with Wilmington Trust Company and William J. Wade, Owner Trustee and Co-Trustee, respectively, together as Lessor. (Form 10-K for the year ended December 31, 1987, File No. 1-5924--Exhibit 10(j)(3).)

*10(c)(4)--Loan Agreement, dated as of January 14, 1988, between the Pima County Authority and Wilmington Trust Company and William J. Wade in their respective individual capacities as expressly stated, but otherwise solely as Owner Trustee and Co-Trustee, respectively, under and pursuant to a Trust Agreement, dated as of November 15, 1987, with Ford Motor Credit Company as Trustor and Debtor relating to Industrial Development Lease Obligation Refunding Revenue Bonds, 1988 Series A (TEP's Irvington Project). (Form 10-K for the year ended December 31, 1987, File No. 1-5924--Exhibit 10(j)(4).)

*10(c)(5)--Indenture of Trust, dated as of January 14, 1988, between the Pima County Authority and Morgan Guaranty authorizing Industrial Development Lease Obligation Refunding Revenue Bonds, 1988 Series A (Tucson Electric Power Company Irvington Project). (Form 10-K for the year ended December 31, 1987, File No. 1-5924--Exhibit 10(j)(5).)

*10(c)(6)--Lease Amendment No. 1, dated as of May 1, 1989, between TEP,
         Wilmington Trust Company and William J. Wade as Owner Trustee and Co-trustee, respectively under a Trust Agreement dated as of November 15, 1987 with Ford Motor Credit Company. (Form 10-K for the year ended December 31, 1990, File No. 1-5924--Exhibit 10(i)(6).)

*10(c)(7)--Lease Supplement, dated as of January 1, 1991, between TEP,
         Wilmington Trust Company and William J. Wade as Owner Trustee and Co-Trustee, respectively, under a Trust Agreement dated as of November 15, 1987, with Ford. (Form 10K for the year ended December 31, 1991, File No. 1-5924--Exhibit 10(i)(8).)

*10(c)(8)--Lease Supplement, dated as of March 1, 1991, between TEP,
         Wilmington Trust Company and William J. Wade as Owner Trustee and Co-Trustee, respectively, under a Trust Agreement dated as of November 15, 1987, with Ford. (Form 10-K for the year ended December 31, 1991, File No. 1-5924--Exhibit 10(i)(9).)

*10(c)(9)--Lease Supplement No. 4, dated as of December 1, 1991, between
         TEP, Wilmington Trust Company and William J. Wade as Owner Trustee and Co-Trustee, respectively, under a Trust Agreement dated as of November 15, 1987, with Ford. (Form 10-K for the year ended December 31, 1991, File No. 1-5924--Exhibit 10(i)(10).)

*10(c)(10)--Supplemental Indenture No. 1, dated as of December 1, 1991, between the Pima County Authority and Morgan Guaranty relating to Industrial Lease Development Obligation Revenue Project). (Form 10-K for the year ended December 31, 1991, File No. 1-5924--Exhibit 10(I)(11).)

*10(c)(11)--Restructuring Commitment Agreement, dated as of June 30,
         1992, among TEP, as Lessee, Ford Motor Credit Company, as Owner Participant, Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, and Morgan Guaranty, as Indenture Trustee and Refunding Trustee, relating to the restructuring of the Registrant's lease of Unit 4 at the Irvington Generating Station. (Form S-4, Registration No. 33-52860--Exhibit 10(i)(12).)

*10(c)(12)--Amendment No. 1, dated as of December 15, 1992, to Amended and Restated Participation Agreement, dated as of November 15, 1987, among TEP, as Lessee, Ford Motor Credit Company, as Owner Participant, Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, Financial Security Assurance Inc., as Surety, and Morgan Guaranty, as Indenture Trustee. (Form S-1, Registration No. 33-55732--Exhibit 10(h)(12).)

*10(c)(13)--Amended and Restated Lease, dated as of December 15, 1992, between TEP, as Lessee and Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, as Lessor. (Form S-1, Registration No. 33-55732--Exhibit 10(h)(13).)

*10(c)(14)--Amended and Restated Tax Indemnity Agreement, dated as of
         December 15, 1992, between TEP, as Lessee, and Ford Motor Credit Company, as Owner Participant. (Form S-1, Registration No. 33-55732--Exhibit 10(h)(14).)

*10(d)-- Power Sale Agreement for the years 1990 to 2011, dated as of March
         10, 1988, between TEP and Salt River Project Agricultural Improvement and Power District. (Form 10-K for the year ended December 31, 1987, File No. 1-5924--Exhibit 10(k).)

+*10(e)(1)--Employment Agreements between TEP and currently in effect with Ira R. Adler, Charles E. Bayless, Thomas A. Delawder, Gary L. Ellerd, Steven J. Glaser, Thomas N. Hansen, Karen G. Kissinger, Kevin P. Larson, George W. Miraben, Dennis R. Nelson, James S. Pignatelli and Romano Salvatori. (Form 10-K for the year ended December 31, 1996, File No. 1-5924--Exhibit 10(g)(1).)

+*10(e)(2)--Employment Agreement between TEP and Romano Salvatori.  (Form
         10-K for the year ended December 31, 1996, File No. 1-5924--Exhibit 10(g)(2).)

*10(e)(3)--Letter, dated February 25, 1992, from Dr. Martha R. Seger to
         TEP and Capital Holding Corporation. (Form S-4, Registration No. 33-52860--Exhibit 10(k)(4).)

+10(e)(4)--Amendment No. 1 to Employment Agreement among Romano Salvatori,
         TEP and Nations Energy Corporation.

+10(e)(5)--Amendment No. 1 to Amended and Restated Employment Agreement between TEP and currently in effect with Ira R. Adler, Charles E. Bayless, Thomas A. Delawder, Gary L. Ellerd, Steven J. Glaser, Thomas N. Hansen, Karen G. Kissinger, Kevin P. Larson, George W. Miraben, Dennis R. Nelson, James S. Pignatelli and Romano Salvatori.

*10(f)-- Power Sale Agreement, dated April 29, 1988, for the dates of May 16,
         1990 to December 31, 1995, between TEP and Nevada Power Company. (Form 10-K for the year ended December 31, 1988, File No 1-5924--
         Exhibit 10(m)(2).)

*10(g)-- Participation Agreement, dated as of June 30, 1992, among TEP, as
         Lessee, various parties thereto, as Owner Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, and LaSalle National Bank, as Indenture Trustee relating to TEP's lease of Springerville Unit 1. (Form S-1, Registration No. 33-55732--Exhibit 10(u).)

*10(h)-- Lease Agreement, dated as of December 15, 1992, between TEP, as
         Lessee and Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, as Lessor. (Form S-1, Registration No. 33-55732--Exhibit 10(v).)

*10(i)-- Tax Indemnity Agreements, dated as of December 15, 1992, between the various Owner Participants parties thereto and TEP, as Lessee.
         (Form S-1, Registration No. 33-55732, Exhibit 10(w).)

*10(j)-- Restructuring Agreement, dated as of December 1, 1992, between TEP and Century Power Corporation. (Form S-1, Registration No. 33-55732--Exhibit 10(x).)

*10(k)-- Voting Agreement, dated as of December 15, 1992, between TEP and
         Chrysler Capital Corporation (documents relating to CILCORP Lease Management, Inc., MWR Capital Inc., US West Financial Services, Inc. and Philip Morris Capital Corporation are not filed but are substantially similar). (Form S-1, Registration No. 33-55732--
         Exhibit 10(y).)

*10(l)(1)--Wholesale Power Supply Agreement between TEP and Navajo
         Tribal Utility Authority dated January 5, 1993. (Form 10-K for the year ended December 31, 1992, File No. 1-5924--Exhibit 10(t).)

*10(l)(2)--Amended and Restated Wholesale Power Supply Agreement between
         TEP and Navajo Tribal Utility Authority, dated June 25, 1997. (Form 10-Q for the quarter ended June 30, 1997, File No. 1-5924--Exhibit 10.)

10(m) -- Credit Agreement dated as of December 30, 1997, among TEP, Toronto
         Dominion (Texas), Inc., as Administrative Agent, The Bank of New York, as Syndication Agent, Societe Generale, as Documentation Agent, the lenders party hereto, and the issuing banks party hereto.

+*10(n)-- 1994 Omnibus Stock and Incentive Plan of UniSource Energy.  (Form S-
         8 dated January 6, 1998, File No. 333-43767.)

+*10(o)-- 1994 Outside Director Stock Option Plan of UniSource Energy.  (Form
         S-8 dated January 6, 1998, File No. 333-43765.)

+*10(p)-- Management and Directors Deferred Compensation Plan of UniSource
         Energy.  (Form S-8 dated January 6, 1998, File No. 333-43769.)

11    -- Statement re computation of per share earnings--UniSource Energy.

12    -- Computation of Ratio of Earnings to Fixed Charges--TEP.

16    -- Letter re change in certifying accountant.

21    -- Subsidiaries of the Registrants.

23    -- Consents of experts and counsel.

24    -- Power of Attorney.

27(a) -- Financial Data Schedule--UniSource Energy.

27(b) -- Financial Data Schedule--TEP.

(*)Previously filed as indicated and incorporated herein by reference. (+)Management contracts or compensatory plans or arrangements required to be filed as exhibits to this Form 10-K by item 601(b)(10)(iii) of Regulation
  S-K.




                                                   Appendix B


                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 FORM 10-Q


           (Mark One)
               [X]  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934

                     For The Quarterly Period Ended March 31, 1998

                                     OR

               [X]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934

                      For the transition period from      to      .
                                                    -----   ------


Commission        Registrant; State of Incorporation;     IRS Employer
File Number       Address; and Telephone Number           Identification Number
- -----------       -----------------------------           ---------------------
1-13739           UNISOURCE ENERGY CORPORATION            86-0786732
                  (An Arizona Corporation)
                  220 West Sixth Street
                  Tucson, AZ  85701
                  (520) 571-4000

1-5924            TUCSON ELECTRIC POWER COMPANY           86-0062700
                  (An Arizona Corporation)
                  220 West Sixth Street
                  Tucson, AZ  85701
                  (520) 571-4000


     Indicate by check mark whether each registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes     X     No
    --------     ---------

     At May 6, 1998, 32,137,409 shares of UniSource Energy Corporation's Common Stock, no par value (the only class of Common Stock), were outstanding.

     UniSource Energy Corporation is the sole holder of the 32,162,167 shares of the outstanding Common Stock of Tucson Electric Power Company.





This combined Form 10-Q is separately filed by UniSource Energy Corporation and Tucson Electric Power Company. Information contained herein relating to Tucson Electric Power Company is filed by UniSource Energy Corporation and separately by Tucson Electric Power Company on its own behalf. Tucson Electric Power Company makes no representation as to information relating to UniSource Energy Corporation or its subsidiaries, except as it may relate to Tucson Electric Power Company.


                             TABLE OF CONTENTS
                                                                       Page
                                                                      ----
Definitions............................................................. iv
Report of Independent Accountants........................................1
Independent Accountants' Review Report...................................2

                       PART I - FINANCIAL INFORMATION

Item 1.  -- Financial Statements
     UniSource Energy Corporation
         Comparative Condensed Consolidated Statements of Income (Loss).....3
         Comparative Condensed Consolidated Statements of Cash Flows........4
         Comparative Condensed Consolidated Balance Sheets..................5
     Tucson Electric Power Company
         Comparative Condensed Consolidated Statements of Income (Loss).....6
         Comparative Condensed Consolidated Statements of Cash Flows........7
         Comparative Condensed Consolidated Balance Sheets..................8
     Notes to Condensed Consolidated Financial Statements
     Note 1.  Accounting for the Effects of Regulation......................9
     Note 2.  Tax Assessments..............................................10
     Note 3.  Transfer of MEH from TEP to UniSource Energy.................11
     Note 4.  Loans and Guarantees for NEV.................................11
     Note 5.  Long-Term Debt...............................................11
     Note 6.  Rate Matters.................................................12
     Note 7.  Income Taxes.................................................13
     Note 8.  Reclassifications............................................13
     Note 9.  Review by Independent Public Accountants.....................13

Item 2. -- Management's Discussion and Analysis of Financial Condition and Results of Operations
     Overview..............................................................14
     Competition
         Wholesale.........................................................15
         Retail............................................................16
     Shared Savings Proposal Before ACC....................................18
     Accounting for the Effects of Regulation
         Accounting Implications...........................................18
         Recent Events That May Impact TEP's Application of FAS 71.........19
     Investments in Energy Related Ventures................................19
     Dividends on Common Stock
         UniSource Energy..................................................20
         TEP...............................................................20
     Earnings..............................................................21
     Results of Operations
          Utility Sales and Revenues.......................................21
           Operating Expenses..............................................22
          Other Income (Deductions)........................................22
           Interest Expense........... ....................................22
       Events Affecting Future Results of Utility Operations
           TEP Generating Resources........................................22
     Liquidity and Capital Resources
       Cash Flows
           UniSource Energy................................................23
           TEP.............................................................23
       Financing Developments
           TEP Sale of Bonds...............................................23
           TEP Credit Agreement............................................24
           TEP First Mortgage Bonds........................................24
           UniSource Energy................................................24
           UniSource Energy--Loans and Guarantees..........................25
     Impact of Year 2000 on Computer Systems and Applications..............25
     Safe Harbor for Forward-Looking Statements............................25

                        PART II - OTHER INFORMATION

Item 1. -- Legal Proceedings
     Tax Assessments.......................................................27
Item 5. - Other Information
     Additional Financial Data.............................................27
Item 6.  -- Exhibits and Reports on Form 8-K...............................27
Signature Page.............................................................28
Exhibit Index..............................................................29




                                DEFINITIONS

The abbreviations and acronyms used in the 1998 First Quarter Form 10-Q are defined below:
- -------------------------------------------------------------------------------

ACC...............   Arizona Corporation Commission.
ADOR..............   Arizona Department of Revenue.
AET...............   Advanced Energy Technologies, Inc., a wholly-owned
                      subsidiary of MEH Corporation.
Banks.............   The financial institutions party to the Credit
                      Agreement dated as of December 30, 1997.
Common Stock......   The Company's common stock, without par value.
Company or UniSource
 Energy...........   UniSource Energy Corporation.
Credit Agreement..   Credit Agreement between TEP and the Banks, dated as of
                      December 30, 1997.
EITF..............   Emerging Issues Task Force of the Financial Accounting
                      Standards Board.
FAS 71............   Statement of Financial Accounting Standards #71:
                      Accounting for the Effects of Certain Types of
                      Regulation.
FAS 101...........   Statement of Financial Accounting Standards #101:
                      Regulated Enterprises - Accounting for the
                      Discontinuation of Application of FAS 71.
FAS 121...........   Statement of Financial Accounting Standards #121:
                      Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.
FERC..............   Federal Energy Regulatory Commission.
First Mortgage
 Bonds............   First mortgage bonds issued under the General First
                      Mortgage.
General First
 Mortgage.........   The Indenture, dated as of April 1, 1941, of Tucson
                      Gas, Electric Light and Power Company to The Chase National Bank of the City of New York, as trustee, as supplemented and amended.
General Second
 Mortgage.........   The Indenture, dated as of December 1, 1992,
                      of Tucson Electric Power Company to Bank of Montreal Trust Company of the City of New York, as trustee, as supplemented.
Global Solar......   Global Solar Energy, L.L.C., a corporation in which a
                      50% interest is owned by AET.
Holding Company
 Order.............  ACC Order issued November 25, 1997 granting TEP the authority to organize a public utility holding
                      company.
IDBs..............   Industrial development revenue or pollution control
                      bonds.
IRS...............   Internal Revenue Service.
Irvington.........   Irvington Generating Station.
Irvington Lease...   The leveraged lease arrangement relating to Irvington
                      Unit 4.
ISO...............   Independent System Operator.
ITC...............   Investment Tax Credit.
kWh...............   Kilowatt-hour(s).
LOC...............   Letter of Credit.
MEH...............   MEH Corporation, a wholly-owned subsidiary of UniSource
                      Energy.
Millennium........   Millennium Energy Holdings, Inc., a wholly-owned
                      subsidiary of MEH.
MRA...............   Master restructuring agreement between TEP and certain
                      banks which included the Renewable Term Loan, Revolving Credit and certain replacement reimbursement agreements, which was terminated on December 30, 1997.
MSR...............   Modesto, Santa Clara and Redding Public Power Agency.
MW................   Megawatt(s).
NEV...............   New Energy Ventures, L.L.C., a company in which a 50%
                      interest is owned by Millennium.
NEV California....   NEV California, L.L.C., a wholly-owned subsidiary of
                      NEV.
1994 Rate Order...   ACC Rate Order concerning an increase in TEP's retail
                      base rates and certain regulatory write-offs, issued January 11, 1994.
1996 Rate Order...   ACC Rate Order concerning an
                      increase in TEP's retail base rates and the recovery of Springerville Unit 2 costs, issued March 29, 1996.
NOL...............   Net Operating Loss carryforward for income tax
                      purposes.
Renewable Term
 Loan.............   Credit facility that replaced the Term Loan pursuant
                      to the MRA Sixth Amendment, dated as of November 1, 1994, and effective March 7, 1995, and which was terminated December 30, 1997.
Revolving Credit..   $100 million revolving credit facility entered into
                      under the Credit Agreement between a syndicate of certain of the Banks and TEP.
SEC...............   Securities and Exchange Commission.
Second Mortgage
 Bonds............   TEP's second mortgage bonds issued under the General
                      Second Mortgage.
SES...............   Southwest Energy Solutions, Inc., a wholly-owned
                      subsidiary of MEH.
Shareholders......   Holders of UniSource Energy Common Stock.
Springerville.....   Springerville Generating Station.
Springerville Coal
 Handling Facilities
 Leases...........   Leveraged lease arrangements relating to the coal
                      handling facilities serving Springerville.
Springerville
 Common
 Facilities.......   Facilities at Springerville used in
                      common with Springerville Unit 1 and Springerville
                      Unit 2.
Springerville
 Common Facilities
 Leases...........   Leveraged lease arrangements relating to an undivided
                      one-half interest in certain Springerville Common Facilities.
Springerville
Unit 1 Leases.....   Leveraged lease arrangements relating to
                      Springerville Unit 1, and an undivided one-half interest in certain Springerville Common Facilities and which has been assumed by TEP.
SSP...............   Shared Savings Proposal filed by TEP with the ACC July
                      9, 1997 requesting a 1.1% annual retail rate
                      reduction.
SWPP..............   SWPP Investment Company, a wholly-owned subsidiary of
                      SES.
SWPPI.............   SWPP International, a wholly-owned subsidiary of SES.
TEP...............   Tucson Electric Power Company, the principal subsidiary
                      of UniSource Energy.
UniSource Energy..   UniSource Energy Corporation.
Valencia..........   Valencia Energy Company, previously a wholly owned
                      subsidiary of TEP, merged into TEP on May 31, 1996.
VSP...............   Voluntary Severance Plan offered to TEP employees and
                      implemented in May 1996.
WSCC..............   Western Systems Coordinating Council.








REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of UniSource Energy Corporation and to the Board of Directors of Tucson Electric Power Company

We have reviewed the accompanying condensed consolidated balance sheet and the related condensed consolidated statements of income and of cash flows of UniSource Energy Corporation and its subsidiaries (the Company) and of Tucson Electric Power Company and its subsidiaries (TEP) as of and for the three-month period ended March 31, 1998. This financial information is the responsibility of the Company's and TEP's management. The financial statements as of March 31, 1997 were reviewed by other independent accountants whose report dated February 23, 1998 stated that they were not aware of any material modifications that should be made to such financial information for it to be in conformity with generally accepted accounting principles.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial information as of and for the three-month period ended March 31, 1998 for it to be in conformity with generally accepted accounting principles.

The financial statements of the Company and of TEP for the year ended December 31, 1997 were audited by other independent accountants whose report dated February 23, 1998 expressed an unqualified opinion on those statements.

Price Waterhouse LLP
Phoenix, Arizona
May 5, 1998





INDEPENDENT ACCOUNTANTS' REVIEW REPORT

UniSource Energy Corporation and its Stockholders
Tucson Electric Power Company
220 West Sixth Street
Tucson, Arizona 85701

We have reviewed the condensed consolidated statements of income and cash flows of UniSource Energy Corporation and its subsidiaries (the Company) and Tucson Electric Power Company (TEP) for the three-month period ended March 31, 1997. These financial statements are the responsibility of the Company's and TEP's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheets and statements of capitalization of the Company and TEP as of December 31, 1997 and the related statements of income, cash flows, and changes in stockholders' equity (deficit) for the year then ended (not presented herein); and in our report dated February 23, 1998, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheets as of December 31, 1997 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which they have been derived.



DELOITTE & TOUCHE LLP
Tucson, Arizona
February 23, 1998







                        PART I - FINANCIAL INFORMATION
Item 1.  FINANCIAL STATEMENTS
- -----------------------------------------------------------------------------
The weather causes seasonal fluctuations in UniSource Energy's sales. As a result, quarterly results are not indicative of annual operating results. The quarterly financial statements that follow are unaudited but reflect all normal recurring accruals and other adjustments which we believe are necessary for a fair presentation of the results for the interim periods presented. Also see
Item 2. - Management's Discussion and Analysis of Financial Condition and Results of Operations. This quarterly report should be reviewed in conjunction with the Company's 1997 Form 10-K.

UNISOURCE ENERGY CORPORATION
COMPARATIVE CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                                                       Three Months Ended
                                                            March 31,
                                                         1998       1997
                                                     -Thousands of Dollars-
Operating Revenues
 Retail Customers                                     $138,087    $129,937
 Amortization of MSR Option Gain Regulatory Liability        -       5,013
 Sales for Resale                                       22,854      19,331
                                                      ---------   ---------
    Total Operating Revenues                           160,941     154,281
                                                      ---------   ---------
Operating Expenses
 Fuel and Purchased Power                               48,400      45,646
 Capital Lease Expense                                  25,778      26,276
 Amortization of Springerville Unit 1 Allowance         (7,631)     (7,009)
 Other Operations                                       26,298      23,363
 Maintenance and Repairs                                10,724      10,231
 Depreciation and Amortization                          22,563      21,774
 Taxes Other Than Income Taxes                          12,926      12,625
 Employee Severance Plan Expense - Net                       -       2,933
 Income Taxes                                           (1,937)     (2,348)
                                                      ---------   ---------
    Total Operating Expenses                           137,121     133,491
                                                      ---------   ---------
      Operating Income                                  23,820      20,790
                                                      ---------   ---------
Other Income (Deductions)
 Income Taxes                                             (631)     14,558
 Interest Income                                         1,716       1,709
 Unregulated Energy Businesses - Net                    (4,036)       (932)
 Other                                                     810         (31)
                                                      ---------   ---------
    Total Other Income (Deductions)                     (2,141)     15,304
                                                      ---------   ---------
Interest Expense
 Long-Term Debt                                         17,111      14,117
 Interest Imputed on Losses Recorded at Present Value    8,545       8,279
 Other                                                   3,058       2,206
                                                      ---------   ---------
    Total Interest Expense                              28,714      24,602
                                                      ---------   ---------
Net Income (Loss)                                     $ (7,035)   $ 11,492
                                                      =========   =========
Average Shares of Common Stock Outstanding (000)        32,139      32,139
                                                      =========   =========
Basic and Diluted Earnings per Share                  $  (0.22)   $   0.36
                                                      =========   =========

See Notes to Condensed Consolidated Financial Statements.

UNISOURCE ENERGY CORPORATION
COMPARATIVE CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                       Three Months Ended
                                                            March 31,
                                                         1998       1997
                                                     -Thousands of Dollars-
Cash Flows from Operating Activities
  Cash Receipts from Retail Customers                 $146,532    $142,918
  Cash Receipts from Sales for Resale                   25,549      22,402
  Fuel and Purchased Power Costs Paid                  (41,527)    (39,847)
  Wages Paid, Net of Amounts Capitalized               (23,257)    (20,259)
  Payment of Other Operations and Maintenance Costs    (23,690)    (18,876)
  Capital Lease Interest Paid                          (41,319)    (37,512)
  Interest Paid, Net of Amounts Capitalized            (17,198)    (13,400)
  Taxes Paid, Net of Amounts Capitalized               (11,519)    (11,121)
  Interest Received                                      2,361       2,262
  Contract Termination Fee Paid                        (10,000)          -
  Other                                                  1,982         410
                                                      ---------   ---------
    Net Cash Flows - Operating Activities                7,914      26,977
                                                      ---------   ---------
Cash Flows from Investing Activities
  Construction Expenditures                            (16,957)    (15,602)
  Investments in Joint Ventures                         (6,000)     (1,338)
  Other                                                    (35)        988
                                                      ---------   ---------
    Net Cash Flows - Investing Activities              (22,992)    (15,952)
                                                      ---------   ---------
Cash Flows from Financing Activities
  Proceeds from Issuance of Long-Term Debt               1,105           -
  Payments on Renewable Term Loan                            -     (31,000)
  Payments to Retire Capital Lease Obligations          (8,737)     (4,061)
  Other                                                 (1,751)        383
                                                      ---------   ---------
    Net Cash Flows - Financing Activities               (9,383)    (34,678)
                                                      ---------   ---------
Net Decrease in Cash and Cash Equivalents              (24,461)    (23,653)
Cash and Cash Equivalents, Beginning of Year           146,256     130,291
                                                      ---------   ---------
Cash and Cash Equivalents, End of Period              $121,795    $106,638
                                                      =========   =========

See Notes to Condensed Consolidated Financial Statements.


UNISOURCE ENERGY CORPORATION
SUPPLEMENTAL CONDENSED CONSOLIDATED CASH FLOW INFORMATION

                                                       Three Months Ended
                                                           March 31,
                                                         1998       1997
                                                     -Thousands of Dollars-
Net Income (Loss)                                     $ (7,035)   $ 11,492
Adjustments to Reconcile Net Income (Loss)
   to Net Operating Cash Flows
  Depreciation and Amortization Expense                 22,563      21,774
  Deferred Income Taxes and Investment Tax Credits-Net  (4,117)    (16,907)
  Lease Payments Deferred                              (12,616)     (8,306)
  Amortization of Regulatory Assets & Liabilities,
   Net of Interest Imputed on Losses Recorded at
   Present Value                                           914      (3,743)
  Deferred Contract Termination Fee                     (9,038)          -
  Loss (Unremitted Earnings) of Unconsolidated
   Subsidiaries                                          6,591        (538)
  Other                                                   (174)     (1,416)
  Changes in Assets and Liabilities which Provided
   (Used) Cash Exclusive of Changes Shown Separately
    Accounts Receivable                                    987       7,534
    Materials and Fuel                                     251         153
    Accounts Payable                                       508       2,369
    Taxes Accrued                                       11,961      11,826
    Other Current Assets and Liabilities                (3,260)       (436)
    Other Deferred Assets and Liabilities                  379       3,175
                                                      ---------   ---------
Net Cash Flows - Operating Activities                 $  7,914    $ 26,977
                                                      =========   =========
Non-Cash Financing Activities (these activities do not affect the statements of cash flows):
The proceeds from the issuance of $200 million of Pollution Control Revenue Bonds in March 1998 are held in trust and will be released by the trustee in May 1998 to redeem $200 million of previously issued bonds. See Note 5.

See Notes to Condensed Consolidated Financial Statements.


UNISOURCE ENERGY CORPORATION
COMPARATIVE CONDENSED CONSOLIDATED BALANCE SHEETS
ASSETS
                                                    March 31,  December 31,
                                                       1998        1997
                                                   - Thousands of Dollars -
Utility Plant
  Plant in Service                                  $2,211,650  $2,194,150
  Utility Plant Under Capital Leases                   893,064     893,064
  Construction Work in Progress                         70,692      72,404
                                                    ----------- -----------
    Total Utility Plant                              3,175,406   3,159,618
  Less Accumulated Depreciation and Amortization    (1,001,685)   (982,621)
  Less Accumulated Amortization of Capital Leases      (78,435)    (73,728)
  Less Springerville Unit 1 Allowance                 (168,670)   (167,756)
                                                    ----------- -----------
    Total Utility Plant - Net                        1,926,616   1,935,513
                                                    ----------- -----------
Investments and Other Property                          78,855      78,772
                                                    ----------- -----------
Current Assets
  Cash and Cash Equivalents                            121,795     146,256
  Accounts Receivable                                   70,238      71,225
  Materials and Fuel                                    33,754      34,005
  Deferred Income Taxes - Current                        7,777      14,910
  Long-Term Debt Proceeds Held by Trustee              205,721       6,960
  Other                                                 16,079      16,693
                                                    ----------- -----------
    Total Current Assets                               455,364     290,049
                                                    ----------- -----------
Deferred Debits - Regulatory Assets
  Income Taxes Recoverable Through Future Rates        169,212     170,034
  Deferred Springerville Common Facility Costs          57,587      58,222
  Deferred Springerville Contract Termination Fee       47,115      48,077
  Deferred Springerville Unit 2 Costs                    9,267      11,590
  Deferred Lease Expense                                10,982      11,571
  Other Deferred Regulatory Assets                      10,858      11,089
Deferred Debits - Other                                 21,005      19,492
                                                    ----------- -----------
    Total Deferred Debits                              326,026     330,075
                                                    ----------- -----------
Total Assets                                        $2,786,861  $2,634,409
                                                    =========== ===========

See Notes to Condensed Consolidated Financial Statements.


UNISOURCE ENERGY CORPORATION
COMPARATIVE CONDENSED CONSOLIDATED BALANCE SHEETS
CAPITALIZATION AND OTHER LIABILITIES
                                                     March 31,  December 31,
                                                       1998         1997
                                                   - Thousands of Dollars -
Capitalization
  Common Stock                                      $  638,873  $  638,904
  Accumulated Deficit                                 (429,061)   (422,026)
                                                     ----------- -----------
  Common Stock Equity                                  209,812     216,878
  Capital Lease Obligations                            883,607     890,257
  Long-Term Debt                                     1,215,120   1,215,120
                                                    ----------- -----------
    Total Capitalization                             2,308,539   2,322,255
                                                    ----------- -----------
Current Liabilities
  Current Obligations Under Capital Leases              15,238      14,552
  Current Maturities of Long-Term Debt                 200,500         500
  Accounts Payable                                      35,417      34,909
  Interest Accrued                                      47,004      64,812
  Taxes Accrued                                         36,358      24,397
  Contract Termination Fee Payable                           -      10,000
  Other                                                 12,412      19,051
                                                    ----------- -----------
    Total Current Liabilities                          346,929     168,221
                                                    ----------- -----------
Deferred Credits and Other Liabilities
  Deferred Income Taxes - Noncurrent                    66,107      77,606
  Accumulated Deferred Investment Tax Credits
   Regulatory Liability                                 11,332      11,905
  Emission Allowance Gain Regulatory Liability          17,609      17,591
  Other                                                 36,345      36,831
                                                    ----------- -----------
    Total Deferred Credits and Other Liabilities       131,393     143,933
                                                    ----------- -----------
Total Capitalization and Other Liabilities          $2,786,861  $2,634,409
                                                    =========== ===========

See Notes to Condensed Consolidated Financial Statements.


TUCSON ELECTRIC POWER COMPANY
COMPARATIVE CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

The weather causes seasonal fluctuations in TEP's sales. As a result, quarterly results are not indicative of annual operating results. The quarterly financial statements that follow are unaudited but reflect all normal recurring accruals and other adjustments which we believe are necessary for a fair presentation of the results for the interim periods presented. Also see Item 2. - Management's Discussion and Analysis of Financial Condition and Results of Operations. This quarterly report should be reviewed in conjunction with the TEP's 1997 Form 10-K.


TUCSON ELECTRIC POWER COMPANY
COMPARATIVE CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                                                       Three Months Ended
                                                           March 31,
                                                         1998       1997
                                                     -Thousands of Dollars-
Operating Revenues
 Retail Customers                                     $138,149    $129,937
 Amortization of MSR Option Gain Regulatory Liability        -       5,013
 Sales for Resale                                       22,854      19,331
                                                      ---------   ---------
    Total Operating Revenues                           161,003     154,281
                                                      ---------   ---------
Operating Expenses
 Fuel and Purchased Power                               48,400      45,646
 Capital Lease Expense                                  25,778      26,276
 Amortization of Springerville Unit 1 Allowance         (7,631)     (7,009)
 Other Operations                                       26,298      23,363
 Maintenance and Repairs                                10,724      10,231
 Depreciation and Amortization                          22,563      21,774
 Taxes Other Than Income Taxes                          12,926      12,625
 Employee Severance Plan Expense- Net                        -       2,933
 Income Taxes                                           (1,937)     (2,348)
                                                      ---------   ---------
    Total Operating Expenses                           137,121     133,491
                                                      ---------   ---------
      Operating Income                                  23,882      20,790
                                                      ---------   ---------
Other Income (Deductions)
 Income Taxes                                           (1,560)     14,558
 Interest Income                                         1,716       1,756
 Interest Income-Note Receivable from UniSource Energy   2,300           -
 Other                                                     769      (1,010)
                                                      ---------   ---------
    Total Other Income (Deductions)                      3,225      15,304
                                                      ---------   ---------
Interest Expense
 Long-Term Debt                                         17,111      14,117
 Interest Imputed on Losses Recorded at Present Value    8,545       8,279
 Other                                                   3,058       2,206
                                                      ---------   ---------
    Total Interest Expense                              28,714      24,602
                                                      ---------   ---------
Net Income (Loss)                                     $ (1,607)   $ 11,492
                                                      =========   =========


See Notes to Condensed Consolidated Financial Statements.


TUCSON ELECTRIC POWER COMPANY
COMPARATIVE CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       Three Months Ended
                                                            March 31,
                                                         1998       1997
                                                     -Thousands of Dollars-
Cash Flows from Operating Activities
  Cash Receipts from Retail Customers                 $146,532    $142,918
  Cash Receipts from Sales for Resale                   25,549      22,402
  Fuel and Purchased Power Costs Paid                  (41,527)    (39,847)
  Wages Paid, Net of Amounts Capitalized               (22,428)    (20,259)
  Payment of Other Operations and Maintenance Costs    (22,106)    (18,876)
  Capital Lease Interest Paid                          (41,319)    (37,512)
  Interest Paid, Net of Amounts Capitalized            (17,198)    (13,400)
  Taxes Paid, Net of Amounts Capitalized               (11,477)    (11,121)
  Interest Received                                      1,828       2,262
  Contract Termination Fee Paid                        (10,000)          -
  Other                                                    937         410
                                                      ---------   ---------
    Net Cash Flows - Operating Activities                8,791      26,977
                                                      ---------   ---------
Cash Flows from Investing Activities
  Construction Expenditures                            (16,957)    (15,602)
  Transfer of MEH                                      (45,412)          -
  Investments in Joint Ventures                              -      (1,338)
  Other                                                     (6)        988
                                                      ---------   ---------
    Net Cash Flows - Investing Activities              (62,375)    (15,952)
                                                      ---------   ---------
Cash Flows from Financing Activities
  Proceeds from Issuance of Long-Term Debt               1,105           -
  Payments on Renewable Term Loan                            -     (31,000)
  Payments to Retire Capital Lease Obligations          (8,737)     (4,061)
  Other                                                 (1,884)        383
                                                      ---------   ---------
    Net Cash Flows - Financing Activities               (9,516)    (34,678)
                                                      ---------   ---------
Net Decrease in Cash and Cash Equivalents              (63,100)    (23,653)
Cash and Cash Equivalents, Beginning of Year           146,256     130,291
                                                      ---------   ---------
Cash and Cash Equivalents, End of Period              $ 83,156    $106,638
                                                      =========   =========

See Notes to Condensed Consolidated Financial Statements.


TUCSON ELECTRIC POWER COMPANY
SUPPLEMENTAL CONDENSED CONSOLIDATED CASH FLOW INFORMATION

                                                       Three Months Ended
                                                            March 31,
                                                         1998       1997
                                                     -Thousands of Dollars-
Net Income (Loss)                                     $ (1,607)  $  11,492
Adjustments to Reconcile Net Income (Loss) to Net
   Operating Cash Flows
  Depreciation and Amortization Expense                 22,563      21,774
  Deferred Income Taxes and
   Investment Tax Credits - Net                           (377)    (16,907)
  Lease Payments Deferred                              (12,616)     (8,306)
  Amortization of Regulatory Assets & Liabilities, Net
   of Interest Imputed on Losses Recorded at
   Present Value                                           914      (3,743)
  Deferred Contract Termination Fee                     (9,038)          -
  Unremitted Earnings of Unconsolidated Subsidiaries      (213)       (538)
  Other                                                 (1,911)     (1,416)
  Changes in Assets and Liabilities which Provided
   (Used) Cash Exclusive of Changes Shown Separately
    Accounts Receivable                                    (74)      7,534
    Materials and Fuel                                     250         153
    Accounts Payable                                     1,561       2,369
    Taxes Accrued                                       11,962      11,826
    Other Current Assets and Liabilities                (3,002)       (436)
    Other Deferred Assets and Liabilities                  379       3,175
                                                      ---------   ---------
Net Cash Flows - Operating Activities                 $  8,791    $ 26,977
                                                      =========   =========

Non-Cash Financing Activities (these activities do not affect the statements of cash flows):
The proceeds from the issuance of $200 million of Pollution Control Revenue Bonds in March 1998 are held in trust and will be released by the trustee in May 1998 to redeem $200 million of previously issued bonds. See Note 5.

See Notes to Condensed Consolidated Financial Statements.


TUCSON ELECTRIC POWER COMPANY
COMPARATIVE CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS
                                                    March 31,  December 31,
                                                       1998        1997
                                                   - Thousands of Dollars -
Utility Plant
  Plant in Service                                  $2,211,650  $2,194,150
  Utility Plant Under Capital Leases                   893,064     893,064
  Construction Work in Progress                         70,692      72,404
                                                    ----------- -----------
    Total Utility Plant                              3,175,406   3,159,618
  Less Accumulated Depreciation and Amortization    (1,001,685)   (982,621)
  Less Accumulated Amortization of Capital Leases      (78,435)    (73,728)
  Less Springerville Unit 1 Allowance                 (168,670)   (167,756)
                                                    ----------- -----------
    Total Utility Plant - Net                        1,926,616   1,935,513
                                                    ----------- -----------
Investments and Other Property                          58,029      78,772
                                                   ----------- -----------
Note Receivable from UniSource Energy                   71,640           -
                                                    ---------- -----------
Current Assets
  Cash and Cash Equivalents                             83,156     146,256
  Accounts Receivable                                   71,155      71,225
  Materials and Fuel                                    33,715      34,005
  Deferred Income Taxes - Current                        7,777      14,910
  Long-Term Debt Proceeds Held by Trustee              205,721       6,960
  Other                                                 14,904      16,693
                                                    ----------- -----------
    Total Current Assets                               416,428     290,049
                                                    ----------- -----------
Deferred Debits - Regulatory Assets
  Income Taxes Recoverable Through Future Rates        169,212     170,034
  Deferred Springerville Common Facility Costs          57,587      58,222
  Deferred Springerville Contract Termination Fee       47,115      48,077
  Deferred Springerville Unit 2 Costs                    9,267      11,590
  Deferred Lease Expense                                10,982      11,571
  Other Deferred Regulatory Assets                      10,858      11,089
Deferred Debits - Other                                 21,005      19,492
                                                    ----------- -----------
    Total Deferred Debits                              326,026     330,075
                                                    ----------- -----------
Total Assets                                        $2,798,739  $2,634,409
                                                    =========== ===========

See Notes to Condensed Consolidated Financial Statements.


TUCSON ELECTRIC POWER COMPANY
COMPARATIVE CONDENSED CONSOLIDATED BALANCE SHEETS
CAPITALIZATION AND OTHER LIABILITIES
                                                    March 31,  December 31,
                                                       1998        1997
                                                   - Thousands of Dollars -

Capitalization
  Common Stock                                      $  645,261  $  645,261
  Capital Stock Expense                                 (6,357)     (6,357)
  Accumulated Deficit                                 (423,633)   (422,026)
                                                    ----------- -----------
  Common Stock Equity                                  215,271     216,878
  Capital Lease Obligations                            883,607     890,257
  Long-Term Debt                                     1,215,120   1,215,120
                                                    ----------- -----------
    Total Capitalization                             2,313,998   2,322,255
                                                    ----------- -----------
Current Liabilities
  Current Obligations Under Capital Leases              15,238      14,552
  Current Maturities of Long-Term Debt                 200,500         500
  Accounts Payable                                      35,642      34,909
  Interest Accrued                                      47,004      64,812
  Taxes Accrued                                         36,327      24,397
  Contract Termination Fee Payable                           -      10,000
  Other                                                 12,442      19,051
                                                    ----------- -----------
    Total Current Liabilities                          347,153     168,221
                                                    ----------- -----------
Deferred Credits and Other Liabilities
  Deferred Income Taxes - Noncurrent                    72,381      77,606
  Accumulated Deferred Investment Tax Credits
   Regulatory Liability                                 11,332      11,905
  Emission Allowance Gain Regulatory Liability          17,609      17,591
  Other                                                 36,266      36,831
                                                    ----------- -----------
    Total Deferred Credits and Other Liabilities       137,588     143,933
                                                    ----------- -----------
Total Capitalization and Other Liabilities          $2,798,739  $2,634,409
                                                    =========== ===========

See Notes to Condensed Consolidated Financial Statements.



NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1.  ACCOUNTING FOR THE EFFECTS OF REGULATION
- -------------------------------------------------

  Accounting Implications

     The ACC regulates TEP's utility business. TEP generally uses the same accounting policies and practices used by nonregulated companies for financial reporting under generally accepted accounting principles. However, sometimes these principles, such as FAS 71, require special accounting treatment for regulated companies to show the effect of regulation. For example, in setting TEP's retail rates, the ACC may not currently allow TEP to charge its customers to recover certain expenses but; instead, require that these charges be charged to customers in the future. In this situation, FAS 71 requires TEP not to show these expenses on its current income statements but to "defer" these items and show them as "regulatory assets" on the balance sheet until TEP is allowed to charge its customers. TEP then amortizes these items to the income statement as charges are billed to customers. Similarly, certain items of revenue may be deferred as regulatory liabilities which also are eventually amortized to the income statement.

    We have recorded regulatory assets and liabilities in our balance sheets in accordance with FAS 71. A regulated company must satisfy certain conditions to apply the accounting policies and practices of FAS 71. These conditions include:

  - an independent regulator sets rates;
  - the regulator sets the rates to cover specific costs of delivering service; and
  - the service territory lacks competitive pressures to reduce rates below the rates set by the regulator.

We periodically assess whether we continue to meet these conditions. If we were required to stop applying FAS 71 to all or a portion of TEP's regulated utility operations, we would write off the related balances of TEP's regulatory assets and liabilities as a charge in our income statement. This means our earnings would be reduced by the net amount of regulatory assets and liabilities, after applicable deferred income taxes. Based on the balances of TEP's regulatory assets and liabilities at March 31, 1998, if we stopped applying FAS 71 to all of TEP's regulated operations, we would record an extraordinary loss of approximately $178 million, net of the related deferred income tax benefit of $99 million. While our cash flows may be affected by regulatory orders and market conditions, our cash flows would not be affected if we stopped applying FAS 71.

     If we stop applying FAS 71, we would need to evaluate the likelihood that we could recover the cost of TEP's electric plant in the marketplace using the criteria in FAS 121. If undiscounted cash flows are less than the carrying value of those assets, then we would need to write off as an expense a portion of those plant assets to reflect their current market value. We cannot predict if we would write off any plant assets as a result of applying FAS 121.

  Recent Events That May Impact TEP's Application of FAS 71

     Legislative and other regulatory measures are being developed in various states to deregulate the electric generation business. The SEC and the EITF have been reviewing whether electric utilities should stop applying FAS 71 to the business transactions in states where deregulation is occurring. In general, the EITF consensus states that utilities must stop accounting for the electric generation portion of their business under FAS 71 when a deregulation plan is in place and its terms are known. The EITF also concludes that utilities do not need to write off regulatory assets(including those related to generation) if the cash flow stream from regulated rates includes recovery of the regulatory assets. We are uncertain how the EITF consensus will impact TEP as deregulation activities develop in Arizona. In the future, we may need to stop applying FAS 71 to the electric generation portion of TEP's business, even if we believe that we will recover the full amount of our costs under the ACC competition phase-in plan. Approximately 55% of TEP's net regulatory assets on the balance sheet relate to electric generation.

     In December 1996, the ACC adopted rules which would introduce retail electric competition in Arizona. If implemented as adopted, the rules would require each "Affected Utility" (TEP, Arizona Public Service Company, Citizens Utilities Company and several cooperatives) to open its retail service area to competing electric service providers on a phased-in basis over the period 1999 to 2003. However, the ACC has not adopted specific guidelines for identification and recovery of stranded costs. Stranded costs represent costs incurred by a utility in a regulated market that would not likely be recovered through the prices charged for electricity and other services in a competitive market.

     Hearings were held in February 1998 to resolve issues relating to stranded cost recovery. TEP, other Affected Utilities, the Residential Utility Consumer Office, the ACC staff, and various intervenors participated in the hearings.
On May 6, 1998, the Hearing Officer issued a Proposed Order. The Proposed Order indicates that the Affected Utilities should have a reasonable opportunity to recover 100% of their stranded costs and gives the Affected Utilities three options for stranded cost recovery. However, it is unclear whether Affected Utilities would be able to recover 100% of their stranded costs. The Proposed Order also specifies that some form of rate cap will be in place for customers on standard offer during the transition period.

     TEP is currently evaluating the financial implications if the Proposed Order is adopted, including whether we would be able to apply FAS 71 to the generation portion of TEP's business. TEP anticipates filing exceptions to the Proposed Order. We cannot determine when the ACC will hold an open meeting to consider the Proposed Order or whether the ACC will approve, modify or reject the Proposed Order. If the Proposed Order is adopted,TEP would have 30 days to file its choice of one of the three options for stranded cost recovery. At the same time, TEP would file an implementation plan, including its estimate of stranded costs related to generation and regulatory assets. Until such time, we believe that any estimate of unrecoverable amounts of stranded costs would be highly speculative.

     Also in January 1998, the Arizona Legislature proposed legislation introducing retail electric competition in Arizona. We cannot predict the outcome of the proposed legislation or whether the ACC and the Arizona Legislature will propose other initiatives on electric utility industry restructuring. We believe, based on previous rate orders, that it is likely that we will recover the full costs of our investments in electric utility plant and regulatory assets. The ACC's final order may require us to stop applying FAS 71 to the electric generation portion of TEP's utility operations. If the order provides less than full recovery of stranded costs, significant write-offs of assets may occur as discussed above.

     Based on the activities that have occurred to date, TEP believes it continues to meet the criteria to apply FAS 71 to its regulated activities. However, we cannot predict the outcome of the deregulation efforts in Arizona described above.

NOTE 2.  TAX ASSESSMENTS
- ------------------------
  Ruling on Arizona Sales Tax Assessments - Coal Sales

    We have received sales tax assessments from the ADOR alleging that Valencia is liable for sales tax on gross income from coal sales, transportation and coal-handling services provided to TEP from November 1985 through May 1996. We have protested these assessments. In September 1996, the Arizona Court of Appeals upheld the validity of the assessment issued for the period November 1985 through March 1990. In July 1997, the Arizona Supreme Court granted a Petition for Review, and oral arguments were held during December 1997. We expect the Arizona Supreme Court to render its opinion in the second quarter of 1998. We are also protesting the assessments for the period April 1990 through May 1996.

     We have previously recorded an expense and a related liability for the sales taxes and interest that we believe are probable of incurrence for the period November 1985 through May 1996. Arizona law generally requires payment of an assessment prior to pursuing the appellate process. We previously paid, under protest, a total of $23 million of the disputed sales tax assessments. These payments will be refunded if we are successful in the appeals process.

     On May 31, 1996, Valencia was merged into TEP. Because TEP now acquires coal directly from other companies, we do not believe we are liable for sales tax computed on a basis similar to the assessments described above after May 31, 1996. For periods prior to May 31, 1996, we continue to record an estimated interest expense on the disputed assessments.

  Arizona Sales Tax Assessments - Leases

     The ADOR has issued sales tax assessments to some of TEP's lessors of generation-related facilities and equipment. The assessments allege sales tax liability on a component of rents we paid on the Springerville Unit 1 Leases, the Springerville Common Facilities Leases, the Irvington Lease and the Springerville Coal Handling Facilities Lease from August 1, 1988 to September 30, 1993. Due to indemnification provisions in the lease agreements, if the ADOR prevails, we would be required to reimburse the lessors for the sales taxes that they pay.

     We have recorded a liability for the probable amount of sales taxes and interest due as of March 31, 1998. If the ADOR prevails, we would need to record an additional expense and related liability. Even though it is reasonably possible that the resolution of this issue could result in approximately $22 million of additional sales tax expense, we do not believe this outcome is likely. We do not expect that the resolution of this assessment will have a material negative impact on the financial statements. We believe that the ultimate resolution of this issue will occur over a period of two to four years.

  Income Tax Assessments

     In February 1998, the IRS issued an income tax assessment for the 1992 and 1993 tax years. The IRS is challenging our treatment for income tax purposes of various items relating to the 1992 Financial Restructuring, including the amount of NOL and ITC generated before December 1991 that may be used to reduce taxes in future periods.

     Due to the Financial Restructuring, a change in ownership of TEP occurred for tax purposes in December 1991. As a result, the use of the NOL and ITC generated before December 1991 may be limited under the tax code. The IRS is challenging our calculation of this limitation. At March 31, 1998, pre-change federal NOL and ITC carryforwards were approximately $281 million and $26 million, respectively. In addition to the pre-change NOL and ITC which are subject to the limitation, $180 million of federal NOL at March 31, 1998,is not subject to the limitation.

    Resolution of this matter is not expected to have a material adverse impact on the financial statements.

NOTE 3.  TRANSFER OF MEH FROM TEP TO UNISOURCE ENERGY
- -----------------------------------------------------

     On January 1, 1998, TEP became a subsidiary of UniSource Energy. At the same time,TEP transferred MEH to UniSource Energy and received as consideration from UniSource Energy a $95 million 10-year promissory note with a yearly interest rate of 9.78%. Approximately $25 million of this note represents a gain to TEP. TEP has not recorded this gain. Instead, this gain will be reflected as an increase in TEP's common equity when UniSource Energy pays the principal portion of the note. The note receivable appears on TEP's consolidated balance sheet but does not appear on UniSource Energy's consolidated balance sheet because intercompany balances and transactions are eliminated when financial statements are consolidated.

     MEH owns Advanced Energy Technologies, Inc., Millennium Energy Holdings, Inc., Nations Energy Corporation and Southwest Energy Solutions, Inc.

    The transfer of MEH's cash balance of $45.4 million as part of the transfer of MEH to UniSource Energy is included in the Cash Flows from Investing Activities in TEP's cash flow statement for the three months ended March 31, 1998.

NOTE 4.  LOANS AND GUARANTEES FOR NEV
- -------------------------------------

     In December 1997, Millennium committed to provide NEV with $20 million of funding. At NEV's option, the funding can be in the form of additional equity, preferred equity, guarantees or it can be partially satisfied with $10 million in loans from Millennium, or a combination of these alternatives. At April 30, 1998, NEV had received the following under the $20 million commitment:

  - Millennium provided $7 million in loans to NEV.
  - UniSource Energy issued guarantees in the aggregate amount of $5 million to secure the obligations of NEV to counterparties to energy purchase and sale agreements.
  - UniSource Energy also issued a $1 million guarantee to secure the obligations of NEV under its Agreement for Services with LG&E Energy Marketing, Inc.

As a result of these loans and guarantees, the remaining commitment amount available was $7 million at April 30, 1998.

     UniSource Energy is the guarantor of $16.65 million of performance bonds that secure the amounts NEV California owes to the California utility distribution companies (UDCs) for services provided by the UDCs in connection with NEV California's sales in the California retail electric market. NEV California bills its customers for these UDC charges.

NOTE 5.  LONG-TERM DEBT
- -----------------------

     In March 1998, the Apache County, Arizona Industrial Development Authority issued $200 million of Pollution Control Revenue Bonds and loaned the proceeds to TEP. These bonds are included in Long-Term Debt on our balance sheet. The new bonds, which are unsecured, were sold in three series: Series A ($83.7 million) bears interest at 5.85% and matures in 2028; Series B ($99.8 million) bears interest at 5.875% and matures in 2033;and Series C ($16.5 million) bears interest at 5.85% and matures in 2026.

    The proceeds from the issuance of the new bonds will be used in May 1998 to redeem $200 million of previously issued variable interest rate bonds that would have matured in 2020 and 2021. The previously issued bonds are included in Current Maturities of Long-Term Debt in our balance sheet at March 31, 1998. Until the previously issued bonds are redeemed, the proceeds from issuance of the new bonds will be recorded in the balance sheets under Current Assets as Long-Term Debt Proceeds Held by Trustee.

NOTE 6.  RATE MATTERS
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  Shared Savings Proposal

     On July 9, 1997, TEP filed with the ACC a request for an annual rate reduction of $6.8 million (or 1.1%) for retail customers. This filing is in the form of a Shared Savings Proposal (SSP) which includes a sharing of cost containment benefits with customers and a reduction of potentially stranded costs associated with the introduction of retail electric competition in Arizona. The SSP identifies $20.8 million in savings allocable to ACC jurisdictional operations. The cost containment savings were realized primarily from renegotiated fuel contracts and a 15% reduction in our workforce from the 1996 Voluntary Severance Program. The ACC has not set a date to decide on this matter.

    The proposed $6.8 million rate reduction represents a 50/50 sharing between TEP and its customers of $13.6 million of the cost savings. The SSP would allow TEP to use the remaining $7.2 million of cost savings to reduce (mitigate) potentially stranded costs by accelerating the amortization of Retail Excess Capacity Deferrals. Retail Excess Capacity Deferrals represent operating and capital costs associated with Springerville Unit 2 capacity which the ACC did not allow TEP to recover in rates until the 1994 and 1996 Rate Orders. These Retail Excess Capacity Deferrals totaled $87.5 million and $88.7 million at March 31, 1998 and December 31, 1997, respectively. These deferrals are only reflected in our regulatory calculations. The accompanying balance sheets do not include these deferrals as the costs were expensed when incurred for financial reporting purposes. The proposed $7.2 million (after tax) increase in annual amortization expense for those excess capacity deferrals would decrease the amortization period from 20 years to 5.6 years as of December 1996. The proposed increase in amortization expense would be reflected in TEP's regulatory accounting records but would have no impact on the expenses included in the financial statements.

  Springerville Coal Contract Termination Fee

     On June 27, 1997, TEP signed an agreement with the coal supplier for the Springerville Generating Station to terminate the then-existing coal supply contract and enter into a new, more cost effective contract with the same supplier. TEP paid a $50 million termination fee in three installments: $30 million paid on June 30, 1997; $10 million paid on September 30, 1997; and $10 million paid on March 31, 1998.

     TEP asked the ACC, as part of the SSP, to allow the termination fee to be recorded as a regulatory asset and to be amortized to fuel expense over the 13-year term of the new agreement. On July 29, 1997, the ACC issued an interim accounting order allowing TEP to defer the $50 million termination fee as a regulatory asset in the balance sheet until the ACC decides whether the $50 million termination fee should be recovered through retail rates. The interim accounting order also allowed TEP to begin amortizing the termination fee to fuel expense. If the ACC ultimately disallows recovery,the unamortized portion of the $50 million termination fee would be expensed immediately. The ACC has not set a date to decide on this matter.

NOTE 7.  INCOME TAXES
- ---------------------

     The differences between the income tax expense (benefit) and the amount obtained by multiplying income before income taxes by the U.S.statutory federal income tax rate are as follows:

                                 UniSource Energy             TEP
                                 ----------------         ------------
                                Three Months Ended   Three Months Ended
                                    March 31,              March 31,
                                 1998       1997        1998       1997
                                ---------------------------------------
                                       - Thousands of Dollars -
Federal Income Tax Benefit
 at Statutory Rate             $(3,903)  $ (1,895)   $ (694)  $ (1,895)
  State Income Tax Benefit,
   Net of Federal Deduction       (601)      (291)     (107)      (291)
Depreciation Differences
   (Flow Through Basis)          1,040          -     1,040          -
  Investment Tax Credit
   Amortization                   (573)      (976)     (573)      (976)
  Reduction in Valuation
   Allowance                         -    (14,318)        -    (14,318)
  Other                            (80)       574       (43)       574
                               --------  ---------   -------  ---------
Total Benefit for Federal
 and State Income Taxes        $(4,117)  $(16,906)   $ (377)  $(16,906)
                               ========  =========   =======  =========

     Income taxes are included in the income statements as follows:

                                UniSource Energy             TEP
                                ----------------         ------------
                               Three Months Ended   Three Months Ended
                                   March 31,              March 31,
                                1998       1997        1998       1997
                               ---------------------------------------
                                       - Thousands of Dollars -
Operating Expenses            $(1,937)  $ (2,348)  $(1,937)  $ (2,348)
Other Income (Deductions)         631    (14,558)    1,560    (14,558)
Unregulated Energy
  Businesses - Net             (2,811)         -         -          -
                              --------  ---------  --------  ---------
Total Income Tax Benefit      $(4,117)  $(16,906)  $  (377)  $(16,906)
                              ========  =========  ========  =========

     The reduction in the valuation allowance and corresponding NOL benefit in 1997 are primarily due to revisions in the estimated amount of NOLs that we expect to offset future taxable income. As of December 31, 1997, both UniSource Energy and TEP had recorded the amount of prior period NOL benefit that we expect to utilize on future income tax returns. At the present time, we are not able to estimate future additional amounts of NOL benefit that we may recognize in the income statements of either UniSource Energy or TEP. This is because there are still open tax years for which there may be additional assessments and because federal and state NOL carryforwards have varying expiration dates. We do not expect to recognize additional amounts of NOL benefit until such items are resolved.

NOTE 8.  RECLASSIFICATIONS
- --------------------------

     Minor reclassifications have been made to the prior year financial statements to conform to the current year's presentation.

NOTE 9.  REVIEW BY INDEPENDENT PUBLIC ACCOUNTANTS
- -------------------------------------------------

     With respect to the unaudited consolidated financial information of UniSource Energy and TEP for the three-month periods ended March 31,1998, Price Waterhouse LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 5, 1998 appearing herein, states that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Price Waterhouse LLP has not carried out any significant or additional audit tests beyond those which would have been necessary if their report had not been included. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse LLP is not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited consolidated financial information because that report is not a "report" or a "part" of a registration statement prepared or certified by Price Waterhouse LLP within the meaning of sections 7 and 11 of the Act.



ITEM 2. - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
- -----------------------------------------------------------------------------

     UniSource Energy is a holding company which owns all of the outstanding common stock of TEP and MEH. TEP is an operating public utility engaged in the generation, purchase, transmission, distribution and sale of electricity for customers in the greater Tucson, Arizona area and to wholesale customers. MEH owns all of the outstanding common stock of four subsidiaries established for the purpose of operating or investing in various unregulated energy-related businesses.

     TEP is the principal subsidiary of UniSource Energy and accounts for substantially all of its assets, revenues and net income. The financial condition and results of operations of TEP are currently the principal factors affecting the financial condition and results of operations of UniSource Energy on an annual basis.

     Management's Discussion and Analysis explains the general financial condition and the results of operations for UniSource Energy and its business subsidiaries including:

  -operating results during the first quarter compared with the same period in the prior year,
  -the outlook for dividends on common stock, -changes in liquidity and capital resources during the first quarter of
   1998, and
  -expectations of identifiable material trends which may affect our business in the future.

     Management's Discussion and Analysis should be read along with the Company's Condensed Consolidated Financial Statements, beginning on page 2, which present the results of operations for the quarters ended March 31, 1998 and 1997. Management's Discussion and Analysis analyzes and explains the differences between periods for specific line items of the Condensed Consolidated Financial Statements.

OVERVIEW
- --------

     UniSource Energy recorded a net loss of $7.0 million for the first quarter of 1998, compared with net income of $11.5 million in the first quarter of 1997. The results in the first quarter of 1997 included the effect of non-recurring tax benefits, which was partially offset by non-recurring expenses, as set forth below:

  -$14.3 million net operating loss carryforward tax benefits, -$2.9 million in pre-tax VSP expense, and -$1.1 million in pre-tax consulting fees paid to new business ventures.

Excluding these one-time adjustments, we would have recorded a net loss of $0.3 million in the first quarter of 1997. Our results in the first quarter of 1998 were affected primarily by the following factors: losses from unregulated energy-related subsidiaries ($4.0 million after-tax), lower non-cash regulatory revenues ($5.0 pre-tax), and higher interest expense ($4.1 million pre-tax). These factors are discussed in more detail in Results of Operations and Investments in Energy-Related Ventures, below.

     Utility operating revenues grew by 4% while operating income grew by 15% in the first quarter of 1998 compared with the first quarter of 1997. Growth in the number of customers in TEP's retail service area, increased kilowatt-hour sales to both retail and wholesale customers due to cooler weather, and a moderate 3% overall increase in operating expenses contributed to this improvement in the first quarter of 1998.

     The Company's and TEP's financial prospects continue to be subject to regulatory, economic, and other uncertainties. These uncertainties include the extent to which TEP can alter operations and reduce costs in response to industry changes or unanticipated economic downturns, which may be limited by continued high financial and operating leverage. Our future success will depend, in part, on our ability to contain and/or reduce the costs of serving retail customers and the level of sales to those customers. Until the uncertainties surrounding the introduction of retail competition in Arizona are resolved, predicting the level of TEP's future energy sales and the composition of its future revenues is difficult. However, we expect retail competition will exist in our local market within the next five years. See Competition, Retail below. In a deregulated environment, revenues from energy sales will be less certain, although revenues from transmission and distribution services, which we expect to remain regulated, would likely continue to grow. Even in a deregulated environment, TEP expects to continue to benefit from population and economic growth in the Tucson area through increased revenues from its regulated distribution services.

     The Company is addressing the uncertainties discussed above and is positioning itself to benefit from the changing regulatory environment. We are improving cost measurement and management techniques and are re-engineering various functions at TEP. We have also extended contracts, where appropriate, for large wholesale and retail customers, and are developing new affiliates to provide energy services to markets beyond TEP's retail service territory. See Results of Operations; Competition, Retail; Shared Savings Proposal Before the ACC; and Investments in Energy-Related Ventures, below.

     Since April 1997, we have made significant progress in our financial strategy to reduce refinancing risk by extending maturities of long-term debt and letters of credit and to reduce exposure to variable interest rates by refinancing with fixed interest rates. TEP refinanced variable rate debt obligations at fixed rates and entered into a new bank Credit Agreement to replace the MRA. Long-term debt obligations totaling $192 million currently mature between 1999 and 2003. TEP plans to refinance a substantial portion of these obligations during 1998. See Financing Developments, TEP First Mortgage Bonds, below.

     Despite these improvements, TEP's and UniSource Energy's consolidated capital structures remain highly leveraged. Although TEP refinanced and extended the maturities of certain debt obligations at favorable rates and terms in 1997 and during the first quarter of 1998, the Company might not have continued access to the capital markets at similar rates and terms. Despite the reduction in variable rate debt obligations, changes in interest rates on its remaining variable rate debt will continue to affect TEP's earnings and cash flow. Following the redemption of certain pollution control revenue bonds on May 15, 1998, TEP will have $329 million aggregate principal amount of variable debt obligations. On March 31, 1997, variable rate debt totaled $805 million. See Financing Developments, TEP Sale of Bonds, below.

     TEP is currently unable to pay dividends to UniSource Energy because it fails to meet certain requirements contained in some of its First Mortgage Bond obligations. As a result, cash flow from TEP to UniSource Energy is limited. This, in turn, limits UniSource Energy's ability to pay dividends. See Dividends on Common Stock below.

     During the next twelve months, TEP expects to fund its operating activities and construction expenditures with internal cash flows, existing cash balances, and, if necessary, borrowings under the Revolving Credit. As of May 6, 1998, cash balances, including cash equivalents for UniSource Energy, were approximately $104 million, of which $65 million was held by TEP and its consolidated subsidiaries.

COMPETITION
- -----------

   WHOLESALE

     TEP competes with other utilities, marketers and independent power producers in the sale of electric capacity and energy in the wholesale market. FERC generally does not permit TEP's prices for wholesale sales of capacity and energy to exceed rates determined on a cost of service basis. However, in the fall of 1997, FERC granted TEP a tariff to sell at market-based rates. In the current market, wholesale prices are substantially below total cost of service, but in all instances, we make wholesale sales at prices which exceed fuel and other variable costs. In addition, we expect competition to sell capacity to remain vigorous. Prices may remain depressed for at least the next several years due to increased competition and surplus capacity in the southwestern United States. Competition for the sale of capacity and energy is influenced by the following factors:

  -availability of capacity in the southwestern United States, -the availability and prices of natural gas and oil, -spot energy prices, and
  -transmission access.

     The FERC issued two orders pertaining to transmission access in April 1996. FERC Order No. 888 requires all public utilities that own, control, or operate interstate transmission facilities to offer transmission service to others under a single tariff. This tariff must incorporate certain minimum terms and conditions of transmission service established by the FERC and must also be used by public utilities for their own wholesale market transactions. Transmission and generation services for new wholesale service are to be unbundled and priced separately. FERC Order No. 889 requires transmission service providers to establish or participate in an open access same-time information system (OASIS) that provides information on the availability of transmission capacity to wholesale market participants. The order also establishes standards of conduct to prevent employees of a public utility engaged in marketing functions from obtaining preferential access to OASIS-related information or from engaging in discriminatory business practices. TEP is in compliance with the requirements of FERC Orders 888 and 889.

     TEP, along with other transmission owners and users located in the southwestern United States, is investigating the feasibility of forming an independent system operator (ISO) for the region. An ISO would be responsible for ensuring transmission reliability and nondiscriminatory access to the regional transmission grid. The working group held three sets of public meetings to obtain input to the study and completed the initial feasibility study in September 1997. The participants have begun detailed developmental work. The formation of an ISO would be subject to approval by the FERC and state regulatory authorities in the region. The financial aspects of forming an independent system operator, including the potential effects on TEP's future results of operations, will be examined as part of the development work.

    RETAIL

      Under current law, TEP does not compete with other companies for
electric service in TEP's retail service territory.   However, TEP competes
against gas service suppliers and others who provide energy services. TEP actively markets energy and customized energy-related services. We have not lost any customers to self-generation partly because of these efforts. For example, in recent years, TEP executed new contracts with two principal customers that provide approximately 9% of TEP's total annual retail revenues. Both customers are in the copper mining business. The new contracts include price reductions, term extensions, and a provision for interruptible service. These contracts expire in March 2001 and January 2003. These mining customers cannot terminate the contracts early without giving us at least one and up to two years prior notice. We have not received any such notices.

      In December 1996, the ACC adopted rules that, if implemented as adopted, would require a phase-in of retail electric competition in Arizona over a four-year period beginning January 1, 1999. The adopted rules are a framework to implement competition. The ACC rules, if implemented as adopted, would require each "Affected Utility" (TEP, APS, Citizens Utilities Company, and several electric cooperatives) to open its retail service area to competing electric service providers over the period 1999 to 2003 and would permit Affected Utilities to sell power at unregulated market prices. Beginning January 1, 1999, 20% of retail customers would be eligible to choose their electric service provider from companies certificated by the ACC. This percentage increases to 50% beginning January 1, 2001 and to 100% by January 1, 2003. Under the adopted rules, it is unclear which customers would be eligible to choose during the transition years. Electric service providers would include Affected Utilities as well as other entities (including power marketers and out-of-state utilities) that apply for and
receive a certificate of convenience and necessity from the ACC.   Other
electric utilities not regulated by the ACC, such as the Salt River Project and certain municipal utilities, would be granted certificates to compete under the ACC's rules if these utilities would allow their service territories to be similarly open to competing service providers.

      Under the rules, Affected Utilities would be required to provide distribution wheeling services (i.e., retail wheeling) at rates approved by the ACC. Retail wheeling involves a utility transmitting energy produced by other entities over its transmission and distribution system to consumers located in its present retail service area. The availability of wheeling services will make it easier for entities to provide services outside their traditional service territory. This exposes TEP to the risk that TEP's distribution customers may choose to purchase their energy from competitors. However, TEP would have the opportunity to sell power at market prices to retail customers outside of TEP's current service area. Until retail competition has been substantially implemented, each Affected Utility would be required to offer services to all consumers located in their present retail service areas.

      The rules, as adopted by the ACC, specify that the ACC would allow recovery of unmitigated stranded costs by Affected Utilities. Stranded costs represent costs incurred by a utility in a regulated market that likely would not be recovered through the prices charged for electricity and other services in a competitive market. According to the adopted rules, to recover stranded costs, utilities will need to demonstrate to the ACC that they have taken every feasible, cost-effective measure to mitigate or offset stranded costs. Also, Affected Utilities would have to seek ACC approval of distribution charges or other means of recovering stranded costs from current customers who elect to use another electricity provider.

      In January 1998, TEP filed its position regarding stranded cost recovery with the ACC. We believe that TEP and other Affected Utilities should have the opportunity to recover all of their stranded costs and that stranded costs should be calculated as the difference between future revenues under traditional regulation and future revenues in a competitive market.

      Hearings were held in February 1998 to resolve issues relating to stranded cost recovery. TEP, other Affected Utilities, the Residential Utility Consumer Office, the ACC staff, and various intervenors participated in the hearings. On May 6, 1998, the Hearing Officer issued a Proposed Order. The Proposed Order indicates that the Affected Utilities should have a reasonable opportunity to recover 100% of their stranded costs and gives the Affected Utilities three options for stranded cost recovery.

 (1) Net Revenues Lost Methodology--This option would provide for recovery of stranded costs through a Competitive Transition Charge (CTC) using a net revenues lost approach for a five-year period beginning in 1999. A net revenues lost approach would compare estimates of generation revenues under competition to generation revenues under continued regulation. The difference, if any, would represent stranded costs. Under this option, customers remaining on standard offer service would pay 100% of their proportionate share of stranded costs each year. Customers who elect to purchase energy from competitors would pay 100% of their proportionate share of stranded costs in the first year through the CTC, and during each successive year, this percentage would decrease by 20%. The Proposed Order indicates that through customer growth and other mitigation efforts, Affected Utilities should still be able to collect 100% of their stranded costs despite the annual reduction in the CTC.

 (2) Divestiture/Auction Methodology--This option would provide for an auction and divestiture of generation assets where the difference between market and book value would represent stranded costs. The Affected Utility would be permitted to collect 100% of stranded costs through a CTC over a 10-year period. However, no return would be provided on the unamortized balance of stranded costs during this 10-year period.

 (3) Financial Integrity Methodology--This option would provide for stranded cost recovery through a CTC which would be calculated to provide sufficient revenues for the Affected Utility to maintain its financial integrity and to meet minimum financial ratios (not specified in the Proposed Order) for a 10-year period.

The Proposed Order also specifies that some form of rate cap would be in place for customers on standard offer during the transition period.

      TEP is currently evaluating the Proposed Order to determine the potential financial implications to the Company if it is adopted. TEP anticipates filing exceptions to the Proposed Order. We cannot determine when the ACC will hold an open meeting to consider the Proposed Order or whether the ACC will approve, modify or reject the Proposed Order. If the Proposed Order is adopted, TEP would have 30 days to file its choice of one of the three options for stranded cost recovery. At the same time, TEP would need to file an implementation plan, including its estimate of stranded costs related to generation and regulatory assets. Until such time, we believe that any estimate of unrecoverable amounts of stranded costs would be highly speculative.

      In February 1997, TEP filed an appeal of the ACC order adopting retail electric competition rules in the Arizona Superior Court. The Company filed a motion for summary judgment, claiming, among other things that the Competition Rules: (a) violated the Regulatory Compact between TEP and the State of Arizona; (b) confiscated TEP's property; and (c) violated due process. The Court did not grant summary judgment but ruled that the Commission must hold hearings before it can modify TEP's Certificate of Convenience and Necessity (CC&N). No trial date has been set in the case
and no final order has been issued.   We are unable to predict the outcome
of the appeal or the effects such rules would have on future results of operations.

      A legislative study committee established by the Arizona Legislature issued a report on retail electric competition in December 1997. The report identified tax and other issues for the legislature to address. In January 1998, Arizona legislators introduced HB 2663 regarding the implementation of retail electric competition in Arizona. This bill is currently under consideration in the Arizona State Legislature, and would require the introduction of customer choice to 20% of each utility's retail load by December 31, 1998 and to all utility retail customers by December 31, 2000. This legislation only relates directly to government-owned utility companies such as SRP; however, the bill encourages broader application of the legislation's principles by the ACC to the state's investor-owned utilities and cooperatives, including TEP.

      We cannot predict the outcome of the proposed legislation or the ACC's retail competition rules. However, we believe that certain matters in the ACC's current retail competition rules may require legislative changes, while others may require amendments to the Arizona state constitution. Additionally, federal legislators introduced several retail competition initiatives in Congress which, if passed, could modify or override the actions taken by the ACC or the Arizona Legislature. We will continue to assess the likely impact on TEP of the ACC's retail competition rules, proposed legislation, and other potential market reforms. We are unable to predict the ultimate impact of increased retail competition on future results of our operations. See Accounting for the Effects of Regulation below for a discussion of the potential impact of increased competition on the Company's accounting policies.


SHARED SAVINGS PROPOSAL BEFORE THE ACC
- --------------------------------------

     On July 9, 1997, TEP filed with the ACC a request for an annual rate reduction of $6.8 million (or 1.1%) for retail customers. This filing is in the form of a Shared Savings Proposal (SSP) which includes a sharing of cost containment benefits with customers and a reduction of potentially stranded costs associated with the introduction of retail electric competition in Arizona. The SSP identifies $20.8 million in savings allocable to ACC jurisdictional operations. The cost containment savings were realized primarily from renegotiated fuel contracts and a 15% reduction in our workforce from the 1996 Voluntary Severance Program. The ACC has not set a date to decide on this matter.

     The proposed $6.8 million rate reduction represents a 50/50 sharing between TEP and its customers of $13.6 million of the cost savings. The SSP would allow TEP to use the remaining $7.2 million of cost savings to reduce (mitigate) potentially stranded costs by accelerating the amortization of Retail Excess Capacity Deferrals. Retail Excess Capacity Deferrals represent operating and capital costs associated with Springerville Unit 2 capacity which the ACC did not allow TEP to recover in rates until the 1994 and 1996 Rate Orders. Those Retail Excess Capacity Deferrals totaled $87.5 million and $88.7 million at March 31, 1998 and December 31, 1997, respectively. Those deferrals are only reflected in our regulatory calculations. The accompanying balance sheets do not include these deferrals as the costs were expensed when incurred for financial reporting purposes. The proposed $7.2 million increase in annual amortization expense for those excess capacity deferrals would decrease the amortization period from 20 years to 5.6 years as of December 1996. The proposed increase in amortization expense would be reflected in TEP's regulatory accounting records but would have no impact on the expenses included in the financial statements.

ACCOUNTING FOR THE EFFECTS OF REGULATION
- ----------------------------------------

    Accounting Implications

     The ACC regulates TEP's utility business. TEP generally uses the same accounting policies and practices used by nonregulated companies for financial reporting under generally accepted accounting principles.
However, sometimes these principles, such as FAS 71, require special accounting treatment for regulated companies to show the effects of regulation. For example, in setting TEP's retail rates, the ACC may not currently allow TEP to charge its customers to recover certain expenses but, instead, require that these charges be charged to customers in the future. In this situation, FAS 71 requires TEP not to show these expenses on its current income statements but to "defer" these items and show them as "regulatory assets" on the balance sheet until TEP is allowed to charge its customers. TEP then amortizes these items to the income statement as charges are billed to customers. Similarly, certain items of revenue may be deferred as regulatory liabilities which are also eventually amortized to the income statement.

     We have recorded regulatory assets and liabilities in our balance sheets in accordance with FAS 71. A regulated company must satisfy certain conditions to apply the accounting policies and practices of FAS 71. These conditions include:

  -  an independent regulator sets rates;
  - the regulator sets the rates to cover specific costs of delivering service; and
  - the service territory lacks competitive pressures to reduce rates below the rates set by the regulator.

We periodically assess whether we continue to meet these conditions. If we were required to stop applying FAS 71 to all or a portion of TEP's regulated utility operations, we would write off the related balances of TEP's regulatory assets and liabilities as a charge in our income statement. This means our earnings would be reduced by the net amount of regulatory assets and liabilities, after applicable deferred income taxes. Based on the balances of TEP's regulatory assets and liabilities at March 31, 1998, if we stopped applying FAS 71 to all of TEP's regulated operations, we would record an extraordinary loss of approximately $178 million, net of the related deferred income tax benefit of $99 million. While our cash flows may be affected by regulatory orders and market conditions, our cash flows would not be affected if we stopped applying FAS 71.

     If we stop applying FAS 71, we would need to evaluate the likelihood that we could recover the cost of TEP's electric plant in the marketplace using the criteria in FAS 121. If undiscounted cash flows are less than the carrying value of those assets, then we would need to write-off as an expense a portion of those plant assets to reflect their current market value. We cannot predict if we would write-off any plant assets as a result of applying FAS 121.

  Recent Events That May Impact TEP's Application of FAS 71

     Legislative and other regulatory measures are being developed in various states to deregulate the electric generation business. The SEC and the EITF have been reviewing whether electric utilities should stop applying FAS 71 to the business transactions in states where deregulation is occurring. In general, the EITF consensus states that utilities must stop accounting for the electric generation portion of their business under FAS 71 when a deregulation plan is in place and its terms are known. The EITF also concludes that utilities do not need to write off regulatory assets (including those related to generation) if the cash flow stream from regulated rates includes recovery of the regulatory assets. We are uncertain how the EITF consensus will impact TEP as deregulation activities develop in Arizona. In the future, we may need to stop applying FAS 71 to the electric generation portion of TEP's business, even if we believe that we will recover the full amount of our costs under the ACC competition phase-in plan. Approximately 55% of TEP's net regulatory assets on the balance sheet relate to electric generation.

     In December 1996, the ACC adopted rules that, if implemented as adopted, would introduce retail electric competition in Arizona. See Competition, Retail for a discussion of the ACC competition rules. Hearings were held in February 1998 to resolve issues relating to stranded cost recovery. On May 6, 1998, the Hearing Officer issued a Proposed Order. The Proposed Order indicates that the Affected Utilities should have a reasonable opportunity to recover 100% of their stranded costs and gives the Affected Utilities three options for stranded cost recovery.
However, it is unclear whether Affected Utilities would be able to recover 100% of their stranded costs. See Competition, Retail for a discussion of the Proposed Order.

      TEP is currently evaluating the financial implications if the Proposed Order is adopted, including whether we would be able to continue to apply FAS 71 to the generation portion of TEP's business. TEP anticipates filing exceptions to the Proposed Order. We cannot determine when the ACC will hold an open meeting to consider the Proposed Order or whether the ACC will approve, modify or reject the Proposed Order. If the Proposed Order is adopted, TEP would have 30 days to file its choice of one of the three options for stranded cost recovery. At the same time, TEP would need to file an implementation plan, including its estimate of stranded costs related to generation and regulatory assets. Until such time, we believe that any estimate of unrecoverable amounts of stranded costs would be highly speculative.

     Also in January 1998, the Arizona Legislature proposed legislation introducing retail electric competition in Arizona. We cannot predict the outcome of the proposed legislation or whether the ACC and the Arizona Legislature will propose other initiatives on electric utility industry restructuring. We believe, based on previous rate orders, that it is likely that we will recover the full costs of our investments in electric utility plant and regulatory assets. The ACC's final order may require us to stop applying FAS 71 to the electric generation portion of TEP's utility operations. If the order provides less than full recovery of stranded costs, significant write-offs of assets may occur as discussed above.

     Based on the activities that have occurred to date, TEP believes it continues to meet the criteria to apply FAS 71 to its regulated activities. However, we cannot predict the outcome of the deregulation efforts in Arizona described above.


INVESTMENTS IN ENERGY-RELATED VENTURES
- --------------------------------------

      MEH Corporation (MEH), a wholly-owned subsidiary of UniSource Energy, owns 100% of the stock of four subsidiaries. We established these subsidiaries to pursue various unregulated energy-related investment opportunities:

     1) Nations Energy Corporation (Nations Energy) develops independent power projects worldwide.

     2) Millennium Energy Holdings, Inc. (Millennium) holds a 50% interest in New Energy Ventures, L.L.C. (NEV). NEV, a buyer's agent, provides electric load aggregation and advisory services to retail purchasers of electric energy. As of March 31, 1998, NEV had contracts to purchase energy for and sell energy to customers principally in California with a combined electrical demand of more that 1,000 MW. NEV began serving its California customers on March 31, 1998 when the California retail electricity market opened to competition.

     3) Advanced Energy Technologies, Inc. (AET) holds a 50% interest in Global Solar Energy, L.L.C. (Global Solar), a manufacturer of thin-film photovoltaic cells.

     4) Southwest Energy Solutions, Inc. (SES) provides ancillary energy services to electric consumers. SES owns 100% of the stock of SWPP Investment Company (SWPP) and SWPP International, Ltd. (SWPPI), which hold ownership interests in businesses engaged in the manufacture and sale of concrete power poles.

      Our investments in the energy-related ventures described above (included in Investments and Other Property in UniSource Energy's consolidated balance sheet) comprise less than 1% of total assets. However, the net loss related to these start-up operations totaled $4.0 million for the first quarter of 1998. This loss is included in the Other Income (Deductions) section on UniSource Energy's income statement. Almost all of MEH's loss in the first quarter of 1998 occurred at NEV. The California electricity market was originally scheduled to open to competitors such as NEV on January 1, 1998. However, technical matters related to the California Independent System Operator and the California Power Exchange delayed the opening of the electricity market until March 31, 1998. Therefore, NEV could not make retail power sales in California in the first quarter. Although the delays in establishment of the competitive market caused losses at NEV in the first quarter, and may continue to cause losses in the second quarter, NEV expects losses to decline as more customers are added throughout the year.

      Depending on the nature of future investment opportunities, we expect to make additional investments in these subsidiaries and in other energy-related ventures. Over time, investments in unregulated energy-related ventures may have a material impact on our profitability and cash flows. The ACC Holding Company Order requires that the capitalization (debt and equity) of TEP's sister companies not exceed 30% of TEP's capitalization unless otherwise approved by the ACC.


DIVIDENDS ON COMMON STOCK
- -------------------------

    UniSource Energy

      UniSource Energy's ability to pay dividends depends upon cash flow from TEP and MEH. TEP comprises substantially all of UniSource Energy's assets. As described below, TEP is currently unable to declare or pay dividends. TEP has not declared or paid a dividend on common stock since 1989. Until TEP is able to pay dividends to UniSource Energy, UniSource Energy will probably be unable to declare or pay dividends on its Common Stock.

    TEP

      Five outstanding issues of First Mortgage Bonds (aggregating $184 million in principal amount) prevent TEP from paying dividends until specific cash flow coverage and retained earnings tests are met. As of March 31, 1998, TEP met the cash flow coverage test, but did not meet the retained earnings test, which requires positive retained earnings. These covenants will apply until these First Mortgage Bonds have been paid or redeemed or the applicable mortgage indentures have been amended. The latest maturity of these First Mortgage Bonds is in 2003. To amend these bonds would require approval by 75% of all First Mortgage Bonds holders. During 1998, TEP plans to refinance or retire all of the First Mortgage Bonds that prohibit the payment of dividends. See Financing Developments, TEP First Mortgage Bonds, below.

      TEP's Credit Agreement allows TEP to pay dividends if it maintains compliance with the agreement and meets certain financial covenants, including a covenant that requires TEP to maintain a minimum level of net worth. As of March 31, 1998, the required minimum net worth was $166.4 million. See Financing Developments, TEP Credit Agreement, below. As of March 31, 1998, TEP is in compliance with the terms of the Credit Agreement.

      The ACC Holding Company Order states that TEP may not pay dividends to UniSource Energy in excess of 75% of its earnings until TEP's equity ratio equals 37.5% of total capital (excluding capital lease obligations). As of March 31, 1998, TEP's equity ratio was 15%.

      In addition to these restrictive covenants, the Federal Power Act states that dividends shall not be paid out of funds properly included in the capital account. Although the terms of the Federal Power Act provisions are unclear, we believe that there is a reasonable basis to pay dividends from current year earnings. We are continuing to evaluate this situation.

EARNINGS
- --------

     UniSource Energy recorded a net loss of $7.0 million in the first quarter of 1998 compared with net income of $11.5 million in the first quarter of 1997. The net loss per average share of Common Stock was $0.22 for the first quarter of 1998 compared with net income per average share of Common Stock of $0.36 for the first quarter of 1997. We would have recorded a net loss of $0.3 million or $0.01 per share in the first quarter of 1997 excluding the recognition of tax benefits and other one-time adjustments. The major reasons for the variance between the results for the first quarter of 1998 and the adjusted results for the first quarter of 1997 were:

  -higher losses from investments in unregulated energy-related businesses, -lower non-cash regulatory revenues, and
  -higher interest expense.


RESULTS OF OPERATIONS
- ---------------------

     Currently, TEP's financial condition and results of operations are the primary factors affecting the financial condition and results of operations of UniSource Energy on an annual basis. We note any fluctuations that are not primarily due to TEP activities. All nonutility operating transactions are reflected in Other Income (Deductions) on the UniSource Energy Consolidated Statement of Income.

  Utility Sales and Revenues

     Comparisons of TEP's kilowatt-hour sales and electric revenues are shown below:

                                                                                     Increase/(Decrease)
                                                                                     -------------------
Three Months Ended March 31                           1998             1997           Amount     Percent
- ---------------------------                        ---------       -----------        -------    --------
Electric kWh Sales (000):
      Retail Customers                             1,790,309        1,622,441         167,868       10.3%
      Sales for Resale                               850,132          715,187         134,945       18.9
                                                   ---------        ---------         -------
             Total                                 2,640,441        2,337,628         302,813       13.0

Electric Revenues (000):
      Retail Customers                             $138,149          $129,937          $8,212        6.3%
      Amortization of MSR Option
             Gain Regulatory Liability                    0             5,013          (5,013)    (100.0)
      Sales for Resale                               22,854            19,331           3,523       18.2
                                                   --------          --------          -------
             Total                                 $161,003          $154,281          $6,722        4.4


     TEP's kWh sales to retail customers increased by 10.3% during the first quarter of 1998 compared to the first quarter of 1997. This increase is because: 1) our average number of retail customers increased 1.8%; 2) the weather was cooler in February and March of 1998 than in 1997, which increased the electric heating load; 3) sales to our mining customers increased after contract amendments went into effect in mid-1997; and 4) reported sales in 1998 were impacted by various billing adjustments.

     Revenues from sales to retail customers increased by 6.3% in the first quarter of 1998 compared to the same period in 1997 because of the higher kWh sales. This increase in retail revenues did not correspond exactly to the increase in kWh sales as a result of new long-term contracts with large commercial, industrial and mining customers. These contracts went into effect after the first quarter of 1997 and have lower rates than the prior contracts.

     Our kWh sales for resale increased by 18.9% and the related revenues grew by 18.2% in the first quarter of 1998 relative to the same period in 1997. There were higher economy energy sales in 1998 because cooler weather in the southwestern United States during the first quarter resulted in increased use of electricity for heat.

     TEP's non-cash revenue from the Amortization of the MSR Option Gain Regulatory Liability was $5.0 million lower in the first quarter of 1998 compared to the same period in 1997. This regulatory liability was fully amortized in May 1997. If we exclude the revenue from the MSR Option Gain amortization, total operating revenues were 7.9% higher in the first quarter of 1998 than the first quarter of 1997.

  Operating Expenses

     Fuel and Purchased Power expense increased by 6% in the first quarter of 1998 compared with the same period in 1997 because of the increased sales we discussed above. Savings from the new Springerville coal contract helped reduce the cost per kWh sold to 1.83 cents in the first quarter of 1998 from
1.95 cents in the same period in 1997.

     If we exclude the growth in Fuel and Purchased Power expense, other operating expenses increased in total by only 1% in the first quarter of 1998 over the same period in 1997. Other Operations expense was $2.9 million higher in the first quarter of 1998 than during the first quarter of 1997. This change was mainly due to increases in salaries, pension and benefit expense. Employee Severance Plan Expense of $2.9 million in 1997 represents VSP costs for non-pension post-retirement benefits that we recognized in the first quarter.

 Other Income (Deductions)

     Compared with the first quarter of 1997, 1998 income tax benefits included in Other Income (Deductions) decreased by $15.2 million and $16.1 million for UniSource Energy and TEP, respectively. This change is due mainly to lower recognition of Net Operating Loss (NOL) benefit. UniSource Energy and TEP recognized $14.3 million of NOL benefit in the first quarter of 1997 and none in the first quarter of 1998. As of December 31, 1997, both UniSource Energy and TEP had recorded the amount of prior period NOL benefit that we expect to use on future income tax returns. At the present time, we are not able to estimate future additional amounts of NOL benefit that we may recognize in the income statements of either UniSource Energy or TEP. This is because there are still open tax years for which there may be additional assessments and because federal and state NOL carryforwards have varying expiration dates. We do not expect to recognize additional amounts of NOL benefit until such items are resolved.

     The unregulated energy subsidiaries owned by MEH reported a net loss of $4.0 million for the first quarter of 1998, compared with a net loss of $0.9 million for the first quarter of 1997. The delayed implementation of California's competitive electricity market until March 31, 1998 and other subsidiary development activities affected the financial results for these businesses. See Investments in Energy-Related Ventures.

  Interest Expense

     Interest expense increased by $4.1 million in the first quarter of 1998 relative to the same period in 1997. We had higher letter of credit fees in TEP's new Credit Agreement, as well as higher interest rates from the refinancing of certain variable rate debt obligations with fixed rate debt obligations. (See Financing Developments, TEP Sale of Bonds, below). These refinancings benefited TEP by extending debt maturities and reducing the risk from changes in variable interest rates.

 EVENTS AFFECTING FUTURE RESULTS OF UTILITY OPERATIONS

  TEP Generating Resources

     On May 1, 1998, TEP allowed a lease to expire on three internal combustion turbine generating units having a combined generating capacity of 96 MW. As a result, TEP may need to purchase firm capacity during the summer months to meet operating reserve requirements. TEP will re-evaluate the need for additional peaking generation resources. Firm capacity purchases needed to replace the expired leased capacity are not expected to have a material negative impact on UniSource Energy or TEP financial results.

LIQUIDITY AND CAPITAL RESOURCES
- -------------------------------

  CASH FLOWS

     UniSource Energy

     Cash and cash equivalents increased by $15.2 million, or 14%, from the March 31, 1997 ending balance of $106.6 million to the March 31, 1998 ending balance of $121.8 million. For the twelve-month period ended March 31, 1998, net cash flows from operating activities exceeded the cash needed for investing and financing activities.

     Net cash flows from operating activities decreased in aggregate by $19.1 million in the first three months of 1998 compared with the same period in 1997. This decrease was due mainly to the payment of $10.0 million in contract termination fees to the Springerville coal supplier in the first quarter of 1998 (see Note 6 of Notes to Condensed Consolidated Financial Statements--Rate Matters). In addition to the contract termination fees, we had higher cash outflows for the following: 1) Other Operations and Maintenance Costs increased $4.8 million; 2) Interest Paid increased $3.8 million; 3) Capital Lease Interest Paid increased $3.8 million; and 4) Wages Paid increased $3.0 million. These increases in cash outflows were partially offset by a $6.8 million increase in cash receipts from retail and wholesale customers.

     Total net cash outflows from investing activities increased by $7.0 million during the first quarter of 1998 compared with the same period in 1997. A $4.7 million increase in Loans and Investments to Joint Ventures and a $1.4 million increase in Construction Expenditures were the primary reasons for this change.

     Total net cash outflows from financing activities decreased by $25.3 million in the first quarter of 1998 compared with the same period in 1997. In the first quarter of 1997, TEP repaid the $31 million balance outstanding on its Renewable Term Loan. The new bond issuance activity described below in Financing Developments, TEP Sale of Bonds had no impact on net cash flow in the first quarter of 1998. This is because the cash from the bonds issued is being held in trust until the 1981 Apache Series A and Series B bonds are redeemed on May 15, 1998.

     Our consolidated cash balance, including cash equivalents, at May 6, 1998 was approximately $104 million. Of this amount, $65 million was held by TEP and its wholly-owned subsidiaries. We invest cash balances in high-grade money market securities with an emphasis on preserving the principal amounts invested.

     During 1998 and beyond, our sources of cash will be primarily dividends from TEP (when allowed) and proceeds from sales of securities. Potential cash needs may include funds for subsidiaries, funds to meet debt obligations and funds to pay dividends to shareholders. See Dividends on Common Stock and Financing Developments, UniSource Energy for details on these sources and uses of funds.

     TEP

     Cash and cash equivalents decreased by $23.5 million, or 22%, from the March 31, 1997 ending balance of $106.6 million to the March 31, 1998 ending balance of $83.2 million. This decrease is due to the transfer of MEH's cash balance of $45.4 million, included in Cash Flows from Investing Activities in TEP's Statement of Cash Flows for the quarter ended March 31, 1998. See Note 3 of Notes to the Condensed Consolidated Financial Statements--Transfer of MEH from TEP to UniSource Energy.

     TEP expects to generate enough cash flow during 1998 to fund continuing operating activities and construction expenditures. Actual cash flows may vary from projections if there are changes in wholesale revenues, changes in short-term interest rates or other factors. If cash flows were to fall short of our expectations, TEP would use existing cash balances and, if necessary, borrow from the Revolving Credit Facility. At May 6, 1998, there was no outstanding balance due under the Revolving Credit Facility.

  FINANCING DEVELOPMENTS

    TEP Sale of Bonds

     On March 17, 1998, the Apache County, Arizona Industrial Development Authority issued $200 million of new bonds for the benefit of TEP. These bonds are included in Long-Term Debt on TEP's balance sheet. The proceeds will be used on May 15, 1998 to redeem the 1981 Series A Apache County Pollution Control Revenue Bonds due 2020 ($100 million) and the 1981 Series B Apache County Pollution Control Revenue Bonds due 2021 ($100 million). Until the previously issued bonds are redeemed, they are included in the balance sheet as Current Maturities of Long-Term Debt. The proceeds from the issuance of the new bonds are recorded in the balance sheet under Current Assets as Long-Term Debt Proceeds Held by Trustee. The new bonds, which are unsecured, were issued in three series: Series A Pollution Control Revenue Bonds ($83.7 million) bears interest at 5.85% and matures in 2028; Series B Pollution Control Revenue Bonds ($99.8 million) bears interest at 5.875% and matures in 2033; and Series C Industrial Development Revenue Bonds ($16.5 million) bears interest at 5.85% and matures in 2026.

     The 1981 Series A Apache Bonds are supported by a letter of credit. This LOC is collateralized by Second Mortgage Bonds under the terms of TEP's Credit Agreement. When TEP redeems these bonds, the Letter of Credit Facility will decrease from $444 million to $341 million and the Second Mortgage Bonds collateralizing those LOCs will decrease by $103 million.
The 1981 Series B Apache Bonds are supported by a letter of credit outside of the Credit Agreement. This LOC is collateralized by First Mortgage Bonds. When TEP redeems these bonds, this will eliminate the supporting LOC and retire $103 million of First Mortgage Bonds collateralizing the LOC.

    TEP Credit Agreement

     As of March 31, 1998 and as of May 6, 1998, TEP had no borrowings outstanding under its $100 million Revolving Credit Facility.

     As described above in TEP Sale of Bonds, after TEP redeems the 1981 Series A Apache County Pollution Control Revenue Bonds on May 15, 1998, the amount of its Letter of Credit Facility will be $341 million and the amount of its total facilities under the Credit Agreement, which includes the Revolving Credit Facility discussed above, will be $441 million.

     TEP is required by its Credit Agreement to maintain certain financial covenants including (a) a minimum Consolidated Tangible Net Worth equal to the sum of $133 million plus 40% of cumulative Consolidated Net Income since January 1, 1997, (b) a minimum Cash Coverage Ratio ranging from 1.30 in 1998 and gradually increasing to 1.55 in 2002, and (c) a maximum Leverage Ratio ranging from 7.00 in 1998 and gradually decreasing to 6.20 in 2002. For the quarter ended March 31, 1998, TEP was in compliance with each of these covenants.

    TEP First Mortgage Bonds

     In 1997 the ACC granted authority to TEP to refinance up to $184 million of its First Mortgage Bonds scheduled to mature between 1999 and 2003, as well as any redemption premiums, by issuing new debt and/or equity securities. As described below, TEP plans to negotiate and complete these transactions during 1998. TEP's objective is to extend maturities and eliminate certain restrictive covenants contained in the existing First Mortgage Bonds.

     On April 29, 1998, TEP sent an offering memorandum to registered holders of its 12.22% First Mortgage Bonds due 2000. TEP is offering to exchange existing 12.22% First Mortgage Bonds for an identical amount of new 12.22% Exchange Series First Mortgage Bonds due 2000. With the exception of a covenant pertaining to the payment of dividends, the new bonds would have substantially the same terms and conditions as the existing bonds. The Exchange Series Bonds are structured to allow TEP to pay dividends. This exchange offer expires May 15, 1998 and may be extended or withdrawn by TEP prior to that time at its discretion.

     During the second quarter of 1998, TEP intends to issue up to $195 million of Second Mortgage Bonds and use the proceeds to redeem all of its First Mortgage Bonds due in 1999, 2001, 2002, and 2003, as well as any of the 12.22% First Mortgage Bonds not tendered for exchange as described above. If TEP redeems the bonds as described above, TEP would eliminate covenants that currently prohibit it from paying common stock dividends so long as it has an accumulated earnings deficit (see Dividends on Common Stock).

     There is no assurance that any of the transactions described above will be completed.

    UniSource Energy

     UniSource Energy plans to establish a direct stock purchase plan in 1998. Under this plan, we may issue up to 1,000,000 shares of common stock.

     The ACC Holding Company Order states that 60% of the proceeds of any public equity issuance undertaken by the Company in its first five years of operations must be used to reduce TEP's debt or add to TEP's equity account.

    UniSource Energy--Loans and Guarantees

     In December 1997, Millennium committed to provide NEV with $20 million of funding. At NEV's option, the funding can be in the form of additional equity, preferred equity, guarantees or it can be partially satisfied with $10 million in loans from Millennium, or a combination of these alternatives. At April 30, 1998, NEV had received the following under the $20 million commitment:

  -Millennium provided $7 million in loans to NEV.
  -UniSource Energy issued guarantees in the aggregate amount of $5 million to secure the obligations of NEV to counterparties to energy purchase and sale agreements.
  -UniSource Energy also issued a $1 million guarantee to secure the obligations of NEV under its Agreement for Services with LG&E Energy Marketing, Inc.

As a result of these loans and guarantees, the remaining commitment amount available was $7 million at April 30, 1998.

     UniSource Energy is the guarantor of $16.65 million of performance bonds that secure the amounts NEV California owes to the California utility distribution companies (UDCs) for services provided by the UDCs in connection with NEV California's sales in the California retail electric market. NEV California bills its customers for these UDC charges.


IMPACT OF YEAR 2000 ON COMPUTER SYSTEMS AND APPLICATIONS
- --------------------------------------------------------

      The Company continues to review, test and make modifications to its computer systems and applications to ensure that its generation, transmission and distribution facilities will provide uninterrupted service and that year 2000 transactions can be processed. We are reviewing our information systems, the control and embedded systems of TEP's utility plant (including the units that TEP owns part of but does not operate), as well as whether major vendors are addressing the problem. The Company has identified the major vendors from whom we purchase products or services. We are contacting those vendors to determine their plans to correct any problems they may face with year 2000 compliance and investigate any potential impact on TEP. TEP and other electric service providers in the WSCC are evaluating potential year 2000 risks resulting from interconnected electric and informational systems.

      At this time we believe that all identified modifications to systems which the Company operates will be made within the required time frames.
We currently estimate that the year 2000 project costs are not material to the Company's operating results. We cannot assure the year 2000 compliance
status of systems or parties that the Company does not control.   We cannot
assess the effect on the Company of non-compliance by systems or parties that the Company does not control.


SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
- ------------------------------------------

      This Quarterly Report on Form 10-Q contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. UniSource Energy and TEP include the following cautionary statements to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or for, UniSource Energy or TEP in this Quarterly Report on Form 10-Q. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions. They include statements which are not statements of historical fact. Such forward-looking statements may be identified by the use of words such as "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects," and similar expressions. UniSource Energy and TEP may occasionally publish or make available forward-looking statements of this nature. These cautionary statements and any other cautionary statements which may accompany the forward-looking statements expressly qualify all such forward-looking statements, whether written or oral, and whether made by or for UniSource Energy or TEP. In addition, UniSource Energy and TEP disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date we make forward-looking statements.

      Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those we express in the forward-looking statements. We express in good faith the expectations, beliefs and projections contained in this document. We believe we have a reasonable basis to make such statements based on our examination of historical operating trends, data contained in our records and other data available from third parties. However, we cannot assure that we will achieve our expectations, beliefs or projections. In addition to other factors and matters discussed in this document, we believe some of the important factors that could cause actual results to differ materially from those we discuss in the forward-looking statements include the following:

1. Effects of restructuring initiatives in the electric industry and other energy-related industries.

2. Changes in economic conditions, demographic patterns and weather conditions in TEP's retail service area.

3. Changes affecting TEP's cost of providing electrical service including changes in fuel costs, generating unit operating performance, interest rates, tax laws, environmental laws, and the general rate of inflation.

4. Changes in governmental policies and regulatory actions with respect to allowed rates of return, financings, rate structures, and methods of establishing rates.

5. Changes affecting the cost of competing energy alternatives, including changes in available generating technologies and changes in the cost of natural gas.

6. Changes in accounting principles or the application of such principles to UniSource Energy, TEP, or any subsidiary.


                        PART II - OTHER INFORMATION

ITEM 1. -- LEGAL PROCEEDINGS
- ------------------------------------------------------------------------------

TAX ASSESSMENTS

     See Note 2 of Notes to Condensed Consolidated Financial Statements, Tax Assessments.


ITEM 5. - OTHER INFORMATION
- ------------------------------------------------------------------------------

ADDITIONAL FINANCIAL DATA

The following table reflects the ratio of earnings to fixed charges for TEP:

                                          12 Months Ended
                                          ----------------
                                    March 31,        December 31,
                                      1998               1997
                                      ----               ----
Ratio of Earnings to Fixed            1.41               1.39
Charges



ITEM 6. -- EXHIBITS AND REPORTS ON FORM 8-K
- ------------------------------------------------------------------------------

(a)  Exhibits.

     -- See Exhibit Index.

(b)   Reports on Form 8-K.

     -- The Company and TEP have not filed any Current Reports on Form 8-K since filing the Form 10-K for 1997.


                                 SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized. The signature for each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiary.


                                              UNISOURCE ENERGY CORPORATION
                                              -----------------------------
                                                       (Registrant)


Date:  May 13, 1998                                    Ira R. Adler
                                             ----------------------------------
                                                       Ira R. Adler
                                                  Senior Vice President and
                                                 Principal Financial Officer



                                              TUCSON ELECTRIC POWER COMPANY
                                              -----------------------------
                                                       (Registrant)


Date:  May 13, 1998                                    Ira R. Adler
                                             ----------------------------------
                                                       Ira R. Adler
                                                 Executive Vice President and
                                                 Principal Financial Officer




                               EXHIBIT INDEX

     4a -  Loan Agreement, dated as of March 1, 1998, between The Industrial
        Development Authority of the County of Apache and TEP relating to Pollution Control Revenue Bonds, 1998 Series A (Tucson Electric
        Power Company Project).
     4b -  Indenture of Trust, dated as of March 1, 1998, between The
        Industrial Development Authority of the County of Apache and First Trust of New York, National Association, authorizing Pollution Control Revenue Bonds, 1998 Series A (Tucson Electric Power Company Project).
     4c -  Loan Agreement, dated as of March 1, 1998, between The Industrial
        Development Authority of the County of Apache and TEP relating to Pollution Control Revenue Bonds, 1998 Series B (Tucson Electric
        Power Company Project).
     4d -  Indenture of Trust, dated as of March 1, 1998, between The
        Industrial Development Authority of the County of Apache and First Trust of New York, National Association, authorizing Pollution Control Revenue Bonds, 1998 Series B (Tucson Electric Power Company Project).
     4e -  Loan Agreement, dated as of March 1, 1998, between The Industrial
        Development Authority of the County of Apache and TEP relating to Industrial Development Revenue Bonds, 1998 Series C (Tucson
        Electric Power Company Project).
     4f -  Indenture of Trust, dated as of March 1, 1998, between The
        Industrial Development Authority of the County of Apache and First Trust of New York, National Association, authorizing Industrial Development Revenue Bonds, 1998 Series C (Tucson Electric Power Company Project).
     11 - Statement re computation of per share earnings - UniSource Energy. 12 - Computation of Ratio of Earnings to Fixed Charges - TEP.
     15a - Letter regarding unaudited interim financial information (Price
        Waterhouse LLP).
     15b - Letter regarding unaudited interim financial information
        (Deloitte &Touche LLP).
     27a - Financial Data Schedule - UniSource Energy.
     27b - Financial Data Schedule - TEP.




                                             Appendix C

                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                 FORM 10-Q

     (Mark One)
        [X]    QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                    THE SECURITIES EXCHANGE ACT OF 1934

                For The Quarterly Period Ended June 30, 1998

                                     OR

        [ ]    TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                    THE SECURITIES EXCHANGE ACT OF 1934

          For the transition period from           to          .
                                         ---------    ---------



Commission        Registrant; State of Incorporation;     IRS Employer
File Number       Address; and Telephone Number           Identification Number
- -----------       -----------------------------           ---------------------
1-13739             UNISOURCE ENERGY CORPORATION            86-0786732
                    (An Arizona Corporation)
                    220 West Sixth Street
                    Tucson, AZ  85701
                    (520) 571-4000

1-5924              TUCSON ELECTRIC POWER COMPANY
                    (An Arizona Corporation)
                    220 West Sixth Street
                    Tucson, AZ  85701                       86-0062700
                    (520) 571-4000



     Indicate by check mark whether each registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes     X     No
    --------    --------

     At August 7, 1998, 32,147,080 shares of UniSource Energy Corporation's Common Stock, no par value (the only class of Common Stock), were outstanding.

     UniSource Energy Corporation is the sole holder of the 32,162,167 shares of the outstanding Common Stock of Tucson Electric Power Company.

This combined Form 10-Q is separately filed by UniSource Energy Corporation and Tucson Electric Power Company. Information contained herein relating to Tucson Electric Power Company is filed by UniSource Energy Corporation and separately by Tucson Electric Power Company on its own behalf. Tucson Electric Power Company makes no representation as to information relating to UniSource Energy Corporation or its subsidiaries, except as it may relate to Tucson Electric Power Company.


                               TABLE OF CONTENTS
                                                                           Page
                                                                           ----

Definitions..................................................................iv
Report of Independent Accountants.............................................1
Independent Accountants' Review Report........................................2

                         PART I - FINANCIAL INFORMATION

Item 1.  -- Financial Statements
     UniSource Energy Corporation
         Comparative Condensed Consolidated Statements of Income (Loss).......3
         Comparative Condensed Consolidated Statements of Cash Flows..........4
         Comparative Condensed Consolidated Balance Sheets....................5
     Tucson Electric Power Company
         Comparative Condensed Consolidated Statements of Income .............6
         Comparative Condensed Consolidated Statements of Cash Flows..........7
         Comparative Condensed Consolidated Balance Sheets....................8
     Notes to Condensed Consolidated Financial Statements
     Note 1.  Accounting for the Effects of Regulation........................9
     Note 2.  Tax Assessments................................................10
     Note 3.  Transfer of MEH from TEP to UniSource Energy...................11
     Note 4.  Loans and Guarantees for NEV...................................11
     Note 5.  Long-Term Debt........................................... .....12
     Note 6.  Rate Matters...................................................12
     Note 7.  Income Taxes...................................................13
     Note 8.  New Accounting Standard........................................14
     Note 9.  Reclassifications..............................................14
     Note 10.  Review by Independent Public Accountants......................14

Item 2. -- Management's Discussion and Analysis of Financial Condition and Results of Operations
     Overview................................................................15
     Competition
         Retail..............................................................16
         Wholesale...........................................................19
     Shared Savings Proposal.................................................20
     Accounting for the Effects of Regulation................................20
     Investments in Energy Related Affiliates................................21
     Dividends on Common Stock
         UniSource Energy....................................................22
         TEP.................................................................22
     Earnings................................................................22
     Results of Operations
          Utility Sales and Revenues.........................................23
           Operating Expenses................................................24
          Other Income (Deductions)..........................................24
           Interest Expense..................................................25
       Events Affecting Future Results of Utility Operations
           TEP Generating Resources..........................................25
     Liquidity and Capital Resources
       Cash Flows
           UniSource Energy..................................................25
           TEP...............................................................26
       Financing Developments
           TEP Sale of Bonds.................................................26
           TEP Credit Agreement..............................................26
           TEP First Mortgage Bonds..........................................27
           UniSource Energy--Loans and Guarantees............................27
     Impact of Year 2000 on Computer Systems and Applications................28
     Safe Harbor for Forward-Looking Statements..............................28

                          PART II - OTHER INFORMATION

Item 1. -- Legal Proceedings
     Tax Assessments.........................................................30
Item 4. - Submission of Matters to a Vote of Security Holders................30
Item 5. - Other Information
     Directors and Executive Officers of the Registrants.....................30
     Shareholder Proposal Deadline for 1999 Annual Meeting...................31
     Additional Financial Data...............................................31
Item 6.  -- Exhibits and Reports on Form 8-K.................................31
Signature Page...............................................................32
Exhibit Index................................................................33


                                  DEFINITIONS

The abbreviations and acronyms used in the 1998 Second Quarter Form 10-Q are defined below:


ACC...............   Arizona Corporation Commission.
ADOR..............   Arizona Department of Revenue.
AET...............   Advanced Energy Technologies, Inc., a wholly-owned
                      subsidiary of MEH Corporation.
Affected Utilities   Electric utilities regulated by the ACC, including TEP,
                      Arizona Public Service, Citizens Utilities Company, and several electric cooperatives.
Banks.............   The financial institutions party to the Credit Agreement
                      dated as of December 30, 1997.
Common Stock......   The Company's common stock, without par value.
Company or UniSource
 Energy...........   UniSource Energy Corporation.
Credit Agreement..   Credit Agreement between TEP and the Banks, dated as of
                      December 30, 1997.
EITF..............   Emerging Issues Task Force of the Financial Accounting
                      Standards Board.
FAS 71............   Statement of Financial Accounting Standards #71:
                      Accounting for the Effects of Certain Types of
                      Regulation.
FAS 101...........   Statement of Financial Accounting Standards #101:
                      Regulated Enterprises - Accounting for the
                      Discontinuation of Application of FAS 71.
FAS 121...........   Statement of Financial Accounting Standards #121:
                      Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.
FERC..............   Federal Energy Regulatory Commission.
First Collateral Trust
 Bonds............   Bonds issued under the First Collateral Trust
                      Indenture.
First Collateral Trust
 Indenture........   The Indenture, dated as of August 1,
                      1998, of Tucson Electric Power Company to Bank of Montreal Trust Company of the City of New York, as trustee.
First Mortgage
 Bonds............   First mortgage bonds issued under the General First
                      Mortgage.
General First
 Mortgage.........   The Indenture, dated as of April 1, 1941, of Tucson
                      Gas, Electric Light and Power Company to The Chase National Bank of the City of New York, as trustee, as supplemented and amended.
General Second
 Mortgage.........   The Indenture, dated as of December 1, 1992, of
                      Tucson Electric Power Company to Bank of Montreal Trust Company of the City of New York, as trustee, as supplemented.
Global Solar......   Global Solar Energy, L.L.C., a corporation in which a 50%
                      interest is owned by AET.
Holding Company
 Order............   ACC Order issued November 25, 1997 granting TEP the
                      authority to organize a public utility holding company.
IDBs..............   Industrial development revenue or pollution control bonds.
IRS...............   Internal Revenue Service.
Irvington.........   Irvington Generating Station.
Irvington Lease...   The leveraged lease arrangement relating to Irvington Unit
                      4.
ISO...............   Independent System Operator.
ITC...............   Investment Tax Credit.
kWh...............   Kilowatt-hour(s).
LOC...............   Letter of Credit.
MEH...............   MEH Corporation, a wholly-owned subsidiary of UniSource
                      Energy.
Millennium........   Millennium Energy Holdings, Inc., a wholly-owned
                      subsidiary of MEH.
MRA...............   Master restructuring agreement between TEP and certain
                      banks which included the Renewable Term Loan, Revolving Credit and certain replacement reimbursement agreements, which was terminated on December 30, 1997.
MSR...............   Modesto, Santa Clara and Redding Public Power Agency.
MW................   Megawatt(s).
NEV...............   New Energy Ventures, L.L.C., a company in which a 50%
                      interest is owned by Millennium.
NEV California....   NEV California, L.L.C., a wholly-owned subsidiary of NEV.
1994 Rate Order...   ACC Rate Order concerning an increase in TEP's retail base rates and certain regulatory write-offs, issued January 11, 1994.
1996 Rate Order...   ACC Rate Order concerning an increase in
                      TEP's retail base rates and the recovery of Springerville Unit 2 costs, issued March 29, 1996.
NOL...............   Net Operating Loss carryforward for income tax purposes.
Renewable Term
 Loan.............   Credit facility that replaced the Term Loan pursuant to
                      the MRA Sixth Amendment, dated as of November 1, 1994, and effective March 7, 1995, and which was terminated December 30, 1997.
Revolving Credit..   $100 million revolving credit facility entered into under
                      the Credit Agreement between a syndicate of certain of the Banks and TEP.
SEC...............   Securities and Exchange Commission.
Second Mortgage
 Bonds............   TEP's second mortgage bonds issued under the General
                      Second Mortgage.
SES...............   Southwest Energy Solutions, Inc., a wholly-owned
                      subsidiary of MEH.
Shareholders......   Holders of UniSource Energy Common Stock.
Springerville.....   Springerville Generating Station.
Springerville Coal Handling
 Facilities Leases   Leveraged lease arrangements relating to the coal
                      handling facilities serving Springerville.
Springerville Common
 Facilities......    Facilities at Springerville used in common
                      with Springerville Unit 1 and Springerville Unit 2. Springerville Common Facilities
  Leases..........   Leveraged lease arrangements relating to an undivided one-
                      half interest in certain Springerville Common Facilities. Springerville Unit 1
 Leases......        Leveraged lease arrangements relating to
                      Springerville Unit 1, and an undivided one-half interest in certain Springerville Common Facilities and which has been assumed by TEP.
SSP...............   Shared Savings Proposal filed by TEP with the ACC July 9,
                      1997 requesting a 1.1% annual retail rate reduction.
Standard Offer....   Bundled service offered to all consumers in a designated
                      service territory at regulated rates.
SWPP..............   SWPP Investment Company, a wholly-owned subsidiary of SES.
SWPPI.............   SWPP International, a wholly-owned subsidiary of SES.
TEP...............   Tucson Electric Power Company, the principal subsidiary of
                      UniSource Energy.
UniSource Energy..   UniSource Energy Corporation.
 Valencia.........   Valencia Energy Company, previously a wholly owned
                      subsidiary of TEP, merged into TEP on May 31, 1996.
VSP...............   Voluntary Severance Plan offered to TEP employees and
                      implemented in May 1996.
WSCC..............   Western Systems Coordinating Council.



REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of UniSource Energy Corporation and to the Board of Directors of Tucson Electric Power Company

We have reviewed the accompanying condensed consolidated balance sheet and the related condensed consolidated statements of income and of cash flows of UniSource Energy Corporation and its subsidiaries (the Company) and of Tucson Electric Power Company and its subsidiaries (TEP) as of and for the three-month and six-month periods ended June 30, 1998. This financial information is the responsibility of the Company's and TEP's management. The financial statements as of June 30, 1997 were reviewed by other independent accountants whose report dated February 23, 1998 stated that they were not aware of any material modifications that should be made to such financial information for it to be in conformity with generally accepted accounting principles.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards,the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial information as of and for the three-month and six-month periods ended June 30, 1998 for it to be in conformity with generally accepted accounting principles.

The financial statements of the Company and of TEP for the year ended December 31, 1997 were audited by other independent accountants whose report dated February 23, 1998 expressed an unqualified opinion on those statements.



PricewaterhouseCoopers LLP
Phoenix, Arizona
August  4, 1998




INDEPENDENT ACCOUNTANTS' REVIEW REPORT


UniSource Energy Corporation and its Stockholders
Tucson Electric Power Company
220 West Sixth Street
Tucson, Arizona 85701

We have reviewed the condensed consolidated statements of income of UniSource Energy Corporation and its subsidiaries (the Company) and Tucson Electric Power Company (TEP) for the three-month and six-month periods ended June 30, 1997 and cash flows for the six-month period ended June 30, 1997. These financial statements are the responsibility of the Company's and TEP's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheets and statements of capitalization of the Company and TEP as of December 31, 1997 and the related statements of income, cash flows, and changes in stockholders' equity (deficit) for the year then ended (not presented herein);and in our report dated February 23, 1998, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheets as of December 31, 1997 is fairly stated, in all material respects, in relation to the consolidated balance sheets from which they have been derived.



DELOITTE & TOUCHE LLP
Tucson, Arizona
February 23, 1998


                       PART I - FINANCIAL INFORMATION

Item 1.  FINANCIAL STATEMENTS
- -----------------------------------------------------------------------------

The weather causes seasonal fluctuations in UniSource Energy's sales. As a result, quarterly results are not indicative of annual operating results. The quarterly financial statements that follow are unaudited but reflect all normal recurring accruals and other adjustments which we believe are necessary for a fair presentation of the results for the interim periods presented. Also see Item 2. - Management's Discussion and Analysis of Financial Condition and Results of Operations. This quarterly report should be reviewed in conjunction with the Company's 1997 Form 10-K.

UNISOURCE ENERGY CORPORATION
COMPARATIVE CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                                                       Three Months Ended
                                                             June 30,
                                                         1998       1997
                                                     -Thousands of Dollars-
Operating Revenues
 Retail Customers                                     $150,652    $159,249
 Amortization of MSR Option Gain Regulatory Liability        -       3,092
 Sales for Resale                                       28,951      20,629
                                                      ---------   ---------
    Total Operating Revenues                           179,603     182,970
                                                      ---------   ---------
Operating Expenses
 Fuel and Purchased Power                               56,693      51,493
 Capital Lease Expense                                  26,558      26,388
 Amortization of Springerville Unit 1 Allowance         (7,630)     (7,010)
 Other Operations                                       27,130      28,087
 Maintenance and Repairs                                 8,431      11,384
 Depreciation and Amortization                          22,883      21,445
 Taxes Other Than Income Taxes                          12,634      13,093
 Income Taxes                                            3,038       4,260
                                                      ---------   ---------
    Total Operating Expenses                           149,737     149,140
                                                      ---------   ---------
      Operating Income                                  29,866      33,830
                                                      ---------   ---------

Other Income (Deductions)
 Income Taxes                                            3,016      11,385
 Reversal of Loss Provision                                  -      10,154
 Interest Income                                         3,524       2,778
 Unregulated Energy Businesses - Net                    (5,649)        488
 Other                                                   1,134      (1,341)
                                                      ---------   ---------
    Total Other Income (Deductions)                      2,025      23,464
                                                      ---------   ---------

Interest Expense
 Long-Term Debt                                         19,792      16,660
 Interest Imputed on Losses Recorded at Present Value    8,545       8,175
 Other                                                   2,496       2,558
                                                      ---------   ---------
    Total Interest Expense                              30,833      27,393
                                                      ---------   ---------

Net Income (Loss)                                     $  1,058    $ 29,901
                                                      =========   =========


Average Shares of Common Stock Outstanding (000)        32,138      32,138
                                                      =========   =========

Basic and Diluted Earnings per Share                  $   0.03    $   0.93
                                                      =========   =========



See Notes to Condensed Consolidated Financial Statements.
UNISOURCE ENERGY CORPORATION
COMPARATIVE CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                                                         Six Months Ended
                                                             June 30,
                                                         1998       1997
                                                     -Thousands of Dollars-
Operating Revenues
 Retail Customers                                     $288,739    $289,186
 Amortization of MSR Option Gain Regulatory Liability        -       8,105
 Sales for Resale                                       51,805      39,960
                                                      ---------   ---------
    Total Operating Revenues                           340,544     337,251
                                                      ---------   ---------
Operating Expenses
 Fuel and Purchased Power                              105,093      97,139
 Capital Lease Expense                                  52,336      52,664
 Amortization of Springerville Unit 1 Allowance        (15,261)    (14,019)
 Other Operations                                       53,428      54,383
 Maintenance and Repairs                                19,155      21,615
 Depreciation and Amortization                          45,446      43,219
 Taxes Other Than Income Taxes                          25,560      25,718
 Income Taxes                                            1,101       1,912
                                                      ---------   ---------
    Total Operating Expenses                           286,858     282,631
                                                      ---------   ---------
      Operating Income                                  53,686      54,620
                                                      ---------   ---------

Other Income (Deductions)
 Income Taxes                                            2,385      25,943
 Reversal of Loss Provision                                  -      10,154
 Interest Income                                         5,240       4,487
 Unregulated Energy Businesses - Net                    (9,685)       (444)
 Other                                                   1,944      (1,372)
                                                      ---------   ---------
    Total Other Income (Deductions)                       (116)     38,768
                                                      ---------   ---------

Interest Expense
 Long-Term Debt                                         36,903      30,777
 Interest Imputed on Losses Recorded at Present Value   17,090      16,454
 Other                                                   5,554       4,764
                                                      ---------   ---------
    Total Interest Expense                              59,547      51,995
                                                      ---------   ---------

Net Income (Loss)                                     $ (5,977)   $ 41,393
                                                      =========   =========


Average Shares of Common Stock Outstanding (000)        32,138      32,138
                                                      =========   =========

Basic and Diluted Earnings per Share                  $  (0.19)   $   1.29
                                                      =========   =========



See Notes to Condensed Consolidated Financial Statements.
UNISOURCE ENERGY CORPORATION
COMPARATIVE CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         Six Months Ended
                                                             June 30,
                                                         1998       1997
                                                     -Thousands of Dollars-
Cash Flows from Operating Activities
  Cash Receipts from Retail Customers                 $293,242    $293,113
  Cash Receipts from Sales for Resale                   51,935      42,635
  Fuel and Purchased Power Costs Paid                  (93,168)    (90,574)
  Wages Paid, Net of Amounts Capitalized               (36,389)    (32,899)
  Payment of Other Operations and Maintenance Costs    (46,763)    (45,359)
  Capital Lease Interest Paid                          (44,594)    (40,774)
  Interest Paid, Net of Amounts Capitalized            (35,157)    (34,777)
  Taxes Paid, Net of Amounts Capitalized               (48,752)    (48,559)
  Interest Received                                      3,959       3,958
  Emission Allowance Inventory Sales                    11,368           -
  Contract Termination Fee Paid                        (10,000)    (30,000)
  Other                                                   (789)        660
                                                      ---------   ---------
    Net Cash Flows - Operating Activities               44,892      17,424
                                                      ---------   ---------

Cash Flows from Investing Activities
  Construction Expenditures                            (38,220)    (33,870)
  Investments in Joint Ventures                        (11,066)     (2,117)
  Other                                                  1,731         980
                                                      ---------   ---------
    Net Cash Flows - Investing Activities              (47,555)    (35,007)
                                                      ---------   ---------

Cash Flows from Financing Activities
  Proceeds from Issuance of Long-Term Debt               2,328      12,312
  Payments on Renewable Term Loan                            -     (31,000)
  Payments to Retire Long-Term Debt                     (2,600)       (500)
  Payments to Retire Capital Lease Obligations          (9,676)     (4,751)
  Other                                                 (1,547)       (568)
                                                      ---------   ---------
    Net Cash Flows - Financing Activities              (11,495)    (24,507)
                                                      ---------   ---------

Net Decrease in Cash and Cash Equivalents              (14,158)    (42,090)
Cash and Cash Equivalents, Beginning of Year           146,256     130,291
                                                      ---------   ---------
Cash and Cash Equivalents, End of Period              $132,098    $ 88,201
                                                      =========   =========












See Notes to Condensed Consolidated Financial Statements.
UNISOURCE ENERGY CORPORATION
SUPPLEMENTAL CONDENSED CONSOLIDATED CASH FLOW INFORMATION


                                                         Six Months Ended
                                                             June 30,
                                                         1998       1997
                                                     -Thousands of Dollars-

Net Income (Loss)                                     $ (5,977)   $ 41,393
Adjustments to Reconcile Net Income (Loss)
   to Net Operating Cash Flows
  Depreciation and Amortization Expense                 45,446      43,219
  Deferred Income Taxes and Investment Tax Credits-Net  (7,816)    (24,280)
  Lease Payments Deferred                               12,350      17,750
  Amortization of Regulatory Assets & Liabilities,
   Net of Interest Imputed on Losses Recorded at
   Present Value                                         1,828      (5,669)
  Deferred Contract Termination Fee                     (8,077)    (30,000)
  Loss (Unremitted Earnings) of Unconsolidated
   Subsidiaries                                         15,689        (909)
  Emission Allowances                                   11,368           -
  Other                                                 (3,214)    (10,490)
  Changes in Assets and Liabilities which Provided
   (Used) Cash Exclusive of Changes Shown Separately
    Accounts Receivable                                (16,850)    (16,314)
    Materials and Fuel                                    (577)     (7,342)
    Accounts Payable                                     1,189       9,113
    Other Current Assets and Liabilities                (2,629)     (2,989)
    Other Deferred Assets and Liabilities                2,162       3,942
                                                      ---------   ---------
Net Cash Flows - Operating Activities                 $ 44,892    $ 17,424
                                                      =========   =========

Non-Cash Financing Activities (these activities do not affect the statements of cash flows):
The proceeds from the issuance of $200 million of Pollution Control Revenue Bonds in March 1998 were held in trust and used in May 1998 to redeem $200 million of previously issued bonds. In May 1998, TEP exchanged $46.9 million of its existing 12.22% First Mortgage Bonds due 2000 for an identical amount of new 12.22% Exchange Series First Mortgage Bonds. See Note 5. Also, the proceeds from the issuance of $111.8 million of Pollution Control Revenue Bonds in April 1997 were held in trust and used in June 1997 to redeem $111.8 million of previously issued bonds.















See Notes to Condensed Consolidated Financial Statements.
UNISOURCE ENERGY CORPORATION
COMPARATIVE CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS
                                                     June 30,  December 31,
                                                       1998        1997
                                                   - Thousands of Dollars -
Utility Plant
  Plant in Service                                  $2,227,912  $2,194,150
  Utility Plant Under Capital Leases                   893,064     893,064
  Construction Work in Progress                         74,786      72,404
                                                    ----------- -----------
    Total Utility Plant                              3,195,762   3,159,618
  Less Accumulated Depreciation and Amortization    (1,020,317)   (982,621)
  Less Accumulated Amortization of Capital Leases      (82,937)    (73,728)
  Less Springerville Unit 1 Allowance                 (169,584)   (167,756)
                                                    ----------- -----------
    Total Utility Plant - Net                        1,922,924   1,935,513
                                                    ----------- -----------

Investments and Other Property                          76,694      78,772
                                                    ----------- -----------

Current Assets
  Cash and Cash Equivalents                            132,098     146,256
  Accounts Receivable                                   88,075      71,225
  Materials and Fuel                                    34,954      34,005
  Deferred Income Taxes - Current                       15,268      14,910
  Other                                                 26,455      23,653
                                                    ----------- -----------
    Total Current Assets                               296,850     290,049
                                                    ----------- -----------

Deferred Debits - Regulatory Assets
  Income Taxes Recoverable Through Future Rates        165,633     170,034
  Deferred Springerville Common Facility Costs          56,952      58,222
  Deferred Springerville Contract Termination Fee       46,154      48,077
  Deferred Springerville Unit 2 Costs                    6,944      11,590
  Deferred Lease Expense                                10,382      11,571
  Other Regulatory Assets                               11,672      11,089
Deferred Debits - Other                                 19,690      19,492
                                                    ----------- -----------
    Total Deferred Debits                              317,427     330,075
                                                    ----------- -----------
Total Assets                                        $2,613,895  $2,634,409
                                                    =========== ===========













See Notes to Condensed Consolidated Financial Statements.
UNISOURCE ENERGY CORPORATION
COMPARATIVE CONDENSED CONSOLIDATED BALANCE SHEETS

CAPITALIZATION AND OTHER LIABILITIES
                                                     June 30,  December 31,
                                                       1998         1997
                                                   - Thousands of Dollars -
Capitalization
  Common Stock                                      $  638,847  $  638,904
  Accumulated Deficit                                 (428,003)   (422,026)
                                                     ----------- -----------
  Common Stock Equity                                  210,844     216,878
  Capital Lease Obligations                            884,720     890,257
  Long-Term Debt                                     1,211,795   1,215,120
                                                    ----------- -----------
    Total Capitalization                             2,307,359   2,322,255
                                                    ----------- -----------

Current Liabilities
  Current Obligations Under Capital Leases              13,578      14,552
  Current Maturities of Long-Term Debt                   1,225         500
  Accounts Payable                                      36,098      34,909
  Interest Accrued                                      69,284      64,812
  Taxes Accrued                                         24,161      24,397
  Contract Termination Fee Payable                           -      10,000
  Other                                                 15,707      19,051
                                                    ----------- -----------
    Total Current Liabilities                          160,053     168,221
                                                    ----------- -----------

Deferred Credits and Other Liabilities
  Deferred Income Taxes - Noncurrent                    66,892      77,606
  Accumulated Deferred Investment Tax Credits
   Regulatory Liability                                 10,760      11,905
  Emission Allowance Gain Regulatory Liability          31,357      17,591
  Other                                                 37,474      36,831
                                                    ----------- -----------
    Total Deferred Credits and Other Liabilities       146,483     143,933
                                                    ----------- -----------
Total Capitalization and Other Liabilities          $2,613,895  $2,634,409
                                                    =========== ===========


















See Notes to Condensed Consolidated Financial Statements.
TUCSON ELECTRIC POWER COMPANY
COMPARATIVE CONDENSED CONSOLIDATED STATEMENTS OF INCOME

The weather causes seasonal fluctuations in TEP's sales. As a result, quarterly results are not indicative of annual operating results. The quarterly financial statements that follow are unaudited but reflect all normal recurring accruals and other adjustments which we believe are necessary for a fair presentation of the results for the interim periods presented. Also see Item 2. - Management's Discussion and Analysis of Financial Condition and Results of Operations. This quarterly report should be reviewed in conjunction with the TEP's 1997 Form 10-K.
TUCSON ELECTRIC POWER COMPANY
COMPARATIVE CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                       Three Months Ended
                                                            June 30,
                                                         1998       1997
                                                     -Thousands of Dollars-
Operating Revenues
 Retail Customers                                     $150,735    $159,249
 Amortization of MSR Option Gain Regulatory Liability        -       3,092
 Sales for Resale                                       28,951      20,629
                                                      ---------   ---------
    Total Operating Revenues                           179,686     182,970
                                                      ---------   ---------
Operating Expenses
 Fuel and Purchased Power                               56,693      51,493
 Capital Lease Expense                                  26,558      26,388
 Amortization of Springerville Unit 1 Allowance         (7,630)     (7,010)
 Other Operations                                       27,130      28,087
 Maintenance and Repairs                                 8,431      11,384
 Depreciation and Amortization                          22,883      21,445
 Taxes Other Than Income Taxes                          12,634      13,093
 Income Taxes                                            3,038       4,260
                                                      ---------   ---------
    Total Operating Expenses                           149,737     149,140
                                                      ---------   ---------
      Operating Income                                  29,949      33,830
                                                      ---------   ---------

Other Income (Deductions)
 Income Taxes                                            2,076      11,385
 Reversal of Loss Provision                                  -      10,154
 Interest Income                                         3,526       2,850
 Interest Income-Note Receivable from UniSource Energy   2,326           -
 Other                                                   1,029        (925)
                                                      ---------   ---------
    Total Other Income (Deductions)                      8,957      23,464
                                                      ---------   ---------

Interest Expense
 Long-Term Debt                                         19,792      16,660
 Interest Imputed on Losses Recorded at Present Value    8,545       8,175
 Other                                                   2,496       2,558
                                                      ---------   ---------
    Total Interest Expense                              30,833      27,393
                                                      ---------   ---------

Net Income                                            $  8,073    $ 29,901
                                                      =========   =========










See Notes to Condensed Consolidated Financial Statements.
TUCSON ELECTRIC POWER COMPANY
COMPARATIVE CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                         Six Months Ended
                                                            June 30,
                                                         1998       1997
                                                     -Thousands of Dollars-
Operating Revenues
 Retail Customers                                     $288,884    $289,186
 Amortization of MSR Option Gain Regulatory Liability        -       8,105
 Sales for Resale                                       51,805      39,960
                                                      ---------   ---------
    Total Operating Revenues                           340,689     337,251
                                                      ---------   ---------
Operating Expenses
 Fuel and Purchased Power                              105,093      97,139
 Capital Lease Expense                                  52,336      52,664
 Amortization of Springerville Unit 1 Allowance        (15,261)    (14,019)
 Other Operations                                       53,428      54,383
 Maintenance and Repairs                                19,155      21,615
 Depreciation and Amortization                          45,446      43,219
 Taxes Other Than Income Taxes                          25,560      25,718
 Income Taxes                                            1,101       1,912
                                                      ---------   ---------
    Total Operating Expenses                           286,858     282,631
                                                      ---------   ---------
      Operating Income                                  53,831      54,620
                                                      ---------   ---------

Other Income (Deductions)
 Income Taxes                                              516      25,943
 Reversal of Loss Provision                                  -      10,154
 Interest Income                                         5,242       4,606
 Interest Income-Note Receivable from UniSource Energy   4,626           -
 Other                                                   1,798      (1,935)
                                                      ---------   ---------
    Total Other Income (Deductions)                     12,182      38,768
                                                      ---------   ---------

Interest Expense
 Long-Term Debt                                         36,903      30,777
 Interest Imputed on Losses Recorded at Present Value   17,090      16,454
 Other                                                   5,554       4,764
                                                      ---------   ---------
    Total Interest Expense                              59,547      51,995
                                                      ---------   ---------

Net Income                                            $  6,466    $ 41,393
                                                      =========   =========










See Notes to Condensed Consolidated Financial Statements.
TUCSON ELECTRIC POWER COMPANY
COMPARATIVE CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         Six Months Ended
                                                             June 30,
                                                         1998       1997
                                                     -Thousands of Dollars-
Cash Flows from Operating Activities
  Cash Receipts from Retail Customers                 $293,242    $293,113
  Cash Receipts from Sales for Resale                   51,935      42,635
  Fuel and Purchased Power Costs Paid                  (93,168)    (90,574)
  Wages Paid, Net of Amounts Capitalized               (34,765)    (32,899)
  Payment of Other Operations and Maintenance Costs    (43,632)    (45,359)
  Capital Lease Interest Paid                          (44,594)    (40,774)
  Interest Paid, Net of Amounts Capitalized            (35,157)    (34,777)
  Taxes Paid, Net of Amounts Capitalized               (48,690)    (48,559)
  Emission Allowance Inventory Sales                    11,368           -
  Interest Received                                      2,963       3,958
  Contract Termination Fee Paid                        (10,000)    (30,000)
  Other                                                    869         660
                                                      ---------   ---------
    Net Cash Flows - Operating Activities               50,371      17,424
                                                      ---------   ---------

Cash Flows from Investing Activities
  Construction Expenditures                            (38,220)    (33,870)
  Transfer of MEH                                      (45,412)          -
  Investments in Joint Ventures                              -      (2,117)
  Other                                                  1,841         980
                                                      ---------   ---------
    Net Cash Flows - Investing Activities              (81,791)    (35,007)
                                                      ---------   ---------

Cash Flows from Financing Activities
  Proceeds from Issuance of Long-Term Debt               2,328      12,312
  Payments to Retire Long-Term Debt                     (2,600)       (500)
  Payments on Renewable Term Loan                            -     (31,000)
  Payments to Retire Capital Lease Obligations          (9,676)     (4,751)
  Other                                                 (1,686)       (568)
                                                      ---------   ---------
    Net Cash Flows - Financing Activities              (11,634)    (24,507)
                                                      ---------   ---------

Net Decrease in Cash and Cash Equivalents              (43,054)    (42,090)
Cash and Cash Equivalents, Beginning of Year           146,256     130,291
                                                      ---------   ---------
Cash and Cash Equivalents, End of Period              $103,202    $ 88,201
                                                      =========   =========











See Notes to Condensed Consolidated Financial Statements.
TUCSON ELECTRIC POWER COMPANY
SUPPLEMENTAL CONDENSED CONSOLIDATED CASH FLOW INFORMATION


                                                         Six Months Ended
                                                             June 30,
                                                         1998       1997
                                                     -Thousands of Dollars-

Net Income (Loss)                                     $  6,466  $  41,393
Adjustments to Reconcile Net Income (Loss) to Net
   Operating Cash Flows
  Depreciation and Amortization Expense                 45,446     43,219
  Deferred Income Taxes and
   Investment Tax Credits - Net                            745    (24,280)
  Lease Payments Deferred                               12,350     17,750
  Amortization of Regulatory Assets & Liabilities, Net
   of Interest Imputed on Losses Recorded at
   Present Value                                         1,828     (5,669)
  Deferred Contract Termination Fee                     (8,077)   (30,000)
  Unremitted Earnings of Unconsolidated Subsidiaries      (528)      (909)
  Emission Allowances                                   11,368          -
  Interest Income-Note Receivable from UniSource
   Energy                                               (4,626)         -
  Other                                                 (1,404)   (10,490)
  Changes in Assets and Liabilities which Provided
   (Used) Cash Exclusive of Changes Shown Separately
    Accounts Receivable                                (18,327)   (16,314)
    Materials and Fuel                                    (577)    (7,342)
    Accounts Payable                                     2,223      9,113
    Other Current Assets and Liabilities                 1,377     (2,989)
    Other Deferred Assets and Liabilities                2,107      3,942
                                                      ---------   ---------
Net Cash Flows - Operating Activities                 $ 50,371    $ 17,424
                                                      =========   =========

Non-Cash Financing Activities (these activities do not affect the statements of cash flows):
The proceeds from the issuance of $200 million of Pollution Control Revenue Bonds in March 1998 were held in trust and used in May 1998 to redeem $200 million of previously issued bonds. In May 1998, TEP exchanged $46.9 million of its existing 12.22% First Mortgage Bonds due 2000 for an identical amount of new 12.22% Exchange Series First Mortgage Bonds. See Note 5. Also, the proceeds from the issuance of $111.8 million of Pollution Control Revenue Bonds in April 1997 were held in trust and used in June 1997 to redeem $111.8 million of previously issued bonds.













See Notes to Condensed Consolidated Financial Statements.
TUCSON ELECTRIC POWER COMPANY
COMPARATIVE CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS
                                                     June 30,  December 31,
                                                       1998        1997
                                                   - Thousands of Dollars -
Utility Plant
  Plant in Service                                  $2,227,912  $2,194,150
  Utility Plant Under Capital Leases                   893,064     893,064
  Construction Work in Progress                         74,786      72,404
                                                    ----------- -----------
    Total Utility Plant                              3,195,762   3,159,618
  Less Accumulated Depreciation and Amortization    (1,020,317)   (982,621)
  Less Accumulated Amortization of Capital Leases      (82,937)    (73,728)
  Less Springerville Unit 1 Allowance                 (169,584)   (167,756)
                                                    ----------- -----------
    Total Utility Plant - Net                        1,922,924   1,935,513
                                                    ----------- -----------

Investments and Other Property                          59,422      78,772
                                                   ----------- -----------

Note Receivable from UniSource Energy                   74,759           -
                                                    ---------- -----------
Current Assets

  Cash and Cash Equivalents                            103,202     146,256
  Accounts Receivable                                   88,642      71,225
  Materials and Fuel                                    34,914      34,005
  Deferred Income Taxes - Current                       15,268      14,910
  Other                                                 21,527      23,653
                                                    ----------- -----------
    Total Current Assets                               263,553     290,049
                                                    ----------- -----------

Deferred Debits - Regulatory Assets
  Income Taxes Recoverable Through Future Rates        165,633     170,034
  Deferred Springerville Common Facility Costs          56,952      58,222
  Deferred Springerville Contract Termination Fee       46,154      48,077
  Deferred Springerville Unit 2 Costs                    6,944      11,590
  Deferred Lease Expense                                10,382      11,571
  Other Regulatory Assets                               11,672      11,089
Deferred Debits - Other                                 19,690      19,492
                                                    ----------- -----------
    Total Deferred Debits                              317,427     330,075
                                                    ----------- -----------
Total Assets                                        $2,638,085  $2,634,409
                                                    =========== ===========










See Notes to Condensed Consolidated Financial Statements.
TUCSON ELECTRIC POWER COMPANY
COMPARATIVE CONDENSED CONSOLIDATED BALANCE SHEETS

CAPITALIZATION AND OTHER LIABILITIES
                                                     June 30,  December 31,
                                                       1998        1997
                                                   - Thousands of Dollars -
Capitalization
  Common Stock                                      $  645,660  $  645,261
  Capital Stock Expense                                 (6,357)     (6,357)
  Accumulated Deficit                                 (415,560)   (422,026)
                                                    ----------- -----------
  Common Stock Equity                                  223,743     216,878
  Capital Lease Obligations                            884,720     890,257
  Long-Term Debt                                     1,211,795   1,215,120
                                                    ----------- -----------
    Total Capitalization                             2,320,258   2,322,255
                                                    ----------- -----------

Current Liabilities
  Current Obligations Under Capital Leases              13,578      14,552
  Current Maturities of Long-Term Debt                   1,225         500
  Accounts Payable                                      36,414      34,909
  Interest Accrued                                      69,284      64,812
  Taxes Accrued                                         24,141      24,397
  Contract Termination Fee Payable                           -      10,000
  Other                                                 15,693      19,051
                                                    ----------- -----------
    Total Current Liabilities                          160,335     168,221
                                                    ----------- -----------

Deferred Credits and Other Liabilities
  Deferred Income Taxes - Noncurrent                    77,985      77,606
  Accumulated Deferred Investment Tax Credits
   Regulatory Liability                                 10,760      11,905
  Emission Allowance Gain Regulatory Liability          31,357      17,591
  Other                                                 37,390      36,831
                                                    ----------- -----------
    Total Deferred Credits and Other Liabilities       157,492     143,933
                                                    ----------- -----------
Total Capitalization and Other Liabilities          $2,638,085  $2,634,409
                                                    =========== ===========






See Notes to Condensed Consolidated Financial Statements.



NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
- -----------------------------------------------------------------------

NOTE 1.  ACCOUNTING FOR THE EFFECTS OF REGULATION
- -------------------------------------------------

  Accounting Implications

     The ACC regulates TEP's utility business. TEP generally uses the same accounting policies and practices used by nonregulated companies for financial reporting under generally accepted accounting principles. However, sometimes these principles, such as FAS 71, require special accounting treatment for regulated companies to show the effect of regulation. For example, in setting TEP's retail rates, the ACC may not currently allow TEP to charge its customers to recover certain expenses but; instead, require that these expenses be charged to customers in the future. In this situation, FAS 71 requires that TEP not show these expenses on its current income statements but "defer" these items and show them as "regulatory assets" on the balance sheet until TEP is allowed to charge its customers. TEP then amortizes these items to the income statement as charges are billed to customers. Similarly, certain items of revenue may be deferred as regulatory liabilities, which also are eventually amortized to the income statement.

     We have recorded regulatory assets and liabilities in our balance sheets in accordance with FAS 71. A regulated company must satisfy certain conditions to apply the accounting policies and practices of FAS 71. These conditions include:

  - an independent regulator sets rates;
  - the regulator sets the rates to cover specific costs of delivering service; and
  - the service territory lacks competitive pressures to reduce rates below the rates set by the regulator.

     We periodically assess whether we continue to meet these conditions. If we were required to stop applying FAS 71 to all or a portion of TEP's regulated utility operations, we would write off the related balances of TEP's regulatory assets and liabilities as a charge in our income statement. In that event, our earnings would be reduced by the net amount of regulatory assets and liabilities, after applicable deferred income taxes. Based on the balances of TEP's regulatory assets and liabilities at June 30, 1998, if we ceased applying FAS 71 to all of TEP's regulated operations, we would record an extraordinary loss of approximately $152 million, net of the related deferred income tax benefit of $103 million. While our cash flows may be affected by regulatory orders and market conditions, our cash flows would not be affected if we ceased to apply FAS 71.

     If we stop applying FAS 71, we would need to evaluate the likelihood that we could recover the cost of TEP's electric plant in the marketplace using the criteria in FAS 121. If undiscounted cash flows are less than the carrying value of those assets, then we would need to write off as an expense a portion of those plant assets to reflect their current market value. We cannot predict if we would write off any plant assets as a result of applying FAS 121.

  Recent Events That May Impact TEP's Application of FAS 71

     Legislative and other regulatory measures are being developed in various states to deregulate the electric generation business. The SEC and the EITF have been reviewing whether electric utilities should stop applying FAS 71 to the business transactions in states where deregulation is occurring. In general, the EITF consensus states that utilities must stop accounting for the electric generation portion of their business under FAS 71 when a deregulation plan is in place and its terms are known. The EITF also concluded that utilities do not need to write off regulatory assets (including those related to generation) if the cash flow stream from regulated rates includes recovery of the regulatory assets. We are uncertain how the EITF consensus will impact TEP as deregulation activities develop in Arizona. In the future, we may need to stop applying FAS 71 to the electric generation portion of TEP's business, even if we believe that we will recover the full amount of our costs under the ACC competition phase-in plan. Approximately 55% of TEP's net regulatory assets on the balance sheet relate to electric generation.

     In December 1996, the ACC adopted rules which would introduce retail electric competition in Arizona. If implemented as adopted, the rules would require each "Affected Utility" TEP, Arizona Public Service Company, Citizens Utilities Company and several cooperatives) to open its retail service area to competing electric service providers on a phased-in basis over the period 1999 to 2003. On August 5, 1998, the ACC adopted amendments to the rules which, in part, provide a two-year phase-in schedule in which all retail customers will have access to competitive generation by January 1, 2001.

     On June 22, 1998, the ACC adopted an order which outlines its policy for stranded cost recovery by Arizona utilities in a competitive energy market. Stranded costs represent costs recoverable by a utility in a regulated market that would not likely be recovered through the prices charged for electricity and other services in a competitive market. The order allows the Affected Utilities to choose one of the following two methods for stranded cost recovery:

 (1) Divestiture/Auction Methodology
  - This method requires the sale of all electric generation assets through an auction by January 1, 2001;
  - Stranded costs are calculated as the difference between book value of generation assets (including related regulatory assets) and the proceeds from the sale;
  - 100% of the stranded costs will be recovered over a 10-year period, including a return on the unamortized balance;
  - All customers of Affected Utilities will pay for the stranded costs; and
  - Affected Utilities that choose this option must file a divestiture plan for ACC approval no later than October 1, 1998.

 (2) Transition Revenues Methodology
  - The ACC would determine the revenues necessary to maintain financial integrity (such as avoiding default under currently existing financial instruments); and
  - Affected Utilities would recover the determined amount of stranded costs over a period of ten years.

     The order encourages, but does not require, full divestiture of generating assets through an auction. The order states that only those Affected Utilities choosing divestiture through the Divestiture/Auction Methodology shall have the opportunity to recover 100% of unmitigated stranded costs. TEP must elect one of the two stranded cost recovery options and file an implementation plan, including its estimate of stranded costs related to generation and regulatory assets, by August 21, 1998. The order also specifies that some form of rate cap will be in place for customers on standard offer electric service during the transition period.

     TEP will cease to account for its generation operations using FAS 71 at the time the ACC approves a cost recovery plan specific to TEP, including the specific amount of stranded costs that TEP can recover and a cost recovery method. The amount and method of recovery that the ACC approves for TEP will determine whether write-offs will be incurred at that time. The ACC is not expected to approve a final stranded cost recovery plan for TEP until at least the fourth quarter of 1998. We are unable to predict the amount of write-offs, if any, that may be incurred at that time.

      In  May  1998  the  Arizona State Legislature  approved  and  the
Governor signed a bill regarding retail electric competition. The legislation requires the introduction of customer choice to 20% of each utility's retail load by December 31, 1998 and to all utility retail customers by December 31, 2000. This legislation only relates directly to public power entities such as SRP; however, the bill encourages broader application of the legislation's principles by the ACC to the state's investor-owned utilities, including TEP, and cooperatives.

      We cannot predict the outcome of the legislation or the ACC's retail competition rules. Additionally, federal legislators introduced several retail competition initiatives in Congress which, if passed, could modify or override the actions taken by the ACC or the Arizona Legislature.

NOTE 2.  TAX ASSESSMENTS
- ------------------------

  Ruling on Arizona Sales Tax Assessments - Coal Sales

     We have received sales tax assessments from the ADOR alleging that Valencia is liable for sales tax on gross income from coal sales, transportation and coal-handling services provided to TEP from November 1985 through May 1996. We have protested these assessments. In September 1996, the Arizona Court of Appeals upheld the validity of the assessment issued for the period November 1985 through March 1990. In May 1998, the Arizona Supreme Court remanded the case back to the Arizona Tax Court to be reheard. We are also protesting the assessments for the period April 1990 through May 1996.

     We have previously recorded an expense and a related liability for the sales taxes and interest that we believe are probable of incurrence for the period November 1985 through May 1996. Arizona law generally requires payment of an assessment prior to pursuing the appellate process. We previously paid, under protest, a total of $23 million of the disputed sales tax assessments. These payments will be refunded if we are successful in the appeals process.

     On May 31, 1996, Valencia was merged into TEP. Because TEP now acquires coal directly from other companies, we do not believe we are liable for sales tax computed on a basis similar to the assessments described above after May 31, 1996. For periods prior to May 31, 1996, we continue to record an estimated interest expense on the disputed assessments.

  Arizona Sales Tax Assessments - Leases

     The ADOR has issued sales tax assessments to some of TEP's lessors of generation-related facilities and equipment. The assessments allege sales tax liability on a component of rents we paid on the Springerville Unit 1 Leases, the Springerville Common Facilities Leases, the Irvington Lease and the Springerville Coal Handling Facilities Lease from August 1, 1988 to June 30, 1997. Due to indemnification provisions in the lease agreements, if the ADOR prevails, we would be required to reimburse the lessors for the sales taxes that they pay. We filed an appeal of the assessments in the Arizona Tax Court in February 1998. In July 1998, the Arizona Tax Court ruled against us on the Irvington lease. We plan to appeal the Tax Court's decision.

     We have recorded a liability for the probable amount of sales taxes and interest due as of June 30, 1998. If the ADOR prevails, we would need to record an additional expense and related liability. Even though it is reasonably possible that the resolution of this issue could result in approximately $22 million of additional sales tax expense, we do not believe this outcome is likely. We do not expect that the resolution of this assessment will have a material negative impact on the financial statements. We believe that the ultimate resolution of this issue will occur over a period of two to four years.

  INCOME TAX ASSESSMENTS

     In February 1998, the IRS issued an income tax assessment for the 1992 and 1993 tax years. The IRS is challenging our treatment for income tax purposes of various items relating to the 1992 Financial Restructuring, including the amount of NOL and ITC generated before December 1991 that may be used to reduce taxes in future periods.

     Due to the Financial Restructuring, a change in ownership of TEP occurred for tax purposes in December 1991. As a result, the use of the NOL and ITC generated before December 1991 may be limited under the tax code. The IRS is challenging our calculation of this limitation. At June 30, 1998, pre-change federal NOL and ITC carryforwards were approximately $267 million and $26 million, respectively. In addition to the pre-change NOL and ITC which are subject to the limitation, $166 million of federal NOL at June 30, 1998, is not subject to the limitation.

     Resolution of this matter is not expected to have a material adverse impact on the financial statements.

NOTE 3.  TRANSFER OF MEH FROM TEP TO UNISOURCE ENERGY
- -----------------------------------------------------

     On January 1, 1998, TEP became a subsidiary of UniSource Energy. At the same time, TEP transferred MEH to UniSource Energy and received as consideration from UniSource Energy a $95 million 10-year promissory note with a yearly interest rate of 9.78%. Approximately $25 million of this note represents a gain to TEP. TEP has not recorded this gain. Instead, this gain will be reflected as an increase in TEP's common equity when UniSource Energy pays the principal portion of the note. The note receivable appears on TEP's consolidated balance sheet but does not appear on UniSource Energy's consolidated balance sheet because intercompany balances and transactions are eliminated when financial statements are consolidated.

     MEH owns Advanced Energy Technologies, Inc., Millennium Energy Holdings, Inc., Nations Energy Corporation and Southwest Energy
Solutions, Inc.

     The transfer of MEH's cash balance of $45.4 million as part of the transfer of MEH to UniSource Energy is included in the Cash Flows from Investing Activities in TEP's cash flow statement for the six months ended June 30, 1998.

NOTE 4.  LOANS AND GUARANTEES FOR NEV
- -------------------------------------

     In December 1997, Millennium committed to provide NEV with $20 million of funding. At July 31, 1998, NEV had received the following under the $20 million commitment:

 - Millennium provided $10 million in loans to NEV.
 - Millennium provided $4 million for NEV preferred equity.
 - UniSource Energy issued guarantees in the aggregate amount of $5.5 million to secure the obligations of NEV to counterparties to energy purchase and sale agreements.

As a result of these loans and guarantees, the remaining commitment amount available was $0.5 million at July 31, 1998.

     UniSource Energy is the guarantor of $32.8 million of performance bonds that secure the amounts NEV California owes to the California utility distribution companies (UDCs) for services provided by the UDCs in connection with NEV California's sales in the California retail electric market. NEV California bills its customers for these UDC charges.

     In August 1998, UniSource Energy agreed to guarantee a $10 million loan that NEV obtained from an unrelated party. The debt underlying the guarantee is not due until 1999.

     From September 1997, the inception of Millennium's ownership in NEV, through June 30, 1998, Millennium recorded approximately $23.8 million of NEV losses. The amount equals the total funds and commitments provided by Millennium and UniSource Energy to NEV. Accounting principles limit the amount of the loss to be recorded by Millennium to the total amount invested and committed by Millennium and UniSource Energy. Under its current obligations, NEV is expected to continue to incur losses and require additional funds to fulfill its obligations. Should Millennium or UniSource Energy provide additional funding to NEV, the amounts provided would need to be immediately expensed if NEV has incurred losses in excess of $23.8 million since September 1997. NEV is seeking sources other than Millennium and UniSource Energy to provide necessary funding. There can be no assurance that any such financing will be obtained.

NOTE 5.  LONG-TERM DEBT
- -----------------------

     In March 1998, the Apache County, Arizona Industrial Development Authority issued $200 million of Pollution Control Revenue Bonds and loaned the proceeds to TEP. The new bonds, which are unsecured, were sold in three series: Series A ($83.7 million) bears interest at 5.85% and matures in 2028; Series B ($99.8 million) bears interest at 5.875% and matures in 2033; and Series C ($16.5 million) bears interest at 5.85% and matures in 2026. The proceeds from the issuance of the new bonds were used in May 1998 to redeem $200 million of previously issued variable interest rate bonds that would have matured in 2020 and 2021.

     On May 15, 1998, TEP exchanged $46.9 million of its existing 12.22% First Mortgage Bonds due 2000 for an identical amount of new 12.22% Exchange Series First Mortgage Bonds due 2000. With the exception of the elimination of a covenant restricting the payment of dividends, the new bonds have substantially the same terms and conditions as the existing bonds.

     On August 4, 1998, TEP issued $140 million of First Collateral Trust Bonds, Series A, and will use the proceeds on September 3, 1998 to redeem all of its First Mortgage Bonds due in 1999, 2001, 2002 and 2003, as well as $31.9 million of 12.22% First Mortgage Bonds due 2000 not tendered for exchange as described above. The bonds to be redeemed bear interest at rates ranging from 7.55% to 12.22%. When TEP redeems these bonds, covenants that currently prohibit TEP from paying common stock dividends so long as it has an accumulated earnings deficit will be eliminated. Dividends would thereafter be permitted if certain other, more flexible financial covenants have been met. The First Collateral Trust Bonds bear interest at 7.50% and mature in 2008. The First Collateral Trust Bonds are secured by an equal aggregate principal amount of bonds issued under TEP's General First Mortgage and held by the trustee.

NOTE 6.  RATE MATTERS
- ---------------------

  SHARED SAVINGS PROPOSAL

     On July 9, 1997, TEP filed with the ACC a request for an annual rate reduction of $6.8 million (or 1.1%) for retail customers. This filing is in the form of a Shared Savings Proposal (SSP) which includes a sharing of cost containment benefits with customers and a reduction of potentially stranded costs associated with the introduction of
retail electric competition in Arizona.    The SSP identifies $20.8
million in savings allocable to ACC jurisdictional operations. The cost containment savings were realized primarily from renegotiated fuel contracts and a 15% reduction in our workforce from the 1996 Voluntary Severance Program. The ACC has not set a date to decide on this matter.

     The proposed $6.8 million rate reduction represents an equal sharing between TEP and its customers of $13.6 million of the cost savings. The SSP would allow TEP to use the remaining $7.2 million of cost savings to reduce (mitigate) potentially stranded costs by accelerating the amortization of Retail Excess Capacity Deferrals. Retail Excess Capacity Deferrals represent operating and capital costs associated with Springerville Unit 2 capacity which the ACC did not allow TEP to recover in rates until the 1994 and 1996 Rate Orders. These Retail Excess Capacity Deferrals totaled $86.3 million and $88.7 million at June 30, 1998 and December 31, 1997, respectively. These deferrals are only reflected in our regulatory calculations. The accompanying balance sheets do not include these deferrals as the costs were expensed when incurred for financial reporting purposes. The proposed $7.2 million (after tax) increase in annual amortization expense for those excess capacity deferrals would decrease the amortization period from 20 years to 5.6 years as of December 1996.
The proposed increase in amortization expense would be reflected in TEP's regulatory accounting records but would have no impact on the expenses included in the financial statements.

  SPRINGERVILLE COAL CONTRACT TERMINATION FEE

     On June 27, 1997, TEP signed an agreement with the coal supplier for the Springerville Generating Station to terminate the then-existing coal supply contract and enter into a new, more cost effective contract with the same supplier. TEP paid a $50 million termination fee in three installments: $30 million paid on June 30, 1997; $10 million paid on September 30, 1997; and $10 million paid on March 31, 1998.

     TEP asked the ACC, as part of the SSP, to allow the termination fee to be recorded as a regulatory asset and to be amortized to fuel expense over the 13-year term of the new agreement. On July 29, 1997, the ACC issued an interim accounting order allowing TEP to defer the $50 million termination fee as a regulatory asset in the balance sheet until the ACC decides whether the $50 million termination fee should be recovered through retail rates. The interim accounting order also allowed TEP to begin amortizing the termination fee to fuel expense.
If the ACC ultimately disallows recovery, the unamortized portion of the $50 million termination fee would be expensed immediately. The ACC has not set a date to decide on this matter.

NOTE 7.  INCOME TAXES
- ---------------------

     The differences between the income tax expense (benefit) and the amount obtained by multiplying income before income taxes by the U.S. statutory federal income tax rate are as follows:

                                            UniSource Energy
                                ---------------------------------------
                                Three Months Ended    Six Months Ended
                                    June 30,              June 30,
                                 1998       1997        1998       1997
                                ---------------------------------------
                                       - Thousands of Dollars -
Federal Income Tax (Benefit)
 Expense at Statutory Rate     $  (923)  $  7,972   $(4,826)  $  6,077
  State Income Tax (Benefit)
   Expense, Net of Federal
   Deduction                      (144)     1,225      (745)       934
  Depreciation Differences
   (Flow Through Basis)          2,419          -     3,459          -
  Capital Loss Carryforwards    (4,463)         -    (4,463)         -
  Investment Tax Credit
   Amortization                   (572)      (966)   (1,145)    (1,942)
  Reduction in Valuation
   Allowance                         -    (14,975)        -    (29,293)
  Other                            (12)      (381)      (92)       193
                               --------  ---------  --------  ---------
Total Benefit for Federal
 and State Income Taxes        $(3,695)  $ (7,125)  $(7,812)  $(24,031)
                               ========  =========  ========  =========

                                                   TEP
                                ---------------------------------------
                                Three Months Ended     Six Months Ended
                                    June 30,              June 30,
                                 1998       1997        1998       1997
                                ---------------------------------------
                                       - Thousands of Dollars -
Federal Income Tax (Benefit)
 Expense at Statutory Rate     $ 3,162   $  7,972    $2,468   $  6,077
  State Income Tax (Benefit)
   Expense, Net of Federal
   Deduction                       488      1,225       381        934
  Depreciation Differences
   (Flow Through Basis)          2,419          -     3,459          -
  Capital Loss Carryforwards    (4,463)         -    (4,463)         -
  Investment Tax Credit
   Amortization                   (572)      (966)   (1,145)    (1,942)
  Reduction in Valuation
   Allowance                         -    (14,975)        -    (29,293)
  Other                            (72)      (381)     (115)       193
                               --------  ---------   -------  ---------
Total (Benefit) Expense for
Federal and State Income Taxes $   962   $ (7,125)   $  585   $(24,031)
                               ========  =========   =======  =========


     Income taxes are included in the income statements as follows:

                                            UniSource Energy
                               ---------------------------------------
                               Three Months Ended     Six Months Ended
                                    June 30,               June 30,
                                1998       1997        1998       1997
                               ---------------------------------------
                                       - Thousands of Dollars -
Operating Expenses            $ 3,038   $  4,260   $ 1,101  $   1,912
Other Income (Deductions)      (3,016)   (11,385)   (2,385)   (25,943)
Unregulated Energy
  Businesses - Net             (3,717)         -    (6,528)         -
                              --------  ---------  --------  ---------
Total Income Tax Benefit      $(3,695)  $ (7,125)  $(7,812)  $(24,031)
                              ========  =========  ========  =========

                                                  TEP
                               ---------------------------------------
                               Three Months Ended     Six Months Ended
                                    June 30,               June 30,
                                1998       1997        1998       1997
                               ---------------------------------------
                                       - Thousands of Dollars -
Operating Expenses            $ 3,038   $  4,260   $ 1,101   $  1,912
Other Income (Deductions)      (2,076)   (11,385)     (516)   (25,943)
                              --------  ---------  --------  ---------
Total Income Tax (Benefit)
 Expense                      $   962   $ (7,125)  $   585   $(24,031)
                              ========  =========  ========  =========

     The reduction in the valuation allowance and corresponding NOL benefit in 1997 are primarily due to revisions in the estimated amount of NOLs that we expect to offset future taxable income. As of December 31, 1997, both UniSource Energy and TEP had recorded the amount of prior period NOL benefit that we expect to utilize on future income tax returns. At the present time, we are not able to estimate future additional amounts of NOL benefit that we may recognize in the income statements of either UniSource Energy or TEP. This is because there are still open tax years for which there may be additional assessments and because federal and state NOL carryforwards have varying expiration dates. We do not expect to recognize additional amounts of NOL benefit until such items are resolved.

NOTE 8.  NEW ACCOUNTING STANDARD
- --------------------------------

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (FAS 133), Accounting for Derivative Instruments and Hedging Activities. This Statement requires that all derivative financial instruments be recognized as either assets or liabilities in the balance sheet. Measurement is at fair value and if the derivative is not designated as a hedging instrument, changes in fair values (i.e., gains and losses) are to be recognized in earnings in the period of change. If certain conditions are met, a derivative may be designated a hedge, in which case the accounting for changes in fair value will depend on the specific exposure being hedged. The Company is required to adopt FAS 133 in the first quarter of 2000. We are still evaluating the impact, if any, that the adoption of FAS 133 will have on our financial statements.

NOTE 9.  RECLASSIFICATIONS
- --------------------------

     Minor reclassifications have been made to the prior year financial statements to conform to the current year's presentation.

NOTE 10.  REVIEW BY INDEPENDENT PUBLIC ACCOUNTANTS
- --------------------------------------------------

     With respect to the unaudited consolidated financial information of UniSource Energy and TEP for the three-month and six-month periods ended June 30, 1998, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated August 4, 1998, appearing herein, states that they did not audit and they do not express an opinion on that unaudited consolidated financial information. PricewaterhouseCoopers LLP has not carried out any significant or additional audit tests beyond those which would have been necessary if their report had not been included. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited consolidated financial information because that report is not a "report" or a "part" of a registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of sections 7 and 11 of the Act.





ITEM 2. - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
- ---------------------------------------------------------------------------

     UniSource Energy is a holding company which owns all of the outstanding common stock of TEP and MEH. TEP is an operating public utility engaged in the generation, purchase, transmission, distribution and sale of electricity for customers in the greater Tucson, Arizona area and to wholesale customers. MEH owns all of the outstanding common stock of four subsidiaries established for the purpose of operating or investing in various unregulated energy-related businesses.

     TEP is the principal subsidiary of UniSource Energy and accounts for substantially all of its assets, revenues and net income. The financial condition and results of operations of TEP are currently the principal factors affecting the financial condition and results of operations of UniSource Energy on an annual basis, although losses from energy-related ventures of MEH and its subsidiaries have resulted in losses reported by the Company for the six-months ended June 30, 1998.

     Management's Discussion and Analysis explains the general financial condition and the results of operations for UniSource Energy and its business subsidiaries including:

  - operating results during the second quarter and the first six months compared with the same periods in the prior year,
  -  the outlook for dividends on common stock,
  - changes in liquidity and capital resources during the second quarter and first six months of 1998, and
  - expectations of identifiable material trends which may affect our business in the future.

     Management's Discussion and Analysis should be read along with the Company's Condensed Consolidated Financial Statements, beginning on page 3, which present the results of operations for the quarters and the six month periods ended June 30, 1998 and 1997. Management's Discussion and Analysis analyzes and explains the differences between periods for specific line items of the Condensed Consolidated Financial Statements.

OVERVIEW
- --------

     UniSource Energy recorded net income of $1.1 million for the quarter ended June 30, 1998, and a net loss of $6.0 million for the first six months of 1998. This compares with net income of $29.9 million in the second quarter and $41.4 million for the first six months of 1997.

     Our results in the second quarter of 1998 were affected primarily by the following factors: losses from unregulated energy-related subsidiaries ($5.6 million after-tax), lower non-cash regulatory revenues ($3.1 million pre-tax), and higher interest expense ($3.4 million pre-tax). Also, the results in the second quarter of 1997 included the effect of the following non-recurring items:

  -  $15.0 million net operating loss carryforward tax benefits,
  - $10.2 million in pre-tax other income from a reversal of loss provision, and
  -  $2.6 million in pre-tax consulting fees paid to NEV.

Excluding these adjustments, we would have recorded net income of $10.4 million in the second quarter of 1997. These changes are discussed in more detail in Results of Operations and Investments in Energy-Related
Affiliates, below.

     Our results in the first six months of 1998 were affected primarily by the following factors: losses from unregulated energy-related subsidiaries ($9.7 million after-tax), lower non-cash regulatory revenues ($8.1 million pre-tax), and higher interest expense ($7.6 million pre-tax). The results of the first six months of 1997 also included the effects of the following non-recurring items:

  -  $29.3 million net operating loss carryforward tax benefits,
  - $10.2 million in pre-tax other income from a reversal of loss provision,
  -  $2.9 million in pre-tax VSP expense, and
  -  $3.7 million in pre-tax consulting fees paid to NEV.

Excluding these adjustments, net income would have been $10.0 million in the first six months of 1997. These factors are discussed in more detail in Results of Operations and Investments in Energy-Related Affiliates, below.

     The Company's and TEP's financial prospects are subject to regulatory, economic, and other uncertainties. These uncertainties include the extent to which TEP can alter operations and reduce costs in response to industry changes or unanticipated economic downturns, which may be limited by continued high financial and operating leverage. Our future success will depend, in part, on our ability to contain and/or reduce the costs of serving retail customers and the level of sales to those customers. Until the uncertainties surrounding the introduction of retail competition in Arizona are resolved, predicting the level of TEP's future energy sales and the composition of its future revenues is difficult. However, we expect retail competition will exist in our local market within the next three years. See Competition, Retail below. In a deregulated environment, revenues from energy sales will be less certain, although revenues from transmission and distribution services, which we expect to remain regulated, would likely continue to grow. Even in a deregulated environment, TEP expects to continue to benefit from population and economic growth in the Tucson area through increased revenues from its regulated distribution services.

     The Company's financial prospects are also subject to uncertainties relating to the start-up and developmental activities of the unregulated energy-related affiliates. Although the Company's investments in unregulated energy-related affiliates comprise less than 1% of total assets, start-up costs and other subsidiary developmental activities have contributed to losses from these activities in 1998. These losses have contributed to the losses reported by the Company for the six-month period ended June 30, 1998.

     The Company is addressing the uncertainties discussed above and is positioning itself to benefit from the changing regulatory environment. We are improving cost measurement and management techniques and are re-engineering various functions at TEP. We have also extended contracts, where appropriate, for large wholesale and retail customers, and are developing new affiliates to provide energy services to markets beyond TEP's retail service territory. See Competition, Retail; Shared Savings Proposal; Investments in Energy-Related Affiliates; and Results of Operations below.

     Since April 1997, we have made significant progress in our financial strategy to reduce refinancing risk by extending maturities of long-term debt and letters of credit and to reduce exposure to variable interest rates by refinancing with fixed interest rates. TEP refinanced variable rate debt obligations at fixed rates and entered into a new bank Credit Agreement to replace the MRA. On August 4, 1998, TEP issued bonds to refinance all of the First Mortgage Bonds that prohibit the payment of dividends, and called for the redemption of these bonds (which mature between 1999 and 2003) on September 3, 1998. See Financing Developments, TEP First Mortgage Bonds and Dividends on Common Stock, below.

     Despite these improvements, TEP's and UniSource Energy's consolidated capital structures remain highly leveraged and include $329 million of variable rate debt obligations which will impact TEP's earnings and cash flow if interest rates change.

     During the next twelve months, TEP expects to fund its operating activities and construction expenditures with internal cash flows, existing cash balances, and, if necessary, borrowings under the Revolving Credit.
As of August 7, 1998, cash balances, including cash equivalents for UniSource Energy, were approximately $132 million, of which $102 million was held by TEP and its consolidated subsidiaries.


COMPETITION
- -----------

    RETAIL

      Under current law, TEP does not compete with other companies for
electric service in TEP's retail service territory.   However, TEP competes
against gas service suppliers and others who provide energy services. TEP actively markets energy and customized energy-related services. We have not lost any customers to self-generation partly because of these efforts. For example, in recent years, TEP executed new contracts with two principal customers that provide approximately 9% of TEP's total annual retail revenues. Both customers are in the copper mining business. The new contracts include price reductions, term extensions, and a provision for interruptible service. These contracts expire in March 2001 and January 2003. These mining customers cannot terminate the contracts early without giving us at least one and up to two years prior notice. We have not received any such notices.

     Retail Electric Competition Rules

     In December 1996, the ACC adopted rules that require a phase-in of retail electric competition in Arizona beginning January 1, 1999. The rules were adopted as a framework to implement competition. On August 5, 1998 the ACC adopted amendments to the rules which, in part, provide a two-year phase-in schedule in which all retail customers will have access to competitive generation by January 1, 2001.

     The key provisions of the rules include the following:

  - Each Affected Utility shall make available at least 20% of its 1995 system retail peak demand for competitive generation supply on a first-come, first-served basis, as follows: (1) All Affected Utility customers with non-coincident peak demand load of 1 MW or greater will be eligible for competitive electric services no later than January 1, 1999. (2) Groups of Affected Utility customers with individual non-coincident peak load demands of 40 kW or greater aggregated into a combined load of 1 MW or greater will also be eligible for competitive service no later than January 1, 1999. Each Affected Utility shall also offer a residential phase-in program with a minimum of 1/2 of 1% of residential customers having access to competitive electric services on January 1, 1999, with the number of customers eligible in this program to increase by 1/2 of 1% every quarter until January 1, 2001. All retail customers shall be entitled to obtain competitive electric services no later than January 1, 2001.

     TEP currently serves about 80 customers who qualify under the 1 MW or greater category described above, representing 351 MW of load. Of this load, 60% is under contract through 2001.

  - Each Affected Utility shall file a report detailing possible mechanisms to provide benefits, such as rate reductions of 3% - 5%, to all Standard Offer customers.

  - Each Affected Utility shall make available to all customers in its service territory Standard Offer bundled generation, transmission, ancillary, distribution and other necessary services at regulated rates. After January 1, 2001, Standard Offer service shall be provided by the Affected Utilities, which will become Utility Distribution Companies (UDCs), who shall also act as providers of last resort.

  - The Affected Utilities shall provide non-discriminatory open access to transmission and distribution facilities to serve all customers. The ACC supports the development of an Independent System Operator (ISO) or, absent an ISO, an Independent Scheduling Administrator (ISA).

  - All competitive generation assets and services shall be separated from an Affected Utility prior to January 1, 2001. Such separation shall either be to an unaffiliated party or to a separate corporate affiliate or affiliates. If an Affected Utility chooses to transfer its competitive generation assets or competitive services to a competitive electric affiliate, such transfer shall be at a value determined by the ACC to be fair and reasonable.

      Appeal of ACC Order

      In February 1997, TEP filed in the Arizona Superior Court an appeal of the ACC order adopting the rules. TEP filed a motion for summary judgment, claiming, among other things that the Competition Rules: (a) violated the Regulatory Compact between TEP and the State of Arizona; (b) confiscated TEP's property; and (c) violated due process. The Court did not grant summary judgment but ruled that the Commission must hold hearings before it can modify TEP's Certificate of Convenience and Necessity (CC&N). No trial date has been set in the case and no final order has been issued. We are unable to predict the outcome of the appeal.

      Stranded Cost Recovery

      On June 22, 1998, the ACC adopted an order which outlines its policy for stranded cost recovery by Arizona utilities in a competitive energy market. The order is an amended version of the original order proposed by the ACC Hearing Officer on May 6, 1998. The proposed order was discussed in the Company's and TEP's Report on Form 10-Q for the period ended March 31, 1998.

      The order provides two methods for stranded cost recovery for the Affected Utilities: (1) Divestiture/Auction Methodology and (2) Transition Revenues Methodology. The order encourages, but does not require, full divestiture of generating assets through an auction to unaffiliated third parties. The order states that only those Affected Utilities choosing divestiture through the Auction/Divestiture Methodology shall have the opportunity to recover 100% of unmitigated stranded costs. The key components of the order are summarized below:

     Divestiture/Auction Methodology
     -------------------------------

  - Affected Utilities choosing divestiture through the auction method must file a divestiture plan for ACC approval no later than October 1, 1998. Divestiture must be completed by January 1, 2001.

  - The amount of stranded costs shall be the difference between the value of generation assets (generating plants, purchased power contracts, fuel contracts, and related regulatory assets) under traditional regulation and the market value of the assets after divestiture. The definition of stranded costs shall include reasonable costs incurred for premiums, penalties or other payments necessary to effect divestiture, income tax ramifications of divestiture, redemption costs associated with tax-exempt two-county debt which may have to be redeemed upon transfer of the assets, and other reasonable costs necessarily incurred to accomplish divestiture. Unmitigated stranded costs shall also include reasonable employee severance and retraining costs necessitated by electric competition.

  - An Affected Utility shall be permitted to collect 100% of its stranded costs, including a return on its unamortized balance over a ten-year period, with a true-up mechanism.

  - The ACC will work with the Affected Utility to provide sufficient assurances in order to avoid triggering write-offs related to the application of FAS 71.

  - An Affected Utility's generation affiliate may acquire the generation assets of its parent or sister company, or the generation assets of another Affected Utility in the auction if it establishes that it is the highest bidder and that the acquisition will not result in the entity having more than 40% of the state's total generation megawatts of capacity.

  - An Affected Utility that divests all its generation costs to non-affiliated entities, that results in negative stranded costs (not including regulatory assets), shall be entitled to keep 50% of the negative stranded costs.

  - All Affected Utilities' customers shall pay their appropriate share of stranded costs either through a Competitive Transition Charge (CTC) or a standard offer rate, collected over a maximum of ten years.

     Transition Revenues Methodology
     -------------------------------

  - The order states that "this option would be to provide sufficient revenues necessary to maintain financial integrity, such as avoiding default under currently existing financial instruments for a period of ten years, at the end of which time there would be no remaining stranded costs, or for the Commission to otherwise provide an allocation of stranded cost responsibilities and risks between ratepayers and shareholders as is determined to be in the public interest for a given Affected Utility."

      Each Affected Utility must file its choice of options for stranded cost recovery by August 21, 1998. In addition, the Affected Utility will need to file an implementation plan that would include the following items, if appropriate, for their option choice: the estimation of stranded costs separated out into regulatory assets and other generation related assets; a preliminary plan for auction/divestiture; the minimum financial ratios to maintain financial viability for ten years; the amount of regulatory assets requested, how much of those assets are generation related, and the Commission Decision Number that approved such assets; and other information as necessary.

     TEP will cease to account for its generation operations using FAS 71 at the time the ACC approves a cost recovery plan specific to TEP, including the specific amount of stranded costs that TEP can recover and a determination of a cost recovery method. The amount and method of recovery that the ACC approves for TEP will determine whether write-offs will be incurred at that time. The ACC is not expected to make a final determination of a stranded cost recovery plan for TEP until at least the fourth quarter of 1998. We are unable to predict the amount of write-offs, if any, that may be incurred at that time.

      State and Federal Legislative Initiatives on Retail Electric
      Competition

      A legislative study committee established by the Arizona Legislature issued a report on retail electric competition in December 1997. The report identified tax and other issues for the legislature to address. In January 1998, Arizona legislators introduced HB 2663 regarding the implementation of retail electric competition in Arizona. This bill was passed by the Arizona State Legislature and signed by the Governor in May 1998. The legislation requires the introduction of customer choice to 20% of each utility's retail load by December 31, 1998 and to all utility retail customers by December 31, 2000. This legislation only relates directly to public-power entities such as SRP; however, the bill encourages broader application of the legislation's principles by the ACC to the state's investor-owned utilities, including TEP, and cooperatives.

       We believe that certain matters in the ACC's current retail competition rules may require legislative changes, while others may require amendments to the Arizona state constitution. Additionally, federal legislators introduced several retail competition initiatives in Congress which, if passed, could modify or override the actions taken by the ACC or the Arizona Legislature. Congress is not expected to act on the legislation in 1998. We will continue to assess the likely impact on TEP of the ACC's retail competition rules, proposed legislation, and other potential market reforms. We are unable to predict the ultimate impact of increased retail competition on future results of our operations. See Accounting for the Effects of Regulation below for a discussion of the potential impact of increased competition on the Company's accounting policies.

   WHOLESALE

     TEP competes with other utilities, marketers and independent power producers in the sale of electric capacity and energy in the wholesale market. FERC generally does not permit TEP's prices for wholesale sales of capacity and energy to exceed rates determined on a cost of service basis. However, in the fall of 1997, FERC granted TEP a tariff to sell at market-based rates. In the current market, wholesale prices are substantially below total cost of service, but in all instances, we make wholesale sales at prices which exceed fuel and other variable costs. In addition, we expect competition to sell capacity to remain vigorous. Prices may remain depressed for at least the next several years due to increased competition and surplus capacity in the southwestern United States. Competition for the sale of capacity and energy is influenced by the following factors:

  -  availability of capacity in the southwestern United States,
  -  the availability and prices of natural gas and oil,
  -  spot energy prices, and
  -  transmission access.

     The FERC issued two orders pertaining to transmission access in April 1996. FERC Order No. 888 requires all public utilities that own, control, or operate interstate transmission facilities to offer transmission service to others under a single tariff. This tariff must incorporate certain minimum terms and conditions of transmission service established by the FERC and must also be used by public utilities for their own wholesale market transactions. Transmission and generation services for new wholesale service are to be unbundled and priced separately. FERC Order No. 889 requires transmission service providers to establish or participate in an open access same-time information system (OASIS) that provides information on the availability of transmission capacity to wholesale market participants. The order also establishes standards of conduct to prevent employees of a public utility engaged in marketing functions from obtaining preferential access to OASIS-related information or from engaging in discriminatory business practices. TEP is in compliance with the requirements of FERC Orders 888 and 889.

     TEP, along with other transmission owners and users located in the southwestern United States, is investigating the feasibility of forming an ISO for the region. An ISO would be responsible for ensuring transmission reliability and nondiscriminatory access to the regional transmission grid. Over 50 participants have signed a Development Agreement and expect to complete the detailed developmental work by the end of 1998. The formation of an ISO would be subject to approval by the FERC and state regulatory authorities in the region. The financial aspects of forming an independent system operator, including the potential effects on TEP's future results of operations, will be examined as part of the development work.

SHARED SAVINGS PROPOSAL
- ------------------------

     On July 9, 1997, TEP filed with the ACC a request for an annual rate reduction of $6.8 million (or 1.1%) for retail customers. This filing is in the form of a Shared Savings Proposal (SSP) which includes a sharing of cost containment benefits with customers and a reduction of potentially stranded costs associated with the introduction of retail electric competition in Arizona. The SSP identifies $20.8 million in savings allocable to ACC jurisdictional operations. The cost containment savings were realized primarily from renegotiated fuel contracts and a 15% reduction in our workforce from the 1996 Voluntary Severance Program. The ACC has not set a date to decide on this matter.

     The proposed $6.8 million rate reduction represents an equal sharing between TEP and its customers of $13.6 million of the cost savings. The SSP would allow TEP to use the remaining $7.2 million of cost savings to reduce (mitigate) potentially stranded costs by accelerating the amortization of Retail Excess Capacity Deferrals. Retail Excess Capacity Deferrals represent operating and capital costs associated with Springerville Unit 2 capacity which the ACC did not allow TEP to recover in rates until the 1994 and 1996 Rate Orders. These Retail Excess Capacity Deferrals totaled $86.3 million and $88.7 million at June 30, 1998 and December 31, 1997, respectively. These deferrals are only reflected in our regulatory calculations. The accompanying balance sheets do not include these deferrals as the costs were expensed when incurred for financial reporting purposes. The proposed $7.2 million (after-tax) increase in annual amortization expense for those excess capacity deferrals would decrease the amortization period from 20 years to 5.6 years as of December 1996. The proposed increase in amortization expense would be reflected in TEP's regulatory accounting records but would have no impact on the expenses included in the financial statements.

ACCOUNTING FOR THE EFFECTS OF REGULATION
- ----------------------------------------

     The ACC regulates TEP's utility business. TEP generally uses the same accounting policies and practices used by nonregulated companies for financial reporting under generally accepted accounting principles.
However, sometimes these principles, such as FAS 71, require special accounting treatment for regulated companies to show the effect of regulation. For example, in setting TEP's retail rates, the ACC may not currently allow TEP to charge its customers to recover certain expenses but, instead, require that these expenses be charged to customers in the future. In this situation, FAS 71 requires that TEP not show these expenses on its current income statements but "defer" these items and show them as "regulatory assets" on the balance sheet until TEP is allowed to charge its customers. TEP then amortizes these items to the income statement as charges are billed to customers. Similarly, certain items of revenue may be deferred as regulatory liabilities, which are also eventually amortized to the income statement.

     We have recorded regulatory assets and liabilities in our balance sheets in accordance with FAS 71. A regulated company must satisfy certain conditions to apply the accounting policies and practices of FAS 71. These conditions include:

  -   an independent regulator sets rates;
  - the regulator sets the rates to cover specific costs of delivering service; and
  - the service territory lacks competitive pressures to reduce rates below the rates set by the regulators.

We periodically assess whether we continue to meet these conditions. If we were required to stop applying FAS 71 to all or a portion of TEP's regulated utility operations, we would write off the related balances of TEP's regulatory assets and liabilities as a charge in our income statement. In that event, our earnings would be reduced by the net amount of regulatory assets and liabilities, after applicable deferred income taxes. Based on the balances of TEP's regulatory assets and liabilities at June 30, 1998, if we ceased to apply FAS 71 to all of TEP's regulated operations, we would record an extraordinary loss of approximately $152 million, net of the related deferred income tax benefit of $103 million. While our cash flows may be affected by regulatory orders and market conditions, our cash flows would not be affected if we ceased to apply FAS 71.

     If we cease to apply FAS 71, we would need to evaluate the likelihood that we could recover the cost of TEP's electric plant in the marketplace using the criteria in FAS 121. If undiscounted cash flows are less than the carrying value of those assets, then we would need to write-off as an expense a portion of those plant assets to reflect their current market value. We cannot predict if we would write-off any plant assets as a result of applying FAS 121.

     Legislative and other regulatory measures are being developed in various states to deregulate the electric generation business. The SEC and the EITF have been reviewing whether electric utilities should stop applying FAS 71 to the business transactions in states where deregulation is occurring. In general, the EITF consensus states that utilities must cease to account for the electric generation portion of their business under FAS 71 when a deregulation plan is in place and its terms are known. The EITF also concluded that utilities do not need to write off regulatory assets (including those related to generation) if the cash flow stream from regulated rates includes recovery of the regulatory assets. We are uncertain how the EITF consensus will impact TEP as deregulation activities develop in Arizona. In the future, we may need to stop applying FAS 71 to the electric generation portion of TEP's business, even if we believe that we will recover the full amount of our costs under the ACC competition phase-in plan. Approximately 55% of TEP's net regulatory assets on the balance sheet relate to electric generation.

     On June 22, 1998, the ACC adopted an order which outlines its policy for stranded cost recovery by Arizona utilities in a competitive energy market. On August 5, 1998, the ACC adopted amendments to the Retail Electric Competition Rules which, in part, provide a two-year phase-in schedule in which all retail customers will have access to competitive generation by January 1, 2001. See Competition, Retail for a discussion of the ACC order regarding stranded cost recovery and the ACC competition rules.

     TEP will cease to account for its generation operations using FAS 71 at the time the ACC approves a cost recovery plan specific to TEP, including the specific amount of stranded costs that TEP can recover and a cost recovery method. The amount and method of recovery that the ACC approves for TEP will determine whether write-offs will be incurred at that time. The ACC is not expected to approve a final stranded cost recovery plan for TEP until at least the fourth quarter of 1998. We are unable to predict the amount of write-offs, if any, that may be incurred at that time.

     In May 1998, the Arizona Legislature passed and the Governor signed a bill regarding retail electric competition in Arizona. See Competition, Retail for a discussion of legislative initiatives on retail competition.


INVESTMENTS IN ENERGY-RELATED AFFILIATES
- ----------------------------------------

      MEH Corporation (MEH), a wholly-owned subsidiary of UniSource Energy, owns 100% of the stock of four subsidiaries. We established these subsidiaries to pursue various unregulated energy-related investment opportunities:

  - Nations Energy Corporation (Nations Energy) develops independent power projects worldwide.

  - Millennium Energy Holdings, Inc. (Millennium) holds a 50% interest in New Energy Ventures, L.L.C. (NEV). NEV, a buyer's agent, provides electric load aggregation and advisory services to retail purchasers of electric energy. As of June 30, 1998, NEV had contracts to purchase energy for and sell energy to customers principally in California and New York with a combined electrical demand of more that 1,500 MW. NEV began serving its California customers on March 31, 1998 when the California retail electricity market opened to competition.

  - Advanced Energy Technologies, Inc. (AET) holds a 50% interest in Global Solar Energy, L.L.C. (Global Solar), a manufacturer of thin-film photovoltaic cells.

  - Southwest Energy Solutions, Inc. (SES) provides ancillary energy services to electric consumers. SES owns 100% of the stock of SWPP Investment Company (SWPP) and SWPP International, Ltd. (SWPPI), which hold ownership interests in businesses engaged in the manufacture and sale of concrete power poles.

      Our investments in the energy-related ventures described above (included in Investments and Other Property in UniSource Energy's consolidated balance sheet) comprise less than 1% of total assets.
However, the net loss related to these start-up operations totaled $5.6 million for the second quarter and $9.7 million for the first six months of 1998. This loss is included in the Other Income (Deductions) section on UniSource Energy's income statement. Almost all of MEH's losses in both the second quarter and first six months of 1998 occurred at NEV. The California electricity market was originally scheduled to open to competitors such as NEV on January 1, 1998. However, technical matters related to the California Independent System Operator and the California Power Exchange delayed the opening of the electricity market until March 31, 1998. Therefore, NEV could not make retail power sales in California in the first quarter. Start-up costs associated with expansion into additional regions of the country also contributed to the losses in the first half of 1998. Although the delays in establishment of the competitive market caused losses at NEV in the first six months, NEV expects losses to decline as more customers are added throughout the year.

      From September 1997, the inception of Millennium's ownership in NEV, through June 30, 1998, Millennium recorded approximately $23.8 million of NEV losses. The amount equals the total funds and commitments provided by Millennium and UniSource Energy to NEV. Accounting principles limit the amount of the loss to be recorded by Millennium to the total amount invested and committed by Millennium and UniSource Energy. Under its current obligations, NEV is expected to continue to incur losses and require additional funds to fulfill its obligations. Should Millennium or UniSource Energy provide additional funding to NEV, the amounts provided would need to be immediately expensed if NEV has incurred losses in excess of $23.8 million since September 1997. NEV is seeking sources other than Millennium and UniSource Energy to provide necessary funding. There can be no assurance that any such financing will be obtained.

      Depending on the nature of future investment opportunities, we expect to make additional investments in energy-related ventures. The ACC Holding Company Order requires that the capitalization (debt and equity) of the Company's affiliates other than TEP not exceed 30% of TEP's capitalization unless otherwise approved by the ACC.

DIVIDENDS ON COMMON STOCK
- -------------------------

    UniSource Energy

      UniSource Energy's ability to pay dividends depends upon cash flow from TEP and MEH. As described below, TEP has called for the redemption of those First Mortgage Bonds which have covenants restricting the payment of dividends. TEP has not declared or paid a dividend on common stock since 1989. Until TEP is able to pay dividends to UniSource Energy, UniSource Energy will probably be unable to declare or pay dividends on its Common Stock.

    TEP

      On August 4, 1998, TEP called for the redemption on September 3, 1998 of the five outstanding issues of First Mortgage Bonds (aggregating $137 million in principal amount) which prevent TEP from paying dividends unless specific cash flow coverage and retained earnings tests are met. As of June 30, 1998, TEP met the cash flow coverage test, but did not meet the retained earnings test, which requires positive retained earnings. These covenants will apply until these First Mortgage Bonds have been redeemed. See Financing Developments, TEP First Mortgage Bonds, below.

      TEP's Credit Agreement allows TEP to pay dividends if it maintains compliance with the agreement and meets certain financial covenants, including a covenant that requires TEP to maintain a minimum level of net worth. As of June 30, 1998, the required minimum net worth was $169 million. TEP's actual net worth at June 30, 1998 was $223.7 million. See Financing Developments, TEP Credit Agreement, below. As of June 30, 1998, TEP is in compliance with the terms of the Credit Agreement.

      The ACC Holding Company Order states that TEP may not pay dividends to UniSource Energy in excess of 75% of its earnings until TEP's equity ratio equals 37.5% of total capital (excluding capital lease obligations). As of June 30, 1998, TEP's equity ratio on that basis was 15.6%.

      In addition to these restrictive covenants, the Federal Power Act states that dividends shall not be paid out of funds properly included in the capital account. Although the terms of the Federal Power Act provisions are unclear, we believe that there is a reasonable basis to pay
dividends from current year earnings.   We are continuing to evaluate this
situation.

EARNINGS
- --------

     UniSource Energy recorded net income of $1.1 million in the second quarter of 1998 compared with net income of $29.9 million in the second quarter of 1997. Net income per average share of Common Stock was $0.03 for the second quarter of 1998 compared with net income per average share of Common Stock of $0.93 for the second quarter of 1997. Net income would have been $10.4 million or $0.32 per share in the second quarter of 1997 if the recognition of tax benefits and other one-time adjustments had been excluded. The major reasons for the variance between the results for the second quarter of 1998 and the adjusted results for the second quarter of 1997 were:

  - higher losses from investments in unregulated energy-related businesses,
  -  lower retail sales due to mild weather conditions,
  -  lower non-cash regulatory revenues, and
  -  higher interest expense.

     For the first six months of 1998, the Company recorded a net loss of $6.0 million, compared with net income of $41.4 million for the first six months of 1997. The net loss per average share of Common Stock was $0.19 for the first six months of 1998 compared with net income per average share of Common Stock of $1.29 for the first six months of 1997. We would have recorded net income of $10.0 million or $0.31 per share in the first six months of 1997 excluding the recognition of tax benefits and other one-time adjustments. The major reasons for the variance between the results for the first half of 1998 and the adjusted results for the first half of 1997 were the same factors that impacted the second quarter as described above.

     TEP recorded net income of $8.1 million for the second quarter of 1998, compared with net income of $29.9 million in the second quarter of 1997. The second quarter earnings decrease was primarily attributable to lower tax benefit recognition, nonrecurring items, lower retail sales due to mild weather conditions, lower non-cash regulatory revenues and higher interest expense from refinancings. Earnings for the six-months ended June 30, 1998 were $6.5 million, compared with net income of $41.4 million for the same period in 1997. Earnings for the six-month period were affected by the same factors as discussed above for the second quarter.

RESULTS OF OPERATIONS
- ---------------------

     Currently, TEP's financial condition and results of operations are the primary factors affecting the financial condition and results of operations of UniSource Energy on an annual basis. We note any fluctuations that are not primarily due to TEP activities. All nonutility operating transactions are reflected in Other Income (Deductions) on the UniSource Energy Consolidated Statement of Income.

  Utility Sales and Revenues

     Comparisons of TEP's kilowatt-hour sales and electric revenues are shown below:

                                                                                      Increase/(Decrease)
                                                                                      -------------------
Three Months Ended June 30                            1998             1997           Amount      Percent
- --------------------------                            ----             ----           -----       -------
Electric kWh Sales (000):
      Retail Customers                            1,819,112         1,886,216         (67,104)     (3.6)%
      Sales for Resale                            1,036,756           749,074         287,682      38.4
                                                  ---------         ---------         -------
             Total                                2,855,868         2,635,290         220,578       8.4

Electric Revenues (000):
      Retail Customers                             $150,735          $159,249         $(8,514)     (5.3)%
      Amortization of MSR Option
             Gain Regulatory Liability                    0             3,092          (3,092)   (100.0)
      Sales for Resale                               28,951            20,629           8,322      40.3
                                                   --------          --------         -------
             Total                                 $179,686          $182,970         $(3,284)     (1.8)



                                                                                      Increase/(Decrease)
                                                                                      -------------------
Six Months Ended June 30                              1998             1997           Amount       Percent
- ------------------------                              ----             ----           -----        -------
Electric kWh Sales (000):
      Retail Customers                            3,609,421         3,508,657         100,764        2.9%
      Sales for Resale                            1,886,888         1,464,261         422,627       28.9
                                                  ---------         ---------         -------
             Total                                5,496,309         4,972,918         523,391       10.5

Electric Revenues (000):
      Retail Customers                             $288,884          $289,186           $(302)      (0.1)%
      Amortization of MSR Option
             Gain Regulatory Liability                    0             8,105          (8,105)    (100.0)
      Sales for Resale                               51,805            39,960          11,845       29.6
                                                   --------          --------          ------
             Total                                 $340,689          $337,251          $3,438        1.0

     TEP's kWh sales to retail customers decreased by 3.6% during the second quarter of 1998 compared with the second quarter of 1997. Although TEP experienced retail customer growth of 1.8%, moderate weather conditions in the quarter contributed to the decline in retail kWh sales. Based on cooling degree days, a commonly used measure in the electric industry that is calculated by subtracting 75 from the average of the high and low daily temperatures, the Tucson area registered a decrease of approximately 36% in cooling degree days for the second quarter of 1998 compared with the same period in 1997, and a decrease of approximately 41% in cooling degree days compared with the ten year average for the same period from 1988 to 1997. Cooling degree days for the second quarter of 1998 were 256, compared to 402 for the second quarter of 1997 and 435 for the ten-year average.

     For the first six months of 1998, kWh sales to retail customers were 2.9% higher than the same period in 1997. Although the weather was milder in the second quarter, which reduced retail electric usage, the weather in the first quarter was cooler than in 1997, which increased the electric heating load for that quarter. KWh sales to the Company's mining customers also increased for the six-month period of 1998 due to contract amendments that went into effect in mid-1997.

     Revenues from sales to retail customers decreased by 5.3% in the second quarter of 1998 compared to the same period in 1997 because of the lower kWh sales. This decrease in retail revenues is slightly larger than the decrease in kWh sales as a result of new long-term contracts with large commercial, industrial and mining customers. These contracts went into effect after the first quarter of 1997 and have lower rates than the prior contracts. Retail revenues for the six-month period of 1998 were relatively flat, with the increase in kWh sales noted above offset by the impacts of lower rates under long-term contracts to large customers.

     The lower retail demand in the second quarter allowed TEP to increase its wholesale sales activity. Our kWh sales for resale increased by 38.4% and the related revenues grew by 40.3% in the second quarter of 1998 relative to the same period in 1997. For the six months ending June 30, 1998, sales for resale were up 28.9% and wholesale revenues increased 29.6% compared to the same period in 1997.

     Retail electric sales rebounded in late June and in July 1998, as a result of higher summer temperatures and increased humidity in TEP's retail service territory. On July 16, 1998, TEP set a record for retail electricity sold in a 24-hour period, distributing 33,959 megawatt-hours to its retail customers, a 7.0% increase over the previous record set in 1997. In addition, on July 16, 1998, TEP experienced a new record peak demand of 1,786 MW, an increase of 7.7% over the previous record of 1,659 MW set on August 10, 1997.

     TEP's non-cash revenue from the Amortization of the MSR Option Gain Regulatory Liability was $3.1 million lower in the second quarter and $8.1 million lower in the first half of 1998 compared to the same periods in 1997. This regulatory liability was fully amortized in May 1997. If we exclude the revenue from the MSR Option Gain amortization, total operating revenues were unchanged in the second quarter and 3.5% higher in the first half of 1998 than the same periods in 1997.

  Operating Expenses

     Fuel and Purchased Power expense increased by 10% in the second quarter and 8% in the first half of 1998 compared with the same period in 1997 because of the increased purchased power to support the higher
wholesale sales we discussed above.     If we exclude the growth in Fuel
and Purchased Power expense, other operating expenses decreased in total by 5% in the second quarter and by 2% in the first half of 1998 over the same periods in 1997.

     Maintenance and Repairs expense was lower in both the second quarter and first half of 1998 than in the same periods of 1997. Maintenance expense was higher for those periods in 1997 due to scheduled maintenance work at the Springerville station.

 Other Income (Deductions)

     UniSource Energy and TEP recognized $15 million of NOL benefit in the second quarter of 1997 and none in 1998. This reduced benefit recognition, offset by lower tax expense resulting from decreased income, caused the second quarter 1998 income tax benefits included in Other Income (Deductions) to decrease by $4.7 million and $9.3 million for UniSource Energy and TEP, respectively, from the second quarter of 1997.

     Compared with the first six months of 1997, 1998 income tax benefits included in Other Income (Deductions) decreased by $17.0 million and $25.4 million for UniSource Energy and TEP, respectively. These changes are mainly due to lower recognition of Net Operating Loss (NOL) benefits offset by greater tax benefits as a result of lower income. UniSource Energy and TEP recognized $29.3 million of NOL benefit in the first six months of 1997 and none in 1998.

     As of December 31, 1997, both UniSource Energy and TEP had recorded the amount of prior period NOL benefit that we expect to use on future income tax returns. At the present time, we are not able to estimate future additional amounts of NOL benefit that we may recognize in the income statements of either UniSource Energy or TEP. This is because there are still open tax years for which there may be additional assessments and because federal and state NOL carryforwards have varying expiration dates. We do not expect to recognize additional amounts of NOL benefit until such items are resolved.

     A Reversal of Loss Provision of $10.2 million was recorded in the second quarter of 1997. The Reversal of Loss Provision relates to the dissolution of a subsidiary which formed part of TEP's former investment operations.

     Other Income for TEP includes interest income on the promissory note it received from the Company in exchange for the transfer of its stock in MEH. See Note 3 of Notes to the Condensed Consolidated Financial Statement--Transfer of MEH from TEP to UniSource Energy. TEP recorded interest income of $2.3 million in the second quarter and $4.6 million in the first half of 1998 from this note. On the Consolidated Statement of Income for the Company, this income is eliminated as an inter-company transaction.

     The unregulated energy subsidiaries owned by MEH reported a net loss of $5.6 million for the second quarter and $9.7 million for the first half of 1998, compared with net income of $0.5 million in the second quarter and a net loss of $0.4 million for the first half of 1997. The delayed implementation of California's competitive electricity market until March 31, 1998, expansion into additional regions of the country, and other subsidiary development activities affected the financial results for these businesses. See Investments in Energy-Related Affiliates.

  Interest Expense

     Interest expense increased by $3.4 million in the second quarter and by $7.6 million of the first six months of 1998 relative to the same periods in 1997. Higher letter of credit fees for TEP's new Credit Agreement, as well as higher interest rates from the refinancing of certain variable rate debt obligations with fixed rate debt obligations accounted for the increase. (See Financing Developments, TEP Sale of Bonds, below). These refinancings benefit TEP by extending debt maturities and reducing the risk from changes in variable interest rates.

 EVENTS AFFECTING FUTURE RESULTS OF UTILITY OPERATIONS

  TEP Generating Resources

     On May 1, 1998, the lease on three internal combustion turbine generating units having a combined generating capacity of 96 MW ended. TEP is in the process of evaluating the need for this type of peaking generation resource in the near term. Firm capacity purchases needed to replace the expired leased capacity are not expected to have a material negative impact on UniSource Energy or TEP financial results.

LIQUIDITY AND CAPITAL RESOURCES
- -------------------------------

  CASH FLOWS

     UniSource Energy

     Cash and cash equivalents increased by $43.9 million, or 50% during the twelve months ended June 30, 1998. The June 30, 1998 ending balance was $132.1 million compared with the June 30, 1997 ending balance of $88.2 million. For the twelve-month period ended June 30, 1998, net cash flows from operating activities exceeded the cash needed for investing and financing activities.

     Net cash flows from operating activities increased in aggregate by $27.5 million in the first six months of 1998 compared with the same period in 1997. This increase was mainly due to the payment of $30 million in contract termination fees to the Springerville coal supplier in the first half of 1997 compared to $10.0 million paid to the coal supplier in the first half of 1998 (see Note 6 of Notes to Condensed Consolidated Financial Statements--Rate Matters). In addition to the contract termination fees, we received $11.3 million in June 1998 from the sale of emission allowances.

     Total net cash outflows from investing activities increased by $12.5 million during the first half of 1998 compared with the same period in 1997. An $8.9 million increase in Investments in Joint Ventures and a $4.4 million increase in Construction Expenditures were the primary reasons for this change.

     Total net cash outflows from financing activities decreased by $13.0 million in the first half of 1998 compared with the same period in 1997. Net retirements of long-term debt and capital lease obligations were greater in the first half of 1997, primarily due to the repayment of the $31 million balance outstanding on TEP's Renewable Term Loan.

     Our consolidated cash balance, including cash equivalents, at August 7, 1998 was approximately $132 million. Of this amount, $102 million was held by TEP and its wholly-owned subsidiaries. These amounts exclude the proceeds from the sale of TEP's First Collateral Trust Bonds on August 4, 1998, which will be used for the redemption of five series of First Mortgage Bonds on September 3, 1998 (see Financing Developments, TEP First Mortgage Bonds, below). We invest cash balances in high-grade money market securities with an emphasis on preserving the principal amounts invested.

     During 1998 and beyond, our sources of cash will be primarily dividends from TEP (when allowed) and proceeds from sales of securities. Potential cash needs may include funds for subsidiaries, funds to meet debt obligations and funds to pay dividends to shareholders. See Dividends on Common Stock and Financing Developments, UniSource Energy for details on these sources and uses of funds.

     TEP

     Cash and cash equivalents increased by $15.0 million, or 17%, from the June 30, 1997 ending balance of $88.2 million to the June 30, 1998 ending
balance of $103.2 million.    TEP expects to generate enough cash flow
during 1998 to fund continuing operating activities and construction expenditures. Actual cash flows may vary from projections if there are changes in wholesale revenues, changes in short-term interest rates or other factors. If cash flows were to fall short of our expectations, TEP would use existing cash balances and, if necessary, borrow from the Revolving Credit Facility. At August 7, 1998, there was no outstanding balance due under the Revolving Credit Facility.

  FINANCING DEVELOPMENTS

    TEP Sale of Bonds

     On March 17, 1998, the Apache County, Arizona Industrial Development
Authority issued $200 million of new bonds for the benefit of TEP.   The
proceeds were used on May 15, 1998 to redeem the 1981 Series A Apache County Pollution Control Revenue Bonds due 2020 ($100 million) and the 1981 Series B Apache County Pollution Control Revenue Bonds due 2021 ($100 million). The new bonds, which are unsecured, were issued in three series:
Series A Pollution Control Revenue Bonds ($83.7 million) bears interest at 5.85% and matures in 2028; Series B Pollution Control Revenue Bonds ($99.8 million) bears interest at 5.875% and matures in 2033; and Series C Industrial Development Revenue Bonds ($16.5 million) bears interest at 5.85% and matures in 2026.

     The 1981 Series A Apache Bonds were supported by a letter of credit. This LOC was collateralized by Second Mortgage Bonds under the terms of TEP's Credit Agreement. When TEP redeemed these bonds, the Letter of Credit Facility decreased from $444 million to $341 million and the Second Mortgage Bonds collateralizing those LOCs decreased by $103 million. The 1981 Series B Apache Bonds were supported by a letter of credit outside of the Credit Agreement. This LOC was collateralized by First Mortgage Bonds. When TEP redeemed these bonds, it eliminated the supporting LOC and retired $103 million of First Mortgage Bonds collateralizing the LOC.

    TEP Credit Agreement

     As of June 30, 1998 and as of August 7, 1998, TEP had no borrowings outstanding under its $100 million Revolving Credit Facility.

     As described above in TEP Sale of Bonds, after TEP redeemed the 1981 Series A Apache County Pollution Control Revenue Bonds on May 15, 1998, the amount of its Letter of Credit Facility decreased to $341 million and the amount of its total facilities under the Credit Agreement, which includes the Revolving Credit Facility discussed above, decreased to $441 million.

     TEP is required by its Credit Agreement to maintain certain financial covenants including (a) a minimum Consolidated Tangible Net Worth equal to the sum of $133 million plus 40% of cumulative Consolidated Net Income since January 1, 1997, (b) a minimum Cash Coverage Ratio ranging from 1.30 in 1998 and gradually increasing to 1.55 in 2002, and (c) a maximum Leverage Ratio ranging from 7.00 in 1998 and gradually decreasing to 6.20 in 2002. For the quarter ended June 30, 1998, TEP was in compliance with each of these covenants.

    TEP First Mortgage Bonds

     In 1997 the ACC granted authority to TEP to refinance up to $184 million of its First Mortgage Bonds scheduled to mature between 1999 and 2003, as well as any redemption premiums, by issuing new debt and/or equity securities. As described below, TEP plans to complete these transactions by the end of the third quarter 1998. TEP's objective is to extend maturities and eliminate certain restrictive covenants contained in the existing First Mortgage Bonds.

     On May 15, 1998, TEP exchanged $46.9 million of its existing 12.22% First Mortgage Bonds due 2000 for an identical amount of new 12.22% Exchange Series First Mortgage Bonds due 2000. With the exception of the elimination of a covenant restricting the payment of dividends, the new bonds have substantially the same terms and conditions as the existing bonds.

     On August 4, 1998, TEP issued $140 million of First Collateral Trust Bonds, Series A, and will use the proceeds on September 3, 1998 to redeem all of its First Mortgage Bonds due in 1999, 2001, 2002, and 2003, as well as the $31.9 million of 12.22% First Mortgage Bonds due 2000 not tendered for exchange as described above. The bonds to be redeemed bear interest at rates ranging from 7.55% to 12.22%. When TEP redeems the bonds as described above, TEP will have eliminated covenants that currently prohibit it from paying common stock dividends so long as it has an accumulated earnings deficit (see Dividends on Common Stock). The First Collateral Trust Bonds, Series A bear interest at 7.50% and mature in 2008. The First Collateral Trust Bonds are not secured by a direct mortgage or other lien on property of TEP, but instead are collateralized by an equal aggregate principal amount of bonds issued under TEP's General First Mortgage and held by the trustee. If and when the bonds collateralizing the First Collateral Trust bonds constitute all bonds outstanding under TEP's General First Mortgage, the bonds issued under the General First Mortgage may be surrendered and substituted with an equal amount of bonds issued under the General Second Mortgage. If and when the bonds collateralizing the First Collateral Trust bonds constitute all bonds outstanding under the General Second Mortgage, the bonds may be surrendered and the First Collateral Trust Bonds, Series A will become unsecured obligations of TEP.

    UniSource Energy--Loans and Guarantees

     In December 1997, Millennium committed to provide NEV with $20 million of funding. At July 31, 1998, NEV had received the following under the $20 million commitment:

  -  Millennium provided $10 million in loans to NEV.
  -  Millennium provided $4 million for NEV preferred equity.
  - UniSource Energy issued guarantees in the aggregate amount of $5.5 million to secure the obligations of NEV to counterparties to energy purchase and sale agreements.

As a result of these loans and guarantees, the remaining commitment amount available was $0.5 million at July 31, 1998.

     UniSource Energy is the guarantor of $32.8 million of performance bonds that secure the amounts NEV California owes to the California utility distribution companies (UDCs) for services provided by the UDCs in connection with NEV California's sales in the California retail electric market. NEV California bills its customers for these UDC charges.

     In August 1998, UniSource Energy agreed to guarantee a $10 million loan that NEV obtained from an unrelated party. The debt underlying the guarantee is not due until 1999.


IMPACT OF YEAR 2000 ON COMPUTER SYSTEMS AND APPLICATIONS
- --------------------------------------------------------

      The Company continues to review, test and make modifications to its computer systems and applications in an effort to ensure that its generation, transmission and distribution facilities will provide uninterrupted service and that year 2000 transactions can be processed. The Company's year 2000 program commenced in 1996.

      We have completed an inventory and assessment for each of our critical enterprise information systems. The remediation of these systems began in 1996 and is expected to be completed by the end of 1998, including testing and implementation.

      We are reviewing the control and embedded systems of TEP's utility plant (including the units that TEP owns part of but does not operate), as well as whether major vendors are addressing the problem. We anticipate the inventory and assessment stages of the control and embedded systems program to be substantially completed in the third quarter of 1998. We expect remediation efforts to begin in the third quarter of 1998 and to be substantially completed by the end of the second quarter of 1999.
The Company intends to begin contingency planning to attempt to address the possibility that not all remediation efforts will succeed.

      The Company has also identified the major vendors from whom we purchase products or services. We are contacting those vendors to determine their plans to correct any problems they may face with year 2000 compliance and investigate any potential impact on TEP. TEP and other electric service providers in the WSCC are evaluating potential year 2000 risks resulting from interconnected electric and informational systems. Such interconnected systems are critical to the reliability and integrity of each interconnected electric service provider. It is possible that the failure of one such interconnected provider to achieve year 2000 compliance could disrupt the provision of electric services by others. TEP and other providers in the WSCC are working together in an effort to avoid such disruptions.

      From 1996 through June 30, 1998, year 2000 project costs of approximately $600,000 have been incurred, all of which were expensed. A budget of $1.35 million has been established for year 2000 project costs. All 2000 remediation costs will be expensed as incurred.

      At this time we believe that all identified modifications to systems which the Company operates will be made within the required time frames. Notwithstanding the Company's efforts, there can be no assurance that all year 2000 problems with systems the Company operates will be identified and remediated in a timely fashion. Although the Company believes that, as a result of its year 2000 program, any problems arising from the failure to achieve year 2000 compliance will be minor, it is possible that non-compliance could disrupt the generation, transmission or distribution of electric energy. We cannot assure the year 2000 compliance status of
systems or parties that the Company does not control.   We cannot assess
the effect on the Company of non-compliance by systems or parties that the Company does not control.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
- ------------------------------------------

      This Quarterly Report on Form 10-Q contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. UniSource Energy and TEP include the following cautionary statements to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or for, UniSource Energy or TEP in this Quarterly Report on Form 10-Q. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions. They include statements which are not statements of historical fact. Such forward-looking statements may be identified by the use of words such as "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects," and similar expressions. UniSource Energy and TEP may occasionally publish or make available forward-looking statements of this nature. These cautionary statements and any other cautionary statements which may accompany the forward-looking statements expressly qualify all such forward-looking statements, whether written or oral, and whether made by or for UniSource Energy or TEP. In addition, UniSource Energy and TEP disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date we make forward-looking statements.

      Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those we express in the forward-looking statements. We express in good faith the
expectations, beliefs and projections contained in this document.   We
believe we have a reasonable basis to make such statements based on our examination of historical operating trends, data contained in our records and other data available from third parties. However, we cannot assure that we will achieve our expectations, beliefs or projections. In addition to other factors and matters discussed in this document, we believe some of the important factors that could cause actual results to differ materially from those we discuss in the forward-looking statements include the following:

1. Effects of restructuring initiatives in the electric industry and other energy-related industries.

2. Changes in economic conditions, demographic patterns and weather conditions in TEP's retail service area.

3. Changes affecting TEP's cost of providing electrical service including changes in fuel costs, generating unit operating performance, interest rates, tax laws, environmental laws, and the general rate of inflation.

4. Changes in governmental policies and regulatory actions with respect to allowed rates of return, financings, rate structures, and methods of establishing rates.

5. Changes affecting the cost of competing energy alternatives, including changes in available generating technologies and changes in the cost of natural gas.

6. Changes in accounting principles or the application of such principles to UniSource Energy, TEP, or any subsidiary.




                        PART II - OTHER INFORMATION

ITEM 1. -- LEGAL PROCEEDINGS
- -----------------------------------------------------------------------------

TAX ASSESSMENTS

     See Note 2 of Notes to Condensed Consolidated Financial Statements, Tax Assessments.

ITEM 4. -- SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
- -----------------------------------------------------------------------------

     The Company conducted its Annual Meeting of Shareholders on May 8, 1998. At that meeting, the shareholders of the Company elected members of the Board of Directors.

     The total votes were as follows:

                                                     Against                                     Broker
(i)Election of Directors         For               or Withheld            Abstain              Non-Votes
- ------------------------         ---                ----------            -------              ---------

  Charles E. Bayless          29,532,611              470,128                 --                    --
  Larry W. Bickle             29,553,180              449,559                 --                    --
  Elizabeth T. Bilby          29,539,126              463,613                 --                    --
  Harold W. Burlingame        29,555,633              447,106                 --                    --
  Jose L. Canchola            29,524,772              477,967                 --                    --
  John L. Carter              29,579,686              423,053                 --                    --
  John A. Jeter               29,543,949              458,790                 --                    --
  R. B. O'Rielly              29,514,936              487,803                 --                    --
  Martha R. Seger             29,547,476              455,263                 --                    --
  H. Wilson Sundt             29,541,023              461,716                 --                    --

ITEM 5. - OTHER INFORMATION
- -----------------------------------------------------------------------------

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANTS

     UniSource Energy

     Daniel W. L. Fessler was elected to the Board of Directors effective May 8, 1998. Mr. Fessler, 56, was the President of the California Public Utilities Commission from 1991 to 1996, and is a partner in the law firm of LeBoeuf, Lamb, Greene & MacRae, L.L.P., in San Francisco, CA.

     James S. Pignatelli was elected Chairman, President and Chief Executive Officer of the Company effective July 6, 1998, replacing Charles
E. Bayless, who accepted the positions of Chairman, President and CEO of Illinova Corporation, in Decatur, IL. Mr. Pignatelli had been Senior Vice President and Chief Operating Officer of TEP since 1996. He was named UniSource Energy Senior Vice President and Chief Operating Officer upon formation of UniSource Energy as TEP's holding company. In 1998, he was named TEP Executive Vice President and was elected to TEP's Board of Directors.

     Ira R. Adler was named Executive Vice President and elected to the Company's Board of Directors effective July 6, 1998. Mr. Adler had been Senior Vice President and Chief Financial Officer of TEP since 1990. He was named UniSource Energy Senior Vice President and Chief Financial Officer upon formation of UniSource Energy as TEP's holding company. In 1998, he was named TEP Executive Vice President and was elected to TEP's Board of Directors.

     TEP

     James S. Pignatelli was elected Chairman, President and Chief Executive Officer of TEP effective July 6, 1998, replacing Charles E. Bayless.

     George W. Miraben was named Executive Vice President and elected to TEP's Board of Directors effective July 6, 1998. Mr. Miraben has been Senior Vice President of Policy and Human Resources since 1996.

     The Board of Directors of TEP consists of Mr. Pignatelli, Mr. Adler, Mr. Miraben, and the following members (who are also members of the UniSource Energy Board of Directors): Elizabeth T. Bilby, Harold W. Burlingame, John L. Carter, John A. Jeter, and Martha R. Seger.

SHAREHOLDER PROPOSAL DEADLINE FOR 1999 ANNUAL MEETING

     Rule 14a-4 of the Securities and Exchange Commission's proxy rules allows the Company to use discretionary voting authority to vote on a matter coming before an annual meeting of the shareholders which are not included in the Company's proxy statement, if the Company does not have notice of the matter at least 45 days before the date on which the Company first mailed its proxy materials for the prior year's annual meeting of the shareholders. In addition, discretionary voting authority may generally also be used if the Company receives timely notice of such matter (as described in the preceding sentence) and if, in the proxy statement, the Company describes the nature of such matter and how the Company intends to exercise its discretion to vote on such matter. Accordingly, for the 1999 Annual Meeting of the Company, any such notice must be submitted to the Secretary of the Company on or before February 13, 1999.

     This requirement is separate and apart from the Securities and Exchange Commission's requirements that a shareholder must meet in order to have a shareholder proposal included in the Company's proxy statement. Shareholder proposals intended to be presented at the 1999 Annual Meeting of the Company must be received by the Company no later than December 2, 1998 in order to be eligible for inclusion in the Company's proxy statement and the form of proxy relating to that meeting.

ADDITIONAL FINANCIAL DATA

The following table reflects the ratio of earnings to fixed charges for
TEP:

                                          12 Months Ended
                                          ---------------
                                    June 30,         December 31,
                                      1998               1997
                                      ----               ----
Ratio of Earnings to Fixed            1.32               1.39
Charges



ITEM 6. -- EXHIBITS AND REPORTS ON FORM 8-K
- -----------------------------------------------------------------------------

(a)  Exhibits.

     -- See Exhibit Index.

(b)   Reports on Form 8-K.

     -- Dated June 26, 1998, reporting on the ACC order regarding stranded cost recovery and certain changes in Executive Officers and Directors of the Registrants.

     -- Dated July 16, 1998, reporting on the Proposed Revisions of the
          Retail Electric Competition Rules before the ACC.

     -- Dated July 22, 1998 reporting on the Earnings for the Second
          Quarter 1998 of the Registrants.


                                 SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized. The signature for each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiary.


                                    UNISOURCE ENERGY CORPORATION
                                   -----------------------------
                                             (Registrant)


Date:  August 13, 1998                         Ira R. Adler
                                     -------------------------------
                                               Ira R. Adler
                                  Executive Vice President and Principal
                                             Financial Officer



                                      TUCSON ELECTRIC POWER COMPANY
                                      ------------------------------
                                             (Registrant)


Date:  August 13, 1998                         Ira R. Adler
                                      -------------------------------
                                               Ira R. Adler
                                   Executive Vice President and Principal
                                             Financial Officer




                               EXHIBIT INDEX

      4(a)- Thirty-third Supplemental Indenture, dated as of May 1,
            1998.
      4(b)- Thirty-fourth Supplemental Indenture dated as of August 1,
            1998.
      4(c)- Supplemental Indenture No. 3 creating a series of bonds designated Second Mortgage Bonds, Collateral Series, dated as of
            August 1,1998.
      4(d)- Indenture of Trust, dated as of August 1, 1998, between TEP and the Bank of Montreal Trust Company.
     11 -   Statement re computation of per share earnings - UniSource
            Energy.
     12 -   Computation of Ratio of Earnings to Fixed Charges - TEP.
     15(a)- Letter regarding unaudited interim financial information
            (PricewaterhouseCoopers LLP).
     15(b)- Letter regarding unaudited interim financial information
            (Deloitte &Touche LLP).
     27(a)- Financial Data Schedule - UniSource Energy.
     27(b)- Financial Data Schedule - TEP.



                                     PART II.

                       INFORMATION NOT REQUIRED IN PROSPECTUS


          ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.



               Article SEVENTH of the Restated Articles of Incorporation of the Company, as amended provides in pertinent part as follows:

               (B) No director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a Director; provided, however, that nothing herein shall be deemed to eliminate or limit any liability which may not be so eliminated or limited under the laws of the State of Arizona, as in effect at the effective date of this paragraph (B) of Article SEVENTH or as thereafter amended. No amendment, modification or repeal of this paragraph (B) shall eliminate or limit the protection afforded by this paragraph (B) to a director with respect to any act or omission occurring before the effective date thereof.

               (C) (1) The Corporation shall, to the maximum extent permitted by applicable law, as from time to time in effect, indemnify any person who is or was a party to or otherwise involved in (or threatened to be made a party to or otherwise involved in) any threatened, pending or completed action, suit or proceeding (hereinafter called an "Action"), whether civil, criminal, administrative or investigative (including without limitation any Action by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or any other entity or enterprise, against expenses, including attorneys' fees, and against judgments, fines and amounts paid in settlement incurred by him in connection with such Action or any appeal therein.

                   (2) The Corporation shall pay any expenses incurred by a director or officer of the Corporation in defending any such Action in advance of the final disposition thereof upon receipt of any undertaking by or on behalf of such person to repay such advances to the extent of the amount to which such person shall ultimately be determined not to be entitled.

                   (3) The Corporation, by resolution of the Board of Directors, may extend the benefits of this paragraph (C) Article SEVENTH to employees, agents and other representatives of the Corporation (each director, officer, employee, agent and other representative entitled to benefits under this paragraph (C) being hereinafter sometimes called an "Indemnified Person").

                   (4) All rights to indemnification and to the advancement of expenses granted under or pursuant to this paragraph (C) shall be deemed to arise out of a contract between the Corporation and each person who is an Indemnified Person at any time while this paragraph (C) is in effect and may be evidenced by a separate contract between the Corporation and each Indemnified Person; and such rights shall be effective in respect of all Actions commenced after the effective date of this paragraph (C), whether arising from acts or omissions occurring before or after such date. No amendment, modification or repeal of this Article shall affect any rights or obligations theretofore existing.

                   (5) The Corporation may purchase and maintain insurance on behalf of, or insure or cause to be insured, any person who is an Indemnified Person against any liability asserted against him and incurred by him in any capacity in respect of which he is an Indemnified Person, or arising out of his status in such capacity, whether or not the Corporation would have the power to indemnify him against such liability under this Article. As used in this Section, "insurance" includes retrospectively rated and self-insured programs, provided, however, that no such program shall provide coverage for directors and officers which is prohibited by applicable law.
          The Corporation's indemnity of any person who is an Indemnified Person shall be reduced by any amounts such person may collect with respect to such liability (a) under any policy of insurance purchased and maintained on his behalf by the Corporation or (b) from any other entity or enterprise served by such person.

                   (6) The rights to indemnification and to the advancement of expenses and all other benefits provided by, or granted pursuant to, this Article shall continue as to a person who has ceased to serve in the capacity in respect of which such person was an Indemnified Person and shall inure to the benefit of the heirs, executors and administrators of such person.

                   (7) The Board of Directors shall have the power and authority to make, alter, amend and repeal such procedural rules and regulations relating to indemnification and the advancement of expenses as it, in its discretion, may deem necessary or expedient in order to carry out the purposes of this Article, such rules and regulations, if any, to be set forth in the Bylaws of the Corporation or in a resolution of the Board of Directors.

          ITEM 21. EXHIBITS.

                Reference is made to the Exhibit Index on page II-6 hereof.

          ITEM 22. UNDERTAKINGS.

                The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i)  To include any prospectus required by
                Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                    (ii) To reflect in the prospectus any facts or events
                arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                   (iii) To include any material information with
                respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                               POWER OF ATTORNEY

               EACH DIRECTOR AND/OR OFFICER OF REGISTRANT WHOSE
          SIGNATURE APPEARS BELOW HEREBY APPOINTS IRA R. ADLER, DENNIS R. NELSON, KAREN G. KISSINGER AND J. ANTHONY TERRELL, AND EACH OF THEM SEVERALLY, AS HIS ATTORNEY-IN-FACT TO SIGN IN HIS NAME AND BEHALF, IN ANY AND ALL CAPACITIES STATED BELOW, AND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, ANY AND ALL AMENDMENTS, INCLUDING POST-EFFECTIVE AMENDMENTS, TO THIS REGISTRATION STATEMENT AND THE REGISTRANT HEREBY ALSO APPOINTS EACH SUCH AGENT FOR SERVICE AS ITS ATTORNEY-IN-FACT WITH THE AUTHORITY TO SIGN AND FILE ANY SUCH AMENDMENTS IN ITS NAME AND BEHALF.


                                  SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson, State of Arizona on September 30, 1998.

                                 TUCSON ELECTRIC POWER COMPANY


                                 By: /s/ Ira R. Adler
                                    -----------------------------
                                    IRA R. ADLER
                                    Executive Vice President
                                    Principal Financial Officer

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          Date: September 30, 1998  /s/ James S. Pignatelli
                                   James S. Pignatelli
                                   Chairman of the Board, President
                                   and Principal Executive Officer


          Date: September 30, 1998  /s/ Ira R. Adler
                                   Ira R. Adler
                                   Executive Vice President, Principal
                                   Financial Officer and Director


          Date:_________, 1998
                                   --------------------
                                   Elizabeth T. Bilby
                                   Director


          Date: September 24, 1998 /s/ Harold W. Burlingame
                                   Harold W. Burlingame
                                   Director


          Date:September 30, 1998   /s/ John L. Carter
                                   John L. Carter
                                   Director


          Date: September 28, 1998  /s/ Daniel W.L. Fessler
                                   Daniel W.L. Fessler
                                   Director

          Date:_________, 1998     -----------------
                                   John A. Jeter
                                   Director


          Date:_________, 1998
                                   -----------------
                                   George W. Miraben
                                   Director


          Date: September 24, 1998  /s/ Martha R. Seger
                                   Martha R. Seger
                                   Director

                          EXHIBIT INDEX


               The Exhibits designated by an asterisk are filed herewith. Exhibits not so designated have been provided to the Commission, and are incorporated herein by reference.


      Exhibit No.     Description of Exhibit
      ----------      ----------------------

      *1              -  Purchase Agreement, dated July 30, 1998,
                         by and among Tucson Electric Power
                         Company and Morgan Stanley & Co.
                         Incorporated, as representative for
                         itself, TD Securities (USA) Inc.,
                         Prudential Securities Incorporated,
                         Salomon Brothers Inc and BNY Capital
                         Markets, Inc.

     3(a)           -    Restated Articles of Incorporation filed
                         with the ACC on August 11, 1994, as
                         amended by Amendment to Article Fourth
                         of the Company's Restated Articles of
                         Incorporation, filed with the ACC on May
                         17, 1996.  (Form 10-K for year ended
                         December 31, 1996, File No. 1-5924 -
                         Exhibit 3(a).)

     3(b)           -    Bylaws as amended May 20, 1994.  (Form
                         10-Q for the Quarter ended June 30,
                         1994, File No. 1-5924 -Exhibit 3.)

     4(a)(1)        -    Indenture dated as of April 1, 1941, to
                         The Chase-National Bank of the City of
                         New York, as Trustee. (Form S-7, File
                         No. 2-59906-Exhibit 2(b)(1).)

     4(a)(2)        -    First Supplemental Indenture, dated as
                         of October 1, 1946. (Form S-7, File No.
                         2-59906-Exhibit 2(b)(2).)

     4(a)(3)        -    Second Supplemental Indenture dated as
                         of October 1, 1947. (Form S-7, File No.
                         2-59906-Exhibit 2(b)(3).)

     4(a)(4)        -    Third Supplemental Indenture, dated as
                         of April 1, 1949. (Form S-7, File No. 2-
                         59906-Exhibit 2(b)(4).)

     4(a)(5)        -    Fourth Supplemental Indenture, dated as
                         of December 1, 1952. (Form S-7, File No.
                         2-59906-Exhibit 2(b)(5).)

     4(a)(6)        -    Fifth Supplemental Indenture, dated as
                         of January 1, 1955. (Form S-7, File No.
                         2-59906-Exhibit 2(b)(6).)

     4(a)(7)        -    Sixth Supplemental Indenture, dated as
                         of January 1, 1958. (Form S-7, File No.
                         2-59906-Exhibit 2(b)(7).)

     4(a)(8)        -    Seventh Supplemental Indenture, dated as
                         of November 1, 1959. (Form S-7, File No.
                         259906-Exhibit 2(b)(8).)

     4(a)(9)        -    Eighth Supplemental Indenture, dated as
                         of November 1, 1961. (Form S-7, File No.
                         2-59906-Exhibit 2(b)(9).)

     4(a)(10)       -    Ninth Supplemental Indenture, dated as
                         of February 20, 1964. (Form S-7, File
                         No. 2-59906-Exhibit 2(b)(10).)

     4(a)(11)       -    Tenth Supplemental Indenture, dated as
                         of February 1. 1965. (Form S-7, File No.
                         2-59906-Exhibit 2(b)(11).)

     4(a)(12)       -    Eleventh Supplemental Indenture, dated
                         as of February 1, 1966. (Form S-7, File
                         No. 2-59906-Exhibit 2(b)(12).)

     4(a)(13)       -    Twelfth Supplemental Indenture, dated as
                         of November 1, 1969. (Form S-7, File No.
                         2-59906-Exhibit 2(b)(1 3).)

     4(a)(14)       -    Thirteenth Supplemental Indenture, dated
                         as of January 20, 1970. (Form S-7, File
                         No. 259906-Exhibit 2(b)(14).)

     4(a)(15)       -    Fourteenth Supplemental Indenture, dated
                         as of September 1, 1971. (Form S-7, File
                         No. 259906-Exhibit 2(b)(15).)

     4(a)(16)       -    Fifteenth Supplemental Indenture, dated
                         as of March 1, 1972. (Form S-7, File No.
                         2-59906-Exhibit 2(b)(16).)

     4(a)(17)       -    Sixteenth Supplemental Indenture, dated
                         as of May 1, 1973. (Form S-7, File No.
                         2-59906-Exhibit 2(b)(17).)

     4(a)(18)       -    Seventeenth Supplemental Indenture,
                         dated as of November 1, 1975. (Form S-7,
                         File No. 259906--Exhibit 2(b)(18).)

     4(a)(19)       -    Eighteenth Supplemental Indenture, dated
                         as of November 1, 1975. (Form S-7, File
                         No. 259906--Exhibit 2(b)(19).)

     4(a)(20)       -    Nineteenth Supplemental Indenture, dated
                         as of July 1, 1976. (Form S-7, File No.
                         2-59906-Exhibit 2(b)(20).)

     4(a)(21)       -    Twentieth Supplemental Indenture, dated
                         as of October 1, 1977. (Form S-7, File
                         No. 2-59906-Exhibit 2(b)(21).)

     4(a)(22)       -    Twenty-first Supplemental Indenture,
                         dated as of November 1, 1977. (Form 10-K for year ended December 31, 1980, File
                         No. 1-5924-Exhibit 4(v).)

     4(a)(23)       -    Twenty-second Supplemental Indenture,
                         dated as of January 1, 1978. (Form 10-K
                         for year ended December 31, 1980, File
                         No. 1-5924-Exhibit 4(w).)

     4(a)(24)       -    Twenty-third Supplemental Indenture,
                         dated as of July.1, 1980. (Form 10-K for year ended December 31, 1980, File No.
                         1-5924-Exhibit 4(x).)

     4(a)(25)       -    Twenty-fourth Supplemental Indenture,
                         dated as of October 1, 1980. (Form 10-K
                         for year ended December 31, 1980, File
                         No. 1-5924-Exhibit 4(y).)

     4(a)(26)       -    Twenty-fifth Supplemental Indenture,
                         dated as of April 1. 1981. (Form 10-Q
                         for quarter ended March 31, 1981, File
                         No. 1-5924-Exhibit 4(a).)

     4(a)(27)       -    Twenty-sixth Supplemental Indenture,
                         dated as of April 1, 1981. (Form 10-Q
                         for quarter ended March 31, 1981, File
                         No. 1-5924-Exhibit 4(b).)

     4(a)(28)       -    Twenty-seventh Supplemental Indenture,
                         dated as of October 1, 1981. (Form 10-Q
                         for quarter ended September 30, 1982,
                         File No. 1-5924-Exhibit 4(c).)

     4(a)(29)       -    Twenty-eighth Supplemental Indenture,
                         dated as of June 1, 1990. (Form 10-Q for quarter ended June 30, 1990, File No. 1-
                         5924-Exhibit 4(a)(1).)

     4(a)(30)       -    Twenty-ninth Supplemental Indenture,
                         dated as of December 1, 1992. (Form S-1,
                         Registration No. 33-55732-Exhibit
                         4(a)(30).)

     4(a)(31)       -    Thirtieth Supplemental Indenture, dated
                         as of December 1, 1992. (Form S-1,
                         Registration No. 33-55732-Exhibit
                         4(a)(31).)

     4(a)(32)       -    Thirty-first Supplemental Indenture,
                         dated as of May 1, 1996. (Form 10-K for
                         the year ended December 31, 1996, File
                         No. 1-5924-Exhibit 4(a)(32).)

     4(a)(33)       -    Thirty-second Supplemental Indenture,
                         dated as of May 1, 1996. (Form 10-K for
                         the year ended December 31, 1996, File
                         No. 1-5924-Exhibit 4(a)(33).)

     4(a)(34)       -    Thirty-third Supplemental Indenture,
                         dated as of May 1, 1998. (Form 10-Q for
                         quarter ended June 30, 1998, File No. 1-
                         5924-Exhibit 4(a).)

     4(a)(35)       -    Thirty-fourth Supplemental Indenture,
                         dated as of August 1, 1998.  (Form 10-Q
                         for quarter ended June 30, 1998, File
                         No. 1-5924-Exhibit 4(b).)

     4(b)(1)        -    Indenture of Mortgage and Deed of Trust
                         dated as of December 1, 1992, to Bank of Montreal Trust Company, Trustee. (Form
                         S-1, Registration No. 33-55732-Exhibit
                         4(r)(1).)

     4(b)(2)        -    Supplemental Indenture No. 1,
                         dated as of December 1, 1992. (Form S-1,
                         Registration No. 33-55732-Exhibit
                         4(r)(2).)

     4(b)(3)        -    Supplemental Indenture No. 2,
                         dated as of December 1, 1997.  (Form 10-
                         K for the year ended December 31, 1997,
                         File No. 1-5924-Exhibit 4(m)(3).)

     4(b)(4)        -    Supplemental Indenture No. 3,
                         dated as of August 1, 1998.  (Form 10-Q
                         for quarter ended June 30, 1998, File
                         No. 1-5924-Exhibit 4(c).)

     4(c)(1)        -    Indenture of Trust, dated as of August
                         1, 1998, between TEP and Bank of
                         Montreal Trust Company.  (Form 10-Q for
                         quarter ended June 30, 1998, File No. 1-
                         5924-Exhibit 4(d).)

     *4(c)(2)       -    Officer's Certificate establishing
                         the New Bonds and the form and terms thereof.

     *4(d)          -    Registration Rights Agreement between
                         Tucson Electric Power Company and Morgan
                         Stanley & Co. Incorporated.

     *4(e)          -    Form of Letter of Transmittal.

     *5(a)          -    Opinion of Dennis R. Nelson, Esq.

     *5(b)          -    Opinion of Thelen Reid & Priest LLP.

     *15(a)         -    Letter of Deloitte & Touche LLP
                         regarding unaudited interim financial
                         information

     *15(b)         _    Letter of PricewaterhouseCoopers
                         regarding unaudited interim financial
                         information

     *23(a)         -    The Consents of Dennis R. Nelson and
                         Thelen Reid & Priest LLP are contained
                         in their opinions as Exhibit 5(a) and
                         5(b), respectively.

     *23(b)         -    The Consent of Deloitte & Touche LLP.

     *23(c)         -    The Consent of Snell & Wilmer L.L.P.

     *23(d)         -    The Consent of Rodey, Dickason, Sloan,
                         Akin & Robb, P.A.

     *24            -    Power of Attorney is contained herein at
                         page II-4.

     *25            -    Statement of Eligibility of Trustee of
                         Bank of Montreal Trust Company dated as
                         of September 21, 1998.